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--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a Party other than Registrant [_]

Check the Appropriate box:

[_] Preliminary Proxy               [_] Confidential, for Use of the
     Statement                          Commission Only
                                        (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to
    (S) 240.14a-11(c) or (S) 240.14a-12

                               ----------------

                       UNITED VIDEO SATELLITE GROUP, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transactions apply: Class A common stock, par value $.01 per share and Class B common stock, par value $.01 per share.

    2) Aggregate number of securities to which transactions apply:
       22,503,412 shares of Class A common stock and 50,246,588 shares of Class B common stock.

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The average of the bid and asked price for the Class A common stock on October 2, 1998 was $14.50 per share. There is no trading market for the Class B common stock. As of August 31, 1998, the latest practicable date of determination, the book value of the Class B common stock was $2.45 per share. The aggregate market value of the Class A common stock to be transferred in the transactions is $326,299,474.00 and the aggregate net book value of the Class B common stock to be transferred in the transactions is $123,104,141.00 and the aggregate value of the cash portion of the transactions is $800,000,000.00

    4) Proposed maximum aggregate value of transactions: $1,249,403,615.00

    5) Total fee paid: $249,881.00

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      UNITED VIDEO SATELLITE GROUP, INC.
                            7140 SOUTH LEWIS AVENUE
                          TULSA, OKLAHOMA 74136-5422

                                                          January 20, 1999

Dear Stockholder:

  On behalf of the Board of Directors and management of United Video Satellite Group, Inc., I cordially invite you to attend a special meeting of stockholders to be held at the Southern Hills Marriott Hotel, 1902 East 71st Street South, Tulsa, Oklahoma, on February 19, 1999, at 10:00 a.m. local time. At the special meeting, you will be asked to consider and vote on:

    (1) UVSG's acquisition from Liberty Media Corporation of three corporations which own:

      (a) approximately 40% of Superstar/Netlink Group LLC, a venture UVSG operates that markets satellite entertainment programming to C-band satellite dish owners,

      (b) a business that provides satellite-transmitted programming services known as the "Denver 6,"

      (c) the right to receive payments from UVSG based upon certain net revenues of UVSG's UVTV/WGN business, and

      (d) a business that sells programming packages to satellite master antenna television systems.

    (2) UVSG's acquisition from The News Corporation Limited of two corporations that publish TV Guide magazine and other print and electronic television programming guides and distribute through the Internet an entertainment service known as TV Guide Entertainment Network.

    (3) Changing UVSG's name to TV Guide, Inc.

  Liberty is a subsidiary of Tele-Communications, Inc. and an affiliate of UVSG. TCI currently owns Class A and Class B common stock representing approximately 94% of the voting power of all of UVSG's outstanding common stock. News Corp. is not currently an affiliate of UVSG, but after the acquisitions will own 32% of the Class A common stock and 50% of the Class B common stock. Upon completion of the acquisitions, TCI will own 41% of the Class A common stock and 50% of the Class B common stock. Thereafter, TCI or News Corp. will purchase additional shares of Class A common stock so each will own an equal number of shares of Class A common stock. As a result, TCI and News Corp. will each own shares representing approximately 49% of the voting power of the common stock and will jointly control UVSG.

  The Board of Directors recommends that you vote FOR each proposal. Detailed descriptions of the acquisitions and businesses, and discussions of the factors considered by the Board of Directors in evaluating the acquisitions and other important information are set forth in the accompanying Proxy Statement. I urge you to consider it carefully. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy as soon as possible in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you attend the special meeting.

                                          Sincerely,
                                          /s/ Gary S. Howard

                                          Gary S. Howard
                                          Chairman and Chief Executive Officer

                      UNITED VIDEO SATELLITE GROUP, INC.
                            7140 South Lewis Avenue
                          Tulsa, Oklahoma 74136-5422

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       to be held February 19, 1999
                                      AND
                                PROXY STATEMENT

                               ----------------

TO THE STOCKHOLDERS OF UNITED VIDEO SATELLITE GROUP, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of United Video Satellite Group, Inc., will be held on February 19, 1999, at 10:00 a.m., local time, at the Southern Hills Marriott Hotel, 1902 East 71st Street South, Tulsa, Oklahoma. At the special meeting, you will be asked to consider and vote upon the following:

    1. The Netlink Acquisition Proposal: A proposal to approve, in accordance with the rules of The Nasdaq Stock Market, the issuance of 12,750,000 shares of Class B common stock, which will be the consideration for the acquisition from Liberty Media Corporation of all outstanding shares of LMC Netlink Corporation, Westlink, Inc. and Telluride Cablevision, Inc., which own:

      (a) approximately 40% of Superstar/Netlink Group LLC, which is operated and also approximately 40% owned by UVSG,

      (b) a business that provides satellite-transmitted programming services known as the "Denver 6,"

      (c) the right to receive payments from the Company based upon certain net revenues of the Company's UVTV/WGN business, and

      (d) a business that sells programming packages to satellite master antenna television systems.

    2. The TV Guide Acquisition Proposal: A proposal to approve, in accordance with the rules of The Nasdaq Stock Market,

      (a) the issuance of 22,503,412 shares of Class A common stock and the issuance of 37,496,588 shares of Class B common stock, in each case subject to certain adjustments, which, together with $800 million in cash will be the consideration for the Company's acquisition from The News Corporation Limited of all outstanding shares of News America Publications Inc. and TVSM, Inc., which publish TV Guide magazine and other print and electronic television programming guides and distribute, through the Internet, an entertainment service known as TV Guide Entertainment Network, that includes an electronic television programming guide, and

      (b) the issuance and sale to TCI or News Corp. of such additional shares of Class A common stock as may be required to equalize their holdings of Class A common stock.

    3. The Name Change Proposal: A proposal to approve an amendment to the Company's Restated Certificate of Incorporation to change the Company's name to TV Guide, Inc.

    4. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Liberty is a subsidiary of Tele-Communications, Inc. and an affiliate of UVSG. TCI currently owns 74% of UVSG's common stock representing approximately 94% of the voting power of all outstanding common stock. News Corp. is not currently an affiliate of UVSG, but after the acquisitions will own 32% of the Class A common stock and 50% of the Class B common stock. TCI has indicated that all shares of common stock beneficially owned by it will be voted in favor of the Netlink acquisition proposal, the TV Guide acquisition proposal and the name change proposal. Thus, the proposals will be approved at the special meeting, whether or not any other stockholder votes for them. Upon completion of the acquisitions, TCI will own 41% of the Class A common stock and 50% of the Class B common stock. Thereafter, TCI or News Corp. will purchase additional shares of Class A common stock so each will own an equal number of shares of Class A common stock. As a result, TCI and News Corp. will each own shares representing approximately 49% of the voting power of the common stock and will jointly control UVSG.

  The Company's Board of Directors has approved and recommends that you vote for approval of the Netlink acquisition proposal, the TV Guide acquisition proposal and the name change proposal.

  This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of UVSG for use at the special meeting. This Proxy Statement is being mailed to stockholders on or about January 21, 1999. The Board has fixed the close of business on January 7, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Approval of each proposal requires the affirmative vote of a majority of the votes cast (in person or by proxy) on such proposal at the special meeting with holders of shares of Class A common stock and Class B common stock voting together as a single class. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope promptly. If you attend the special meeting and wish to vote your shares personally, you may do so even if you have previously returned a proxy. See "The Special Meeting-- Proxies."

  A list of stockholders entitled to notice of and to vote at the special meeting will be open to the examination of any stockholder, for any purpose appropriate to the meeting, during ordinary business hours, for a period of ten days prior to the special meeting, at our offices located at 7140 South Lewis Avenue, Tulsa, Oklahoma 74136-5422 (telephone (918) 488-4000).

                                          By Order of the Board of Directors
                                          /s/ Peter C. Boylan
                                          Peter C. Boylan III
                                          President and Chief Operating
                                           Officer

Tulsa, Oklahoma

                               ----------------

           The date of this Proxy Statement is January 20, 1999.

                             CAUTIONARY STATEMENT

  Certain statements in this Proxy Statement, including statements contained in the Summary, and under the captions "Proposal 1--The Netlink Acquisition Proposal", "Proposal 2--The TV Guide Acquisition Proposal" and "Proposal 3-- Change of the Company's Name" and elsewhere in this Proxy Statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), that involve known and unknown risks, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," "may" and words of similar import or statements of management's opinion. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements of the Company, both before and after the completion of the Acquisitions, to differ materially from any future results, performance or achievements expressed or implied by such forward looking statements. Important factors that could cause such differences include, but are not limited to, changes in the regulation of the cable television and/or satellite industries adverse to the Company's services, loss of the cable and/or satellite compulsory licenses provided by federal law, the willingness of cable television systems to acquire and install new equipment that will allow the Company effectively to market its interactive technology, increased price and service competition within the industry, the Company's ability to keep pace with technological developments and the Company's dependence upon intellectual property rights, including the Company's ability to defend itself against claims by others asserting infringement of their intellectual property, a reduction in demand for advertising, competition from other media companies for audience and advertising revenues, changes in paper prices or postal rates, and material adverse changes in general economic conditions.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
CAUTIONARY STATEMENT...................................................... iii
GLOSSARY..................................................................  vi
SUMMARY...................................................................   1
  The Company.............................................................   1
  Proposal 1--Netlink Acquisition Proposal................................   1
    The Netlink Businesses................................................   1
    Opinion of PaineWebber................................................   2
    Reasons for the Netlink Acquisition...................................   2
    Other Considerations..................................................   3
  Proposal 2--TV Guide Acquisition Proposal...............................   3
    The TV Guide Businesses...............................................   4
    Change in the Company's Board.........................................   4
    Opinion of Merrill Lynch..............................................   4
    Reasons for the TV Guide Acquisition..................................   4
    Other Considerations..................................................   5
  Proposal 3--Name Change Proposal........................................   5
  Certain Matters to be Considered by Stockholders........................   6
  Current Ownership of UVSG, the Netlink Corporations and the TV Guide
   Businesses.............................................................   6
  Ownership of UVSG, the Netlink Corporations and the TV Guide Businesses
   After the Acquisitions.................................................   8
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA..........................  10
  United Video Satellite Group, Inc. Selected Historical Financial Data...  10
  Netlink USA Wholesale Division Selected Historical Financial Data.......  12
  News America Publications Inc. Selected Historical Financial Data.......  13
  United Video Satellite Group, Inc. Unaudited Selected Pro Forma
   Financial Data.........................................................  14
THE SPECIAL MEETING.......................................................  15
  Date, Time, Place and Purpose...........................................  15
  Record Date; Voting at the Special Meeting..............................  15
  Proxies.................................................................  15
PROPOSAL 1--THE NETLINK ACQUISITION PROPOSAL..............................  17
  Description of the Netlink Acquisition..................................  17
  The Netlink Businesses..................................................  17
    SNG Interest..........................................................  17
    Denver 6 Service......................................................  18
    WGN Interests.........................................................  19
    SMATV Service.........................................................  20
  Regulation Affecting the Netlink Businesses.............................  21
  National Association of Broadcasters Matters............................  23
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  23
    Results of Operations.................................................  23
    Liquidity and Capital Resources.......................................  25
  History and Background of the Netlink Acquisition.......................  26
  Reasons for the Netlink Acquisition; Recommendation of the Board........  28
  Opinion of PaineWebber..................................................  29
  Regulatory Approvals....................................................  34
  Tax and Accounting Treatment............................................  34
  Vote Required...........................................................  35
  Other Material Arrangements Between the Company and TCI.................  35

                                                                            Page
                                                                            ----
DESCRIPTION OF THE NETLINK ACQUISITION AGREEMENT AND RELATED AGREEMENTS...   36
  The Netlink Acquisition Agreement.......................................   36
  Other Agreements........................................................   39
PROPOSAL 2--THE TV GUIDE ACQUISITION PROPOSAL.............................   40
  Description of the TV Guide Acquisition.................................   40
  The TV Guide Businesses.................................................   40
    TV Guide..............................................................   40
    TVSM, Inc. ...........................................................   41
    TVGEN Business........................................................   41
    Transfer of Certain Businesses to Holdings............................   41
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................   41
    Use of Earnings Before Interest, Taxes, Depreciation and
     Amortization.........................................................   42
    Results of Operations.................................................   42
    Liquidity and Capital Resources.......................................   43
    Inflation and Volatility of Paper Prices and Postal Rates.............   44
    Year 2000.............................................................   44
  History and Background of the TV Guide Acquisition......................   45
  Reasons for the TV Guide Acquisition; Recommendation of the Board.......   46
  Opinion of Merrill Lynch................................................   47
  Credit Facility.........................................................   51
  Regulatory Approvals....................................................   52
  Tax and Accounting Treatment............................................   53
  Vote Required...........................................................   53
DESCRIPTION OF THE TV GUIDE ACQUISITION AGREEMENT AND RELATED AGREEMENTS..   53
  The TV Guide Acquisition Agreement......................................   53
  Change in the Company's Board...........................................   56
  Other Agreements........................................................   57
PROPOSAL 3--CHANGE OF THE COMPANY'S NAME..................................   59
CERTAIN MATTERS TO BE CONSIDERED BY STOCKHOLDERS..........................   59
  Relationships of UVSG with Liberty and its Affiliates...................   59
  Stockholder Agreement with TCI..........................................   59
  Dilution................................................................   60
FEDERAL INCOME TAX CONSEQUENCES...........................................   60
  General.................................................................   60
  The Netlink Acquisition.................................................   60
  The TV Guide Acquisition................................................   60
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS...............................   61
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............   61
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   76
INDEPENDENT ACCOUNTANTS...................................................   77
STOCKHOLDER PROPOSALS.....................................................   77
OTHER BUSINESS............................................................   77
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   77
INDEX TO FINANCIAL STATEMENTS.............................................  F-1

                                   GLOSSARY

  This Glossary contains definitions of certain capitalized terms used in this Proxy Statement. Certain capitalized terms that are used only within one subsection of this Proxy Statement are defined where they are used and are not included in this Glossary.

  "Acquisitions" means, collectively, the Netlink Acquisition and the TV Guide Acquisition.

  "C-Band Business" means the business of marketing satellite entertainment programming to C-band DTH satellite dish owners in North America.

  "Canadian Operations" means the business of uplinking the WGN broadcast signal and selling it to cable television stations in Canada.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Copyright Act" means the Copyright Act of 1976, as amended.

  "DBS" refers to direct broadcast satellite services.

  "Denver 6" means, collectively, the following Denver-based television channels: national broadcast network affiliates KCNC (CBS), KDVR (Fox), KMGH
(ABC) and KUSA (NBC); independent superstation and WB Network affiliate KWGN; and Denver-based public broadcasting channel KRMA.

  "Denver 6 Service" means the satellite-transmitted programming service consisting of one or more of the Denver 6 channels.

  "DTH" refers to direct-to-home satellite television programming transmission.

  "EBITDA" means operating income before depreciation and amortization.

  "Equalization Shares" means such additional shares of Class A common stock as required to equalize TCI and News Corp.'s beneficial ownership of Class A common stock.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "GAAP" means generally accepted accounting principles.

  "GE Americom" means GE American Communications, Inc.

  "GE Americom Agreement" means the satellite transponder service agreement between NDTC and GE Americom covering several transponders on the applicable GE Americom satellite in addition to those used by Netlink USA.

  "Holdings" means TVG Holdings, Inc., a Delaware corporation and an indirect subsidiary of News Corp.

  "Liberty" means Liberty Media Corporation, a Delaware corporation and a wholly owned subsidiary of TCI.

  "LMC Netlink" means LMC Netlink Corporation, a Colorado corporation and a wholly owned subsidiary of Liberty.

  "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  "Merrill Lynch Opinion" means the written opinion of Merrill Lynch dated June 8, 1998 that was delivered to the Board, a copy of which is attached to this Proxy Statement as Appendix IV.

  "NAB" means the National Association of Broadcasters.

  "NAB Agreement" means the settlement and compliance agreement entered into by Netlink USA, Telluride, the NAB, certain network-affiliated television stations, and their respective affiliate associations.

  "NAI" means News America Incorporated, a Delaware corporation and a subsidiary of News Corp.

  "NAI Contributed Entities" means, collectively, TVSM and Publications.

  "Name Change Proposal" means the proposal to change the name of the Company to "TV Guide, Inc."

  "Nasdaq Stock Market Rules" means the rules of The Nasdaq Stock Market applicable to companies whose securities are traded on the National Market tier.

  "NDTC" means National Digital Television Center, Inc., a subsidiary of TCI.

  "Netlink Acquisition" means the proposed acquisition from Liberty of all of the outstanding shares of capital stock of the Netlink Corporations pursuant to the Netlink Acquisition Agreement.

  "Netlink Acquisition Agreement" means the Amended and Restated Stock Purchase Agreement between the Company and Liberty, executed on November 30, 1998 and effective as of May 18, 1998, a copy of which is attached to this Proxy Statement as Appendix I.

  "Netlink Acquisition Proposal" means the proposal to approve, in accordance with the Nasdaq Stock Market Rules, the issuance of the Netlink Equity in connection with the Netlink Acquisition.

  "Netlink Businesses" means, collectively, the SNG Interest, the Denver 6 Service, the WGN Interests and the SMATV Service.

  "Netlink Closing" means the consummation of the Netlink Acquisition.

  "Netlink Corporations" means, collectively, Telluride, LMC Netlink and
Westlink.

  "Netlink Equity" means 12,750,000 shares of the Company's Class B common stock proposed to be issued in connection with the Netlink Acquisition.

  "Netlink Special Committee" means the Special Committee appointed by the Board to review the Netlink Acquisition.

  "Netlink USA" means Netlink USA, a Colorado general partnership.

  "Netlink USA Wholesale Division" means, collectively, the Denver 6 Service, the WGN Interests and the SMATV Service.

  "News Corp." means The News Corporation Limited, a South Australia, Australia corporation.

  "PaineWebber" means PaineWebber Incorporated.

  "PaineWebber Opinion" means the written opinion of PaineWebber dated May 14, 1998 that was rendered to the Netlink Special Committee, a copy of which is attached to this Proxy Statement as Appendix III.

  "Parent Agreement" means the letter agreement effective as of June 10, 1998 among News Corp., TCI and the Company.

  "Primestar" means PRIMESTAR, Inc.

  "Primestar Transaction" means the transaction with Primestar with respect to which the Company announced an agreement in principle in April 1998 and which was subsequently abandoned.

  "Publications" means News America Publications Inc., a Delaware corporation and a wholly owned subsidiary of Holdings.

  "Revenue-Sharing Agreement" means the Revenue-Sharing Agreement dated September 1, 1991 between the Company and Netlink USA.

  "SHVA" means the Satellite Home Viewer Act of 1994, as amended.

  "SMATV" refers to satellite master antennae television systems (private cable television systems that serve hotels and multi-unit dwellings such as condominiums, apartment complexes and private residential communities).

  "SMATV Service" means the business of selling programming packages to SMATV systems located within, or in counties contiguous to, the service areas of cable systems owned, directly or indirectly, by TCI.

  "SNG" means Superstar/Netlink Group LLC, a joint venture owned approximately 40% by each of Superstar and Netlink USA and approximately 20% by Turner Vision.

  "SNG Interest" means the approximately 40% interest in SNG owned by Netlink
USA.

  "SSDS" means SSDS, Inc., a subsidiary of the Company.

  "SSI" means Satellite Services, Inc., a Delaware corporation and a subsidiary of TCI.

  "Subscription Unit" refers to a single household's subscription to one of the Denver 6 channels. For example, each household may subscribe to as many as six Denver 6 channels, which would constitute six Subscription Units.

  "Superstar" means the Company's Superstar Satellite Entertainment division.

  "TCI" means Tele-Communications, Inc., a Delaware corporation. As used in this Proxy Statement, the term "TCI" includes its consolidated subsidiaries unless the context indicates otherwise.

  "TCI Sub" means TCI UVSG, Inc., a subsidiary of TCI through which TCI beneficially owns its interest in the Company.

  "Telluride" means Telluride Cablevision, Inc., a Delaware corporation and a wholly owned subsidiary of Liberty.

  "Turner Vision" means Turner Vision, Inc.

  "TVGEN" means TV Guide Entertainment Network.

  "TV Guide" means TV Guide magazine.

  "TV Guide Acquisition" means the Company's proposed acquisition from Holdings of all of the outstanding shares of capital stock of the NAI Contributed Entities.

  "TV Guide Acquisition Agreement" means the Share Exchange Agreement among the Company, Holdings and NAI, dated as of June 10, 1998, a copy of which is attached to this Proxy Statement as Appendix II.

  "TV Guide Acquisition Proposal" means the proposal to approve, in accordance with Nasdaq Stock Market Rules, (i) the issuance of the TV Guide Equity in connection with the TV Guide Acquisition and (ii) the issuance of the Equalization Shares, if any.

  "TV Guide Businesses" means, collectively, publishing TV Guide and other print and electronic television programming guides and distributing, through the Internet, an entertainment service known as TV Guide Entertainment Network that includes an electronic television programming guide.

  "TV Guide Cash Consideration" means $800 million in cash proposed to be paid in conjunction with the issuance of the TV Guide Equity in connection with the TV Guide Acquisition.

  "TV Guide Closing" means the consummation of the TV Guide Acquisition.

  "TV Guide Consideration" means, collectively, the TV Guide Equity and the TV Guide Cash Consideration.

  "TV Guide Equity" means, collectively, 22,503,412 shares of the Company's Class A common stock and 37,496,588 shares of Class B common stock, in each case subject to certain adjustments, proposed to be issued in connection with the TV Guide Acquisition.

  "TV Guide Letter Agreement" means the binding letter agreement entered into on June 10, 1998 that includes the significant terms of the business combination agreed to by the representatives of the Company, TCI and News Corp. with respect to the TV Guide Acquisition.

  "TV Guide Stockholders Agreement" means the stockholders agreement to be entered into at the TV Guide Closing among the Company, TCI, TCI Sub, News Corp., and Holdings.

  "TVSM" means TVSM, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings.

  "UVTV" means the Company's UVTV division, through which the Company markets and distributes, among other video and audio programming, WGN, the largest independent satellite-delivered television "superstation," to cable television systems and other multi-channel video programming distributors.

  "Westlink" means Westlink, Inc., a Colorado corporation and a wholly owned subsidiary of Liberty.

  "WGN Acquisition Agreement" means the Agreement for Acquisition of Wholesale Business USA dated September 1, 1991 between the Company and Netlink USA, pursuant to which the Company acquired the Wholesale Business from Netlink USA.

  "WGN Agreements" means, collectively, the Revenue-Sharing Agreement and the WGN Acquisition Agreement.

  "WGN Interests" means all of Netlink USA's interest in the WGN Agreements.

  "Wholesale Business" means the business of uplinking the signal of WGN and selling that signal to distributors for resale to individual users in North America.

                                    SUMMARY

  This summary highlights certain information contained in this Proxy Statement and may not contain all of the information that is important to you. To understand the proposed transactions more fully, you are urged to read this Proxy Statement and its Appendices in their entirety. The information in this Proxy Statement (including numbers of shares and share prices) has been adjusted to reflect a two-for-one split of the Company's common stock to holders of record as of August 10, 1998 that occurred on August 20, 1998. Unless the context otherwise requires, the terms "Company" and "UVSG" refer to the business of United Video Satellite Group, Inc., and its consolidated subsidiaries. Many of the capitalized terms used in this Summary and throughout this Proxy Statement are defined in the foregoing Glossary.

                                  The Company

  UVSG provides satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users, primarily throughout North America, and software development and systems integration services to commercial entities, the federal government and defense- related agencies in locations throughout the United States. UVSG, together with its predecessors, has over thirty years of experience in successfully developing marketable services and technology for the point-to-multipoint satellite transmission industry. UVSG operates in five primary business areas: program promotion and guide services, direct-to- home satellite services, satellite distribution of video entertainment services, software development and systems integration services and satellite transmission services for private networks.

  UVSG is a majority-controlled subsidiary of Tele-Communications, Inc. and four of UVSG's seven directors are also employees, officers and/or directors of TCI or its affiliates other than UVSG. TCI, through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership and operation of cable television systems and in providing satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. As used in this Proxy Statement, the term "TCI" includes its consolidated subsidiaries unless the context indicates otherwise.

                    Proposal 1--Netlink Acquisition Proposal

  UVSG is seeking approval of the issuance of 12,750,000 shares of Class B common stock (the "Netlink Equity") in connection with the proposed acquisition of certain businesses and assets from Liberty Media Corporation ("Liberty"), which is an affiliate of UVSG and a subsidiary of TCI. The Netlink Acquisition Agreement provides for the acquisition by UVSG of all of the outstanding capital stock of three corporations, LMC Netlink Corporation, Westlink, Inc. and Telluride Cablevision, Inc. (the "Netlink Corporations") in exchange for the Netlink Equity. The principal executive offices of all of the Netlink Corporations are located at 4100 East Dry Creek Road, Littleton, Colorado 80122, and the telephone number is (303) 843-7400. See "Proposal I--The Netlink Acquisition Proposal" and the Netlink Acquisition Agreement, which is attached as Appendix I, for a more detailed description of the proposed terms of this transaction.

  Recommendation of the Board. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE NETLINK ACQUISITION PROPOSAL.

The Netlink Businesses

  The Netlink Corporations own all of the outstanding ownership interests of Netlink USA, which, in turn, owns the following:

  SNG Interest. SNG is a joint venture owned approximately 40% by each of UVSG and Netlink USA and approximately 20% by Turner Vision, Inc. ("Turner Vision"). As a result of the Netlink Acquisition, UVSG will hold approximately an 80% interest in SNG. SNG markets satellite entertainment programming to C-band direct-to-home satellite dish owners in North America. The C-band home satellite industry experienced rapid growth during 1990 through 1995; however, with the continued expansion of cable systems and the introduction of direct-to-home digital broadcast satellite services, the C-band satellite industry is shrinking. During the twelve months ended September 30, 1998, the number of C-band subscribers in the industry decreased 8% to 2 million.

  Denver 6 Service. Netlink USA markets and distributes to cable television systems and home satellite programming packagers six Denver-based network affiliate and other television channels known collectively as the "Denver 6." The Denver 6 Service includes four channels that are national broadcast network affiliates: KCNC (CBS), KDVR (Fox), KMGH (ABC) and KUSA (NBC). It also includes KWGN, an independent superstation and WB Network affiliate, as well as KRMA, a Denver-based public broadcasting channel.

  WGN Interests. Netlink USA's WGN Interests represent amounts payable by UVSG to Netlink USA pursuant to agreements that were entered into in connection with the formation and consolidation of UVSG's wholesale programming business. UVSG markets and distributes, among other video and audio programming, WGN, the largest independent satellite-delivered television "superstation," to cable television systems and other multi-channel video programming distributors. In 1991, UVSG acquired from Netlink USA its wholesale business of uplinking the signal of WGN and selling that signal to distributors for resale to individual users in North America. In exchange, UVSG agreed to make quarterly payments for 20 years based on a percentage of the quarterly cash flow from the combined wholesale businesses of UVSG and Netlink USA. Also in 1991, Netlink USA agreed to stop uplinking WGN and selling it to cable television stations in Canada and UVSG agreed to pay Netlink USA 50% of the net revenues received from its Canadian wholesale business. As a result of the Netlink Acquisition, UVSG will, in effect, reacquire the payment rights under these agreements.

  SMATV Service. Netlink USA sells programming to satellite master antennae television systems (private cable television systems that serve hotels and multi-unit dwellings such as condominiums, apartment complexes and private residential communities), located within, and in counties contiguous to, the operating area of cable television systems owned by TCI and its subsidiaries.

Opinion of PaineWebber

  Because the Netlink Acquisition is a transaction with an affiliate of UVSG, UVSG's Board appointed a special committee to consider the transaction. The special committee retained PaineWebber Incorporated ("PaineWebber"), a nationally recognized investment banking firm, to act as the committee's financial advisor and to review the Netlink Acquisition. In deciding to approve the Netlink Acquisition, the special committee considered, among other things, PaineWebber's opinion that as of the date thereof, based on and subject to the assumptions and considerations set forth in such opinion, the Netlink Equity to be issued by UVSG in the Netlink Acquisition is fair, from a financial point of view, to the stockholders of UVSG who are not affiliates of the Company or TCI. A copy of the written opinion of PaineWebber, which sets forth the assumptions made, the matters considered and the scope of PaineWebber's review undertaken in connection therewith, is set forth as Appendix III to this Proxy Statement. We encourage you to read this opinion and the more detailed description of it under the caption "Proposal--The Netlink Acquisition Proposal--Opinion of PaineWebber."

Reasons for the Netlink Acquisition

  UVSG believes the Netlink Acquisition will offer UVSG significant benefits, including:

    . the opportunity to become the majority owner of the largest national provider of satellite entertainment programming to C-band home satellite dish owners;

    . the opportunity to increase the Company's earnings while strengthening its balance sheet and increasing its capacity to generate capital for future growth; and

    . the opportunity to gain economies of scale by combining certain functions of the Company's UVTV division with Netlink USA's Denver 6 operations, which is substantially the same line of business.

  UVSG also considered certain negative industry and market conditions, including the following:

    . increasing competition in the multi-channel television services business, particularly competition from other C-band satellite service providers, DBS satellite service providers and cable television system operators, that resulted in the number of SNG subscribers continuing to decline.

  Although there can be no assurance of future performance, based on the foregoing, UVSG believes that the Netlink Acquisition will provide enhanced long-term value for UVSG's stockholders.

Other Considerations

  Dissenters' Rights. Stockholders will not have dissenters' rights in connection with the transactions contemplated by the Netlink Acquisition Agreement.

  Accounting Treatment. The Netlink Acquisition will be accounted for by the Company as a combination of entities under common control in a manner similar to a pooling of interests. This treatment means that UVSG will treat the Netlink Corporations as if they had been combined with UVSG for accounting and financial reporting purposes since the date common control was established, January 25, 1996.

  Tax Consequences to the Stockholders of the Company. The consummation of the transactions set forth in the Netlink Acquisition Agreement will not result in a taxable event to the stockholders of the Company (excluding any tax consequences to Liberty as a party to the Netlink Acquisition).

  Last Sale Price of Class A Common Stock Prior to Announcement. The last reported sale price for the Company's Class A common stock on the National Market tier of The Nasdaq Stock Market on February 13, 1998, which was the last trading day prior to the announcement of the Netlink Acquisition, was $16.625. Based on this sale price, the value of the Netlink Equity and the value of the total consideration for the Netlink Acquisition when the transaction was announced was approximately $212 million. Based on a price of $30.50 per share (the closing price of the Company's Class A common stock on the National Market Tier of The Nasdaq Stock Market on January 15, 1999) the value of the Netlink Equity and the value of the total consideration for the Netlink Acquisition is approximately $389 million.

                   Proposal 2--TV Guide Acquisition Proposal

  UVSG is seeking approval of the issuance of 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock, in each case subject to adjustments in certain circumstances (the "TV Guide Equity") and, if applicable, additional shares of Class A common stock (the "Equalization Shares") in connection with the acquisition of certain businesses and assets from The News Corporation Limited ("News Corp."). The TV Guide Acquisition Agreement provides for the acquisition by UVSG of all the outstanding capital stock of News America Publications Inc. ("Publications") and TVSM, Inc. ("TVSM"), which operate the TV Guide Businesses, in exchange for $800 million in cash and the TV Guide Equity. In addition, TCI and News Corp. have agreed to purchase, and UVSG has agreed to sell, the Equalization Shares if necessary for TCI and News Corp. to hold an equal number of shares of Class A common stock after completion of the TV Guide Acquisition. The principal executive offices of Publications are located at 100 Matsonford Road, Radnor Corporate Center, Building 4, Radnor, PA 19088 and the telephone number is (610) 293-8500. The principal executive offices of TVSM are located at 309 Lakeside Drive, Horsham, PA 19044 and the telephone number is (215) 443-9300. See "Proposal 2--The TV Guide Acquisition Proposal" and the TV Guide Acquisition Agreement, which is attached as Appendix II, for a more detailed description of the proposed terms of this transaction.

  Recommendation of the Board. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE TV GUIDE ACQUISITION PROPOSAL.

The TV Guide Businesses

  TV Guide. Publications publishes TV Guide, the largest selling weekly magazine in the United States, with a weekly paid circulation of approximately 12 million. TV Guide provides both comprehensive television listings, including guides related to cable and satellite programming, and feature articles written by the TV Guide editorial staff relating to programming, entertainers and the entertainment industry. Publications publishes 184 separate editions of TV Guide each week, including geographic and cable specific editions. TV Guide also produces special interest publications sold on a stand-alone basis, including special interest magazines that highlight successful movies, sports playoffs, television award ceremonies and celebrity tributes. Publications also provides newsstand distribution for TV Guide as well as for third-party magazine publishers.

  TVSM. TVSM is the largest publisher of comprehensive cable-based television listings guides in the United States. TVSM produces customized, system-specific guides covering basic and premium cable channels for cable system operators.

  TVGEN. TV Guide Entertainment Network ("TVGEN") operates an entertainment website which can be found on the World Wide Web at www.tvgen.com. TVGEN includes an online TV listings service, movie database, soap opera news and updates, general entertainment news and gossip, photos, games, chat rooms and bulletin boards. In addition, TVGEN publishes TV Guide content on its website. TVGEN has over 30,000,000 page views per month.

Change in the Company's Board

  Upon completion of the TV Guide Acquisition, UVSG's Board will be increased to ten members, four of whom will be continuing directors, four of whom will be designated by News Corp.'s affiliate, TVG Holdings, Inc. ("Holdings"), and two of whom will be independent directors within the meaning of the Nasdaq Stock Market Rules. In addition, UVSG's by-laws will be amended to require that the approval of any action by the Board will require the affirmative vote of at least seven directors, except for the removal of the chief executive officer, the president or any vice president of the Company which will require approval of six directors, and to establish an Executive Committee, to be comprised of four directors designated by the holders of Class B common stock, which committee will have the duties and powers delegated to it from time to time by the Board and shall act by unanimous vote or unanimous written consent.

Opinion of Merrill Lynch

  UVSG's Board retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), a nationally recognized investment banking firm, to act as financial advisor in connection with the proposed TV Guide Acquisition and to review the fairness, from a financial point of view, to the Company of the TV Guide Consideration to be paid by the Company in the TV Guide Acquisition. In connection with the Board's decision on June 8, 1998 to enter into the TV Guide Acquisition, Merrill Lynch delivered a written opinion to the Board that, as of the date thereof, based on and subject to the assumptions and considerations set forth in such opinion, the TV Guide Consideration to be paid by the Company in the TV Guide Acquisition was fair, from a financial point of view, to the Company. A copy of the written opinion of Merrill Lynch, which sets forth the assumptions made, the matters considered and the qualifications and limitations on the review undertaken in connection therewith, is set forth as Appendix IV to this Proxy Statement. We encourage you to read this opinion and the more detailed description of it and the analyses and assumptions underlying it under the caption "Proposal 2--The TV Guide Acquisition Proposal--Opinion of Merrill Lynch."

Reasons for the TV Guide Acquisition

  The Board and management of the Company have identified significant benefits of the TV Guide Acquisition, including:

    . the opportunity for the Company to combine with a strategic partner with similar business plans which will allow the Company to have product offerings across multiple platforms;

    . the opportunity to increase the Company's earnings while strengthening its balance sheet and increasing its capacity to generate capital for future growth; and

    . the opportunity to gain economies of scale by combining certain functions of the Company's Prevue Channel division, which distributes on-screen cable television programming guides, with TV Guide's print and Internet television programming guides, which are substantially the same line of business.

  The Board and management of the Company also considered the following negative factors:

    . Publications' declining EBITDA and circulation;

    . the negative perception in the equity markets of TV Guide's growth prospects; and

    . competitive factors, including competition from free Sunday newspaper supplements.

  They concluded that these negative factors should be overcome by the positive factors described above, including particularly the opportunities for cross-selling and cross-promotion of product offerings across multiple platforms, the ability to drive magazine distribution into the cable and satellite industries, the benefit of News Corp.'s and TCI's commitment to the Company and the marketing advantages for new products of a well-known and highly- regarded brand name.

  Although there can be no assurance of future performance, based on the foregoing, the Board believes that the TV Guide Acquisition will provide enhanced long-term value for the Company's stockholders.

Other Considerations

  Dissenters' Rights. Stockholders will not have dissenters' rights in connection with the transactions contemplated by the TV Guide Acquisition Agreement.

  Accounting Treatment. The TV Guide Acquisition will be accounted for by the Company using the purchase method of accounting.

  Tax Consequences to the Stockholders of the Company. The consummation of the transactions set forth in the TV Guide Acquisition Agreement will not result in a taxable event to the stockholders of the Company.

  Last Sale Price of Class A Common Stock Prior to Announcement. The last reported sale price for the Company's Class A common stock on the National Market tier of The Nasdaq Stock Market on June 10, 1998, which was the last trading day prior to the announcement of the TV Guide Acquisition, was $18.50. Based on this sale price, the value of the TV Guide Equity when the transaction was announced was approximately $1.1 billion and the value of the total consideration for the TV Guide Acquisition was approximately $1.9 billion. Based on a price of $30.50 per share (the closing price of the Company's Class A common stock on the National Market Tier of The Nasdaq Stock Market on January 15, 1999), the value of the TV Guide Equity is approximately $1.8 billion and the value of the total consideration for the TV Guide Acquisition is approximately $2.6 billion.

                        Proposal 3--Name Change Proposal

  UVSG is seeking approval of a change to the Company's Restated Certificate of Incorporation to change the Company's name to "TV Guide, Inc." The Board and management of the Company believe that utilizing the well- known "TV Guide" name will make the Company and its products better recognized in the programming guide marketplace. The resolution adopted by the Board provides that, even if the stockholders approve the name change proposal at the special meeting, the name change may be abandoned by the Board at any time prior to filing the amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of Delaware.

  Recommendation of the Board. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE NAME CHANGE PROPOSAL.

                Certain Matters to be Considered by Stockholders

  Stockholders should carefully consider the matters set forth under "Certain Matters to Be Considered by Stockholders" in addition to matters set forth elsewhere in this Proxy Statement and its Appendices in connection with the Acquisition Proposals.

Current Ownership of UVSG, the Netlink Corporations and the TV Guide Businesses

  The following chart depicts the ownership of UVSG, the Netlink Corporations, Netlink USA, SNG, Publications and TVSM immediately before the Acquisitions. Certain entities that appear in this chart are owned by various holding companies or subsidiaries which are not shown in the chart. Currently, TCI beneficially owns 29,037,520 shares of Class A common stock and 24,746,588 shares of Class B common stock constituting approximately 74% of the total number of shares of the common stock and approximately 94% of the total voting power of the common stock.

                           [FLOW CHART APPEARS HERE]

[Organization chart depicting direct and/or indirect ownership, before the Acquisitions, (a) of Publications and TVSM by News Corp., (b) of UVSG, Netlink USA and the Netlink Corporations by public shareholders and TCI and (c) of SNG by Turner Vision, UVSG and Netlink USA.]

    Ownership of UVSG, the Netlink Corporations and the TV Guide Businesses
                             After the Acquisitions

  The Netlink Equity. The Netlink Equity consists of 12,750,000 shares of Class B common stock and will represent approximately 15% of the total number of shares of the common stock and approximately 30% of the total voting power of the common stock. After completion of the Netlink Acquisition, but before giving effect to the TV Guide Acquisition, TCI will own 29,037,520 shares of Class A common stock and 37,496,588 shares of Class B common stock which will represent approximately 78% of the total number of shares of the common stock and approximately 96% of the total voting power of the common stock.

  The TV Guide Equity. After completion of the Netlink Acquisition and the TV Guide Acquisition and assuming no adjustments,

    (1) News Corp., through its subsidiaries, will own 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock, representing approximately 41% of the total number of shares of the common stock and approximately 48% of the total voting power of the common stock, and

    (2) TCI's shares of Class A common stock and Class B common stock will represent approximately 46% of the total number of shares of common stock and approximately 49% of the total voting power of the common stock.

  Adjustments to TV Guide Equity. If the Netlink Acquisition is not completed and the TV Guide Acquisition is completed, the TV Guide Equity will be adjusted by decreasing the number of shares of Class B common stock to be issued by 12,750,000 shares (the same number of such shares as would have comprised the Netlink Equity) and increasing the number of shares of Class A common stock to be issued by 12,750,000. In that case, after completion of the TV Guide Acquisition,

    (1) News Corp., through its subsidiaries, would own 35,253,412 shares of Class A common stock and 24,746,588 shares of Class B common stock which would be approximately 45% of the total number of shares of the common stock and approximately 49% of the total voting power of the common stock, and

    (2) TCI would continue to own 29,037,520 shares of Class A common stock and 24,746,588 shares of Class B common stock which would then represent approximately 41% of the total number of shares of the common stock and approximately 48% of the total voting power of the common stock.

  Equalization Shares. News Corp., TCI and UVSG have agreed that if, after the TV Guide Acquisition, TCI and News Corp. do not hold an equal number of shares of Class A common stock, then TCI or News Corp., as applicable, will acquire the Equalization Shares, either through open market purchases or from UVSG, so that the number of shares of Class A common stock held by each of them is equal. The Company has agreed to sell the Equalization Shares at $20 per share if such purchase is made prior to 90 days after completion of the TV Guide Acquisition or at an average market price if such purchase is made thereafter.

  The chart below depicts the ownership of UVSG, the Netlink Corporations, Netlink USA, SNG, Publications and TVSM after the completion of the Netlink Acquisition and the TV Guide Acquisition and after giving effect to the equalization of the ownership of Class A common stock by TCI and News Corp., but assuming that there are no other adjustments to the number of shares of Class A common stock and Class B common stock issued in the planned transactions. Certain entities that appear in this chart are owned by various holding companies or subsidiaries which are not shown in the chart.

                           [FLOW CHART APPEARS HERE]

[Organization chart depicting direct and/or indirect ownership, after the Acquisitions, (a) of SNG by Turner Vision and UVSG, (b) of Publications, TVSM, Netlink USA and the Netlink Corporations by UVSG and (c) of UVSG by News Corp., public shareholders and TCI.]

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                       United Video Satellite Group, Inc.
                       Selected Historical Financial Data
                 (Dollars in thousands, except per share data)

  The following selected historical financial data of the Company as of September 30, 1998 and 1997 and for the nine-month periods then ended are derived from the unaudited condensed consolidated financial statements of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, incorporated by reference into this Proxy Statement, and include all adjustments (consisting only of normal, recurring adjustments) which management considers necessary for a fair presentation of the results of such periods. The following selected historical financial data of the Company as of December 31, 1997 and 1996 and for each of the years in the three- year period ended December 31, 1997 are derived from the audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, incorporated by reference into this Proxy Statement. The following selected historical financial data of the Company as of December 31, 1995, 1994 and 1993 and for each of the years in the two-year period ended December 31, 1994 are derived from the audited consolidated financial statements of the Company not included or incorporated by reference in this Proxy Statement. The selected historical financial data presented below should be read in conjunction with the financial statements of the Company, including the notes thereto, incorporated by reference into this Proxy Statement. See "Incorporation of Certain Documents by Reference."

                            Nine Months
                               Ended
                           September 30,               Years Ended December 31,
                         ------------------  ------------------------------------------------
                         1998(1)     1997      1997    1996(2)     1995      1994      1993
                         --------  --------  --------  --------  --------  --------  --------
                            (unaudited)
Income Statement Data:
Revenues................ $443,177  $376,882  $507,598  $437,168  $262,919  $196,679  $114,384
Income from continuing
 operations.............   47,125    32,580    45,760    30,084    23,172    16,307     7,259
Earnings per share(3)
 Basic..................      .64       .44       .62       .42       .32       .23       .08
 Diluted................      .63       .44       .62       .41       .32       .23       .08
Cash dividends declared
 per common share.......      --        --        --        --        --        --        --
Cash Flow Data:
Net cash provided by
 operating activities... $ 78,595  $ 62,689  $ 77,986  $ 51,111  $ 33,534  $ 38,571  $ 43,871
Net cash provided by
 (used in) investing
 activities.............   23,967   (62,142)  (66,924)  (42,141)  (35,956)  (51,388)   (8,916)
Net cash provided by
 (used in) financing
 activities.............  (28,478)  (19,201)  (23,106)    5,341    (1,617)   (2,549)    2,541
                           September 30,                     December 31,
                         ------------------  ------------------------------------------------
                           1998      1997      1997      1996      1995      1994      1993
                         --------  --------  --------  --------  --------  --------  --------
                            (unaudited)
Balance Sheet Data:
Total assets............ $401,685  $283,473  $294,452  $250,104  $185,880  $147,048  $119,136
Long term obligations...   29,804    18,912    20,815    22,935    28,261    29,510    31,276
                            Nine Months
                               Ended
                           September 30,               Years Ended December 31,
                         ------------------  ------------------------------------------------
                           1998      1997      1997      1996      1995      1994      1993
                         --------  --------  --------  --------  --------  --------  --------
                            (unaudited)
Other Data:
EBITDA (4).............. $ 92,752  $ 74,645  $103,995  $ 71,543  $ 50,185  $ 35,493  $ 18,042

--------
(1) Effective February 1, 1998, the Company's consolidated operating results include the operating results of Turner Vision's retail C-band business. Turner Vision contributed its retail C-band business to SNG in return for an approximate 20% interest in SNG.

(2) Effective April 1, 1996, the Company's consolidated operating results include the operating results of SNG, a joint venture formed to combine the retail C-band business of the Company's Superstar division and Liberty's Netlink USA division. Prior to the formation of SNG, Superstar's retail C-band business operated as a division of the Company.
(3) Earnings per share have been restated for all periods presented to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share" in 1997 and have been further adjusted for the two-for-one split of the Company's common stock which was effected on August 20, 1998.
(4) EBITDA means operating income before depreciation and amortization. EBITDA is presented supplementally as management believes it allows for the most appropriate measure for evaluating operating performance. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP") which are presented in the financial statements incorporated by reference into this Proxy Statement. Additionally, the Company's calculation of EBITDA may be different than the calculation used by other companies and therefore, comparability may be affected.

                         Netlink USA Wholesale Division
                       Selected Historical Financial Data
                 (Dollars in thousands, except per share data)

  The following selected historical financial data as of and for the year ended December 31, 1997 of the Denver 6 Service, the WGN Interests and the SMATV Service (the "Netlink USA Wholesale Division") are derived from the audited combined financial statements of the Netlink USA Wholesale Division included in this Proxy Statement. The selected historical financial data of the Netlink USA Wholesale Division as of and for the nine-month periods ended September 30, 1998 and 1997 and as of and for the years ended December 31, 1996, 1995, 1994 and 1993 have been derived from the unaudited combined financial statements of the Netlink USA Wholesale Division and include all adjustments (consisting only of normal, recurring adjustments) which management considers necessary for a fair presentation of the results of such periods. The selected historical financial data presented below should be read in conjunction with the combined financial statements, including the notes thereto, included elsewhere in this Proxy Statement. The financial data with respect to SNG is not provided below because SNG's historical financial conditions and results of operations are included in the Company's financial statements.

                           Nine Months
                              Ended
                          September 30,         Years Ended December 31,
                         --------------- ---------------------------------------
                          1998    1997    1997    1996    1995    1994    1993
                         ------- ------- ------- ------- ------- ------- -------
                           (unaudited)                     (unaudited)
Income Statement Data:
Revenues................ $29,922 $24,666 $33,683 $29,706 $27,896 $23,536 $15,446
Income from continuing
 operations.............   6,130   7,819  10,068   9,877   7,255   6,468   4,119
Earnings per share
 Basic..................     N/A     N/A     N/A     N/A     N/A     N/A     N/A
 Diluted................     N/A     N/A     N/A     N/A     N/A     N/A     N/A
Cash dividends declared
 per common share.......     N/A     N/A     N/A     N/A     N/A     N/A     N/A
                          September 30,               December 31,
                         --------------- ---------------------------------------
                          1998    1997    1997    1996    1995    1994    1993
                         ------- ------- ------- ------- ------- ------- -------
                           (unaudited)                     (unaudited)
Balance Sheet Data:
Total assets............ $10,268 $10,927 $12,343 $10,384 $ 9,709 $10,788 $17,991
Long term obligations...     N/A     N/A     N/A     N/A     N/A     N/A     N/A

                         News America Publications Inc.
                       Selected Historical Financial Data
                 (Dollars in thousands, except per share data)

  The following selected financial data as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998 are derived from the audited Combined Financial Statements of Publications included elsewhere in this Proxy Statement. The following selected financial data as of September 30, 1998 and 1997, June 30, 1996, 1995 and 1994, for the three-month periods ended September 30, 1998 and 1997 and for the years ended June 30, 1995 and 1994 are derived from the unaudited combined financial statements of Publications and include all adjustments which management considers necessary for a fair presentation. The Combined Financial Statements of Publications include the consolidated financial statements of Publications, combined with those of TVGEN (since inception on July 1, 1996), a division of News America Digital Publishing, Inc., a subsidiary of News Corp., and TVSM (since its acquisition on June 26, 1998). The financial information presented below was derived from the consolidated financial statements of News Corp. using historical bases in the assets and liabilities of Publications and TVSM (collectively, the "NAI Contributed Entities"). Such financial information may not necessarily reflect the results of operations or financial position of the NAI Contributed Entities had the NAI Contributed Entities been separate entities during the periods presented. The selected financial data presented below should be read in conjunction with the combined financial statements, including the notes thereto, included elsewhere in this Proxy Statement.

                           Three Months Ended
                              September 30,                        Years Ended June 30,
                          ----------------------  ----------------------------------------------------------
                             1998        1997        1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                               (unaudited)                                                 (unaudited)
Income Statement Data:
Revenues................  $  165,043  $  158,632  $  616,798  $  650,176  $  636,761  $  627,490  $  618,903
Depreciation and
 amortization...........      25,839      24,945     100,022     100,917     100,206      96,906      97,644
Operating income........       4,255      12,439      51,387      84,112      83,893     100,647     105,627
Intercompany charges for
 interest...............     (70,251)    (61,335)   (250,855)   (234,581)   (232,986)   (249,659)   (185,714)
Loss from continuing
 operations.............     (59,076)    (42,132)   (172,412)   (123,413)   (122,037)   (121,956)    (55,483)
                           Three Months Ended
                              September 30,             Years Ended June 30,
                          ----------------------  ----------------------------------
                             1998        1997        1998        1997        1996
                          ----------  ----------  ----------  ----------  ----------
                               (unaudited)
Cash Flow Data:
Net cash provided by
 (used in) operating
 activities.............  $   (6,662) $    3,083  $  121,415  $  179,197  $  189,743
Net cash used in
 investing activities...      (1,324)       (769)     (2,573)     (4,396)    (19,541)
Net cash provided by
 (used in) financing
 activities.............       8,288      (2,313)   (118,840)   (174,803)   (170,199)
                              September 30,                              June 30,
                          ----------------------  ----------------------------------------------------------
                             1998        1997        1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                               (unaudited)                                                 (unaudited)
Balance Sheet Data:
Total assets............  $2,610,234  $2,577,709  $2,602,698  $2,570,089  $2,646,837  $2,702,964  $2,760,623
Intercompany
 indebtedness...........   2,747,083   2,748,583   2,669,416   2,537,401   2,477,623   2,414,836   2,316,339
                           Three Months Ended
                              September 30,             Years Ended June 30,
                          ----------------------  ----------------------------------
                             1998        1997        1998        1997        1996
                          ----------  ----------  ----------  ----------  ----------
                               (unaudited)
Other Data:
EBITDA(1)...............  $   30,094  $   37,384  $  151,409  $  185,029  $  184,099

--------
(1) EBITDA represents operating income, before depreciation and amortization. EBITDA is presented supplementally as management believes it allows for the most appropriate measure for evaluating operating performance. Publications believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow and other measures of financial performance prepared in accordance with GAAP. Additionally, Publications' calculation of EBITDA may be different than the calculation used by other companies and therefore, comparability may be affected.

                       United Video Satellite Group, Inc.
                  Unaudited Selected Pro Forma Financial Data
                 (Dollars in thousands, except per share data)

  The following table sets forth certain comparative data related to book value and earnings per common share (i) on a historical basis for the Company as of and for the nine months ended September 30, 1998 and for the year ended December 31, 1997; (ii) on a pro-forma basis for the Company assuming that only the Netlink Acquisition had occurred and was accounted for as a combination of entities under common control in a manner similar to a pooling of interests for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997 and 1996 with respect to the income statement data and as of September 30, 1998 with respect to the balance sheet data; (iii) on a pro-forma basis for the Company assuming that only the TV Guide Acquisition had occurred as of January 1, 1997 and was accounted for as a purchase for the nine months ended September 30, 1998 and the year ended December 31, 1997 with respect to the income statement data and as of September 30, 1998 with respect to the balance sheet data; (iv) on a pro forma basis for the Company assuming that both the Netlink Acquisition and the TV Guide Acquisition had each occurred as of January 1, 1997 for the nine months ended September 30, 1998 and the year ended December 31, 1997 with respect to the income statement data and as of September 30, 1998 with respect to the balance sheet data. The following information should be read in conjunction with the consolidated historical financial statements and notes thereto of the Company, which are incorporated by reference into this Proxy Statement, and the historical combined financial statements and notes thereto of the Netlink Wholesale Division and Publications, which are set forth elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference."

                          (i)                         (ii)                          (iii)                 (iv)
                                                    Pro Forma                     Pro Forma             Pro Forma
                                                     Netlink                      TV Guide        Netlink and TV Guide
                       Historical                  Acquisition                   Acquisition          Acquisitions
                   ------------------ ------------------------------------- --------------------- ---------------------
                     Nine               Nine      Nine                         Nine                  Nine
                    Months     Year    Months    Months     Year     Year     Months      Year      Months      Year
                     Ended    Ended     Ended     Ended    Ended    Ended     Ended      Ended      Ended      Ended
                   Sept. 30, Dec. 31, Sept. 30, Sept. 30, Dec. 31, Dec. 31, Sept. 30,   Dec. 31,  Sept. 30,   Dec. 31,
                     1998      1997     1998      1997      1997     1996      1998       1997       1998       1997
                   --------- -------- --------- --------- -------- -------- ---------- ---------- ---------- ----------
Income Statement
 Data:
Revenues.......... $443,177  $507,598 $460,641  $393,451  $530,420 $484,713 $  945,585 $1,222,172 $  963,049 $1,244,994
Income from
 continuing
 operations.......   47,125    45,760   62,381    48,097    67,435   46,302     41,637     59,540     56,893     81,215
Earnings per
 share(1)
 Basic............      .64       .62      .72       .56       .78      .54        .31        .45        .39        .56
 Diluted..........      .63       .62      .72       .55       .78      .54        .31        .44        .39        .55
                   Sept. 30,          Sept. 30,                             Sept. 30,             Sept. 30,
                     1998               1998                                   1998                  1998
                   ---------          ---------                             ----------            ----------
Balance Sheet
 Data:
Total assets...... $401,685           $410,637                              $3,752,069            $3,761,021
Long term
 obligations......   29,804             29,804                               1,992,579             1,992,579
Book value per
 share............ $   2.60           $   2.27                              $     9.86            $     9.03

--------
(1) Pro forma earnings per share--basic are based on the historical number of shares of common stock of the Company, 12,750,000 shares of common stock to be issued in connection with the Netlink Acquisition and 60,000,000 shares of common stock to be issued in connection with the TV Guide Acquisition. Pro forma earnings per share--diluted are based on the historical number of shares of common stock and dilutive potential shares of common stock of the Company, 12,750,000 shares of common stock to be issued in connection with the Netlink Acquisition and 60,000,000 shares of common stock to be issued in connection with the TV Guide Acquisition.

                              THE SPECIAL MEETING

Date, Time, Place and Purpose

  The enclosed proxy is solicited by the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on February 19, 1999, at 10:00 a.m., local time, at the Southern Hills Marriott Hotel, 1902 East 71st Street South, Tulsa, Oklahoma, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Special Meeting. This Proxy Statement and the accompanying form of proxy will be mailed on or about January 21 to all holders of Class A common stock and Class B common stock of the Company entitled to vote at the meeting.

  At the Special Meeting, stockholders will be asked to consider and act upon the following: (1) a proposal to approve the issuance of the Netlink Equity in connection with the Netlink Acquisition; (2) a proposal to approve the issuance of the TV Guide Equity and, if applicable, the Equalization Shares in connection with the TV Guide Acquisition; (3) a proposal to change the Company's name to "TV Guide, Inc."; and (4) such other business as may properly come before the Special Meeting.

Record Date; Voting at the Special Meeting

  The Board has fixed January 7, 1999 as the Record Date for the determination of the UVSG stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record of shares of common stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 47,893,688 shares of Class A common stock outstanding and entitled to vote, held by 103 holders of record, and 24,746,588 shares of Class B common stock outstanding and entitled to vote, held by one holder of record. The holders of shares of Class A common stock are entitled to one vote for each share of Class A common stock held and the holders of shares of Class B common stock are entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The presence, in person or by properly executed proxy, of the holders of a majority of the total voting power of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

  Stockholders may vote in favor or against or abstain from voting with respect to the Netlink Acquisition Proposal, the TV Guide Acquisition Proposal, the Name Change Proposal or any of these proposals. Approval of each of the proposals requires the affirmative vote of a majority of the votes cast (in person or by proxy) on such proposal at the Special Meeting with respect to the shares of Class A common stock and Class B common stock entitled to vote at the Special Meeting, voting together as a single class. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. Further, a broker may not be permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy that are not being voted with respect to a particular proposal may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes cast on a proposal presented to the stockholders and therefore will not count either for or against such proposal. All votes will be tabulated by the inspector of election appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Company at 7140 South Lewis Avenue, Tulsa, Oklahoma, 74136-5422,
Attention: Secretary, at or before the taking of the vote at the Special
Meeting.

  All shares of common stock that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR (1) approval of the issuance of the Netlink Equity in connection with the Netlink Acquisition, (2) approval of the issuance of the TV Guide Equity and, if applicable, the Equalization Shares in connection with the TV Guide Acquisition, and (3) approval to change the Company's name to "TV Guide, Inc."

  At the date of this Proxy Statement, the Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement. If any other matters should properly be presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Expenses incurred in connection with the printing and mailing of this Proxy Statement will be paid by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Copies of this Proxy Statement and the accompanying form of proxy will be furnished to brokers, fiduciaries, custodians and nominees to forward to beneficial owners of the Class A common stock held in their names, and the Company will reimburse such brokers, fiduciaries, custodians and nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

  If your shares of common stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares of common stock. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares of common stock.

  If you have any questions about giving your proxy or require assistance, please contact the Company's Secretary at 7140 South Lewis Avenue, Tulsa, Oklahoma, 74136-5422, telephone number: (918) 488-4000.

                 PROPOSAL 1--THE NETLINK ACQUISITION PROPOSAL

Description of the Netlink Acquisition

  The Netlink Acquisition Agreement provides that, at the Netlink Closing, Liberty will sell to the Company all of the issued and outstanding stock of the Netlink Corporations in exchange for the Netlink Equity consisting of 12,750,000 shares of the Company's Class B common stock. The aggregate value of the Netlink Equity based on a price of $30.50 per share (the closing price of the Company's Class A common stock on the National Market Tier of The Nasdaq Stock Market on January 15, 1999) was approximately $389 million. As the result of the Netlink Acquisition, the Company will own the SNG Interest (which together with the Company's existing equity interest represents approximately 80% of SNG), 100% of the Denver 6 Service, 100% of the WGN Interests and 100% of the SMATV Service.

The Netlink Businesses

 SNG Interest

  General. SNG is a joint venture owned approximately 40% by Superstar, approximately 40% by Netlink USA and approximately 20% by Turner Vision, and managed by Superstar. SNG was formed effective April 1, 1996 and markets satellite entertainment programming to C-band DTH satellite dish owners in the United States. Superstar's retail subscriber base was approximately 150,000 at January 1, 1990. SNG's retail subscriber base was approximately 1.2 million at September 30, 1998. Approximately 750,000 of the increase in subscribers since 1990 resulted from Liberty's Netlink USA division and Turner Vision joining SNG. The Company believes that much of the remainder of its growth is attributable to the satellite transmission industry's utilization of a more secure scrambling system that has eliminated the piracy of satellite signals by some home satellite dish owners. Prior to the industry's use of these improved systems, many home satellite dish owners were easily able to circumvent the scrambling devices. The C-band DTH industry also experienced rapid growth during 1990 through 1995; however, with the continued expansion of cable systems and the introduction of DBS services, the C-band DTH industry is shrinking. During the twelve-month period ended September 30, 1998, the number of C-band subscribers in the industry decreased 8% to approximately 2.0 million subscribers.

  Services. SNG acquires rights to market various satellite-transmitted programming, including services such as HBO, Starz!, ESPN and USA, to home satellite dish owners. SNG offers home satellite dish owners various packages of programming for 1-, 3-, 6- or 12-month subscription periods. Once a subscriber has ordered service by telephone, SNG transmits an authorization code to the customer's descrambler via satellite, allowing customers to receive programming within seconds after placing their order.

  Sales and Marketing. Approximately 79% of SNG's new subscribers are generated through direct sales, primarily as a result of advertising in industry publications and direct mail campaigns targeting existing home satellite dish owners. Through its telemarketing department, SNG also contacts by telephone and mail existing customers prior to the end of a subscription term in order to obtain renewals.

  SNG also markets its C-band DTH satellite dish services through satellite equipment dealers. While no significant number of new C-band home satellite dishes are being sold, these dealers often have relationships with existing home satellite dish owners. The dealer takes a customer's order and forwards it electronically to SNG, which then authorizes the customer's descrambler to receive programming. SNG pays the dealer an initial commission, as well as variable residuals during the lifetime of the customers' subscriptions.

  Competition. SNG competes for subscribers with other large C-band DTH satellite dish program packagers, some of which are affiliated with well-known, large programmers and cable television system operators. Because a significant portion of SNG's sales are generated through home-satellite dish dealers, SNG also competes for dealer relationships on the basis of commission rates and quality of service offered to the dealer and its customers. In addition, the C-band DTH satellite dish market faces competition from cable television as well as technologies such as DBS services, which were launched in 1994. DBS uses Ku-band digital frequencies that can be received by significantly smaller and less expensive dish antenna and receiver terminals than those home satellite dishes that receive C-band analog frequencies. Because of the smaller dish size, DBS is more widely accepted than C-band DTH satellite dish systems, particularly in urban markets. The Company believes that the continued expansion of cable and DBS will decrease the size of the C-band market in the short and long-term. However, due to the competitive nature of the C-band market, retail prices of programming to the C-band consumer are lower than in cable and DBS, which provides an incentive to existing C-band home satellite dish owners to keep their systems active.

 Denver 6 Service

  General. Since 1986, Netlink USA has marketed and distributed to cable television systems and DTH programming packagers various network television programming. Netlink USA currently offers six Denver-based network affiliates and other television channels known collectively as the Denver 6. As of September 30, 1998, one or more of the Denver 6 channels were supplied to over 670 U.S. cable television, SMATV and other systems with an aggregate of approximately 2 million Subscription Units and more than 515,000 DTH households with approximately 3 million Subscription Units in the United States and Canada.

  Services. The Denver 6 Service includes four channels that are national broadcast network affiliates: KCNC (CBS), KDVR (Fox), KMGH (ABC) and KUSA
(NBC). The Denver 6 Service also includes KWGN, an independent superstation which also carries WB Network programming, as well as KRMA, a Denver-based public broadcasting channel. The four network affiliates carry programming from the respective national networks and locally-produced news and entertainment programming. KRMA carries public broadcasting standards such as Sesame Street, Wishbone and other children's programming as well as entertainment and news programming such as The News Hour, Frontline, Masterpiece Theater and Nova. KWGN carries syndicated programming, movies, sports (Colorado Rockies major league baseball) and programming from the new WB Network.

  Sales and Marketing. Netlink USA uplinks the Denver 6 channels to satellite transponders and receives fees from cable television, SMATV, multichannel multipoint distribution systems (which deliver programming services over microwave channels received by subscribers with a special antenna) and DTH programming packagers, which resell the programming to their subscribers. While the Denver 6 Service is sold to cable television systems in approximately 30 states, the majority of sales are to systems located in the Mountain Time Zone. Generally, the cable television systems that subscribe to the Denver 6 Service are smaller systems in more rural locations. The Denver 6 Service is also available for sale to DTH customers in Canada. On July 22, 1997, Canadian authorities added the KWGN signal to a list of satellite services eligible to be received by cable television systems in Canada. More recently, a Canadian cable television system has requested that the other channels comprising the Denver 6 Service be added to the eligible list as well. If the Canadian regulatory authority grants approval to provide such channels to small and medium-sized Canadian cable television systems, Netlink USA plans to market the Denver 6 Service in Canada.

  Approximately 40% of the cable television systems to which Denver 6 Service is sold are systems owned by or affiliated with TCI. Denver 6 customers may acquire any combination of the channels that comprise the Denver 6 Service, with per-service pricing on a decreasing scale based on the number of channels taken. Many of Netlink USA's customers take all six channels of the Denver 6 Service. DTH programming packagers also offer Denver 6 channels to their customers in a variety of packages or "a la carte." Netlink USA enters into agreements with each of its cable television system customers, which generally have a one-year or three-year term. The foregoing agreements typically provide for automatic renewal for successive one-year terms unless, at least 60 days prior to the expiration of the initial or renewal term, either party provides notice of termination to the other. For its DTH business, Netlink USA enters into three-year agreements with DTH programming packagers.

  As of September 30, 1998, the Denver 6 Service had the following numbers of Subscription Units:

                                    Cable Television, SMATV
                                       and Other Systems          DTH Market
                                   -------------------------- ------------------
       Channel                     Systems Subscription Units Subscription Units
       -------                     ------- ------------------ ------------------
     KCNC (CBS)...................   515        348,326            474,539
     KDVR (Fox)...................   259        206,869            514,672
     KMGH (ABC)...................   671        374,737            481,510
     KRMA (Pub.)..................   520        367,093            512,988
     KUSA (NBC)...................   592        348,277            469,931
     KWGN (Ind./WB)...............   413        403,164            513,809

  Operations. Netlink USA subleases six satellite transponders on an "unprotected" basis on a GE American Communications, Inc. ("GE Americom") satellite. "Unprotected" in this context means that service on such transponders could be interrupted or terminated if any such transponder were required by the lessor to provide service to another lessee that pays for "protected" service. Netlink USA has "seniority status" on such satellite transponders, however, which gives it favorable ranking should transponders be required to restore a "protected" service. Netlink USA's lease of such transponders has been pursuant to the assignment by National Digital Television Center, Inc. ("NDTC"), a subsidiary of TCI, to Netlink USA of NDTC's rights and obligations with respect to such transponders under the GE Americom Agreement, which covers several transponders on the applicable GE Americom satellite in addition to those used by Netlink USA. NDTC has also historically provided uplinking and satellite transponder management services to Netlink USA, including acting as Netlink USA's agent in connection with the GE Americom Agreement. In connection with the execution of the Netlink Acquisition Agreement, NDTC and Netlink USA entered into an amendment and restatement of the existing agreements described above, principally (i) to extend the term of the six satellite transponder leases from December 31, 1998 to December 31, 2000 and provide Netlink USA the option to extend such term for two additional one-year periods, (ii) correspondingly to extend the terms of the agreements pursuant to which the uplinking and transponder management services were being provided by NDTC and (iii) to set the rates for such leases and services during such extended terms. The rates set by this amended and restated agreement are not significantly different than those set forth in the original agreement and therefore the Company does not expect these new rates to significantly impact Netlink USA's operations. The Company believes that there is sufficient transponder availability for the Denver 6 Service to continue to be transmitted following the expiration of such leases.

  Competition. Netlink USA competes generally with other providers of programming to the cable television and DTH wholesale markets. While there currently are no other C-band satellite carriers uplinking signals of network affiliates within the Mountain Time Zone, there are no specific statutory or regulatory restrictions that would prevent another satellite carrier from retransmitting the network signals comprising the Denver 6 Service or the signals of competitive network affiliates so long as that carrier meets the requirements of applicable law. In the cable television and DTH markets, Netlink USA competes with PrimeTime 24, which retransmits other network affiliate channels from the west and east coasts.

 WGN Interests

  General. The WGN Interests represent amounts payable by the Company to Netlink USA pursuant to the WGN Agreements relating to the Company's formation and consolidation of its WGN Wholesale Business. The Company, through its UVTV division, markets and distributes the WGN Chicago superstation signal to programming distributors, as well as other video and audio programming. On January 1, 1998, when Turner Broadcasting System, Inc.'s superstation WTBS was converted to a cable programming network, UVTV/WGN became the country's largest superstation in terms of subscribers. Approximately 56% of the 65.5 million cable subscribers nationally subscribe to UVTV/WGN. As of September 30, 1998, UVTV/WGN was carried domestically by franchised and private cable television systems that serve an aggregate of approximately 37 million subscribers and was supplied to approximately 6.5 million DTH subscribers. Outside of the United States, as of September 30, 1998, approximately 800,000 subscribers receive UVTV/WGN.

  The programming from UVTV/WGN consistently ranks among the most popular satellite-delivered programming carried by cable television systems, with A.C. Nielsen reports showing that approximately 50% of all households receiving UVTV/WGN watch it at least once a week. On the cable television systems on which it is carried, UVTV/WGN consistently ranks among the top eight satellite-delivered cable networks in a 24-hour average weekly cumulative viewership measurement. In 1998, UVTV/WGN will carry 92 Chicago Cubs and 52 Chicago White Sox baseball games and 15 Chicago Bulls basketball games. UVTV/WGN also offers original programming, 26 hours per week of feature films and over 25 hours per week of children's programming. In addition, UVTV/WGN carries over ten hours per week of WB Network programming.

  WGN Agreements. Pursuant to the WGN Acquisition Agreement, the Company acquired Netlink USA's Wholesale Business. The assets acquired pursuant to the WGN Acquisition Agreement consisted of: (i) Netlink USA's agreements with distributors and (ii) Netlink USA's agreement with NDTC pursuant to which Netlink USA provided the WGN signal to NDTC and NDTC would uplink a Ku-band WGN signal for Primestar's predecessor. No equipment or other tangible assets were acquired. Since the value of the Wholesale Business was difficult to determine, the WGN Acquisition Agreement provided for the consideration for the acquisition to consist of quarterly payments to be made over 20 years based on a percentage of the quarterly cash flow from the combined Wholesale Businesses of the Company and Netlink USA, subject to prepayment based upon a multiple of cash flow for the preceding six months. For such purpose, cash flow is defined in the WGN Acquisition Agreement as: (i) all revenues of the Wholesale Business, including the fair market value of all barter arrangements, minus (ii) all amounts properly charged to the Wholesale Business in accordance with the WGN Acquisition Agreement, including copyright fees, certain other fees, legal fees and costs, other miscellaneous third-party costs and a management fee of 1.9% of gross revenues generated by the Wholesale Business which is payable to the Company. To calculate the quarterly payments due to Netlink USA, cash flow, as so determined, is multiplied by 50% and then an uplink cost allowance of $111,000 per quarter is subtracted. Under certain circumstances, the Company has the right to prepay, in full, amounts owed under the WGN Acquisition Agreement for an amount equal to the sum of:
(i) twelve times the product of 50% and the cash flow as so determined for the most recent six months, minus (ii) six times the annual uplink cost allowance, plus (iii) one-half of the amount by which certain expenses for the applicable six-month period exceed certain threshold amounts minus (iv) the amount, if any, of the uplink cost allowance for all prior quarters that were not recouped by the Company during the term of the WGN Acquisition Agreement. As of September 30, 1998, the prepayment amount would have been approximately $26 million.

  The Revenue-Sharing Agreement provides for Netlink USA to cease uplinking WGN and selling it to cable television stations in Canada. In consideration thereof, the Company agreed to make monthly payments to Netlink USA equal to 50% of the "Net Revenues" actually received by the Company from the Canadian Operations. For such purpose, Net Revenues are defined as (i) cash and cash equivalents or barter arrangements received by the Company for the sale of WGN to cable televisions systems in Canada minus (ii) all direct, out-of-pocket, third-party costs, expenses and liabilities incurred by the Company with respect to sales by the Company of WGN to cable television systems in Canada, including taxes on gross receipts from the Canadian Operations, but excluding taxes on the net income of the Company or Netlink USA. Such expenses are subject to an annual limitation which initially was $50,000 and is reviewed annually by the Company and Netlink USA to determine whether any adjustments are appropriate.

  The aggregate amount paid to Netlink USA pursuant to the WGN Agreements during 1997 was $3.9 million.

 SMATV Service

  General. SMATV systems are private cable television systems that serve hotels and multi-unit dwellings such as condominiums, apartment complexes and private residential communities. In its agreements with programming suppliers for its and its subsidiaries' cable television systems, TCI generally has obtained rights to sell such programming to SMATV systems located within the operating area of such cable television systems and in counties contiguous thereto. Netlink USA is the TCI affiliate that has operated the business of providing programming to SMATV systems pursuant to rights obtained by Satelitte Services, Inc., a subsidiary of TCI ("SSI"). As of September 30, 1998, Netlink USA provided programming to approximately 2,100 SMATV systems with an aggregate of approximately 425,000 subscribers.

  Description of Services. Netlink USA offers programming services for which SSI has obtained the right to sell to SMATV systems in specified geographic areas. Netlink USA generally supplies approximately one-third of the programming carried by its SMATV system customers. The term of its contracts with SMATV system operators is generally one year. A substantial majority of Netlink USA's SMATV customers are medium- or large-size SMATV systems operated by national operators. Optel and Cable Plus, together, typically account for approximately 80% of Netlink USA's annual SMATV sales.

  Competition. Netlink USA competes with a number of other programming suppliers that have targeted the SMATV market. In addition, Netlink USA's SMATV system customers face competition from cable television systems and DTH companies that provide alternative programming reception methods.

Regulation Affecting the Netlink Businesses

  The satellite transmission, cable and telecommunications industries are subject to federal regulation, particularly FCC requirements. The industries are also often subject to extensive regulation by local and state authorities. While most cable television and telecommunication industry regulations do not apply directly to Netlink USA, they may affect programming distributors, a significant customer for Netlink USA's products and services. In the past, uncertainty about proposed or even rumored regulations has occasionally caused programming distributor customers to postpone purchasing decisions and actions. Both Netlink USA and the Company monitor pending legislation and proposed regulations to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments within the industry.

  Copyright Matters. Under the "cable compulsory license" provisions of the Copyright Act, programming distributors are required to pay copyright fees that arise from their reception and distribution of satellite-transmitted television broadcasts such as WGN and the Denver 6. These provisions also grant an exemption which allows the Company and Netlink USA to transmit and market their stations without agreements with, or copyright payments to, the broadcast station transmitted. The cable television and DBS systems that carry the station broadcasts are responsible for obtaining consent from local broadcasters and paying copyright fees to the U.S. Copyright Office, a federal copyright fee collection agency. In contrast, under the satellite license provided by SHVA (as defined below), Netlink USA and the Company must pay the copyright royalty fees for their C-band DTH subscribers. Effective January 1, 1998, copyright fees were increased to 27 cents per signal per subscriber per month, an increase of 21 cents for each network signal, an increase of 13 cents for WGN and an increase of 9.5 cents for KWGN. Retail prices to subscribers have been correspondingly increased which may cause a decrease in the number of subscribers to the Company's and Netlink USA's services, which decrease could be substantial. On October 30, 1997, the Satellite Broadcasting & Communications Association, of which Netlink USA is a member, filed a Petition for Review of such increases in copyright fees with the United States Court of Appeals for the District of Columbia Circuit which remains pending. The Court of Appeals refused to grant an interim stay of the increase. Various bills are being considered by Congress which, if enacted, would amend and extend the satellite license and/or potentially change the copyright royalty fee. For example, on June 24, 1998, the United States House of Representatives Committee on Commerce ordered that H.R. 2921, which would defer the increase in the copyright royalty fee pending an inquiry of the FCC, be reported to the full House and on July 23, 1998, the United States Senate adopted an amendment to an appropriations bill which would defer the increase until March 31, 1999. However, neither bill was enacted into law. Legislation has been introduced from time to time to repeal the cable compulsory license provision, although no such legislation has been passed by Congress. Similar legislation will likely be introduced in the near future to consider "reform" of both the cable and satellite compulsory licenses, and, if adopted, such legislation could hinder or prevent Netlink USA from marketing services such as the Denver 6 Service.

  The Copyright Act and U.S. Copyright Office regulations generally impose a significantly higher copyright fee on cable television systems in certain markets for carrying more than two distant independent television stations. This copyright fee structure limits the extent to which cable television systems are able to carry superstations. A reduction in competitive superstations within the industry could potentially increase the distribution potential of Netlink USA's KWGN signal as a replacement product without increasing a cable operator's overall copyright payments.

  On August 1, 1997, the United States Copyright Office released a "Review of the Copyright Licensing Regimes Covering Retransmission of Broadcast Signals" in response to a request from the Chairman of the United States Senate Committee on the Judiciary. The Copyright Office recommended a number of significant changes in the laws regulating the copyright licensing of broadcast retransmissions which, if adopted, would have a significant impact on Netlink USA. Congressional committees have scheduled and held hearings on such recommendations.

  SHVA. The Satellite Home Viewer Act of 1994 ("SHVA") prohibits the retransmission by a satellite carrier, such as Netlink USA, of a television broadcast signal of a network television station to households that receive a Grade B intensity over-the-air signal of a television broadcast station affiliated with such network and to households that, within the past 90 days, had received through a cable system the signal of a television station affiliated with such network. The SHVA provides for remedies which can include actual damages, injunctions, and statutory damages. Statutory damages per individual claim are limited to $5.00 per subscriber, per month, and statutory damages for a pattern or practice of violations are limited to $250,000 in a six month period.

  In complying with the SHVA, Netlink USA is required to discontinue network service to certain of its subscribers who are able to receive network services over the air. The broadcast networks and their affiliates have commenced infringement actions against PrimeTime 24, another satellite carrier, for violation of the network service restrictions. Netlink USA and Telluride entered into the NAB Agreement with the NAB, certain network-affiliated television stations, and their respective affiliate associations. See "-- National Association of Broadcasters Matters." At present, Netlink USA can not assess the impact, if any, of future claims under the SHVA not covered by the NAB Agreement on Netlink USA's results of operations or cash flow since it is unable to determine the basis upon which damages claimed by network affiliate stations which are not parties to the NAB Agreement might be calculated or what their amount might be. See "--National Association of Broadcasters Matters."

  On November 17, 1998, in response to two petitions requesting the FCC to initiate a proceeding to define separately "Grade B signal" for purposes of SHVA, the FCC released a Notice of Proposed Rulemaking to address the methods for determining whether a household is "unserved" under the SHVA.

  1992 Cable Act. In October 1992, Congress enacted the 1992 Cable Act, which provided a comprehensive regulatory framework for the operation of cable television systems, including substantial rate regulation for certain services and equipment provided by most cable television systems in the United States. Pursuant to the 1992 Cable Act, the FCC adopted regulations with respect to rates charged for certain cable television services and for equipment to receive those services. Additional regulations and policies adopted by the FCC under the 1992 Cable Act may impair SNG's ability to offer competitive rates and volume discounts on certain of its products and services and may affect the rates charged by Netlink USA and Superstar to home satellite dish programming packagers.

  Telecommunications Act of 1996. In February 1996, Congress enacted the Telecommunications Act of 1996, which generally deregulates both the cable and telephone industries, allowing each to compete with the other in local market areas, and also enables electric utilities to enter the telecommunications industries. While there are no provisions in the Telecommunications Act of 1996 that affect SNG directly, it indirectly may create more competition and less regulation within the video services marketplace.

National Association of Broadcasters Matters

  In January 1997, Netlink USA entered into an agreement in principle with representatives of the NAB and of its television network affiliate members to identify by zip code those geographic areas which are "unserved" by network affiliated stations, i.e. areas in which households cannot receive a signal of at least Grade B intensity. On May 1, 1998, Netlink USA and Telluride entered into the NAB Agreement.

  Under the NAB Agreement, which became effective on July 1, 1998, the Grade B signal contour is plotted for each network station (including any translators or repeaters) using Longley-Rice data. Each zip code is classified as red (served) or green (unserved) for each station in its designated market area. For certain stations, zip codes in a limited number of additional counties adjacent to the designated market areas for those stations will also be classified as red or green. Zip codes which are partially served are classified as red or green depending upon whether the majority of the population in that zip code is served or unserved. However, the unserved population reclassified as red and the served population reclassified as green will be roughly equalized, subject to certain limitations. Netlink USA's existing subscribers will be grandfathered for 14 months after the later of July 1, 1998 or the effective date of a nationwide injunction enforcing the SHVA against PrimeTime 24 or the effective date of an agreement between NAB and PrimeTime 24 which is nationwide in scope. The earliest date on which the "grandfathering" period could end would be August 31, 1999. Based upon recent injunctive orders in the PrimeTime 24 litigation, Netlink USA does not expect any significant delay in such date. Under the NAB Agreement, neither Netlink USA nor any of its distributors may provide the network signals to new subscribers in red area zip codes, and there are substantial reporting requirements to enforce this obligation. Distribution of network signals in violation of the NAB Agreement would result in liquidated damages and potentially an injunctive action. However, the NAB Agreement releases Netlink USA and Telluride from any liability arising from any violations of SHVA which may have occurred prior to the effective date of the NAB Agreement. If any other carrier receives a more favorable agreement, the NAB Agreement will be amended to reflect such more favorable terms. If there are significant changes in the law, any party may, on a prospective basis, terminate the NAB Agreement. All parties agree, however, to make good faith efforts to establish a new agreement in relation to any such significant regulatory changes.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  The following discussion and analysis provides information concerning the results of operations and financial condition of the Netlink Wholesale Division. Information with respect to SNG is not provided below because SNG's historical financial condition and results of operations are included in the Company's financial statements.

 Results of Operations

  Nine Months Ended September 30, 1998 Compared to September 30, 1997

  Revenue increased 21%, or $5,256,000, for the nine months ended September 30, 1998, as compared to the nine months ended September 30, 1997. This increase was primarily attributable to a 13%, or $2,612,000, increase in Denver 6 Service revenue and a 48%, or $2,154,000, increase in SMATV revenue. The increase in the Denver 6 Service revenue was primarily attributable to rate increases for DTH customers reflecting the copyright fee increase described below. However, certain other adjustments to rates offset a portion of this increase. The SMATV revenue increase was driven by a 7% rate increase combined with subscribers buying additional channels and a 61% increase in subscribers.

  Operating expenses increased 61% , or $7,256,000, for the nine months ended September 30, 1998, as compared to the nine months ended September 30, 1997, primarily due to a 55%, or $1,965,000, increase in programming costs which were directly related to the increase in SMATV revenue and a 213%, or $5,150,000, increase in copyright fees. This increase in copyright fees was primarily due to an increase in the monthly copyright fee from 6 cents for network stations and 14 cents or 17.5 cents for superstations to the new 27 cents per channel per subscriber monthly copyright rate. Selling, general and administrative costs increased 57%, or

$398,000, primarily due to $151,000 related to stay pay bonuses paid during the third quarter ended September 30, 1998, a $124,000 increase in legal fees and a $138,000 increase in overhead. Bad debt expense decreased 64%, or $225,000, mainly due to a reduced estimate of uncollectible accounts during the nine months ended September 30, 1998 based on historical collection rates compared to the same period in 1997. Depreciation and amortization was consistent from 1997 to 1998.

  As a result of the foregoing, operating income decreased by 19%, or $2,173,000, for the nine months ended September 30, 1998, as compared to the nine months ended September 30, 1997.

  Year Ended December 31, 1997 Compared to December 31, 1996

  Revenue increased 13%, or $3,977,000, for the year ended December 31, 1997, as compared to the year ended December 31, 1996. This increase was primarily attributable to an increase in revenue from SMATV systems, which represented 19% of revenue for the year ended December 31, 1997. The SMATV revenue increase was driven by a 4% increase in rates combined with a 122% increase in subscribers. The subscriber increase was largely attributable to an increase in the number of SMATV systems operated by two of Netlink USA's SMATV customers. Additionally, Netlink USA's share of revenue from the wholesale marketing and distribution of WGN increased 10% as a result of increases in rates charged wholesale customers. Revenue from WGN marketing and distribution represented 12% of the Netlink Wholesale Division's revenue for the year ended December 31, 1997. Denver 6 Service revenue decreased by less than 1% compared to the prior year mainly due to a decrease in revenue related to Netlink USA's decision to discontinue transmission of the Atlanta 3 stations during the first quarter of 1996, offset by a 2% increase in revenue from SNG. Revenue from SNG, which represented 47% and 44% of total Denver 6 Service revenue during 1997 and 1996, respectively, increased primarily due to a 4% increase in SNG subscribers, offset by credits received by SNG related to the sale of certain packages to SNG subscribers.

  Operating expenses increased 23%, or $3,039,000, for the year ended December 31, 1997, as compared to the year ended December 31, 1996, primarily due to a 126% increase in programming costs which were directly related to the increase in SMATV revenue. Selling, general and administrative costs increased 5%, or $52,000, primarily due to increased personnel costs. Bad debt expense increased 10%, or $25,000, mainly due to an increase in accounts receivable of 13% in 1997 compared to 1996. Depreciation and amortization was consistent from 1996 to 1997.

  As a result of the foregoing, operating income increased 6%, or $860,000, for the year ended December 31, 1997, compared to the year ended December 31, 1996.

  Year Ended December 31, 1996 Compared to December 31, 1995

  Revenue increased 6%, or $1,811,000, for the year ended December 31, 1996, as compared to the year ended December 31, 1995. This increase was substantially attributable to increases in revenue from SMATV, which represented 10% of the revenue for the year ended December 31, 1996. The SMATV revenue increase was driven by a 4% increase in rates combined with a 61% increase in subscribers. The remaining increase in revenue was attributable to a 4% increase in Denver 6 Service revenue. The increase in Denver 6 Service revenue was primarily attributable to a 13% increase in revenue from SNG, which represented 44% and 35% of total Denver 6 Service revenue during 1996 and 1995, respectively, offset by a 12% decrease in revenue and subscribers resulting from Netlink USA's decision to discontinue transmission of the Atlanta 3 stations during the first quarter of 1996. Revenue from SNG increased primarily due to a rate increase for SNG subscribers.

  Operating expenses decreased 12%, or $1,853,000, during 1996 compared to the prior year. Such decrease is mainly due to a 24% decrease in transponder expense, which represented 57% of operating expenses, related to the loss of Atlanta 3 network subscribers. Selling, general and administrative expenses increased 5%, or $46,000, for the year ended December 31, 1996, as compared to the year ended December 31, 1995 primarily due to increased personnel costs. Bad debt expense decreased 7%, or $19,000, due to higher SMATV accounts receivable write-offs in fiscal year 1995. Depreciation and amortization increased 6%, or $12,000, due to additional capital expenditures during 1996 compared to 1995.

  As a result of the foregoing, operating income increased 32%, or $3,624,000, for the year ended December 31, 1996, compared to the year ended December 31, 1995.

 Liquidity and Capital Resources

  Net cash provided by operating activities for Netlink USA was $7,873,000, $7,109,000, $9,680,000, $9,127,000 and $9,271,000 for the nine months ended
September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, respectively. Amounts expended by Netlink USA for investing activities was less than the cash provided by operating activities in each such period. In the event Netlink USA were required to expend more on capital or other investing activities, Netlink USA believes that net cash provided by operating activities and its ability, if necessary, to obtain financing would provide adequate sources of short-term and long-term liquidity in the future.

  On October 28, 1997, the Librarian of Congress announced final rules increasing the monthly copyright royalty fee for the secondary transmission of superstations and network stations by satellite carriers, such as Netlink USA, to 27 cents per channel per subscriber per month for distant superstations and network stations. These monthly fees had been either 17.5 or 14 cents for superstations and 6 cents for network stations. Consequently, the copyright fees paid by Netlink USA for the retransmission of broadcast signals to home satellite dish owners have increased significantly. The resulting increases in retail prices to subscribers may cause a decrease in the number of subscribers to the Netlink USA services, which decrease could be substantial. See "-- Regulation Affecting the Netlink Businesses."

  In addition, in August 1997, the United States Copyright Office recommended a number of significant changes in the laws regulating the copyright licensing of broadcast retransmissions which, if adopted, would have a significant impact on Netlink USA. Congressional committees have scheduled and held hearings on such recommendations. See "--Regulation Affecting the Netlink Businesses."

  In uplinking and selling the signals of broadcast television stations in the United States, Netlink USA is subject to certain FCC regulations and Copyright Act provisions. Pursuant to such provisions, Netlink USA may only distribute the signals of network broadcast stations to "unserved households," which cannot receive a Grade B signal from a primary station affiliated with such network. On May 1, 1998, Netlink USA and Telluride entered into the NAB Agreement. The parties to the NAB Agreement identified by zip code those geographic areas which are "unserved" by network affiliated stations. Depending upon the locations of its subscribers on the July 1, 1998 effective date of the NAB Agreement and the waiver and geocoding processes under the NAB Agreement, Netlink USA may be required to disconnect a substantial number of existing subscribers within 14 months after such effective date, which would have a material adverse effect upon the operations of Netlink USA. See "-- National Association of Broadcasters Matters."

  A preliminary assessment has been done by the Company concerning the year 2000 issue. In discussions with Netlink USA, it was preliminarily concluded that the activity required for ensuring compliance on the systems, software and equipment will not be significant. Upon completion of the Netlink Acquisition by the Company, a more formalized and structured approach will be used. This project is referred to as the Year 2000 Project.

  The Year 2000 Project involves a four-phase approach to determining the year 2000 readiness of Netlink USA's systems, software and equipment. This approach provides a detailed method for tracking the evaluation, repair and testing of the systems, software and equipment. Phase 1, Assessment, involves the inventory of all systems, software and equipment and the identification of any year 2000 issues. Phase 1 is scheduled for completion by February 1999. Phase 2, Remediation, involves repairing, upgrading and/or replacing any non-compliant equipment and systems. Phase 2 is scheduled for completion by May 1999. Phase 3, Testing, involves testing the systems, software and equipment for year 2000 readiness, or in certain cases, relying on test results provided to Netlink USA. Phase 3 is scheduled for completion by July 1999. Phase 4, Implementation, involves placing compliant systems, software and equipment into production or service. Phase 4 is scheduled for completion by September 1999. The completion dates set forth above are based on current expectations. However, due to the uncertainties inherent in year 2000 remediation, there can be no assurance that the projects will be completed on such dates.

  As part of the Year 2000 Project, significant suppliers and customers will be contacted to determine the extent to which Netlink USA is vulnerable to those third parties' failure to remediate their year 2000 compliance issues. There can be no assurance that the systems of other companies on which Netlink USA's business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with Netlink USA's systems, would not have a material adverse effect on Netlink USA and its operations.

  The failure to resolve year 2000 issues on or before December 31, 1999 could result in system failures causing disruption in routine business activities. Also, if critical systems related to Netlink USA's services are not successfully remediated, Netlink USA could face claims of breach of contract from customers, certain programming providers and from other businesses that rely on Netlink USA's programming services. Additionally, failure of third parties upon whom Netlink USA relies to timely remediate their year 2000 issues could result in disruption in Netlink USA's daily operations and core services. While the Company believes the Year 2000 Project will adequately address the internal year 2000 issues, the overall risks associated with the year 2000 issue remain difficult to accurately describe and quantify until additional information is obtained regarding the remediation activities of third party suppliers and customers. There can be no assurance that the year 2000 issue will not have a material adverse effect on Netlink USA and its operations.

  There are plans to develop contingency plans on all critical processes to minimize the impact of any year 2000 related interruption. Plans are expected to be in place by February 1999.

History and Background of the Netlink Acquisition

  Throughout 1997, the Company analyzed alternatives for further development of its UVTV/WGN business and concluded it should consider reacquiring the interest in that business represented by the WGN Agreements in order to simplify the ownership structure of that business. During that same period, the Company investigated several opportunities to acquire additional C-band subscribers and, as part of that process, also assessed the advantages to it of consolidating Liberty's ownership of SNG with that of the Company and of having access to the additional cash flows from operating activities that would become available if it were to acquire the SNG Interest.

  On January 8, 1998, Mr. Gary S. Howard, the Company's Chairman and Chief Executive Officer and an Executive Vice President of TCI, and Mr. Peter C. Boylan III, the Company's President and Chief Executive Officer, approached Mr. Robert R. Bennett, President and Chief Executive Officer of Liberty, to inquire as to Liberty's receptiveness to selling the SNG Interest and its interest in the WGN Agreements.

  On January 12, 1998, Mr. Bennett contacted Mr. Boylan and Mr. Howard to determine whether the Company would be interested in acquiring a package that included not only Netlink USA's interests in SNG and the WGN Agreements, but also its Denver 6 Service and the SMATV Service.

  Also, on January 12, 1998, Mr. Boylan contacted PaineWebber to solicit a proposal from PaineWebber to act as the financial advisor in connection with the proposed transaction and to provide a fairness opinion if one was appropriate. Over the next few days, representatives of several recognized investment banking firms were also contacted to solicit proposals to act as the financial advisor to the Company for the proposed transaction and provide a fairness opinion if one was appropriate.

  On January 21, 1998, Messrs. Howard and Boylan met with Mr. Bennett to discuss the terms of a potential transaction and price. Mr. Bennett was presented with a verbal offer for the Netlink USA assets to be acquired, subject to, among other matters, due diligence and Board and stockholder approval. Mr. Bennett provided a counterproposal as to price shortly thereafter.

  On January 26, 1998, a telephonic meeting of the Board was held to discuss the then current terms of the proposed transaction and to consider the appointment of a special committee to review such terms and to make a recommendation to the Board whether to approve the proposed acquisition of Netlink USA. The Board formally approved the continued pursuit of negotiations with Liberty and the appointment of the Netlink Special Committee, consisting of Mr. Lawrence Flinn, Jr., the Company's Chairman Emeritus who was formerly Chairman and Chief Executive Officer of the Company, and Mr. J. David Wargo. The Netlink Special Committee was authorized to engage a financial advisor for the Company, to review the terms of the proposed acquisition of the Netlink Businesses and to make a recommendation to the Board.

  From January 28 through January 30, 1998, Mr. Wargo conducted interviews with the firms proposing to act as the financial advisor to the Netlink Special Committee. Based upon a review of the proposals and the interviews, on February 6, 1998, the Netlink Special Committee selected PaineWebber to act as the financial advisor to the Netlink Special Committee in connection with the Netlink Acquisition. On that same date, Mr. Wargo, in consultation with Mr. Flinn, engaged the firm of Patterson, Belknap, Webb and Tyler LLP to act as legal counsel to provide assistance to the Netlink Special Committee in reviewing the Netlink Acquisition.

  During February and March 1998, the Company made due diligence inquiries of Liberty and Netlink USA personnel with respect to the Netlink Wholesale Division. SNG was already under the control of the Company. Representatives of the Company coupled these inquiries with several due diligence trips.

  On February 9, 1998, the Netlink Special Committee reviewed with the Board their actions to date. At that same meeting, Mr. Bennett was appointed a director of the Company. Discussions between Messrs. Howard, Boylan and Bennett as to the consideration to be paid by the Company for the Netlink Businesses continued at various times throughout the day and into the next day, with both parties ultimately concluding that the consideration would be 12,750,000 shares of the Company's common stock. The number of shares of common stock was set as part of the negotiations and is not subject to adjustment.

  The Company valued the Netlink Businesses based upon a multiple of their cash flow. The aggregate value, approximately $210 million, was converted into shares of common stock at $16.50 per share, the last sale price of the common stock on February 9, 1998. While the parties initially discussed the issuance to Liberty of Class A common stock, higher voting Class B common stock was ultimately agreed upon. The Class B common stock has the same underlying economic characteristics as the Class A common stock, and the percentage of voting power of the common stock held by TCI would not change materially as a result of the issuance of Class B common stock in lieu of Class A common stock. Accordingly, the Company believed the Class B common stock to have the same value as the Class A common stock. Moreover, issuance of Class B common stock to TCI would permit the Company to issue additional shares of Class A common stock without materially affecting TCI's control of the Company.

  Negotiation of definitive agreements was conducted between the Company and Liberty and their counsel during March, April and May, 1998. In April 1998, the Company announced an agreement in principle with respect to a transaction in which Primestar would acquire 100% of the membership interests in SNG (the "Primestar Transaction"). As a result, the form of the definitive agreements being negotiated with Liberty was modified to permit such a transaction with Primestar, if it could be consummated, prior to the Netlink Acquisition.

  On May 1, 1998, the Board met and authorized the Netlink Acquisition based in part on the recommendation of the Netlink Special Committee which was given to the Board subject to receipt of an acceptable fairness opinion by the Netlink Special Committee and approval of definitive agreements by the Netlink Special Committee.

  On May 14, 1998, representatives of PaineWebber met with the Netlink Special Committee and delivered the PaineWebber Opinion.

  On June 5, 1998, the Netlink Special Committee met in order to consider and make a recommendation to the Board with respect to the Netlink Acquisition. Mr. Wargo presented the structure of the Netlink Acquisition and briefly described the presentation made by PaineWebber at the May 14th meeting of the Netlink Special Committee. Patterson, Belknap, Webb & Tyler LLP, legal advisor to the Netlink Special Committee, described the legal standards under Delaware law which applied to the Netlink Special Committee's consideration of the Netlink Acquisition, reviewed certain features of the Netlink Acquisition Agreement and answered questions from the members of the Netlink Special Committee. Following discussion, the Netlink Special Committee unanimously recommended approval of the Netlink Acquisition by the full Board of the Company; provided however, that the Netlink Special Committee did not consider and made no recommendation with respect to the Primestar Transaction.

  Documentation for the Netlink Acquisition was finalized in all material respects on May 18, 1998. Following completion of documentation for the Netlink Acquisition, the Company completed negotiations with respect to the terms of the TV Guide Acquisition and, on June 10, 1998, entered into the TV Guide Letter Agreement. The Company and Liberty commenced negotiations for an amendment to the agreement for the Netlink Acquisition to provide, among other things, for the simultaneous closing of the Netlink Acquisition and the TV Guide Acquisition.

  On October 15, 1998, Primestar announced that it had terminated an agreement for the proposed acquisition of certain direct broadcast satellite assets. The acquisition had been opposed by the U.S. Department of Justice, which had filed suit to block the transaction. The Company viewed Primestar's acquisition of those assets to be an essential element for the success of the Primestar Transaction. Accordingly, on October 19, 1998, the Company announced as part of its regular third quarter earnings release that it had terminated the Primestar Transaction. Rather than amend the May 18, 1998 agreement for the Netlink Acquisition, the parties negotiated an Amended and Restated Stock Purchase Agreement to be effective as of May 18, 1998. The Netlink Acquisition Agreement, which was executed by the Company and Liberty on November 30, 1998, deleted references to the Primestar Transaction and provisions that had been included to facilitate the Primestar Transaction and added terms to coordinate the closings of the Netlink Acquisition and the TV Guide Acquisition. See "Description of the Netlink Acquisition Agreement and Related Agreements--The Netlink Acquisition Agreement--General."

Reasons for the Netlink Acquisition; Recommendation of the Board

  The Board considered the terms and structure of the Netlink Acquisition, reviewed with its financial and legal advisors the financial and legal aspects of the Netlink Acquisition and considered with the Company's senior management the financial and operational considerations relating to the Netlink Acquisition. In its review of the Netlink Acquisition, the Board recognized that the Netlink Acquisition is an affiliate transaction because both the Company and Liberty are controlled by TCI and a majority of the members of the Board are affiliated with TCI. As a result, the Board established the Netlink Special Committee consisting of Messrs. Wargo and Flinn, two independent directors, to review the Netlink Acquisition on an impartial basis. The Netlink Special Committee hired PaineWebber to act as its financial advisor and Patterson, Belknap, Webb & Tyler LLP to act as its legal advisor in doing so. The Netlink Special Committee received the PaineWebber Opinion to the effect that, as of May 14, 1998, based upon PaineWebber's review and assumptions and subject to the limitations summarized below, the Netlink Equity to be issued by the Company in the Netlink Acquisition is fair to the unaffiliated stockholders of the Company from a financial point of view. The Netlink Special Committee unanimously recommended approval of the Netlink Acquisition by the full Board of the Company.

  The Board believes that the Netlink Acquisition provides an opportunity to fulfill the Company's objective of developing the full potential of the Company's existing DTH and distant signal businesses. The Board believes that the terms of the Netlink Acquisition are fair to, and in the best interests of, the Company and the Company's unaffiliated stockholders. Based on these considerations, the Board unanimously approved the Netlink Acquisition and unanimously recommends that stockholders vote FOR the Netlink Acquisition Proposal.

  In reaching these conclusions and recommendations, the Board considered, among other things, the following factors, none of which were quantified or assigned relative weight as compared to any other factor:

    (i) industry and market conditions, including the increasing competition in the multi-channel television services business, particularly competition from other C-band satellite service providers, DBS satellite service providers and cable television system operators that resulted in the number of SNG subscribers continuing to decline;

    (ii) the opportunity for the Company to increase its participation in, and thereby become the majority owner of, the largest national provider of satellite entertainment programming to C-band home satellite dish owners;

    (iii) the terms of the Netlink Acquisition, including the consideration to be paid by the Company in the Netlink Acquisition and the fact that the Company is entitled to all benefits of the operation of the Netlink Corporations as of April 1, 1998;

    (iv) the opportunity to increase the Company's earnings while strengthening its balance sheet and increasing its capacity to generate capital for future growth;

    (v) the opportunity to gain economies of scale by combining certain functions of the Company's UVTV division, which distributes superstations and other programming to cable television systems and other multi-channel video programming providers, with Netlink USA's Denver 6 Service, which is substantially the same line of business;

    (vi) the relatively limited number of conditions to the closing of the Netlink Acquisition which provides increased certainty that the Netlink Acquisition will be consummated; and

    (vii) the fairness of the consideration to be paid by the Company in the Netlink Acquisition, based in part on PaineWebber's written opinion.

  The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but it does include the factors that the Board considered material to its decision to approve the Netlink Acquisition. In view of the factors considered in connection with its evaluation, the Board did not find it practicable to and did not quantify or attempt to assign relative weights to the specific factors considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors.

Opinion of PaineWebber

  The full text of the PaineWebber Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix III to this Proxy Statement. Holders of the Company's common stock are urged to read the PaineWebber Opinion carefully and in its entirety. The summary of the PaineWebber Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the PaineWebber Opinion. PaineWebber has consented to the description and publication of the PaineWebber Opinion in this Proxy Statement and in Appendix III hereto.

  The terms used below and defined in the PaineWebber Opinion have the following meanings:

  "Revised Consideration" refers to the form of consideration contemplated by the Company and Liberty as of the date of the PaineWebber Opinion which was equal to 6,375,000 shares of the Company's Class B common stock. The parties had initially discussed the issuance of the Company's Class A common stock but subsequently concluded that Class B common stock would be issued in connection with the Netlink Acquisition. The PaineWebber Opinion was rendered prior to the Company's 2-for-1 stock split and the share numbers and per share amounts set forth below take into account such stock split.

  "Revised Purchase Transaction" refers to the form of transaction contemplated by the Company and Liberty whereby the Company was to acquire all of the capital stock of the Netlink Corporations in exchange for 6,375,000 shares (on a pre-split basis) of the Company's Class B common stock. The Revised Purchase Transaction did not take into account the then-proposed Primestar Transaction.

  The Netlink Special Committee retained PaineWebber as its financial advisor in connection with the Revised Purchase Transaction (as defined in the PaineWebber Opinion). In connection with such engagement, the Netlink Special Committee requested PaineWebber to render an opinion as to whether or not the proposed Revised Consideration (as defined in the PaineWebber Opinion) to be paid by the Company in the Revised Purchase Transaction is fair to the unaffiliated stockholders of the Company from a financial point of view.

  In connection with the Netlink Special Committee's consideration of the Netlink Acquisition, PaineWebber delivered the PaineWebber Opinion on May 14, 1998 to the effect that, as of such date, and based upon its review and assumptions and subject to the limitations summarized below, the Revised Consideration to be paid by the Company, pursuant to the Netlink Acquisition, is fair to the unaffiliated stockholders of the Company from a financial point of view. The PaineWebber Opinion was prepared at the request of and for the information of the Netlink Special Committee in connection with the Revised Purchase Transaction and does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote with respect to the Revised Purchase Transaction or the Netlink Acquisition. It should be understood that subsequent developments may affect the conclusions reached in the PaineWebber Opinion.

  In connection with the PaineWebber Opinion, PaineWebber was not requested to, and has not, pursuant to the Netlink Special Committee's instructions, reviewed any documents (other than the May 13, 1998 draft agreement) in connection with, or expressed any opinion as to the fairness from a financial point of view of, the then proposed Primestar Transaction. Pursuant to the Netlink Special Committee's instructions, PaineWebber expressed an opinion only as to the fairness from a financial point of view of the Revised Consideration which is to be paid by the Company in the Revised Purchase Transaction and did not express any opinion as to any aspect of the then proposed Primestar Transaction.

  In arriving at its opinion, PaineWebber, among other things: (i) reviewed SNG's audited financial statements for the fiscal year ended December 31, 1997; the related unaudited financial information for the two fiscal years ended December 31, 1997 and 1996; and the related unaudited financial information for the three months ended March 31, 1998; (ii) reviewed the Netlink Businesses' (as defined in the PaineWebber Opinion) audited financial statements for the fiscal year ended December 31, 1997; the related unaudited financial information for the fiscal years ended December 31, 1997 and 1996; and the related unaudited financial information for the three months ended March 31, 1998; (iii) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997; the Company's draft Form 10-Q for the three months ended March 31, 1998; and the related unaudited financial information for the three months ended March 31, 1998 and 1997; (iv) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Companies (as defined in the PaineWebber Opinion) and the Company, furnished to PaineWebber by the Company and Liberty; (v) conducted discussions with members of senior management of each of the Subject Companies and the Company concerning their respective businesses and prospects; (vi) reviewed the historical market prices and trading activity for the Company's Class A common stock and compared them with those of certain publicly traded companies which PaineWebber deemed to be reasonably similar to the Subject Companies and the Company, respectively; (vii) compared the results of operations of the Subject Companies and the Company with those of certain companies which PaineWebber deemed to be reasonably similar to the Subject Companies and the Company, respectively; (viii) compared the proposed financial terms of the transactions contemplated by the Netlink Acquisition with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant; (ix) reviewed a draft of the May 18, 1998 agreement dated May 13, 1998; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions.

  PaineWebber noted in the PaineWebber Opinion that the Company's Class B common stock differs from its Class A common stock in that the Class B common stock entitles the holder thereof to ten (10) votes per share and the Class B common stock is not publicly traded. PaineWebber also noted that each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder thereof. PaineWebber valued the Company's Class B common stock the same as the Company's Class A common stock.

  In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of the Subject Companies, Liberty and the Company, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber (the "Projections"), PaineWebber assumed, with the Company's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company, Liberty and the Subject Companies, respectively, as to the future performance of the Company and the Subject Companies. PaineWebber also relied upon the assurances of the management of the Company, Liberty and the Subject Companies that they were unaware of any facts that would make the information or Projections provided to PaineWebber incomplete or misleading. PaineWebber did not undertake, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise, known or unknown) of the Company or the Subject Companies and assumed that (i) the purchase method of accounting will be used for the Revised Purchase Transaction; (ii) the Revised Purchase Transaction will qualify as a tax-free exchange under Section 351 of the Code; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and the Subject Companies are as set forth in their respective consolidated financial statements. The PaineWebber Opinion does not address the relative merits of the Revised Purchase Transaction and any other transactions or business strategies that may have been discussed by the Netlink Special Committee as alternatives to the Revised Purchase Transaction or the decision of the Netlink Special Committee to proceed with the Revised Purchase Transaction. The Netlink Special Committee did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion. Because of the nature of the Revised Purchase Transaction, the Netlink Special Committee instructed PaineWebber to view, as a whole, the Revised Consideration. The PaineWebber Opinion is based on economic, monetary and market conditions on the date thereof. Furthermore, PaineWebber expressed no opinion as to the price at which the securities to be issued by the Company in the Revised Purchase Transaction or the shares of the Company's Class A common stock may trade at any time.

  The following paragraphs summarize the significant analyses with respect to the Subject Companies performed by PaineWebber in arriving at the PaineWebber Opinion.

  Selected Comparable Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial and operating and stock market performance data of the Comparable Companies (as defined below) to the corresponding data of the Subject Companies. The Comparable Companies consisted of Adelphia Communications Corp.; Cablevision Systems Corporation; Comcast Corporation; Cox Communications, Inc.; Jones Intercable, Inc.; Tele-Communications, Inc.; Century Communications Corp.; LodgeNet Entertainment Corp.; and On Command Corporation (collectively, the "Comparable Companies"). PaineWebber noted that there are no directly comparable companies to the Subject Companies.

  PaineWebber reviewed, among other information, the Comparable Companies' multiples of total enterprise value (market value of equity based on stock market prices as of May 12, 1998 plus total debt and total preferred stock less cash and cash equivalents) to (i) latest twelve months ("LTM") net revenue, (ii) LTM EBITDA, and (iii) 1998 projected EBITDA ("1998E EBITDA"). The Comparable Companies' (i) LTM net revenue multiples ranged from 2.3x to 7.1x; (ii) LTM EBITDA multiples ranged from 8.1x to 17.0x; and (iii) 1998E EBITDA multiples ranged from 6.3x to 14.2x. Based on this analysis, PaineWebber applied an LTM EBITDA multiple range of 6.5x to 8.5x and a 1998E EBITDA multiple range of 5.0x to 7.0x to the LTM EBITDA and 1998E EBITDA of each of SNG and the Netlink Businesses which resulted in derived aggregate equity valuations (for 100% of the equity) of $300.0 million to $330.0 million and $90.0 million to $110.0 million, respectively. These derived aggregate equity valuations, when adjusted to reflect the acquisition of a 39.8% interest in SNG and a 100% interest in the Netlink Businesses, equate to an implied valuation range of $209.4 million to $241.3 million. The value of the Revised Consideration to be paid was $229.5 million, based on the February 17, 1998 (the date the Netlink Acquisition was announced) pre-announcement Class A common stock price of $18.00 per share as used in PaineWebber's analysis.

  Premiums Paid Analysis. PaineWebber analyzed purchase price per share premiums paid by domestic companies in 145 selected publicly-disclosed merger transactions involving the purchase of a majority interest announced and completed between January 1, 1997 and April 28, 1998 with market values between $50 million and $500 million. This analysis indicated median premiums to the target's closing stock price one day, one week and one month prior to the announcement of the transaction of 22.6%, 29.2% and 34.6%, respectively. Based on this analysis, PaineWebber applied a purchase price premium range of 20% to 30% to the aggregate equity valuations derived in the Selected Comparable Public Company Analysis for SNG and the Netlink Businesses. For SNG, an aggregate equity valuation (for 100% of the equity) of $370.0 million to $410.0 million was derived and, for the Netlink Businesses, an aggregate equity valuation of $115.0 million to $130.0 million was derived. These derived aggregate equity valuations, when adjusted to reflect the acquisition of a 39.8% interest in SNG and a 100% interest in the Netlink Businesses, equate to an implied valuation range of $262.3 million to $293.2 million. The value of the Revised Consideration to be paid was $229.5 million, based on the February 17, 1998 (the date the Netlink Acquisition was announced) pre-announcement Class A common stock price of $18.00 per share as used in PaineWebber's analysis.

  Selected Comparable Mergers and Acquisitions Analysis: PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving target companies in the cable television business. PaineWebber reviewed the consideration paid in 216 selected cable television transactions for the period from February 1, 1994 to April 1, 1998 with purchase prices ranging from $25 million to $750 million (collectively, the "Comparable Transactions"). PaineWebber compared the Comparable Transactions' multiples of total enterprise value to one year forward EBITDA ("Forward EBITDA"). The Comparable Transactions' low, high and median multiples of Forward EBITDA were 6.2x, 14.0x and 9.5x, respectively. Of the Comparable Transactions reviewed, PaineWebber noted that only two transactions were directly comparable to the Revised Purchase Transaction. Based on this analysis, PaineWebber applied a multiple of Forward EBITDA range of 6.2x to 9.5x to the 1998E EBITDA of SNG and the Netlink Businesses. For SNG, an aggregate equity valuation (for 100% of the equity) of $358.4 million to $549.1 million was derived, while for the Netlink Businesses, an aggregate equity valuation of $86.2 million to $132.1 million was derived. PaineWebber also analyzed the publicly available financial information for Primestar's proposed acquisition of SNG. This analysis resulted in an aggregate equity valuation (for 100% of the equity) of SNG of $480.0 million or 8.3x 1998E EBITDA and also resulted in an aggregate equity valuation of the Netlink Businesses of $115.4 million or 8.3x 1998E EBITDA. The derived aggregate equity valuation range based on the Comparable Transactions, when adjusted to reflect the acquisition of a 39.8% interest in SNG and a 100% interest in the Netlink Businesses, equates to an implied valuation range of $228.8 million to $350.6 million. Likewise, the derived aggregate equity valuation range based on the Primestar Transaction, when adjusted to reflect the acquisition of a 39.8% interest in SNG and a 100% interest in the Netlink Businesses, equates to an implied valuation of $306.4 million. The value of the Revised Consideration to be paid was $229.5 million, based on the February 17, 1998 (the date the Netlink Acquisition was announced) pre-announcement Class A common stock price of $18.00 per share as used in PaineWebber's analysis.

  Discounted Cash Flow Analysis. PaineWebber analyzed each of SNG and the Netlink Businesses based on a discounted cash flow analysis of the projected financial performance of SNG and the Netlink Businesses, respectively.

  PaineWebber analyzed SNG based on a discounted cash flow analysis of the projected financial performance of SNG for fiscal years 1998 to 2002. Such projected financial performance was based upon the historical financial results of SNG and the Projections provided by the Company's management. PaineWebber used a range of discount rates from 11.5% to 13.0% in conducting its discounted cash flow analysis. These discount rates were determined through the use of the capital asset pricing model and, in conducting its analysis, PaineWebber reviewed with the Company's management SNG's projected financial performance and the risks associated with SNG's business to derive what it believes are appropriate discount rates. This analysis resulted in an aggregate equity valuation range (for 100% of the equity) of approximately $377.0 million to $480.7 million. PaineWebber also analyzed the Netlink Businesses based on a discounted cash flow analysis of the projected financial performance of the Netlink Businesses for fiscal years 1998 to 2002. Such projected financial performance was based upon the historical financial results of the Netlink Businesses and the Projections provided by the management of the Company and Liberty. PaineWebber used a range of discount rates from 12.75% to 14.25% in conducting its discounted cash flow analysis. These discount rates were determined through the use of the capital asset pricing model and in conducting its analysis, PaineWebber reviewed with the management of the Company and Liberty the Netlink Businesses' projected financial performance and the risks associated with the Netlink Businesses to derive what it believes are appropriate discount rates. This analysis resulted in an aggregate equity valuation range of approximately $63.9 million to $77.8 million. These derived aggregate equity valuations, when adjusted to reflect the acquisition of a 39.8% interest in SNG and a 100% interest in the Netlink Businesses, equate to an implied valuation range of $213.9 million to $269.1 million. The value of the Revised Consideration to be paid was $229.5 million, based on the February 17, 1998 (the date the Netlink Acquisition was announced) pre-announcement Class A common stock price of $18.00 per share as used in PaineWebber's analysis.

  The following paragraphs summarize the significant analyses with respect to the Company performed by PaineWebber in arriving at the PaineWebber Opinion. All share and per share amounts, including per share values, included or reflected in PaineWebber's analysis described herein have been adjusted to reflect the two-for-one split of the Company's common stock effected on August 20, 1998.

  Historical Stock Performance. PaineWebber reviewed the history of the trading prices and volume for the shares of the Company's Class A common stock. This stock performance review indicated that for the latest twelve months ended May 12, 1998, the low, high, 30-day average, 90-day average and 180-day average trading prices per share were $7.94, $22.065, $21.125, $18.595 and $16.145, respectively. PaineWebber also noted that the closing price of the Company's Class A common stock as of May 12, 1998 was $20.015 and the pre-announcement, closing stock price on February 17, 1998 was $18.00 per share.

  Selected Comparable Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial and operating and stock market performance data of the Comparable Companies to the corresponding data of the Company. PaineWebber noted that there are no directly comparable companies to the Company. PaineWebber reviewed, among other information, the Comparable Companies' multiples of total enterprise value to (i) LTM net revenue, (ii) LTM EBITDA, and (iii) 1998E EBITDA. The Comparable Companies' (i) LTM net revenue multiples ranged from 2.3x to 7.1x;
(ii) LTM EBITDA multiples ranged from 8.1x to 17.0x; and (iii) 1998E EBITDA multiples ranged from 6.3x to 14.2x. For the Company, PaineWebber computed the multiples of total enterprise value to (i) LTM net revenue, (ii) LTM EBITDA, and (iii) 1998E EBITDA to be 2.8x, 13.8x and 11.5x, respectively. This analysis resulted in a valuation range of $17.775 to $19.46 per share.

  Discounted Cash Flow Analysis. PaineWebber analyzed the Company based on a discounted cash flow analysis of the projected financial performance of the Company for fiscal years 1998 to 2002. Such projected financial performance was based upon the historical financial results of the Company and the Projections provided by the Company's management. PaineWebber used a range of discount rates from 11.5% to 13.0% in conducting its discounted cash flow analysis. These discount rates were determined through the use of the capital asset pricing model and in conducting its analysis, PaineWebber reviewed with the Company's management the Company's projected financial performance and the risks associated with the Company's business to derive what it believes are appropriate discount rates. This analysis resulted in a valuation range of $19.075 to $23.265 per share.

  Pro Forma Purchase Analysis. PaineWebber performed an analysis of the potential pro forma effect of the Revised Purchase Transaction on the Company's earnings per share ("EPS") for the fiscal year ending December 31, 1997. PaineWebber combined the operating results of the Company (provided by the Company's management) with the corresponding operating results of the Subject Companies (provided by the Company's and Liberty's management) to arrive at the Company's pro forma net income. PaineWebber divided the Company's pro forma net income by the pro forma shares outstanding to arrive at the Company's pro forma EPS. PaineWebber then compared the Company's pro forma EPS to the Company's stand-alone EPS (provided by the Company's management) to determine the pro forma impact on the Company's EPS. This analysis suggested that the Revised Purchase Transaction would have resulted in accretion to the Company's EPS for the fiscal year ending December 31, 1997. PaineWebber noted that this analysis did not include any adjustments for the Company's recently closed transaction with Turner Vision.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made, with the Company's consent, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of the Company, Liberty or PaineWebber assumes responsibility for the accuracy of such analyses and estimates.

  The Netlink Special Committee selected PaineWebber to be its financial advisor in connection with the Revised Purchase Transaction because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

  Pursuant to an engagement letter between the Company and PaineWebber dated March 2, 1998 and as amended on May 11, 1998, PaineWebber was paid a fee of $650,000 upon rendering of the PaineWebber Opinion. In addition, PaineWebber will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the Netlink Acquisition Agreement or the Revised Purchase Transaction is approved or otherwise consummated. The Company also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

  In the ordinary course of its business, PaineWebber may trade the securities of the Company and its affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

Regulatory Approvals

  The Company is not aware of any federal or state approvals that must be obtained in order to consummate the Netlink Acquisition other than approvals obtained prior to the date hereof.

Tax and Accounting Treatment

  The Netlink Acquisition has been structured so that it will qualify as a tax-free reorganization under Sections 351 and 368(a) of the Code. Although the parties believe that the Netlink Acquisition will qualify as a tax-free reorganization, no tax opinion will be received with respect to the Netlink Acquisition. The Netlink Acquisition will be accounted for as a combination of entities under common control in a manner similar to a pooling of interests.

Vote Required

  Under the Nasdaq Stock Market Rules, approval of the Company's stockholders is required for any transaction or series of transactions in which a substantial stockholder of the Company has a 5% or greater interest, directly or indirectly, in the assets to be acquired or the consideration to be paid in a transaction or series of transactions in which 5% or more of the voting stock of the Company is to be issued. Accordingly, to be adopted, the Netlink Acquisition Proposal must be approved by a majority of votes cast at the Special Meeting, assuming a quorum is present. TCI and its subsidiaries own approximately 74% of the outstanding shares of the Company's common stock representing approximately 94% of the total voting power of the Company's common stock as of the date hereof. TCI has indicated that it intends, and intends to cause its subsidiaries holding shares of the Company's common stock, to vote in favor of the Netlink Acquisition Proposal, thus assuring its approval at the Special Meeting.

Other Material Arrangements Between the Company and TCI

  TCI /UVSG Merger. During 1994 and 1995, representatives of the Company and TCI met on several occasions to discuss various transactions, including joint ventures in the electronic television programming guide business and the DTH satellite business. During the course of such discussions, a business combination transaction between the Company and TCI was proposed. In July 1995, UVSG and TCI entered into an Agreement and Plan of Merger providing for a merger of the Company with a subsidiary of TCI. The merger was approved by the requisite vote of stockholders of the Company at a special meeting held on January 25, 1996 and was completed on the same day. As a result of the merger, TCI became the beneficial owner of approximately 40% of the Company's outstanding shares of common stock, representing approximately 86% of the total voting power of the then outstanding common stock.

  Formation of SNG. In early February 1996, Messrs. Bennett and Boylan met to discuss a possible joint venture combining Superstar's and Netlink USA's retail DTH satellite businesses. These discussions were consistent in nature with those that occurred during 1994 and 1995. During a meeting of the Company's Board on February 8, 1996, Mr. Boylan apprised the Board of his discussions with Mr. Bennett. At that meeting, the Board considered certain procedural matters should discussions between the Company and Liberty continue.

  In early March 1996, Mr. Boylan sent Mr. Bennett a term sheet outlining a transaction whereby the Company and Netlink USA would each contribute their retail DTH satellite business assets, obligations and operations, effective April 1, 1996, to a new entity that would be jointly owned by the Company and Liberty. Subsequently, Mr. Bennett contacted Mr. Boylan to discuss revisions to the term sheet satisfactory to both parties.

  Mr. Boylan, Roy L. Bliss, then the Company's President and Chief Operating Officer, and Mr. Flinn, then the Company's Chairman and Chief Executive Officer, met with Mr. Bennett on March 5, 1996 to discuss several of the open issues relating to the proposed transaction. Discussions between Mr. Boylan and Mr. Bennett continued intermittently over the next few days with respect to various provisions of the term sheet. Participating in certain of the discussions were counsel for the Company and Liberty and independent auditors for the Company and Liberty.

  On March 8, 1996, the Board appointed a special committee, consisting of Mr. Wargo, Paul A. Gould, a former director of the Company, and Messrs. Bliss, Boylan and Flinn, to review and approve the terms and conditions of the term sheet. On that same date, that special committee met telephonically to review the term sheet and formally approved the term sheet and authorized the Company to proceed with the transaction.

  On March 11, 1996, UVSG and Liberty executed a binding letter agreement setting forth the principal terms of the formation of SNG. Discussions between Mr. Boylan and Mr. Bennett continued intermittently over the next several months as to the appropriate provisions to be included in the definitive agreements. On August 9, 1996, the letter agreement was amended and restated to include the necessary elements of the basis upon which Superstar's and Netlink USA's retail C-band home satellite dish businesses were combined into SNG, effective as of April 1, 1996. In December 1997, the letter agreement was amended once again to reflect the acquisition of an approximate 20% interest in SNG by Turner Vision. Since that time, no further action has been taken to complete further documentation governing SNG.

  The Flinn Transaction. During and prior to December 1997, TCI had discussions with Messrs. Howard and Boylan concerning the basis upon which Mr. Flinn might be willing to sell to TCI the remaining shares of common stock held by him. Mr. Howard communicated a proposal to Mr. Flinn in mid December that Mr. Flinn found acceptable. On January 8, 1998, Mr. Flinn entered into a Stock Purchase Agreement with TCI and on January 12, 1998 sold 24,746,588 shares of Class A common stock, which were all the shares of common stock then owned by him, to a subsidiary of TCI in exchange for 7,336,745 shares of TCI's Series A Liberty Media Group common stock and 12,688,812 shares of TCI's Series A TCI Ventures Group common stock (which share numbers are adjusted to reflect stock dividends effected by TCI in February 1998). As a result of that transaction, TCI's beneficial ownership of the Company's common stock increased to approximately 73%, representing approximately 93% of the total voting power of the Company's common stock.

               DESCRIPTION OF THE NETLINK ACQUISITION AGREEMENT
                            AND RELATED AGREEMENTS

The Netlink Acquisition Agreement

  The following summary of the Netlink Acquisition Agreement is qualified in its entirety by the full text of the Netlink Acquisition Agreement attached as Appendix I to this Proxy Statement.

  General. The Netlink Acquisition Agreement provides for the acquisition by the Company of all of the outstanding capital stock of the Netlink Corporations. The Netlink Corporations own all of the interests in Netlink USA. Netlink USA, in turn, (i) owns the SNG Interest consisting of 40% of SNG,
(ii) markets and distributes the Denver 6 Service, (iii) holds the WGN Interests and (iv) markets and distributes the SMATV Service.

  Closing. The Netlink Acquisition will be consummated and the Netlink Closing will occur as promptly as practicable after the issuance of the Netlink Equity is approved at the Special Meeting and all other conditions to the parties' respective obligations to consummate the Netlink Acquisition have been satisfied or waived, or at such later time as the parties agree. Notwithstanding the foregoing, unless the TV Guide Acquisition Agreement has been terminated and the transactions contemplated thereby abandoned, the Netlink Closing will occur on the same day as the closing under the TV Guide Acquisition Agreement, provided that the other conditions to the Netlink Closing are satisfied or waived.

  Consideration. The aggregate number of shares of the Class B common stock constituting the Netlink Equity is fixed pursuant to the Netlink Acquisition Agreement at 12,750,000 shares. When issued in accordance with the Netlink Acquisition Agreement, but before giving effect to the TV Guide Acquisition, the Netlink Equity will represent approximately 15% of the outstanding common stock of the Company and 30% of the total voting power of the common stock. After giving effect to the Netlink Acquisition, but without giving effect to the TV Guide Acquisition, TCI will own 29,037,520 shares of Class A common stock and 37,496,588 shares of Class B common stock which would represent approximately 78% of the outstanding shares of common stock and approximately 96% of the voting power of the common stock. After giving effect to the TV Guide Acquisition, assuming the Netlink Acquisition is completed and assuming no adjustments, the shares of common stock owned by TCI will represent approximately 46% of the outstanding shares of common stock and approximately 49% of the total voting power of the common stock.

  Conditions to Completion of the Netlink Acquisition. The Company and Liberty are not obligated to consummate the transactions contemplated by the Netlink Acquisition Agreement unless the Company's stockholders approve the Netlink Acquisition Proposal and there is no judicial, regulatory or other legal prohibition preventing the completion of the Netlink Acquisition in effect.

  The obligation of the Company to consummate the transactions contemplated by the Netlink Acquisition Agreement is subject to, among other things: (1) Liberty's performance in all material respects of all its covenants under the Netlink Acquisition Agreement; (2) the accuracy in all material respects of Liberty's representations and warranties in the Netlink Acquisition Agreement when made; (3) receipt of consents or approvals of certain persons whose consents or approvals are required in connection with the Netlink Acquisition;
(4) the receipt of officers' certificates and other instruments and documents; and (5) the resignation, effective as of the Netlink Closing, of the then incumbent directors of the Netlink Corporations. The Company may, at its option, waive any of such conditions.

  The obligation of Liberty to consummate the transactions contemplated by the Netlink Acquisition Agreement is subject to, among other things: (1) the Company's performance in all material respects of all its covenants under the Netlink Acquisition Agreement; (2) the accuracy in all material respects of the Company's representations and warranties in the Netlink Acquisition Agreement when made and as of the date of the Netlink Closing as though such representations and warranties were made as of such date; (3) receipt of consents or approvals of certain persons whose consents or approvals are required in connection with the Netlink Acquisition; (4) the receipt by Liberty of officers' certificates and other instruments and documents; and (5) no event having occurred that has had or is reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, other then events affecting the cable or satellite television industries generally or affecting general business or economic conditions. Liberty may, at its option, waive any of such conditions.

  Representations and Warranties. The Netlink Acquisition Agreement contains various representations and warranties customary for transactions similar to the Netlink Acquisition. The Netlink Acquisition Agreement contains representations and warranties of Liberty as to, among other things: (1) the corporate organization, capitalization and authority of Liberty and the Netlink Corporations; (2) the absence of conflicts between the terms of the Netlink Acquisition and either the charter documents of Liberty and the Netlink Corporations or certain laws, regulations or agreements to which Liberty or the Netlink Corporations are subject; (3) the financial information concerning the Netlink Corporations provided to the Company; (4) certain liabilities, litigations, contracts, customers, suppliers and other aspects of the Netlink Corporations; (5) compliance with certain regulatory requirements;
(6) certain matters relating to the tax attributes of the Netlink Corporations; (7) the programming supply and affiliation agreements between Telluride and SSI relating to the basis upon which SSI would continue to provide programming for the SMATV Service and the basis upon which SSI may purchase the Denver 6 Service following the completion of the Netlink Acquisition; and (8) the terms of certain employee benefit plans. The Netlink Acquisition Agreement contains certain representations and warranties of the Company as to, among other things: (a) the corporate organization, capitalization and authority of the Company; (b) the absence of conflicts between the terms of the Netlink Acquisition Agreement and either the charter documents of the Company or certain laws, regulations or agreements to which the Company is subject; (c) the Company's publicly-filed documents and financial statements; (d) certain liabilities, litigations, and other aspects of the Company; (e) the Company's management of SNG; (f) compliance with certain regulatory requirements; and (g) certain matters relating to the tax-free nature of the Netlink Acquisition and the tax attributes of the Company.

  Covenants. Until the Netlink Closing, Liberty and the Company have agreed, among other things, that, commencing April 1, 1998, the Company will be entitled to all benefits of the operation of the Netlink Corporations and that, commencing on May 18, 1998, Liberty will cause the management and employees of the Netlink Corporations to operate at the direction of the Company. Subject to the direction by the Company, pending completion of the Netlink Acquisition, Liberty has agreed to cause each of the Netlink Corporations (i) to operate its business in the ordinary course, consistent with past practice, except that the Netlink Corporations will not make any cash dividends or distributions other than certain tax-related distributions;
(ii) to use commercially reasonable efforts in the ordinary course consistent with past practice to preserve intact their present business organization and relationships with suppliers, customers and others having business dealings with them; (iii) to notify the Company of the occurrence of any event that is not in the ordinary course of business or is reasonably likely to have a material adverse effect on the business, assets or liabilities of Netlink USA (other than Netlink USA's interest in SNG and any assets and liabilities of Netlink USA that relate solely to SNG or such interest in SNG); (iv) to use commercially reasonable efforts to pursue the request by a Canadian cable television system that the remaining channels comprising the Denver 6 Service be added by the Canadian regulatory authorities to the list of satellite services eligible to be received by small to medium-sized cable television systems in Canada; and (v) if requested by the Company, to use commercially reasonable efforts to obtain a two-year extension of the term of the satellite transponder leases under the GE Americom Agreement to December 31, 2000.

  Until the Closing, Liberty also has agreed not to permit any of the Netlink Corporations, among other things: (a) to amend its articles of incorporation or bylaws; (b) to adopt, accelerate, amend or change any employee or director stock option plan or options or rights thereunder that is applicable to the Netlink Corporations; (c) to enter into or amend any employment agreements or grant any special remuneration to any employee or director, or grant any increase in the salaries, wages, bonuses or other benefits payable to its employees, other than in the ordinary course of business or which do not materially increase the compensation expense of the Netlink Corporations; (d) to commence lawsuits other than certain routine collection suits; (e) to acquire or agree to merge with any entity; (f) to make any capital expenditures in excess of the Netlink Corporations' capital budget; (g) to sell, lease or otherwise transfer or dispose of assets of substantial value;
(h) to modify or change in any material respect any material contract other than in the ordinary course; (i) to revalue or write down any assets except as required by generally accepted accounting principles; (j) to pay or release any claims other than in the ordinary course; (k) to issue capital stock; (l) to incur any indebtedness other than in the ordinary course; (m) to declare or pay a dividend or other distribution to Liberty, or to redeem or otherwise acquire any of its capital stock; provided that, immediately prior to the date of the Netlink Closing, the Netlink Corporations shall pay Liberty an amount equal to the estimated amount of taxes accrued on the earnings of the Netlink Corporations from April 1, 1998 through the date of the Netlink Closing; or
(n) to engage in any transaction with any director or officer of the Netlink Corporations not required by the terms of an existing contract, except in each case as permitted by the Netlink Acquisition Agreement.

  Liberty has also agreed to provide the Company with access to certain information, including the books and records of the Netlink Corporations, which the Company has agreed to keep confidential. The Company has agreed not to take any action which would cause the Netlink Acquisition not to qualify as a tax-free transaction.

  Employment Matters. Liberty has assumed certain obligations for severance benefits and for stay pay bonuses payable to those persons who were employees of the Netlink Corporations prior to September 30, 1998. All liability for performance bonuses accrued under Netlink USA's 1998 bonus award plan from January 1, 1998 through the date of the Netlink Closing will be the liability of the Netlink Corporations. If the Netlink Closing occurs prior to January 31, 1999, immediately prior to the Netlink Closing, the then remaining employees of the Netlink Corporations will become employees of Liberty. If the Netlink Closing occurs prior to January 31, 1999, then following the Closing and through January 31, 1999, Liberty will provide to the Company, at the Company's request and at the Company's cost, the services of such employees who had been providing services exclusively to the Netlink Corporations and who continue to be employed by Liberty.

  No Solicitation. The Netlink Acquisition Agreement also provides that Liberty will not directly or indirectly solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of an equity interest in, or any of the assets (other than insubstantial assets) of any of the Netlink Corporations or participate in any negotiation, furnish information or otherwise cooperate in any attempt to do any of the foregoing.

  Indemnification. Under the Netlink Acquisition Agreement, Liberty has agreed to indemnify the Company with respect to certain liabilities and losses arising out of breaches of covenants and representations and warranties made by Liberty in the Netlink Acquisition Agreement and certain matters related to the operations of the SMATV Service and the Denver 6 Service prior to April 1, 1998. Liberty also agreed to assume certain surviving indemnification obligations of Netlink USA pursuant to the letter agreement providing for the formation of SNG. Under the Netlink Acquisition Agreement, the Company has agreed to indemnify Liberty with respect to certain liabilities and losses arising out of, among other things, breaches of covenants, representations and warranties made by the Company in the Netlink Acquisition Agreement; any obligation or liability of the Netlink Corporations other than those Liberty has expressly agreed to pay or perform or that arise out of a breach of a representation or warranty made by Liberty.

  The Netlink Acquisition Agreement also provides for Liberty to be responsible for all income taxes of the Netlink Corporations for taxable periods ending on or prior to the date of the Netlink Closing (subject to the following sentences with respect to the period from April 1, 1998 through the date of the Netlink Closing) and for the Company to be responsible for all income taxes of the Netlink Corporations for taxable periods ending after the date of the Netlink Closing. Prior to the Netlink Closing, the Netlink Corporations will pay Liberty an amount in cash equal to the estimated amount of taxes accrued on the earnings of the Netlink Corporations during the period beginning on April 1, 1998 through and including the date of the Netlink Closing. In the event that the actual liability for taxes attributable to the Netlink Corporations with respect to such periods exceeds the amount of the estimated tax payment, the Company will indemnify and hold Liberty harmless against such difference. Sales, use, transfer and similar taxes arising out of the Netlink Acquisition will be shared equally by the Company and Liberty.

  Termination; Amendment. The Netlink Acquisition Agreement may be terminated and the Netlink Acquisition abandoned at any time prior to the Netlink Closing, whether before or after approval by the stockholders of the Company:
(1) by mutual consent of the Company and Liberty; (2) at any time prior to the Netlink Closing, by Liberty, if the Company breaches in any material respect any of its representations, warranties or covenants and such breach continues for a period of 30 days after notice of the breach is given to the Company;
(3) at any time after January 31, 1999, by Liberty, if without any fault by it, the Netlink Closing shall not have occurred on or before such date; and
(4) at any time prior to the Netlink Closing by the Company, if Liberty shall have breached in any material respect any of its covenants or if Liberty was in breach in any material respect of any of its representations and warranties when made and, in either case, such breach continues for a period of 30 days after notice of the breach is given to Liberty (except that any such breach of a representation or warranty by Liberty shall be deemed cured if as of the end of such 30-day period such representation or warranty would be true if then made).

  In the event of termination of the Netlink Acquisition Agreement before the Netlink Closing, the Netlink Equity will not be issued and the Netlink Acquisition Agreement will become void and there will be no liability or obligation on the part of the Company or Liberty or their respective officers, directors, stockholders or affiliates, except to the extent that termination results from the breach by a party to the Netlink Acquisition Agreement of any of its representations, warranties or covenants and except that certain specified provisions of the Netlink Acquisition Agreement will survive such termination.

  The Netlink Acquisition Agreement may be amended by a written instrument signed by both the Company and Liberty; provided that, following the approval of the Netlink Acquisition Proposal by the Company's stockholders, no such amendment required by law to be approved by the Company's stockholders may be made unless the Company first obtains such approval.

Other Agreements

  Programming and Affiliation Agreements. In connection with the negotiation of the Netlink Acquisition Agreement, Telluride entered into programming and affiliation agreements with SSI which provide, among other things, for SSI to continue providing programming for the term of the applicable agreement for Telluride to sell in connection with the SMATV Service to the extent permitted by SSI's agreements with suppliers of programming services and pursuant to which SSI may purchase the Denver 6 Service from Telluride for redistribution within the service area of certain of TCI's cable systems. Telluride has assigned its rights and obligations under these agreements to Netlink USA with the consent of SSI.

                 PROPOSAL 2--THE TV GUIDE ACQUISITION PROPOSAL

Description of the TV Guide Acquisition

  The TV Guide Acquisition Agreement provides that Holdings will sell to the Company all of the issued and outstanding stock of the NAI Contributed Entities in exchange for the TV Guide Equity, consisting of 22,503,412 shares of the Company's Class A common stock and 37,496,588 shares of the Company's Class B common stock, in each case subject to adjustments in certain circumstances, and the TV Guide Cash Consideration consisting of $800 million in cash. The aggregate value of the TV Guide Equity based on a price of $30.50 per share (the closing price of the Company's Class A common stock on the National Market Tier of The Nasdaq Stock Market on January 15, 1999) was approximately $1.8 billion.

The TV Guide Businesses

 TV Guide

  Publications publishes TV Guide, the largest selling weekly magazine in the United States, with a weekly paid circulation of approximately 12 million. TV Guide provides both comprehensive television listings, including guides related to cable and satellite programming, and feature articles written by the TV Guide editorial staff relating to programming, entertainers and the entertainment industry. Publications publishes 184 separate editions of TV Guide each week, including geographic and cable specific editions. Publications is also a distributor of magazines for newsstand sales on behalf of third-party publishers. Publications had revenues of $616.8 million in fiscal year 1998.

  Circulation. TV Guide's circulation is derived from four primary sources: new subscriptions (through insert cards in TV Guide, direct mail and direct mail agents), subscription renewals, cable television and satellite customer subscriptions and newsstand sales. TV Guide attracts new subscribers to its cable specific editions through the continued customization of the magazine for regional cable systems and through customer marketing programs in conjunction with the country's largest cable system operators. Approximately 77% of TV Guide's weekly circulation represents subscriptions while the remaining 23% represents newsstand sales.

  Advertising. In the fiscal year ended June 30, 1998, TV Guide carried 2,976 total advertising pages. The national feature section carried approximately 31% of such pages. Network and cable tune-in advertising comprised 39% of total advertising pages and local and insert advertising represented approximately 30% of such pages. TV Guide sells advertising principally through an internal advertising sales force. Advertisers may purchase pages on either a national or regional basis (i.e. in some but not all of TV Guide's 184 editions) in accordance with their needs.

  Production and Fulfillment. All editions of TV Guide are printed by independent commercial printers. TV Guide is printed at six primary printing facilities located throughout the United States. Publications believes that there is an adequate supply of alternative printing services available to publish TV Guide at competitive prices should the need arise.

  The principal raw materials used in the publication of TV Guide are coated and uncoated paper. Paper prices are affected by a variety of factors, including demand, capacity, pulp supply and general economic conditions. News Corp., the parent of Publications, negotiated paper contracts on behalf of Publications, together with all its other worldwide publishing businesses. News Corp. has agreed that following the TV Guide Closing, the Company will have the right to continue to use News Corp's bulk paper procurement services with respect to the NAI Contributed Entities and their respective businesses, consistent with past practice. See "Description of the TV Guide Acquisition Agreement and Related Agreements--Other Agreements--Continuing Services."

  Murdoch Magazines Distribution, Inc., a wholly-owned subsidiary of Publications, provides newsstand distribution for TV Guide as well as for third-party magazine publishers.

  New Business Developments. Publications also produces special interest publications sold on a stand-alone basis, under the TV Guide name. During fiscal year 1999, Publications plans to publish at least four special interest magazines to highlight successful movies, sports playoffs, television award ceremonies and celebrity tributes. In addition, the first annual TV Guide Awards show is expected to be broadcast live on the Fox Television network in February 1999.

  Competition and Business Risks. TV Guide has four primary sources of competition: television listings included in local newspapers; niche cable-guide publications; general entertainment magazines and other magazines and television programming focused on television stars and programs; and electronic programming guides. While TV Guide continues to enjoy widespread circulation, competition from all of these services, in particular, the electronic programming guides, has increased over the past several years and is expected to continue to increase.

  TV Guide's business may also be affected by a number of external factors. In particular, unexpected increases in the cost of paper or postal rates could adversely affect TV Guide's profitability. Similarly, changes in advertising trends, which tend to be highly sensitive to economic conditions, are also sources of potential business volatility.

 TVSM, Inc.

  In June 1998, NAI acquired for $75 million in cash all of the outstanding capital stock of TVSM through a merger of TVSM with a wholly-owned subsidiary of NAI. TVSM is the largest publisher of comprehensive cable-based television listings guides in the United States. TVSM produces customized, system-specific guides covering basic and premium cable channels for cable system operators.

  TVSM primarily publishes two types of cable system-specific guides. TVSM's weekly publication has been converted into a large-size TV Guide magazine, which has more than 50 different cable system-specific editions and over 800,000 subscribers. The Cable Guide, TVSM's monthly publication, has approximately 3.7 million subscribers. In addition, TVSM's custom publishing unit produces a monthly pay-per-view guide for more than 200 cable systems in the United States. Revenues for TVSM for the year ended December 31, 1997 were $70.5 million.

 TVGEN Business

  TVGEN is a business division of News America Digital Publishing, Inc., which is a subsidiary of NAI. TVGEN operates an entertainment website which can be found on the World Wide Web at www.tvgen.com. TVGEN includes an online TV listings service, movie database, soap opera news and updates, general entertainment news and gossip, photos, games, chat rooms and bulletin boards. In addition, TVGEN publishes TV Guide content on its website. TVGEN has over 30,000,000 page views per month.

 Transfer of Certain Businesses to Holdings

  Prior to the TV Guide Closing, News America Digital Publishing, Inc. will transfer the assets relating to TVGEN to Publications and NAI will sell all of the outstanding capital stock of the NAI Contributed Entities to Holdings.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  The following discussion should be read in conjunction with the Combined Financial Statements of News America Publications Inc., and related notes thereto, and "Selected Combined Financial Data of News America Publications Inc." set forth elsewhere in this Proxy Statement. The Combined Financial Statements of Publications combine the consolidated financial statements of Publications, TVSM (since its acquisition on June 26, 1998) and the TVGEN division of News America Digital Publishing, Inc. (since its formation on July 1, 1996), which are subject to common control.

 Use of Earnings Before Interest, Taxes, Depreciation and Amortization

  The following discussion of the results of operations and financial position of Publications includes, among other factors, an analysis of changes in EBITDA to eliminate the effect of significant amounts of amortization of intangible assets recognized in the acquisition of Triangle Publications by News Corp. in 1988 (see Note 1 to the Combined Financial Statements of News America Publications Inc.). EBITDA represents operating income before depreciation and amortization. Publications believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow and other measures of financial performance prepared in accordance with GAAP which are presented in the financial statements included in this Proxy Statement. Additionally, Publications' calculation of EBITDA may be different than the calculation used by other companies and therefore, comparability may be affected.

 Results of Operations

  Three Months Ended September 30, 1998 Compared to Three Months Ended September 30, 1997

  In the fiscal quarter ended September 30, 1998, Publications had combined revenues of $165.0 million compared to combined revenues of $158.6 million in the fiscal quarter ended September 30, 1997, representing a net increase of approximately 4.0%. The increase was principally due to the inclusion of TVSM's revenues in the current quarter (approximately $13.3 million) which were not included in the quarter ended September 30, 1997. The increase in revenues attributable to TVSM was partially offset by a continued decline in revenues for TV Guide which was primarily attributable to the continued effects of increased competition from television listings included in local newspapers, electronic program guides and other sources. Advertising revenues increased slightly in the current quarter compared to the quarter ended September 30, 1997, principally due to the inclusion of advertising revenues from TVSM. Advertising revenues for TV Guide were comparable quarter to quarter. Operating expenses increased approximately 12.1% to $119.7 million from $106.8 million for the comparable period in fiscal 1998. The increase in operating expenses was principally related to higher promotion expenses and other operating expenses caused by a shift in product mix. Selling, general and administrative expenses increased by 5.3% from $14.4 million to $15.2 million due primarily to the inclusion of the results of TVSM in the quarter ended September 30, 1998.

  For the reasons described above, EBITDA decreased $7.3 million, or 19.5%, to $30.1 million for the quarter from $37.4 million in the comparable quarter in the prior fiscal year, and combined operating income before amortization of intangible assets decreased $7.6 million, or approximately 21.2%, to $28.3 million for the quarter from $35.9 million in the comparable quarter of the prior fiscal year. Publications had an intercompany interest charge of $70.3 million for the quarter, compared to $61.3 million in the comparable quarter of the prior fiscal year, an increase of $8.9 million, or approximately 14.5%.

  For the foregoing reasons, Publications experienced a net loss of $59.1 million for the quarter, compared to a net loss of $42.1 million in the comparable quarter of the prior fiscal year.

  Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

  In the fiscal year ended June 30, 1998, Publications had combined revenues of $616.8 million compared to combined revenues of $650.2 million in the fiscal year ended June 30, 1997, representing a decrease of approximately 5.1%. The decrease was principally due to a decline in TV Guide's circulation, which was primarily attributable to the effects of increased competition from television listings included in local newspapers, electronic program guides and other sources. Advertising revenues were comparable to the prior year. Operating expenses increased approximately 0.5% to $410.7 million in fiscal 1998 from $408.9 million in fiscal 1997. The increase in operating expenses was principally related to higher production and distribution expenses caused by a shift in product mix. Selling, general and administrative expenses decreased by 2.9% from $56.3 million to $54.7 million due primarily to lower compensation and other administrative expenses.

  For the reasons described above, EBITDA decreased $33.6 million or 18.2% to $151.4 million in fiscal 1998 from $185.0 million in fiscal 1997 and combined operating income before amortization of intangible assets decreased $32.7 million, or approximately 18.4%, to $145.1 million in fiscal 1998 from $177.8 million in fiscal 1997. Publications had an intercompany interest charge of $250.9 million in fiscal 1998, compared to $234.6 million in fiscal 1997, an increase of $16.3 million, or approximately 6.9%.

  For the foregoing reasons, Publications experienced a net loss of $172.4 million in fiscal 1998, compared to a net loss of $123.4 million in fiscal 1997.

  Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

  Publications had combined revenues of $650.2 million in fiscal 1997 compared to combined revenues of $636.8 million in the fiscal year ended June 30, 1996, representing an increase of approximately 2.1%. The increase was due to improved advertising revenue, offset by a slight decrease in circulation revenue. Operating expenses increased approximately 1.4% to $408.8 million in fiscal 1997 from $403.1 million in fiscal 1996. The increase in operating expenses was principally related to the variable costs associated with the increased revenues. Selling, general and administrative expenses increased by 13.4% from $49.6 million to $56.3 million, principally due to the inclusion of the operating results of TVGEN which began operations on July 1, 1996.

  For the reasons described above, EBITDA increased slightly to $185.0 million in fiscal 1997 from $184.1 million in fiscal 1996, and combined operating income before amortization of intangible assets increased slightly to $177.8 million in fiscal 1997 from $177.6 million in fiscal 1996. Publications had an intercompany interest charge of $234.6 million in fiscal 1997, compared to $233.0 million in fiscal 1996.

  For the foregoing reasons, Publications experienced a net loss of $123.4 million in fiscal 1997, compared to a net loss of $122.0 million in fiscal 1996.

 Liquidity and Capital Resources

  During the quarter ended September 30, 1998, Publications used approximately $6.7 million of cash in its operations compared to cash provided by operations of $3.1 million in the comparable period in the prior fiscal year. Operating cash flows in each period were principally due to Publications' EBITDA for the period, net of seasonal working capital requirements. Cash used in investing activities was $1.3 million in the quarter compared to $0.8 million in the comparable period in the prior fiscal year. The increase in cash used in investing activities related to expenditures incurred in connection with the acquisition of TVSM, partially offset by lower capital expenditures. Net cash provided by financing activities was $8.3 million in the quarter compared to net cash used in financing activities of $2.3 million in the comparable period in the prior fiscal year. The change in cash related to financing activities was due to increased borrowings from affiliates principally to fund operations.

  During fiscal 1998 and fiscal 1997, Publications' cash provided by operations amounted to $121.4 million and $179.2 million, respectively. Operating cash flows in each period were principally due to Publications' EBITDA for the period.

  Cash used in investing activities was $2.6 million in fiscal 1998 compared to $4.4 million in fiscal 1997. The decrease in cash used in investing activities related to reduced capital expenditures in fiscal 1998.

  Net cash used in financing activities was $118.8 million in fiscal 1998 compared to $174.8 million in fiscal 1997. The decrease in cash used in financing activities was due to lower repayments of intercompany indebtedness in 1998.

  Publications relies on its parent corporation, News Corp., to provide financing for its operations. At September 30, 1998 and June 30, 1998, Publications' intercompany indebtedness to News Corp. and its affiliates was approximately $2.7 billion. In connection with the TV Guide Acquisition (see
Note 1 of the Combined Financial Statements of Publications), the intercompany indebtedness will be satisfied by way of an indirect capital contribution from News Corp. or a subsidiary of News Corp. The increase in intercompany indebtedness during fiscal 1998 of approximately $132 million was principally related to noncash interest charges ($250.9 million), offset by debt repayments of $118.8 million. Publications' operating cash flow of $121.4 million was the principal source of cash during fiscal 1998.

  Publications is a guarantor in connection with several of News Corp.'s and its subsidiaries' financing arrangements. In connection with the consummation of the TV Guide Acquisition, Publications will be released from its contingent obligations related to these financing arrangements.

 Inflation and Volatility of Paper Prices and Postal Rates

  Publications continually reviews the impact and the volatility of paper prices and postal rates. Postal rates will increase by approximately 3.5%, effective January, 1999. Paper prices rose significantly in 1995, dropped in 1996, and increased moderately in 1997 and 1998. Publications monitors the impact of changes in these costs and will consider such changes in managing its business.

 Year 2000

  Publications is undertaking an enterprisewide project to assess and address the potential impact of the Year 2000 on the processing of date-sensitive information by Publications' computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Certain programs may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

  Publications' capital spending plan provides for technology investments in the periods prior to December 31, 1999, for systems which would be operational after December 31, 1999. As a result of its assessment and capital planning, no acceleration of material planned system replacements were made due to Year 2000 issues.

  The objective of Publications' Year 2000 efforts is to determine and assess the risks of the Year 2000 issue and to plan and institute mitigating actions to reduce those risks to acceptable levels. Publications' standard for compliance requires that a computer system or business process be designed to be used prior to, on and after January 1, 2000. Such systems or processes must be able to operate without error in dates and date related data, including without limitation, calculating, comparing, indexing and sequencing prior to, on and after January 1, 2000.

  Publications' Year 2000 project team is focusing on the following major areas:

  Core Computer Systems. Information technology systems account for much of the Year 2000 work and include all computer systems and technology managed by Publications. Publications' core computer systems relate to editorial, fulfillment and production functions. All core systems have been assessed, plans are in place and work is being undertaken to test and implement changes where required.

  Equipment and Facilities. An inventory of all critical office equipment and infrastructure has been completed and Publications has developed plans to assess any Year 2000 issues related to critical items.

  Customers and Vendors. Publications is developing a plan to contact its major customers and vendors. To date, no significant customers or vendors have informed Publications that a material Year 2000 issue exists which could have a material effect on Publications. There can be no assurance that the systems of other companies on which Publications' business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with Publications' systems, would not have a material adverse effect on Publications and its operations.

  During the remainder of calendar 1998 and in calendar 1999, Publications will continually review its progress against its Year 2000 plans and conclude on the appropriate and feasible contingency plans to reduce its exposure to Year 2000 related issues. Based on information developed to date, costs of addressing potential problems are not currently expected to have a material adverse impact on Publications' financial position, results of operations or cash flows in future periods. However, if Publications, its customers or vendors are unable to resolve any material Year 2000 issues in a timely manner, such inability could result in a material financial risk.

History and Background of the TV Guide Acquisition

  During 1992, subsidiaries of News Corp., TCI and another corporation formed a joint venture to develop and exploit electronic programming guide technologies. The joint venture was terminated by the joint venture partners in the last half of 1996. The Company, News Corp. and TCI held discussions during early 1996 to consider forming a strategic joint venture that would combine and further develop their respective operations with respect to electronic programming guides, but they were unable to reach agreement and discussions were terminated in August 1996.

  In May 1998, News Corp.'s executive management considered approaching TCI regarding a possible business combination involving the TV Guide Businesses and the Company to create a multi-platform, global TV program guide business. On May 27 and 28, 1998, representatives of News Corp. contacted Mr. Leo Hindery, President and Chief Operating Officer of TCI, to inquire about TCI's interest in such a business combination.

  On May 29, 1998, certain members of News Corp.'s executive management, including Mr. Chase Carey, Co-Chief Operating Officer, Mr. David DeVoe, Senior Executive Vice President and Chief Financial Officer and Mr. Lawrence Jacobs, Senior Vice President-Deputy General Counsel, met in Denver, Colorado with Messrs Boylan, Hindery, and Bennett to discuss the strategic direction of the business of the Company and TV Guide and to further explore the possibility of a business combination. The discussions continued through June 2, 1998, at which time the respective representatives decided to proceed with the negotiation of a binding letter agreement. On that date, the parties agreed that the consideration would consist of $800,000,000 in cash and 60,000,000 shares of the Company's common stock. It was also agreed that TCI and News Corp. should have equal equity as well as equal voting and governance rights in the Company through the ownership of the same number of shares of Class A common stock and Class B common stock of the Company.

  The Company engaged Merrill Lynch on May 29, 1998 to act as a financial advisor to the Board of Directors and the Company in connection with the TV Guide Acquisition.

  From June 2, 1998 through June 7, 1998, each of the Company and News Corp. (and their respective counsel) made due diligence inquiries of the other's personnel concerning their respective businesses. During the same time, management and advisors of the Company, TCI and News Corp. negotiated the terms of the TV Guide Letter Agreement.

  On June 8, 1998, the Board of Directors of the Company met and reviewed the proposed transaction and was presented with the Merrill Lynch Opinion stating that, as of the date thereof and subject to the factors and assumptions set forth therein, the TV Guide Consideration to be paid by the Company in the TV Guide Acquisition was fair, from a financial point of view, to the Company. At that meeting, the Board of Directors authorized the Company's management to proceed with the TV Guide Acquisition Proposal.

  The TV Guide Letter Agreement, a binding letter agreement which included the significant terms of the business combination agreed to by the representatives of the Company, TCI and News Corp., was executed on June 10, 1998.

  On January 20, 1999, the Company, NAI and Holdings executed the TV Guide Acquisition Agreement and News Corp., TCI and the Company executed the Parent Agreement, each of which is effective as of June 10, 1998.

  The last reported sale price for the Company's Class A common stock on the National Market tier of The Nasdaq Stock Market on June 2, 1998 (the date the consideration to be paid by the Company in connection with the TV Guide Acquisition was decided), June 8, 1998 (the date the Board authorized the Company's management to proceed with the TV Guide Acquisition) and June 10, 1998 (the date the parties executed a binding letter agreement) was $18.9063, $19.0625 and $18.50, respectively.

Reasons for the TV Guide Acquisition; Recommendation of the Board

  The Board has considered the terms and structure of the TV Guide Acquisition, has reviewed with its financial and legal advisors the financial and legal aspects of the TV Guide Acquisition and has considered with the Company's senior management the financial and operational considerations relating to the TV Guide Acquisition. The Board believes that the TV Guide Acquisition provides an opportunity to fulfill the Company's objective of developing the full potential of the Company's global program listing guide businesses. The Board believes that the terms of the TV Guide Acquisition are fair to, and in the best interests of, the Company and the Company's stockholders. Based on these considerations, the Board unanimously approved the TV Guide Acquisition and unanimously recommends that the stockholders vote FOR the TV Guide Acquisition Proposal.

  In reaching these conclusions and recommendations, the Board considered, among other things, the following factors, none of which were quantified or assigned relative weight as compared to any other factor:

  (i) industry and market conditions, including the developing interactive program listing guide business;

  (ii) the opportunity for UVSG to combine with a strategic partner with similar business plans which will allow the Company to have product offerings across multiple global platforms;

  (iii) the terms of the TV Guide Acquisition, including the consideration to be paid by the Company in the TV Guide Acquisition;

  (iv) the opportunity to increase the Company's earnings while strengthening its balance sheet and increasing its capacity to generate capital for future growth;

  (v) the opportunity to gain economies of scale by combining certain functions of the Company's Prevue Channel division, which distributes on-screen cable television programming guides, with TV Guide's print and Internet television programming guides, which are substantially the same line of business;

  (vi) the benefits of the well-known and highly-regarded TV Guide brand name;

  (vii) access to News Corp.'s global DTH platforms; and

  (viii) the fairness of the consideration to be paid by the Company in the TV Guide Acquisition, based in part on Merrill Lynch's written opinion, described below.

  The Board also considered Publications' declining EBITDA and circulation, the negative perception in the equity markets of TV Guide's growth prospects, and competitive factors, including competition from free Sunday newspaper supplements. The Board concluded that these negative factors should be overcome by the positive factors described above, including particularly the opportunities for cross-selling and cross-promotion of product offerings across multiple platforms, the ability to drive magazine distribution into the cable and satellite industries, the benefit of News Corp.'s and TCI's commitment to the Company and the marketing advantages for new products of a well-known and highly-regarded brand name. The fact that TCI and News Corp. would share control of the Company following the TV Guide Acquisition was considered and discussed but was not a material factor in the Board's determination to pursue the transaction.

  The foregoing discussion of the information and factors considered by the Board with respect to the TV Guide Acquisition is not intended to be exhaustive, but it does include the factors that the Board considered material to its decision to approve the TV Guide Acquisition. In view of the factors considered in connection with its evaluation, the Board did not find it practicable to and did not quantify or attempt to assign relative weights to the specific factors considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors.

Opinion of Merrill Lynch

  The Company retained Merrill Lynch to act as its exclusive financial advisor in connection with the TV Guide Acquisition. Merrill Lynch rendered to the Board its written opinion (the "Merrill Lynch Opinion") dated June 8, 1998 that, as of such date and based upon and subject to the factors and assumptions set forth therein, the TV Guide Consideration to be paid by the Company in the TV Guide Acquisition was fair, from a financial point of view, to the Company.

  The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix IV to this Proxy Statement and is incorporated herein by reference. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Stockholders of the Company are urged to read such opinion in its entirety. The Merrill Lynch Opinion was provided to the Board for its information and is directed only to the fairness from a financial point of view of the TV Guide Consideration to the Company, and does not address the merits of the underlying decision by the Company to engage in the TV Guide Acquisition and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the TV Guide Acquisition Proposal or any matter related thereto. Merrill Lynch has consented to the description and publication of the Merrill Lynch Opinion in this Proxy Statement and in Appendix IV hereto.

  The TV Guide Consideration was determined through negotiations between News Corp. and the Company and was approved by the Board. Merrill Lynch provided advice to the Company during the course of such negotiations.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

  In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, News Corp., the TV Guide Businesses or the Company. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion was among several factors taken into consideration by the Board in making its determination to approve the TV Guide Letter Agreement and the TV Guide Acquisition. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Board with respect to the fairness of the TV Guide Consideration.

  Merrill Lynch expressed no opinion as to the prices at which common stock or any other securities of the Company would trade following the announcement or consummation of the TV Guide Acquisition, or as to the allocation of the TV Guide Consideration or any components thereof among any of the components of the TV Guide Acquisition.

  In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to the Company which Merrill Lynch deemed to be relevant, (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the TV Guide Businesses, as well as the amount and timing of the cost savings, related expenses and synergies and other benefits expected to result from the TV Guide Acquisition (the "Expected Synergies"), furnished to Merrill Lynch by the Company and News Corp., (iii) conducted discussions with members of senior management and representatives of the Company and News Corp. concerning the matters described in clauses (i) and
(ii) above as well as the respective businesses and prospects of the Company and the TV Guide Businesses before and after giving effect to the TV Guide Acquisition and the Expected Synergies, (iv) reviewed the market prices and valuation multiples for common stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (v) reviewed the results of operations of the Company and the TV Guide Businesses and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (vi) compared the proposed financial terms of the TV Guide Acquisition with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant, (vii) participated in certain discussions and negotiations among representatives of the Company and News Corp., and their financial and legal advisers, (viii) reviewed the potential pro forma impact of the TV Guide Acquisition, (ix) reviewed the TV Guide Letter Agreement and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the TV Guide Businesses or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company or the TV Guide Businesses. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by the Company or News Corp., Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the Company's or News Corp.'s management as to the expected future financial performance of the Company or the TV Guide Businesses, as the case may be, and the Expected Synergies. In presenting its analyses, Merrill Lynch noted that the financial forecast information for the Company provided by the Company's management and employed in Merrill Lynch's analyses was pro forma to reflect consummation of all transactions consummated or announced prior to June 8, 1998, including the Netlink Acquisition and the related Primestar Transaction. Following the termination of the Primestar Transaction, Merrill Lynch discussed the effects of such termination with the Company's management and, based on such discussions, concluded that no change in the Merrill Lynch Opinion was necessary as a result of such termination. Merrill Lynch further assumed that the terms and conditions of any definitive agreements entered into pursuant to the TV Guide Letter Agreement would not differ from the terms and conditions specified in the TV Guide Letter Agreement in any respect material to Merrill Lynch's analysis. The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the TV Guide Acquisition, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the TV Guide Acquisition.

  The TV Guide Acquisition provides for aggregate TV Guide Consideration to be paid to Holdings of (i) $800 million in cash and (ii) 60 million shares of common stock, expected to consist of 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock. Based on the closing price of the Class A common stock on June 5, 1998 (the last trading day prior to preparation of materials for Merrill Lynch's presentation to the Board), of $18.32, and applying such closing price to all the common stock to be delivered in the TV Guide Acquisition, the TV Guide Consideration resulted in an implied aggregate value of approximately $1.9 billion (the "TV Guide Consideration Implied Value"). All share and per share amounts, including per share values, included or reflected in Merrill Lynch's analysis described herein have been adjusted to reflect the two-for-one split of the Company's common stock effected on August 20, 1998.

  The following is a brief summary of the material analyses presented by Merrill Lynch to the Board in connection with the rendering of the Merrill Lynch Opinion. No company or transaction used as a comparison in the analyses summarized below is identical to the TV Guide Businesses, the Company or any of its business segments, or the TV Guide Acquisition. Accordingly, an analysis of the results of any such comparison is not purely mathematical; rather it necessarily involves complex considerations and judgments concerning differences in historical and projected financial, trading and operating characteristics of the companies and segments involved and other factors that could affect the public trading value of such companies and segments, the circumstances surrounding such transactions and other factors that could affect the values of such companies and segments.

  The TV Guide Businesses Comparable Public Companies Valuation
Analysis. Merrill Lynch concluded that there were no publicly traded companies that were directly comparable to the TV Guide Businesses. Accordingly, as a proxy for publicly traded companies comparable to the TV Guide Businesses, Merrill Lynch analyzed the trading multiples of a group of public publishing companies consisting of The Reader's Digest Association, Inc., The Petersen Companies, Inc., Meredith Corporation, PRIMEDIA Inc., The McGraw-Hill Companies, Inc., Ziff-Davis Inc. and CMP Media Inc. (the "Publishing Group"). Merrill Lynch calculated that the Publishing Group's market capitalization as a multiple of estimated 1998 calendar year EBITDA (earnings before interest, taxes, depreciation and amortization) ranged from 7.5x to 15.9x, with a median of 12.6x. Based on the above analysis and estimates of 1998 calendar year stand-alone EBITDA for the TV Guide Businesses provided by the managements of News Corp. and the Company, Merrill Lynch derived a summary reference range of multiples of calendar year 1998 EBITDA for the TV Guide Businesses of 9.0x to 10.5x, resulting in a summary reference range of implied values (excluding the effects of the Expected Synergies) of $1.5 billion to $1.8 billion as compared to the TV Guide Consideration Implied Value of $1.9 billion.

  The TV Guide Businesses Comparable Transaction Valuation Analysis. Merrill Lynch reviewed certain publicly available information regarding 12 selected publishing sector related acquisitions, focusing on acquisitions of mature, branded publishers (the "Comparable Transactions"), and calculated the transaction values as multiples of calendar year 1998 revenue and EBITDA. For the Comparable Transactions, the range of transaction value as a multiple of the current year's revenues was 1.4x to 3.9x, and the range of transaction value as a multiple of current year EBITDA was 8.9x to 16.4x. Based on the above analysis, Merrill Lynch derived a summary reference range for the TV Guide Businesses of implied value as a multiple of estimated calendar year 1998 revenues of 2.5x to 3.2x, and as a multiple of estimated calendar year 1998 EBITDA of 10.0x to 12.5x. Based on these summary reference ranges and estimates of 1998 calendar year stand-alone revenue and EBITDA for the TV Guide Businesses provided by managements of News Corp. and the Company (without giving effect to the Expected Synergies), Merrill Lynch derived a summary reference range of implied values of $1.7 billion to $2.1 billion as compared to the TV Guide Consideration Implied Value of $1.9 billion.

  The TV Guide Businesses Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of the TV Guide Businesses using projections prepared by the managements of News Corp. and the Company, both including and excluding the effect of the Expected Synergies. Merrill Lynch calculated the theoretical unlevered discounted present value for the TV Guide Businesses by adding together the present value of (i) the projected stream of unlevered free cash flow through the year ended June 30, 2003 for the TV Guide Businesses and (ii) the projected value of the TV Guide Businesses for the year ended June 30, 2003. The terminal value was calculated based upon EBITDA multiples ranging from 9.0x to 11.0x, and the unlevered after tax discount rate used in the analysis ranged from 10.0% to 12.0%. Based on its analysis, Merrill Lynch derived a summary reference range of implied value of the TV Guide Businesses of $1.5 billion to $1.9 billion excluding the effect of the Expected Synergies, and $2.0 billion to $2.5 billion including the effect of the Expected Synergies, in each case, as compared to the TV Guide Consideration Implied Value of $1.9 billion.

  The Company Comparable Public Companies Valuation Analysis. Merrill Lynch concluded that there were no publicly traded companies that were directly comparable to the Company. Accordingly, as a proxy for publicly traded companies comparable to the Company, Merrill Lynch analyzed the trading multiples of a group of public programming and diversified media companies consisting of USA Networks, Inc., The Walt Disney Company, Time Warner Inc., TCI's Liberty Media Group, Viacom Inc., The E.W. Scripps Company and News Corp. (the "Diversified Media Group"). Merrill Lynch calculated that the Diversified Media Group's market capitalization as a multiple of estimated 1998 calendar year EBITDA ranged from 8.4x to 14.1x. Merrill Lynch derived a summary reference range of implied value as a multiple of calendar year 1998 EBITDA for the Company of 11.0x to 14.0x, which, based on the estimates of the Company's management of 1998 EBITDA, resulted in a summary reference range of implied fully diluted equity value per share of common stock of $16.80 to $19.85, as compared to the $18.32 closing price of the Class A common stock on June 5, 1998 used to determine the TV Guide Consideration Implied Value of $1.9 billion.

  The Company Segment Valuation Analysis. Merrill Lynch analyzed the implied value of the Company indicated by the implicit value of its individual segments, as reduced by general corporate overhead. Segments values were generally derived by applying a range of multiples to the portion of estimated calendar year 1998 EBITDA estimated by the Company's management to be attributable to such segment, or in certain cases were instead based on valuations by the Company's management. Based on its analysis, Merrill Lynch derived a total enterprise value range of $0.98 billion to $1.2 billion, resulting in a summary reference range of implied fully diluted equity value per share of common stock of $16.50 to $19.45, as compared to the $18.32 closing price of the Class A common stock on June 5, 1998 used to determine the TV Guide Consideration Implied Value of $1.9 billion.

  The Company Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of the Company using projections prepared by management of the Company. Merrill Lynch calculated the theoretical unlevered discounted present value for the Company by adding together the present value of (i) the projected stream of unlevered free cash flow through the year ended December 31, 2002 for the Company and (ii) the projected value of the Company for the year ended December 31, 2002. The terminal value was calculated based upon EBITDA multiples ranging from 11.0x to 14.0x, and the unlevered after tax discount rate used in the analysis ranged from 10.0% to 12.0%. Based on its analysis, Merrill Lynch derived a summary reference range of implied fully diluted equity value per share of common stock of $16.90 to $20.575, as compared to the $18.32 closing price of the Class A common stock on June 5, 1998 used to determine the TV Guide Consideration Implied Value of $1.9 billion.

 Analysis of Business Combination

  Pro Forma Combination Analysis. Based on 1999 estimates and 1999-2002 projections of earnings and Expected Synergies provided by the Company's and News Corp.'s managements, Merrill Lynch analyzed certain pro forma effects of the TV Guide Acquisition. Merrill Lynch calculated that the TV Guide Acquisition would result in significant per share accretion in after-tax cash flow for the stockholders of the Company in calendar years 1998 through 2002, and that the TV Guide Acquisition would result in earnings per share ("EPS") dilution of 19.1% for the stockholders of the Company in calendar year 1998, marginal EPS dilution in 1999 and EPS accretion in calendar years 2000 through 2002.

  Illustrative Calculations of Equity Values. Merrill Lynch calculated illustrative estimated equity values for the combined entity. Merrill Lynch noted that the Publishing Group's market capitalization as a multiple of estimated 1999 calendar year EBITDA ranged from 7.0x to 11.9x, with multiples for two companies below 10.0x and multiples for the remaining five companies above 10.0x, and also noted that the Diversified Media Group's market capitalization as a multiple of estimated 1999 calendar year EBITDA ranged from 7.6x to 12.9x, with multiples for two companies below 10.0x and multiples for the remaining companies above 10.0x. Based on estimates of pro forma 1999 combined EBITDA (including the effects of the Expected Synergies) provided by the managements of the Company and News Corp., and assuming solely for illustrative purposes multiples of 10.0x and 12.0x, Merrill Lynch calculated illustrative estimated total enterprise values for the combined entity. Merrill Lynch then added the amount of the Primestar stock which would have been received in the Primestar Transaction and subtracted the amount of pro forma net debt estimated by the Company's management to derive illustrative estimated total equity trading values of $2.9 billion and $3.54 billion, respectively, and divided by the number of pro forma fully diluted shares outstanding of common stock to derive illustrative fully diluted per share equity values of common stock of $19.45 and $23.68, respectively, as compared to the $18.32 closing price of the Class A common stock on June 5, 1998 used to determine the TV Guide Consideration Implied Value of $1.9 billion. However, it should be noted that these calculations assumed the consummation of the Primestar Transaction, which was contemplated at the time the Merrill Lynch Opinion was rendered but which has since been terminated.

  Pro Forma Discounted Cash Flow Analysis. Merrill Lynch performed a pro forma discounted cash flow analysis of the combined entity using projections (including the effects of the Expected Synergies) prepared by the managements of the Company and News Corp. Merrill Lynch calculated the theoretical unlevered discounted present value for the combined entity by adding together the present value of (i) the projected stream of unlevered free cash flow through the year ended December 31, 2002 for the combined entity and (ii) the projected value of the combined entity as of December 31, 2002. The terminal value was calculated based upon EBITDA multiples ranging from 11.0x to 13.0x, and the unlevered after tax discount rate used in the analysis ranged from 10.0% to 12.0%. Based on its analysis, Merrill Lynch derived a summary reference range of implied enterprise value of the combined entity of $3.4 to $4.2 billion, and an implied equity value range of $2.9 billion to $3.5 billion. Merrill Lynch noted that the equity value range implied by this analysis indicated a premium over the illustrative valuation of the combined entity summarized above ranging from 6.6% to 10.1%. Merrill Lynch further noted that the equity value range implied by this analysis indicated a premium over the stand-alone discounted cash flow valuation of the Company summarized above ranging from 22.7% to 26.7%.

  Pursuant to a letter agreement between the Company and Merrill Lynch, the Company paid Merrill Lynch a fee of $1,000,000 upon the execution of the TV Guide Letter Agreement and has agreed to pay Merrill Lynch an additional fee of $1,000,000 upon the consummation of the TV Guide Acquisition or certain other business combinations involving the Company and the TV Guide Businesses. Pursuant to such letter agreement, the Company also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel. Additionally, the Company agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

  The Company retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Merrill Lynch acted as financial advisor to Primestar in connection with the now abandoned acquisition of SNG from the Company and the other owners thereof in the Primestar Transaction and is providing, and has in the past provided and may in the future provide, financial advisory and financing services to the Company, News Corp. and/or their affiliates and may receive fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade securities of News Corp. and its affiliates, as well as common stock and other securities of the Company and its affiliates, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Credit Facility

  In connection with the Acquisitions, UVSG has negotiated a commitment letter for $1 billion in senior secured credit facilities comprised of a $300 million reducing revolving credit facility and a $700 million term loan, each maturing six years from the closing of the credit facilities (which is expected to occur as soon as possible upon the completion of a successful syndication). The proceeds of the revolving facility may be used for general corporate purposes, including payment of transaction fees and expenses, working capital, capital expenditures and other permitted investments and acquisitions (including the Acquisitions). The proceeds of the term loan may be used to finance, in part, the TV Guide Acquisition, including part of the TV Guide Cash

Consideration, but excluding transaction fees and expenses. The credit facilities will bear interest, at the option of UVSG, at a rate per annum equal to either (a) LIBOR for interest periods of 1, 2, 3 or 6 months plus an applicable margin based on UVSG's then-existing leverage ratio or (b) the prime rate (or the federal funds effective rate plus 0.5%, if greater) plus the applicable margin. Borrowings on the revolving facility will be available on a revolving basis commencing on the closing date of the credit facilities through the final maturity date of the revolving facility, subject to any mandatory commitment reductions and applicable conditions of borrowing. Borrowings on the term loan will be available in one drawing on the closing date of the credit facilities. The credit facilities will be secured by a negative pledge on assets and a pledge of stock of all of UVSG's subsidiaries except SSDS, with the stock pledge to be released upon the satisfaction of certain financial conditions. In addition, the obligations of UVSG under the credit facilities will be guaranteed by each of UVSG's present and future subsidiaries except SSDS.

  The final documentation of the credit facilities is expected to contain: (1) usual and customary representations and warranties for credit facilities of like size, type and purpose, including with respect to organization and authority, compliance with laws, accuracy of financial statements, absence of material adverse change in the business conditions, operations, properties or prospects, solvency, absence of material litigation, environmental hazards, and Year 2000 compliance; (2) usual and customary affirmative covenants applicable to both UVSG and its subsidiary/guarantors including with respect to delivery of financial information, maintenance of corporate existence, patents, trademarks, copyrights, licenses and permits, compliance with laws, maintenance of applicable insurance, and payment of taxes; (3) usual and customary restrictive covenants including with respect to limitations on investments and acquisitions, indebtedness (including guaranties and contingent obligations), liens, mergers and consolidations, asset sales, distributions and dividends, transactions with affiliates, and lines of business; and (4) usual and customary financial covenants including with respect to the following ratios: (i) total debt to EBITDA for the immediately preceding four quarters, (ii) trailing four quarters EBITDA to interest expense, and (iii) trailing four quarters EBITDA to fixed charges. The availability of funds under the credit facilities is subject to the negotiation of definitive documents. There can be no assurance that definitive documents for the credit facilities can be completed in a timely fashion on terms satisfactory to the Company.

Regulatory Approvals

  The TV Guide Acquisition is subject to the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The parties filed the required notifications and the waiting period has expired.

  The Company and News Corp., through one of its subsidiaries, have submitted a Voluntary Joint Notice to the Committee on Foreign Investment in the United States ("CFIUS"), which is chaired by the Secretary of the Treasury, with respect to the TV Guide Acquisition pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment"). The Exon-Florio Amendment provides that foreign acquisitions, mergers and takeovers of U.S. businesses that would impair the national security may be suspended, prohibited or dissolved. Notification of the TV Guide Acquisition under the Exon-Florio Amendment was made since SSDS, a subsidiary of the Company, has both classified and unclassified contracts with the United States government. After the TV Guide Acquisition is completed, News Corp. indirectly will own approximately 48% of the voting power of the common stock of the Company and, pursuant to the terms of the Stockholders Agreement, will have the right to elect certain directors of the Company. On November 2, 1998, the Company and News Corp. received a letter from the Department of the Treasury indicating that the TV Guide Acquisition does not raise issues of national security sufficient to warrant an investigation by CFIUS.

  Since SpaceCom Systems, Inc. and Prevue Networks, Inc., subsidiaries of the Company, hold licenses from the FCC for transmit/receive satellite earth stations, prior FCC approval of the TV Guide Acquisition is required under the Communications Act and FCC rules. Approval of the TV Guide Acquisition has been received from the FCC.

  The Company is not aware of any other federal or state approvals or filings that must be obtained or made in order to consummate the TV Guide Acquisition.

Tax and Accounting Treatment

  The TV Guide Acquisition has been structured to qualify as a tax-free contribution under Section 351 of the Code to the extent of the common stock issued. Although the Company believes that the TV Guide Acquisition will so qualify, no tax opinion will be received with respect to the TV Guide Acquisition. The TV Guide Acquisition will be accounted for by the purchase method of accounting by the Company.

Vote Required

  Under the Nasdaq Stock Market Rules, approval of the Company's stockholders is required for any transaction or series of transactions in which 20% or more of the voting stock of the Company is to be issued. To be adopted, the TV Guide Acquisition Proposal must be approved by a majority of the votes cast at the Special Meeting, assuming a quorum is present. TCI, through its subsidiaries, owns approximately 74% of the outstanding shares of the Company's common stock representing approximately 94% of the total voting power of the Company's common stock as of the date hereof. TCI has agreed, pursuant to the Parent Agreement, to cause its subsidiaries holding shares of the Company's common stock to vote in favor of the TV Guide Acquisition Proposal, thus assuring its approval at the Special Meeting.

               DESCRIPTION OF THE TV GUIDE ACQUISITION AGREEMENT
                            AND RELATED AGREEMENTS

The TV Guide Acquisition Agreement

  The following summary of the TV Guide Acquisition Agreement is qualified in its entirety by the full text of the TV Guide Acquisition Agreement attached as Appendix II to this Proxy Statement.

  General. The TV Guide Acquisition Agreement provides for the acquisition by the Company of all of the outstanding capital stock of the NAI Contributed Entities. Together, the NAI Contributed Entities (i) own and publish TV Guide,
(ii) own and publish print cable television programming guides and (iii) own and operate the TVGEN Internet web site. See "Proposal 2- The TV Guide Acquisition Proposal--The TV Guide Businesses."

  Closing. The TV Guide Acquisition will be consummated and the TV Guide Closing will occur on the fifth business day after the issuance of the TV Guide Equity is approved at the Special Meeting and all other conditions to the TV Guide Closing have been satisfied or waived, or at such later time as the parties agree.

  Consideration. As consideration for the TV Guide Acquisition, at the TV Guide Closing, the Company will issue 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock, in each case subject to adjustment in certain circumstances, and will pay $800 million in cash. After giving effect to the Netlink Acquisition and the TV Guide Acquisition and assuming no adjustments, News Corp., through its subsidiaries, will own 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock which would be approximately 41% of the total number of the outstanding shares of common stock and approximately 48% of the total voting power of the common stock. After giving effect to the Netlink Acquisition and the TV Guide Acquisition and assuming no adjustments, TCI, through its subsidiaries, will own 29,037,520 shares of Class A common stock and 37,496,588 shares of Class B common stock which would be approximately 46% of the total number of the outstanding shares of common stock and approximately 49% of the total voting power of the common stock.

  Adjustments to TV Guide Equity. If the Netlink Acquisition is not completed on or before the TV Guide Closing and is abandoned, the TV Guide Equity will be adjusted by decreasing the number of shares of Class B common stock to be issued by 12,750,000 shares (the same number of such shares as would have comprised the

Netlink Equity) and increasing the number of shares of Class A common stock to be issued by 12,750,000. After such adjustment, News Corp., through its subsidiaries, would own 35,253,412 shares of the Class A common stock and 24,746,588 shares of the Class B common stock which would be approximately 45% of the total number of outstanding shares of common stock and approximately 49% of the total voting power of the common stock. After such adjustment, TCI, through its subsidiaries, would own 29,037,520 shares of the Class A common stock and 24,746,588 shares of the Class B common stock which would be approximately 41% of the total number of shares of the outstanding common stock and approximately 48% of the total voting power of the common stock.

  In addition, pursuant to the Parent Agreement, if, as of the 90th day after the TV Guide Closing, TCI and News Corp., directly or through their respective subsidiaries, do not hold an equal number of shares of Class A common stock, then TCI or News Corp., as applicable, either directly or through their respective subsidiaries, shall acquire the Equalization Shares either through open market purchases or from the Company such that the number of shares of Class A common stock held by each of them is equal. The Company has agreed to sell the Equalization Shares at $20 per share if such purchase is made prior to 90 days after the TV Guide Closing or at an average market price if such purchase is made more than 90 days after the TV Guide Closing.

  Conditions to Completion of the TV Guide Acquisition. The obligations of the Company, Holdings and NAI to complete the TV Guide Acquisition are subject to the following conditions, among others:

    (1) The Company shall have received all necessary approvals of the stockholders and all other necessary governmental and third party consents and approvals required in connection with to the completion of the TV Guide Acquisition shall have been obtained except to the extent that the failure to obtain any such consent or approval would not have a material adverse effect on the Company or on the businesses of the NAI Contributed Entities.

    (2) There shall be no provision of applicable law or regulation and no judgment, injunction, order or decree shall have been entered prohibiting the TV Guide Acquisition or imposing a materially burdensome obligation on the Company, Holdings, NAI, TCI, News Corp. or their respective subsidiaries, as the result of the TV Guide Acquisition.

    (3) The Netlink Acquisition shall have been completed substantially contemporaneously with the TV Guide Closing, unless the Netlink Acquisition has been abandoned. Notwithstanding the foregoing, if, after November 1, 1998, all other conditions to the TV Guide Closing have been met, the TV Guide Acquisition will close on a business day selected by the parties that is on or prior to the fifth business day after the date on which the last of the other conditions has been satisfied.

    (4) The respective representations and warranties of the Company, NAI and Holdings shall have been true and correct on and as of the effective date of the TV Guide Acquisition Agreement and on and as of the date of the TV Guide Closing.

    (5) The parties to the TV Guide Acquisition Agreement and the Parent Agreement shall have performed and complied in all material respects with all agreements and covenants contained in the TV Guide Acquisition Agreement and the Parent Agreement that are to be performed or complied with by them prior to or at the TV Guide Closing.

    (6) Neither Publications, the NAI Contributed Entities taken as a whole, nor the Company shall have experienced any material adverse change to their businesses, assets, properties, operations or condition (financial or otherwise) since March 31, 1998.

    (7) The number of directors of the Company shall have been increased to ten; three of the current directors shall have resigned so that, effective immediately following the TV Guide Closing, no more than four designees of TCI shall remain on the Company's Board and four designees of Holdings shall have been duly appointed to the Company's Board. The eight directors designated by TCI and Holdings will approve two independent directors to fill the remaining seats on the Board. The directors of the NAI Contributed Entities shall have resigned.

    (8) The Stockholders Agreement shall have been executed and delivered by the respective parties thereto.

    (9) SSI and the Company shall have entered into a mutually satisfactory affiliation agreement for the carriage of Prevue Interactive by the cable systems of certain of TCI's controlled affiliates, the terms of which are reasonably satisfactory to NAI.

    (10) Certain other customary conditions relating to the delivery of certificates, legal opinions and other documents shall have been satisfied.

  Representations and Warranties. The TV Guide Acquisition Agreement contains representations and warranties of NAI and Holdings as to, among other things,
(1) the corporate organization and authority of NAI, Holdings and the NAI Contributed Entities and the nature and adequacy of the assets of the NAI Contributed Entities; (2) the capitalization of the NAI Contributed Entities;
(3) the absence of conflicts between the terms of the TV Guide Acquisition Agreement and either the charter documents of NAI, Holdings and the NAI Contributed Entities or certain laws, regulations or agreements to which NAI or the NAI Contributed Entities are subject; (4) the financial information concerning the NAI Contributed Entities provided to the Company; (5) the absence of any material default by the NAI Contributed Entities with respect to certain contractual obligations; (6) the absence of any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of the businesses of the NAI Contributed Entities; (7) the absence of issuances of capital stock and certain other changes in the business and operations of the NAI Contributed Entities; (8) the absence of certain liabilities, litigation and restrictions on the business of the NAI Contributed Entities; (9) compliance with certain legal, regulatory and licensing requirements; (10) certain matters relating to the tax attributes of the NAI Contributed Entities; (11) the status of certain employee benefit plans and obligations of the NAI Contributed Entities; and (12) their belief that potential "Year 2000" computer failures will not have a material adverse effect on the businesses of the NAI Contributed Entities.

  The TV Guide Acquisition Agreement contains certain representations and warranties of the Company as to, among other things, (1) the corporate organization, capitalization and authority of the Company; (2) the absence of conflicts between the terms of the TV Guide Acquisition Agreement and either the charter documents of the Company or certain laws, regulations or agreements to which the Company is subject; (3) the absence of any material default by the Company with respect to certain contractual obligations; (4) the absence of any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of the Company; (5) the absence of certain liabilities, litigation and restrictions on the business of the Company; (6) compliance with certain legal, regulatory and licensing requirements; (7) certain matters relating to the tax attributes of the Company; and (8) the Company's publicly- filed documents and financial statements.

  Covenants. Pending completion of the TV Guide Acquisition, NAI and Holdings have agreed to cause each of the NAI Contributed Entities, and the Company has agreed, to carry on its business in the ordinary course and in accordance with past custom and practice, except as otherwise expressly contemplated by the TV Guide Acquisition Agreement.

  In addition, the Company, NAI and Holdings have made the following agreements, among others:

    (1) Such parties will use all reasonable efforts to obtain all necessary consents, approvals and to satisfy all of the conditions to the TV Guide Closing, except that no party will be required to take any action that is reasonably likely to be materially burdensome to such party or to materially adversely affect the economic or business benefits of the TV Guide Acquisition.

    (2) Such parties will take certain actions and refrain from taking other actions that would affect the anticipated treatment of the TV Guide Acquisition for federal income tax purposes.

    (3) NAI and Holdings will take or cause to be taken all actions necessary to ensure that as of the TV Guide Closing, (i) the NAI Contributed Entities
  (x) will have no indebtedness for borrowed money, no outstanding debt securities or obligation to issue the same and no liability or obligation (as guarantor or otherwise) with respect to the indebtedness of others (with certain limited exceptions), and (y) will have aggregate positive working capital, calculated as provided in the TV Guide Acquisition Agreement (before deduction of net deferred subscription income but after giving effect to the cash distributions described below), of not less than $48 million, (ii) any net intercompany amount owed by any NAI Contributed Entity will be contributed to its capital or canceled, and (iii) all rights with respect to certain escrowed funds, will be assigned to the NAI Contributed Entities.

    (4) Pending the TV Guide Closing, the Company will not, and NAI and Holdings will cause each of the NAI Contributed Entities not to, remove any of its assets by way of dividend, distribution or otherwise, except for dispositions of immaterial assets in the ordinary course of business consistent with past practice in transactions with nonaffiliates and except that, subject to compliance with other requirements of the TV Guide Acquisition Agreement, Publications may distribute, prior to or at the TV Guide Closing, all of its cash (other than cash necessary to cover outstanding checks). The Company has also agreed that it will not effect any stock split, stock dividend, combination, recapitalization or reclassification prior to the TV Guide Closing, other than the two-for-one split of the common stock effected on August 20, 1998, without the prior written consent of NAI which will not be unreasonably withheld, and also will not issue any equity securities prior to the TV Guide Closing that would cause its equity capitalization to differ in any material respect from that set forth in the TV Guide Acquisition Agreement.

    (5) At the TV Guide Closing or as soon thereafter as may be practicable, News Corp. will cause certain licenses granting News Corp. and its affiliates other than the NAI Contributed Entities the right to use the name TV Guide or associated trademarks to be terminated.

    (6) NAI and Holdings will take certain actions with respect to various retirement and employee benefit plans (i) to provide for the NAI Contributed Entities to cease to be participating employers in certain of such plans, (ii) to establish new plans to benefit solely employees of the NAI Contributed Entities and provide for the segregation and transfer to the new plan or plans of assets allocable to employees and former employees of the NAI Contributed Entities under certain existing plans and (iii) to provide for the vesting of certain employee benefits.

  No Solicitation. The TV Guide Acquisition Agreement also provides that NAI and Holdings will not, and will cause their respective affiliates not to, negotiate to sell, sell or solicit or entertain any offers to purchase the NAI Contributed Entities or their respective businesses except pursuant to the TV Guide Acquisition Agreement.

  Indemnification. The Company, on the one hand, and NAI and Holdings, on the other hand, have each agreed to indemnify the other, subject to certain limitations, against losses, damages and liabilities arising from any breach of a representation, warranty or covenant made by such party in or pursuant to the TV Guide Acquisition Agreement. NAI and Holdings have also agreed, subject to certain limitations, to indemnify the Company against (1) certain liabilities of NAI or any of its affiliates to former stockholders or employees of TVSM arising in connection with the acquisition of TVSM by NAI;
(2) certain liabilities to current and former employees or independent contractors of NAI or any affiliate of NAI (including the NAI Contributed Entities); and (3) certain liabilities under applicable environmental and health laws. The Company has also agreed to indemnify NAI and Holdings against any claim brought against them relating to any material untrue statement or omission in this Proxy Statement with respect to the Netlink Acquisition.

  Termination. The TV Guide Acquisition Agreement may be terminated and the TV Guide Acquisition abandoned by either (i) mutual consent of the parties or
(ii) NAI and Holdings or the Company if the TV Guide Acquisition has not been completed by March 31, 1999, provided that the failure to complete the TV Guide Acquisition by such date is not the result of any breach of the TV Guide Acquisition Agreement by the party seeking termination. Neither party has the right to terminate the TV Guide Acquisition Agreement due to changes in the price of the Company's Class A common stock.

Change in the Company's Board

  Effective as of the TV Guide Closing, the Company's by-laws will be amended to (i) fix the number of directors at ten, (ii) require that two of the ten members of the Board be independent directors within the meaning of the Nasdaq Stock Market Rules, (iii) require that the approval of any action by the Board will require the affirmative vote of at least seven of the ten directors, except for the removal of the chief executive officer, president or any vice president of the Company which will require approval of six of the ten directors and (iv) establish an Executive Committee, to be comprised of four directors designated by the holders of Class B common stock, which committee shall have such duties and powers as shall be delegated to it from time to time by the Board of Directors and shall act by unanimous vote or unanimous written consent. At the effective time of the TV Guide Closing, three of the current directors shall resign so that, effective immediately following the TV Guide Closing, no more than four designees of TCI shall remain on the Board and the Board will appoint four members designated by Holdings to serve until the next annual meeting of the Company's stockholders. The eight directors designated by TCI and Holdings will appoint two additional directors who qualify as independent directors to fill the remaining seats on the Board.

Other Agreements

  Stockholders Agreement. At the TV Guide Closing, the Company, TCI, TCI Sub, Liberty, News Corp., and Holdings will enter into the TV Guide Stockholders Agreement, which will provide, among other things, that, subject to certain limited exceptions, the Company will be the exclusive vehicle through which TCI and News Corp. will directly or indirectly conduct programming guide businesses (print, electronic or otherwise) worldwide for so long as such party and its controlled affiliates continue to be entitled to appoint at least one director of the Company. Pursuant to the TV Guide Stockholders Agreement, for so long as TCI and its controlled affiliates or News Corp. and its controlled affiliates, as the case may be, are entitled to designate at least one director to the Company's Board, the other party and its controlled affiliates shall be subject to certain restrictions on its ability to sell any of its shares of common stock to an unaffiliated third party or to convert any of its shares of Class B common stock to Class A common stock unless it first offers such common stock for sale to the first party. If the non-transferring party elects not to purchase such common stock, the transferring party will convert any Class B common stock to be sold into Class A common stock unless such Class B common stock is to be sold to a third party that has offered to purchase at least 12.5% of the aggregate number of shares of Class B common stock outstanding. Pursuant to the TV Guide Stockholders Agreements so long as there continues to be at least two stockholders or groups of related stockholders that each own in the aggregate 30% or more of the outstanding Class B common stock, such stockholders or the members of each such stockholder group will vote their shares of common stock on all matters submitted to a vote of the Company's stockholders only as shall be mutually agreed upon by such stockholders or stockholder groups and, if they are unable to agree on how to vote with respect to any such proposal, they will each be obligated to vote against such proposal. Under the TV Guide Stockholders Agreement, TCI and its controlled affiliates, on the one hand, and News Corp. and its controlled affiliates, on the other hand, will be entitled to designate one director for each 12.5% of the outstanding shares of Class B common stock owned by such party and its controlled affiliates in the aggregate (rounded to the nearest 12.5%, with more than 6.25% being rounded up, and 6.25% or less being rounded down), and the other party will vote or cause to be voted all shares of common stock owned by such party and its controlled affiliates for the election of such designee(s) as director.

  In addition, the TV Guide Stockholders Agreement will provide for the grant to TCI Sub, Holdings and their respective affiliates of certain registration rights with respect to the resale of the Class A common stock held directly or indirectly by TCI Sub, Holdings and their respective affiliates including shares of Class A common stock issuable upon conversion of shares of Class B common stock. Such demand registration rights will be subject to (1) holdback provisions restricting the rights of TCI Sub, Holdings and their respective affiliates to request registration of shares of Class A common stock in the event that the amount of shares to be registered exceeds the amount that can be readily sold in the market at the time; (2) blackout provisions that will enable the Company, subject to various limitations, to delay the registration of Class A common stock under certain circumstances, for example when a possible transaction or other news is pending that would have to be disclosed in connection with a registration, but the disclosure of which would have a material adverse effect on the Company; and (3) indemnification provisions providing, among other things, for indemnification by the Company against certain misstatements or omissions in any registration statement covering the resale of Class A common stock held by TCI Sub, Holdings or their respective affiliates.

  Parent Agreement. News Corp., TCI and the Company are also parties to the Parent Agreement pursuant to which TCI and News Corp. each have agreed to purchase, and UVSG has agreed to sell, the Equalization Shares if necessary for TCI and News Corp. to hold an equal number of shares of Class A common stock after the TV Guide Closing. TCI has also agreed to vote or cause to be voted all of its shares of common stock in favor of the TV Guide Acquisition Proposal at the Special Meeting. The Parent Agreement also provides that (1) until the Closing, the Company (in the case of TCI) and the NAI Contributed Entities (in the case of News Corp.) will be the exclusive vehicles through which TCI and News Corp. directly or indirectly conduct program guide businesses (print, electronic or otherwise), subject to certain exceptions; (2) News Corp. will not negotiate to sell, sell or solicit or entertain any offers to purchase the NAI Contributed Entities or their respective businesses except as provided in the TV Guide Acquisition Agreement; (3) TCI and News Corp. will (and will cause their respective controlled affiliates to) take certain actions and refrain from taking certain other actions that would affect the anticipated federal income tax treatment of the TV Guide Acquisition; and (4) News Corp. will cause certain licenses granting it and its affiliates (other than the NAI Contributed Entities) the right to use the TV Guide brand or associated trademarks to be terminated at the TV Guide Closing or as soon thereafter as may be practicable.

  Continuing Services. Following the TV Guide Closing, for so long as News Corp. and its affiliates beneficially own in the aggregate at least 12.5% of the Class B common stock of UVSG, News Corp. will and will cause its controlled affiliates to continue to make available to the NAI Contributed Entities and their respective businesses, at the Company's request from time to time, services (including bulk paper procurement and the benefits of certain agreements (to the extent permitted thereunder)) consistent with past practice and in any event on terms no less favorable to the Company than "most favored nation" terms, unless the Company shall otherwise agree, provided that the right to use services that require the involvement of executives of News Corp. will be subject to agreement upon allocation of costs (including services of senior management). News Corp., NAI and the Company have agreed to negotiate to enter into a definitive services agreement containing the foregoing terms and such other terms and conditions as may be customary or appropriate under the circumstances.

                   PROPOSAL 3--CHANGE OF THE COMPANY'S NAME

  The Board of Directors has determined that it is in the best interests of the Company to amend the Company's Restated Certificate of Incorporation to change the Company's name to "TV Guide, Inc." and has recommended that such name change proposal be submitted to the stockholders for approval. The Board and management of the Company believe that using the well known TV Guide name will enhance the recognition of the Company and its products in the marketplace.

  If the change is approved, a Certificate of Amendment to the Company's Restated Certificate of Incorporation will be filed with the Delaware Secretary of State to give effect to the name change as promptly as practical following the special meeting. The resolution adopted by the Board provides that, even if the stockholders approve the Name Change Proposal at the special meeting, the name change may be abandoned by the Board at any time prior to filing the amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of Delaware.

  The Board of Directors recommends a vote FOR this Proposal 3 to approve the amendment to the Company's Restated Certificate of Incorporation to change the Company's name to TV Guide, Inc.

               CERTAIN MATTERS TO BE CONSIDERED BY STOCKHOLDERS

Relationships of UVSG with Liberty and its Affiliates

  As of the date of this Proxy Statement, TCI, through its subsidiaries, beneficially owns 29,037,520 shares of the Company's Class A common stock and 24,746,588 shares of the Company's Class B common stock, representing approximately 74% of the total number of outstanding shares of common stock and approximately 94% of the total voting power of the common stock. Four of the Company's seven directors are also employees, officers and/or directors of TCI or its affiliates, other than the Company.

  TCI has indicated that it intends to cause its subsidiaries holding shares of the Company's common stock to vote in favor of the Netlink Acquisition Proposal and the TV Guide Acquisition Proposal, thus assuring approval of such proposals at the Special Meeting whether or not any other stockholder votes in favor of any such proposal.

  After giving effect to the Netlink Acquisition, but without giving effect to the TV Guide Acquisition, TCI, through its subsidiaries, will own 29,037,520 shares of Class A common stock and 37,496,588 shares of Class B common stock which will represent approximately 78% of the outstanding shares of common stock of the Company and approximately 96% of the total voting power of the common stock. After giving effect to the Netlink Acquisition and the TV Guide Acquisition, TCI, through its subsidiaries, will own 29,037,520 shares of Class A common stock and 37,496,588 shares of Class B common stock, assuming no adjustments. Therefore, after giving effect to the TV Guide Acquisition, assuming the Netlink Acquisition is completed and assuming no adjustments, TCI, through its subsidiaries, will own approximately 46% of the outstanding shares of common stock, which will represent approximately 49% of the total voting power of the common stock and News Corp., through its subsidiaries, will own approximately 41% of the outstanding shares of common stock, which will represent approximately 48% of the total voting power of the common stock.

Stockholder Agreement with TCI

  In connection with the merger of the Company with a subsidiary of TCI, the Company and TCI entered into a Stockholder Agreement dated as of January 25, 1996, which currently requires TCI to vote its shares of the Company's equity securities in any general election of directors in favor of the election of Mr. Boylan as a director so long as he is an executive officer of the Company. The Stockholder Agreement also limits TCI's ability, in certain circumstances, to vote its equity securities of the Company at a stockholders' meeting in favor of certain transactions requiring stockholder approval. Pursuant to the TV Guide Acquisition Agreement, the Company and TCI have agreed to terminate the Stockholder Agreement at the TV Guide Closing.

Dilution

  The issuance of the Netlink Equity and the TV Guide Equity will cause a disproportionate dilution in the voting rights of the existing stockholders of the Company. Following the Netlink Closing, but not considering the TV Guide Acquisition, the issued and outstanding shares of the common stock held by the unaffiliated stockholders will be reduced from approximately 26% to approximately 22% of the total issued and outstanding shares of the common stock which will represent approximately 4% of the total voting power of the common stock. Considering both the Netlink Acquisition and the TV Guide Acquisition, the issued and outstanding shares of the common stock held by the unaffiliated stockholders will be reduced to approximately 13% of the total issued and outstanding shares of the common stock, which will represent approximately 2% of the total voting power of the common stock.

  At January 7, 1999, the Record Date, the Company had 47,893,688 shares of Class A common stock and 24,746,588 shares of Class B common stock outstanding and after the completion of the Netlink Acquisition and the TV Guide Acquisition, assuming no adjustments, there will be approximately 70,397,100 shares of Class A common stock and 74,993,176 shares of Class B common stock outstanding.

  On September 30, 1998, each share of common stock had a net book value of $2.60 per share, calculated on a historical basis. After giving effect to the Netlink Closing, but not considering the TV Guide Acquisition, as of September 30, 1998, each share of common stock would have a pro forma net book value of $2.27 per share. Considering both the Netlink Acquisition and the TV Guide Acquisition, as of September 30, 1998, each share of common stock would have a pro forma net book value of $9.03 per share. See "Unaudited Pro Forma Condensed Financial Information."

                        FEDERAL INCOME TAX CONSEQUENCES

General

  The following discussion of the federal income tax consequences to the Company resulting from the Netlink Acquisition and the TV Guide Acquisition is for general information only. This summary is based upon the current provisions of the Code, the applicable regulations and the public administrative and judicial interpretation of the Code and such regulations, all of which are subject to change (which changes could be applied retroactively) and upon the terms of the Acquisitions as described herein. This discussion does not cover all aspects of federal taxation that may be relevant to the Company and it does not address state, local, foreign or other tax laws.

The Netlink Acquisition

  Section 1032 of the Code provides that no gain or loss is recognized by a corporation upon the receipt of property in exchange for its stock. Accordingly, the Company should not recognize any taxable income from the issuance of the shares of Class B common stock constituting the Netlink Equity in the Netlink Acquisition. It is expected that the Company's tax basis for the stock of the Netlink Corporations received will be equal to the tax basis of such stock to Liberty immediately before the transfer, rather than the fair market value of the Netlink Equity issued as consideration for the properties. The Company believes that the tax basis to Liberty for the stock of the Netlink Corporations is relatively low.

The TV Guide Acquisition

  Section 1032 of the Code provides that no gain or loss is recognized by a corporation upon the receipt of property in exchange for its stock. Accordingly, the Company should not recognize any taxable income from the issuance of the shares of Class A common stock and Class B common stock constituting the TV Guide Equity and the payment of $800 million constituting the TV Guide Cash Consideration in the TV Guide Acquisition. It is expected that the Company's tax basis for the stock of the NAI Contributed Entities received will be equal to the tax basis of such stock to Holdings immediately before the transfer (increased by any gain recognized by Holdings on the transfer) rather than the fair market value of the TV Guide Consideration.

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

  Stockholders of the Company who do not vote in favor of the Netlink Acquisition Proposal or the TV Guide Acquisition Proposal will not have the right to seek payment in cash of the fair market value of their shares of common stock.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction to the Pro Forma Financial Statement Pages

 Pro Forma Financial Statements

  Shareholders are being asked to consider and vote separately on each of the Netlink Acquisition Proposal and the TV Guide Acquisition Proposal.

  Assuming only the Netlink Acquisition--The Netlink Acquisition will be accounted for as a combination of entities under common control, in a manner similar to a pooling-of-interests. The combined financial statements of the Company and the Netlink Wholesale Division on an as-if-pooled basis as of September 30, 1998, for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997 and 1996 are presented on pages 62 through
69. These financial statements include the financial statements of the Netlink Wholesale Division for periods subsequent to January 25, 1996, the date the Company and the Netlink Wholesale Division were first under common control.

  Assuming only the TV Guide Acquisition--The TV Guide Acquisition will be accounted for as a purchase. The pro forma financial statements of the Company for the TV Guide Acquisition as of September 30, 1998 and for the nine months ended September 30, 1998 and the year ended December 31, 1997 are presented on pages 70 through 75.

  Assuming both the Netlink Acquisition and the TV Guide Acquisition--The pro forma financial statements of the Company assuming both the Netlink Acquisition and the TV Guide Acquisition as of September 30, 1998 and for the nine months ended September 30, 1998 and the year ended December 31, 1997 are presented on pages 62 through 69.

                       UNITED VIDEO SATELLITE GROUP, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                               September 30, 1998
                                 (In thousands)

                                    Assuming both the Netlink Acquisition and the TV Guide Acquisition
                            ------------------------------------------------------------------------------------------
                                 Assuming only the Netlink Acquisition
                            -------------------------------------------------
                               UVSG     Netlink                    Pooled     Publications   Pro Forma         UVSG
                            Historical Historical Adjustments   Balance Sheet  Historical   Adjustments     Pro Forma
                            ---------- ---------- -----------   ------------- ------------  -----------     ----------
          ASSETS
Cash, cash equivalents and
 marketable securities....   $159,693   $    16     $   --        $159,709    $       305   $  (800,000)(2) $   47,514
                                                                                                700,000 (1)
                                                                                                (12,500)(6)
Accounts receivable.......     55,648     4,476      (1,316)(a)     58,808        148,052           --         206,860
Prepaid expenses and
 other....................     10,711        99         --          10,810         41,061           --          51,871
Deferred tax asset........      2,135       --          --           2,135            --            --           2,135
                             --------   -------     -------       --------    -----------   -----------     ----------
  Total current assets....    228,187     4,591      (1,316)       231,462        189,418      (112,500)       308,380
Property, plant and
 equipment, net of
 accumulated depreciation
 and amortization.........     45,245       610         --          45,855         17,287           --          63,142
Goodwill and other
 intangible assets, net of
 accumulated
 amortization.............    113,240     2,125         --         115,365      2,382,900   $   840,150 (2)  3,338,415
Deferred tax asset........        --      2,942         --           2,942            --            --           2,942
Other assets, net of
 accumulated
 amortization.............     15,013       --          --          15,013         20,629        12,500 (6)     48,142
                             --------   -------     -------       --------    -----------   -----------     ----------
 Total assets.............   $401,685   $10,268     $(1,316)      $410,637    $ 2,610,234   $   740,150     $3,761,021
                             ========   =======     =======       ========    ===========   ===========     ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and
 accrued liabilities......   $ 59,772   $ 3,832     $(1,316)(a)   $ 62,288    $   109,699   $        --     $  171,987
Other current
 indebtedness.............      3,871       --          --           3,871            --            --           3,871
Customer
 prepayments/deferred
 revenue..................    115,688     1,176         --         116,864        160,480           --         277,344
                             --------   -------     -------       --------    -----------   -----------     ----------
  Total current
   liabilities............    179,331     5,008      (1,316)       183,023        270,179           --         453,202
Deferred compensation.....        688       --          --             688            --            --             688
Deferred tax liability....     15,149       --          --          15,149        628,866       562,051 (2)  1,206,066
Other non-current
 liabilities and
 indebtedness.............     13,967       --          --          13,967         68,488       700,000 (1)    782,455
Intercompany
 indebtedness.............        --        --          --             --       2,747,083    (2,747,083)(5)        --
Minority interest.........      3,370       --          --           3,370            --            --           3,370
Stockholders' equity
 (deficit):
 Capital stock............        728       --          128 (b)        856            --            600 (2)      1,456
 Additional paid-in
  capital.................     25,863       --         (128)(b)     25,735        445,404    (2,072,287)(2)  1,145,935
                                                                                              2,747,083 (5)
 Accumulated other
  comprehensive earnings,
  net of tax..............      7,655       --          --           7,655            --            --           7,655
 Retained earnings (accu-
  mulated deficit)........    162,945     5,260      (8,011)(c)    160,194     (1,549,786)    1,549,786 (2)    160,194
                             --------   -------     -------       --------    -----------   -----------     ----------
                              197,191     5,260      (8,011)       194,440     (1,104,382)    2,225,182      1,315,240
 Minority interest deficit
  in Superstar/Netlink
  Group LLC...............     (8,011)      --        8,011 (c)        --             --            --             --
                             --------   -------     -------       --------    -----------   -----------     ----------
  Total stockholders'
   equity (deficit).......    189,180     5,260         --         194,440     (1,104,382)    2,225,182      1,315,240
                             --------   -------     -------       --------    -----------   -----------     ----------
  Total liabilities and
   stockholders' equity
   (deficit).................$401,685   $10,268     $(1,316)      $410,637    $ 2,610,234   $   740,150     $3,761,021
                             ========   =======     =======       ========    ===========   ===========     ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                       UNITED VIDEO SATELLITE GROUP, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      Nine Months Ended September 30, 1998
                    (In thousands, except per share amounts)

                                     Assuming both the Netlink Acquisition and the TV Guide Acquisition
                          -----------------------------------------------------------------------------------------------
                            Assuming only the Netlink Acquisition
                          ---------------------------------------------
                             UVSG     Netlink                   Pooled   Publications    TVSM     Pro Forma       UVSG
                          Historical Historical Adjustments    Results    Historical  Historical Adjustments    Pro Forma
                          ---------- ---------- -----------    --------  ------------ ---------- -----------    ---------
Revenues................   $443,177   $29,922    $(12,458)(a)  $460,641   $ 466,219    $36,189    $    --       $963,049
Operating expenses:
 Programming and
  delivery..............    240,776    19,121     (12,458)(a)   247,439     318,883     29,715         --        596,037
 Selling, general and
  administrative........    109,649     1,221         --        110,870      41,101      6,688         --        158,659
 Depreciation and
  amortization..........     20,750       150         --         20,900      76,183        432         585 (3)    98,100
                           --------   -------    --------      --------   ---------    -------    --------      --------
                            371,175    20,492     (12,458)      379,209     436,167     36,835         585       852,796
                           --------   -------    --------      --------   ---------    -------    --------      --------
Operating income........     72,002     9,430         --         81,432      30,052       (646)       (585)      110,253
Gain on issuance of
 equity by subsidiary...     14,700       --          --         14,700         --         --          --         14,700
Other income (expense)..      3,318       --          --          3,318    (197,218)      (358)    (36,475)(4)   (33,515)
                                                                                                   197,218 (5)
                           --------   -------    --------      --------   ---------    -------    --------      --------
Income (loss) before
 income taxes and
 minority interest......     90,020     9,430         --         99,450    (167,166)    (1,004)    160,158        91,438
(Provision) benefit for
 income taxes...........    (28,294)   (3,300)     (5,349)(c)   (36,943)     20,448        --      (17,924)(7)   (34,419)
Minority interest in
 earnings...............    (14,601)      --       14,475 (c)      (126)        --         --          --           (126)
                           --------   -------    --------      --------   ---------    -------    --------      --------
Net income..............   $ 47,125   $ 6,130    $  9,126      $ 62,381   $(146,718)   $(1,004)   $142,234      $ 56,893
                           ========   =======    ========      ========   =========    =======    ========      ========
Earnings per share:
 Basic..................   $   0.64                            $   0.72                                         $   0.39
 Diluted................   $   0.63                            $   0.72                                         $   0.39
Number of shares:
 Basic..................     73,323                              86,073                                          146,073
 Diluted................     74,299                              87,049                                          147,049



   See accompanying notes to unaudited pro forma condensed combined financial statements.

                       UNITED VIDEO SATELLITE GROUP, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      Nine Months Ended September 30, 1997
                    (In thousands, except per share amounts)

                                   Assuming only the Netlink Acquisition
                                 --------------------------------------------
                                    UVSG     Netlink                  Pooled
                                 Historical Historical Adjustments   Results
                                 ---------- ---------- -----------   --------
Revenues........................  $376,882   $24,666     $(8,097)(a) $393,451
Operating expenses:
  Programming and delivery......   193,587    11,865      (8,097)(a)  197,355
  Selling, general and
   administrative...............   108,650     1,047         --       109,697
  Depreciation and
   amortization.................    13,833       150         --        13,983
                                  --------   -------     -------     --------
                                   316,070    13,062      (8,097)     321,035
                                  --------   -------     -------     --------
Operating income................    60,812    11,604         --        72,416
Gain on issuance of equity by
 subsidiary.....................       --        --          --           --
Other income (expense)..........     3,048        70         --         3,118
                                  --------   -------     -------     --------
Income (loss) before income
 taxes and minority interest....    63,860    11,674         --        75,534
(Provision) benefit for income
 taxes..........................   (18,983)   (4,224)     (4,728)(c)  (27,935)
Minority interest in earnings...   (12,297)      --       12,795 (c)      498
                                  --------   -------     -------     --------
Net income......................  $ 32,580   $ 7,450     $ 8,067     $ 48,097
                                  ========   =======     =======     ========
Earnings per share:
  Basic.........................     $0.44                              $0.56
  Diluted.......................     $0.44                              $0.55
Number of shares:
  Basic.........................    73,268                             86,018
  Diluted.......................    73,947                             86,697



   See accompanying notes to unaudited pro forma condensed combined financial statements.

                       UNITED VIDEO SATELLITE GROUP, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          Year Ended December 31, 1997
                    (In thousands, except per share amounts)

                                     Assuming both the Netlink Acquisition and the TV Guide Acquisition
                          ------------------------------------------------------------------------------------------------
                            Assuming only the Netlink Acquisition
                          ---------------------------------------------
                             UVSG     Netlink                   Pooled   Publications    TVSM     Pro Forma        UVSG
                          Historical Historical Adjustments    Results    Historical  Historical Adjustments    Pro Forma
                          ---------- ---------- -----------    --------  ------------ ---------- -----------    ----------
Revenues................   $507,598   $33,683    $(10,861)(a)  $530,420   $ 644,100    $70,474    $    --       $1,244,994
Operating expenses:
 Programming and
  delivery..............    260,584    16,396     (10,861)(a)   266,119     413,329     64,559         --          744,007
 Selling, general and
  administrative........    143,019     1,306         --        144,325      55,591      3,700         --          203,616
 Depreciation and
  amortization..........     18,651       199         --         18,850     100,548        910       1,647 (3)     121,955
                           --------   -------    --------      --------   ---------    -------    --------      ----------
                            422,254    17,901     (10,861)      429,294     569,468     69,169       1,647       1,069,578
                           --------   -------    --------      --------   ---------    -------    --------      ----------
Operating income........     85,344    15,782         --        101,126      74,632      1,305      (1,647)        175,416
Other income (expense)..      4,090        30         --          4,120    (242,896)    (1,048)    (48,633)(4)     (45,561)
                                                                                                   242,896 (5)
                           --------   -------    --------      --------   ---------    -------    --------      ----------
Income (loss) before
 income taxes and
 minority interest......     89,434    15,812         --        105,246    (168,264)       257     192,616         129,855
(Provision) benefit for
 income taxes...........    (25,892)   (5,744)     (6,802)(c)   (38,438)     27,056        --      (37,885)(7)     (49,267)
Minority interest in
 earnings...............    (17,782)      --       18,409 (c)       627         --         --          --              627
                           --------   -------    --------      --------   ---------    -------    --------      ----------
Net income..............   $ 45,760   $10,068    $ 11,607      $ 67,435   $(141,208)   $   257    $154,731      $   81,215
                           ========   =======    ========      ========   =========    =======    ========      ==========
Earnings per share:
 Basic..................   $   0.62                            $   0.78                                         $     0.56
 Diluted................   $   0.62                            $   0.78                                         $     0.55
Number of shares:
 Basic..................     73,348                              86,098                                            146,098
 Diluted................     74,058                              86,808                                            146,808



  See accompanying notes to unaudited condensed combined financial statements.

                       UNITED VIDEO SATELLITE GROUP, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          Year Ended December 31, 1996
                    (In thousands, except per share amounts)

                                   Assuming only the Netlink Acquisition
                                 --------------------------------------------
                                    UVSG     Netlink                  Pooled
                                 Historical Historical Adjustments   Results
                                 ---------- ---------- -----------   --------
Revenues........................  $437,168   $55,883     $(8,338)(a) $484,713
Operating expenses:
  Programming and delivery......   227,938    34,931      (8,338)(a)  254,531
  Selling, general and
   administrative...............   137,687     6,399         --       144,086
  Depreciation and
   amortization.................    16,323       409         --        16,732
                                  --------   -------     -------     --------
                                   381,948    41,739      (8,338)     415,349
                                  --------   -------     -------     --------
Operating income................    55,220    14,144         --        69,364
Other income (expense)..........     1,684       (11)        --         1,673
                                  --------   -------     -------     --------
Income (loss) before income
 taxes and minority interest....    56,904    14,133         --        71,037
(Provision) benefit for income
 taxes..........................   (17,122)   (4,696)     (3,974)(c)  (25,792)
Minority interest in earnings...    (9,698)      --       10,755 (c)    1,057
                                  --------   -------     -------     --------
Net income......................  $ 30,084   $ 9,437     $ 6,781     $ 46,302
                                  ========   =======     =======     ========
Earnings per share:
  Basic.........................  $   0.41                           $   0.54
  Diluted.......................  $   0.41                           $   0.54
Number of shares:
  Basic.........................    73,020                             85,770
  Diluted.......................    73,522                             86,272



   See accompanying notes to unaudited pro forma condensed combined financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Presentation

  As-if-pooled for the Netlink Acquisition. Pursuant to the Netlink Acquisition Agreement, the Company will acquire from Liberty all of the outstanding capital stock of the Netlink Corporations which own Liberty's interest in SNG, the Denver 6 Service and certain other programming interests in exchange for 12,750,000 shares of the Company's Class B common stock. The Netlink Acquisition will be accounted for as a merger of entities under common control, similar to a pooling-of-interests. Periods subsequent to January 25, 1996, the date the Company and the Netlink Wholesale Division came under common control, are presented on an as-if-pooled basis.

  The historical operating results of SNG are included within the consolidated operating results of the Company subsequent to April 1, 1996 as the Company has control over SNG's operations. Excluding Liberty's interest in SNG, the remainder of the business interests being acquired by the Company are held by the Netlink Wholesale Division. The presentation of the combined financial statements of the Company and the Netlink Wholesale Division, including the operations of Netlink's retail C--band business for the period from January 25, 1996 through March 31, 1996, the period from the date common control was established through the formation of SNG, include an adjustment to (a) eliminate the sales of programming from the Netlink Wholesale Division to SNG and related accounts receivable/payable; (b) record the issuance of stock to Liberty; and (c) eliminate the minority interest in SNG's earnings attributable to Liberty's interest in SNG that is being acquired by the Company as a part of the Netlink Acquisition and reflect taxes on the associated earnings at the effective rate of the Netlink Corporations.

  The as-if-pooled financial statements have been derived from the historical consolidated financial statements of the Company incorporated by reference into this Proxy Statement and the historical combined financial statements of Netlink Wholesale Division set forth elsewhere in this Proxy Statement and are qualified in their entirety by reference to, and should be read in conjunction with, such historical financial statements and related notes thereto.

  TV Guide Acquisition and As-if-pooled for the Netlink Acquisition. Pursuant to the TV Guide Acquisition Agreement, the Company will acquire all of the outstanding stock of the NAI Contributed Entities which own and publish TV Guide, publish cable-based television listing guides, operate the web site known as TVGEN and hold certain other assets, in exchange for 22,503,412 shares of the Company's Class A common stock, 37,496,588 shares of the Company's Class B common stock and $800 million in cash. For purposes of the pro forma condensed combined financial statements, it is assumed that the Company will borrow $700 million at an interest rate of 6.65%, the proceeds of which, along with existing cash balances, will be used to fund the cash portion of the TV Guide Acquisition. The TV Guide Acquisition will be accounted for as a purchase.

  In June 1998, NAI acquired all of the outstanding stock of TVSM which owns and publishes weekly and monthly proprietary program listings for certain cable television systems and satellite programming distributors. The operating results of TVSM subsequent to June 26, 1998, the acquisition date, are included with those of Publications and not with the "TVSM Historical" financial information.

  The pro forma condensed combined financial statements have been derived from the as--if--pooled financial statements of the Company and the Netlink Wholesale Division, the historical combined financial statements of Publications, set forth elsewhere in this Proxy Statement, as adjusted to be presented on a calendar year basis, and the historical financial statements of TVSM, not included in this Proxy Statement; and are qualified in their entirety by reference to, and should be read in conjunction with, such historical financial statements and related notes thereto. The pro forma information has been compiled as if the TV Guide Acquisition occurred on the date of the pro forma condensed combined balance sheet or as of January 1, 1997 for pro forma condensed combined income statement purposes.

  The pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the Netlink Acquisition and the TV Guide Acquisition had occurred on the dates indicated or which may be obtained in the future.

  The pro forma adjustments are based on available financial information and certain estimates and assumptions, therefore the actual adjustments could differ from the pro forma adjustments. The Company has not yet completed its analysis of the allocation of the purchase price in the TV Guide Acquisition among identifiable intangible assets and goodwill. In the pro forma financial information presented, the Company has allocated amounts to identifiable intangible assets as follows:

        Intangible Asset                                   Life   (in thousands)
        ----------------                                 -------- --------------
     Publishing rights.................................. 40 years   $2,931,121
     Acquired subscriber accounts....................... 15 years      291,929
                                                                    ----------
                                                                    $3,223,050
                                                                    ==========

  Publishing rights include the rights associated with publishing TV Guide, including the use of the TV Guide trademark. Acquired subscriber accounts include the value attributable to the customer list of subscribers to TV Guide.

  After closing the TV Guide Acquisition, the Company, with the assistance of valuation consultants, will complete its evaluation of the fair value and the lives of the assets acquired. Accordingly, the allocation of the purchase price and the lives of the assets acquired, which are based on preliminary estimates, may differ from the final purchase price allocation and the final lives assigned to the assets.

  The pro forma adjustments necessary to present the financial position and results of operations of the Company are as follows:

    (1) To reflect the borrowing of $700 million from a bank, the proceeds of which will be used to fund the cash portion of the TV Guide Acquisition.

    (2) To reflect the issuance of 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock, both at $18.68 per share, as adjusted for the two-for-one stock split effected on August 20, 1998, and the payment of $800 million in cash for a total consideration of $1,920,800, in exchange for all of the outstanding capital stock of the NAI Contributed Entities. The $18.68 per share value of the Company's common stock was determined based on an analysis of the market prices (without adjustment for premium or discount) of the Company's common stock for a few days before and after the agreement on the TV Guide Acquisition was reached and the TV Guide Acquisition was announced:

                                                                  (in thousands)
                                                                  --------------
     Class A common stock........................................   $      225
     Class B common stock........................................          375
     Paid in capital.............................................    1,120,200
     Cash........................................................      800,000
                                                                    ----------
       Total consideration.......................................   $1,920,800
                                                                    ==========

  The excess of the consideration over the fair value of the net identifiable tangible assets acquired was allocated to intangible assets as follows:

                                                                (in thousands)
                                                                --------------
     Total consideration.......................................  $ 1,920,800
     NAI Contributed Entities net tangible liabilities
      assumed..................................................      740,199
     Deferred income taxes.....................................      562,051
                                                                 -----------
     Identifiable intangible assets related to TV Guide
      acquisition..............................................    3,223,050
     Historical TV Guide intangible assets.....................   (2,382,900)
                                                                 -----------
     Pro Forma adjustment to intangible assets.................  $   840,150
                                                                 ===========

    (3) To adjust amortization of the intangible assets associated with the TV Guide Acquisition. The Company intends to amortize these assets over lives ranging from 15 to 40 years on a straight-line basis.

    (4) To reflect interest, at the rate of 6.65% per annum, based on current interest rates under committed financing agreements, on the debt incurred of $700 million to fund the TV Guide Acquisition and amortization of debt issuance costs. A change in the interest rate of 1/8 of a percent would result in a change in interest expense of approximately $900,000 annually.

    (5) To eliminate the intercompany debt (and related interest expense), which will be contributed at the TV Guide Closing.

    (6) To reflect the payment and capitalization of debt issuance costs. The Company intends to amortize this asset over six years.

    (7) To reflect income taxes resulting from the above pro forma adjustments.

Earnings per Share

  The following information reconciles the number of shares used to compute historical basic and diluted earnings per share to pro forma basic and diluted earnings per share (in thousands):

                           Nine Months    Nine Months
                              Ended          Ended        Year Ended      Year Ended
                          September 30,  September 30,   December 31,    December 31,
                              1998            1997           1997            1996
                         --------------- -------------- --------------- --------------
                          Basic  Diluted Basic  Diluted  Basic  Diluted Basic  Diluted
                         ------- ------- ------ ------- ------- ------- ------ -------
Weighted average number
 of shares of common
 stock and dilutive
 potential shares of
 common stock--
 historical............   73,323  74,299 73,268 73,947   73,348  74,058 73,020 73,522
Common shares to be
 issued in connection
 with the Netlink
 Acquisition...........   12,750  12,750 12,750 12,750   12,750  12,750 12,750 12,750
                         ------- ------- ------ ------  ------- ------- ------ ------
Weighted average number
 of shares of common
 stock and dilutive
 potential shares of
 common stock--pro
 forma--Netlink
 Acquisition only......   86,073  87,049 86,018 86,697   86,098  86,808 85,770 86,272
                                         ====== ======                  ====== ======
Common shares to be
 issued in connection
 with the TV Guide
 Acquisition...........   60,000  60,000                 60,000  60,000
                         ------- -------                ------- -------
Weighted average number
 of shares of common
 stock and dilutive
 potential shares of
 common stock--pro
 forma--both Netlink
 Acquisition and TV
 Guide Acquisition.....  146,073 147,049                146,098 146,808
                         ======= =======                ======= =======

  The above amounts assume that the Equalization Shares are acquired through open market purchases of the Company's common stock. Should the Company issue Equalization Shares pursuant to the Parent Agreement, the weighted average number of shares of common stock and dilutive potential shares of common stock-pro forma-both Netlink Acquisition and TV Guide Acquisition would increase by 6,534 both on a basic and diluted basis for all periods presented, resulting in the following earnings per share:

                                                       Nine Months
                                                          Ended      Year Ended
                                                      September 30, December 31,
                                                          1998          1997
                                                      ------------- ------------
     Basic...........................................     $0.37        $0.53
     Diluted.........................................     $0.37        $0.53

                       UNITED VIDEO SATELLITE GROUP, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                               September 30, 1998

                               Assuming only the TV Guide Acquisition
                           ---------------------------------------------------
                              UVSG    Publications   Pro Forma         UVSG
                           Historical  Historical   Adjustments     Pro Forma
                           ---------- ------------  -----------     ----------
         ASSETS
Cash, cash equivalents
 and marketable
 securities..............   $159,693  $       305   $  (800,000)(2) $   47,498
                                                        700,000 (1)
                                                        (12,500)(6)
Accounts receivable......     55,648      148,052           --         203,700
Prepaid expenses and
 other...................     10,711       41,061           --          51,772
Deferred tax asset.......      2,135          --            --           2,135
                            --------  -----------   -----------     ----------
  Total current assets...    228,187      189,418      (112,500)       305,105
Property, plant and
 equipment, net of
 accumulated depreciation
 and amortization........     45,245       17,287           --          62,532
Goodwill and other
 intangible assets, net
 of accumulated
 amortization............    113,240    2,382,900       840,150 (2)  3,336,290
Other assets, net of
 accumulated
 amortization............     15,013       20,629        12,500 (6)     48,142
                            --------  -----------   -----------     ----------
  Total assets...........   $401,685  $ 2,610,234   $   740,150     $3,752,069
                            ========  ===========   ===========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and
 accrued liabilities.....   $ 59,772  $   109,699   $       --      $  169,471
Other current
 indebtedness............      3,871          --            --           3,871
Customer
 prepayments/deferred
 revenue.................    115,688      160,480           --         276,168
                            --------  -----------   -----------     ----------
  Total current
   liabilities...........    179,331      270,179           --         449,510
Deferred compensation....        688          --            --             688
Deferred tax liability...     15,149      628,866       562,051 (2)  1,206,066
Other non-current
 liabilities and
 indebtedness............     13,967       68,488       700,000 (1)    782,455
Intercompany
 indebtedness............        --     2,747,083    (2,747,083)(5)        --
Minority interest........      3,370          --            --           3,370
Stockholders' equity
 (deficit):
Capital stock............        728          --            600 (2)      1,328
Additional paid-in
 capital.................     25,863      445,404    (2,072,287)(2)  1,146,063
                                                      2,747,083 (5)
Accumulated other
 comprehensive earnings,
 net of tax..............      7,655          --            --           7,655
Retained earnings
 (accumulated deficit)...    162,945   (1,549,786)    1,549,786 (2)    162,945
                            --------  -----------   -----------     ----------
                             197,191   (1,104,382)    2,225,182      1,317,991
Minority interest deficit
 in Superstar/Netlink
 Group LLC...............     (8,011)         --            --          (8,011)
                            --------  -----------   -----------     ----------
Total stockholders'
 equity (deficit)........    189,180   (1,104,382)    2,225,182      1,309,980
                            --------  -----------   -----------     ----------
Total liabilities and
 stockholders' equity
 (deficit)                  $401,685  $ 2,610,234   $   740,150     $3,752,069
                            ========  ===========   ===========     ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                       UNITED VIDEO SATELLITE GROUP, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      Nine Months Ended September 30, 1998
                    (In thousands, except per share amounts)

                                   Assuming only the TV Guide Acquisition
                          -----------------------------------------------------------
                             UVSG    Publications    TVSM     Pro Forma       UVSG
                          Historical  Historical  Historical Adjustments    Pro Forma
                          ---------- ------------ ---------- -----------    ---------
Revenues................   $443,177   $ 466,219    $36,189    $    --       $945,585
Operating expenses:
  Programming and
   delivery.............    240,776     318,883     29,715         --        589,374
  Selling, general and
   administrative.......    109,649      41,101      6,688         --        157,438
  Depreciation and
   amortization.........     20,750      76,183        432         585 (3)    97,950
                           --------   ---------    -------    --------      --------
                            371,175     436,167     36,835         585       844,762
                           --------   ---------    -------    --------      --------
Operating income........     72,002      30,052       (646)       (585)      100,823
Gain on issuance of
 equity by subsidiary...     14,700         --         --          --         14,700
Other income (expense)..      3,318    (197,218)      (358)    (36,475)(4)   (33,515)
                                                               197,218 (5)
                           --------   ---------    -------    --------      --------
Income (loss) before
 income taxes and
 minority interest......     90,020    (167,166)    (1,004)    160,158        82,008
(Provision) benefit for
 income taxes...........    (28,294)     20,448        --      (17,924)(7)   (25,770)
Minority interest in
 earnings...............    (14,601)        --         --          --        (14,601)
                           --------   ---------    -------    --------      --------
Net income..............   $ 47,125   $(146,718)   $(1,004)   $142,234      $ 41,637
                           ========   =========    =======    ========      ========
Earnings per share:
  Basic.................   $   0.64                                         $   0.31
  Diluted...............   $   0.63                                         $   0.31
Number of shares:
  Basic.................     73,323                                          133,323
  Diluted...............     74,299                                          134,299



   See accompanying notes to unaudited pro forma condensed combined financial statements.

                       UNITED VIDEO SATELLITE GROUP, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          Year Ended December 31, 1997
                    (In thousands, except per share amounts)

                                   Assuming only the TV Guide Acquisition
                          ------------------------------------------------------------
                             UVSG    Publications    TVSM     Pro Forma        UVSG
                          Historical  Historical  Historical Adjustments    Pro Forma
                          ---------- ------------ ---------- -----------    ----------
Revenues................   $507,598   $ 644,100    $70,474    $    --       $1,222,172
Operating expenses:
  Programming and
   delivery.............    260,584     413,329     64,559         --          738,472
  Selling, general and
   administrative.......    143,019      55,591      3,700         --          202,310
  Depreciation and
   amortization.........     18,651     100,548        910       1,647 (3)     121,756
                           --------   ---------    -------    --------      ----------
                            422,254     569,468     69,169       1,647       1,062,538
                           --------   ---------    -------    --------      ----------
Operating income........     85,344      74,632      1,305      (1,647)        159,634
Other income (expense)..      4,090    (242,896)    (1,048)    (48,633)(4)     (45,591)
                                                               242,896 (5)
                           --------   ---------    -------    --------      ----------
Income (loss) before
 income taxes and
 minority interest......     89,434    (168,264)       257     192,616         114,043
(Provision) benefit for
 income taxes...........    (25,892)     27,056        --      (37,885)(7)     (36,721)
Minority interest in
 earnings...............    (17,782)        --         --          --          (17,782)
                           --------   ---------    -------    --------      ----------
Net income..............   $ 45,760   $(141,208)   $   257    $154,731      $   59,540
                           ========   =========    =======    ========      ==========
Earnings per share:
  Basic.................   $   0.62                                         $     0.45
  Diluted...............   $   0.62                                         $     0.44
Number of shares:
  Basic.................     73,348                                            133,348
  Diluted...............     74,058                                            134,058



   See accompanying notes to unaudited pro forma condensed combined financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Presentation

  Pursuant to the TV Guide Acquisition Agreement, the Company will acquire all of the outstanding stock of the NAI Contributed Entities which own and publish TV Guide, publish cable-based television listing guides, operate the web site known as TVGEN and hold certain other assets, in exchange for 22,503,412 shares of the Company's Class A common stock, 37,496,588 shares of the Company's Class B common stock and $800 million in cash. For purposes of the pro forma condensed combined financial statements, it is assumed that the Company will borrow $700 million at an interest rate of 6.65%, the proceeds of which, along with existing cash balances, will be used to fund the cash portion of the TV Guide Acquisition. The TV Guide Acquisition will be accounted for as a purchase.

  In June 1998, NAI acquired all of the outstanding stock of TVSM, which owns and publishes weekly and monthly proprietary program listings for certain cable television systems and satellite programming distributors. The operating results of TVSM subsequent to June 26, 1998, the acquisition date, are included with those of Publications and not with the "TVSM Historical" financial information.

  The pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of the Company incorporated by reference into this Proxy Statement, the historical combined financial statements of Publications set forth elsewhere in this Proxy Statement, as adjusted to be presented on a calendar year basis, and the historical financial statements of TVSM not included in this Proxy Statement; and are qualified in their entirety by reference to, and should be read in conjunction with, such historical financial statements and related notes thereto. The pro forma information has been compiled as if the TV Guide Acquisition occurred on the date of the pro forma condensed combined balance sheet or as of January 1, 1997 for pro forma condensed combined income statement purposes.

  The pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the TV Guide Acquisition had occurred on the dates indicated or which may be obtained in the future.

  The pro forma adjustments are based on available financial information and certain estimates and assumptions; therefore the actual adjustments could differ from the pro forma adjustments. The Company has not yet completed its analysis of the allocation of the purchase price in the TV Guide Acquisition among identifiable intangible assets and goodwill. In the pro forma financial information presented, the Company has allocated amounts to identifiable intangible assets as follows:

        Intangible Asset                                   Life   (in thousands)
        ----------------                                 -------- --------------
     Publishing rights.................................. 40 years   $2,931,121
     Acquired subscriber accounts....................... 15 years      291,929
                                                                    ----------
                                                                    $3,223,050
                                                                    ==========

  Publishing rights include the rights associated with publishing TV Guide, including the use of the TV Guide trademark. Acquired subscriber accounts include the value attributable to the customer list of subscribers to TV Guide.

  After closing the TV Guide Acquisition, the Company, with the assistance of valuation consultants, will complete its evaluation of the fair value and the lives of the assets acquired. Accordingly, the allocation of the purchase price and the lives of the assets acquired, which are based on preliminary estimates, may differ from the final purchase price allocation and the final lives assigned to the assets.

  The pro forma adjustments necessary to present the financial position and results of operations of the Company are as follows:

    (1) To reflect the borrowing of $700 million from a bank, the proceeds of which will be used to fund the cash portion of the TV Guide Acquisition.

    (2) To reflect the issuance of 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock, both at $18.68 per share, as adjusted for the two--for--one stock split effected on August 20, 1998, and the payment of $800 million in cash for a for a total consideration of $1,920,800, in exchange for all of the outstanding capital stock of the NAI Contributed Entities. The $18.68 per share value of the Company's common stock was determined based on an analysis of the market prices (without adjustment for premium or discount) of the Company's common stock for a few days before and after the agreement on the TV Guide Acquisition was reached and the TV Guide Acquisition was announced:

                                                                (IN THOUSANDS)
                                                                --------------
     Class A common stock......................................  $       225
     Class B common stock......................................          375
     Paid in capital...........................................    1,120,200
     Cash......................................................      800,000
                                                                 -----------
       Total consideration.....................................  $ 1,920,800
                                                                 ===========

  The excess of the consideration over the fair value of the net identifiable tangible assets acquired was allocated as follows:

                                                                (IN THOUSANDS)
                                                                --------------
     Total consideration.......................................  $ 1,920,800
     NAI Contributed Entities net tangible liabilities as-
      sumed....................................................      740,199
     Deferred income taxes.....................................      562,051
     Identifiable intangible assets related to TV Guide Acqui-
      sition...................................................    3,223,050
     Historical TV Guide intangible assets.....................   (2,382,900)
                                                                 -----------
     Pro Forma adjustment to intangible assets.................  $   840,150
                                                                 ===========

    (3) To adjust amortization of the intangible assets associated with the TV Guide Acquisition. The Company intends to amortize these assets over lives ranging from 15 to 40 years on a straight-line basis.

    (4) To reflect interest, at the rate of 6.65% per annum, based on current interest rates under committed financing agreements, on the debt incurred of $700 million to fund the TV Guide Acquisition and amortization of debt issuance costs. A change in the interest rate of 1/8 of a percent would result in a change in interest expense of approximately $900,000 annually.

    (5) To eliminate the intercompany debt (and related interest expense), which will be contributed at the TV Guide Closing.

    (6) To reflect the payment and capitalization of debt issuance costs. The Company intends to amortize this asset over six years on a straight-line basis.

    (7) To reflect income taxes resulting from the above pro forma adjustments.

Earnings per Share

  The following information reconciles the number of shares used to compute historical basic and diluted earnings per share to pro forma basic and diluted earnings per share (in thousands):

                                           Nine Months Ended     Year Ended
                                          September 30, 1998  December 31, 1997
                                          --------------------------------------
                                            Basic    Diluted   Basic   Diluted
                                          --------- ------------------ ---------
Weighted average number of shares of
 common stock and dilutive potential
 shares of common stock--historical......    73,323    74,299   73,348   74,058
Common shares to be issued in connection
 with the TV Guide Acquisition...........    60,000    60,000   60,000   60,000
                                          --------- --------- -------- --------
Weighted average number of shares of
 common stock and dilutive potential
 shares of common stock--pro forma--TV
 Guide Acquisition Only..................   133,323   134,299  133,348  134,058
                                          ========= ========= ======== ========

  The above amounts assume that the Equalization Shares are acquired through open market purchases of the Company's common stock. Should the Company issue Equalization Shares pursuant to the Parent Agreement, the weighted average number of shares of common stock and dilutive potential shares of common stock--pro forma--TV Guide Acquisition would increase by 6,216 both on a basic and diluted basis for all periods presented, resulting in the following earnings per share:

                                               Nine Months
                                                   Ended          Year Ended
                                            September 30, 1998 December 31, 1997
                                            ------------------ -----------------
     Basic.................................       $0.30              $0.43
     Diluted...............................       $0.30              $0.42

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of January 7, 1999 regarding ownership of the common stock by (1) each person believed by the Company to be the beneficial owner of more than five percent of its outstanding common stock; (2) each Director, the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for the fiscal year 1998; and (3) all current executive officers and directors of the Company as a group. The table also sets forth information regarding ownership of the common stock on a pro forma basis following the Netlink Acquisition and the TV Guide Acquisition. Shares of Class B common stock are convertible immediately into shares of Class A common stock on a one-for-one basis and, accordingly, holders of Class B common stock are deemed to own beneficially the same number of shares of Class A common stock. The table below does not reflect such beneficial ownership of Class A common stock.

                                         Actual                                 Adjusted for the Acquisitions (15)
                  ---------------------------------------------------- -----------------------------------------------------
                     UVSG Class A        UVSG Class B      Percent of      UVSG Class A        UVSG Class B      Percent of
                     Common Stock        Common Stock     Vote of All      Common Stock        Common Stock     Vote of All
                  ------------------- ------------------- Outstanding  -------------------- ------------------- Outstanding
                    Number   Percent    Number   Percent      UVSG       Number    Percent    Number   Percent      UVSG
Beneficial Owner  of Shares  of Class of Shares  of Class Common Stock  of Shares  of Class of Shares  of Class Common Stock
----------------  ---------- -------- ---------- -------- ------------ ----------- -------- ---------- -------- ------------
Tele-
Communications,
Inc.(1)(2)......  29,037,520  60.6%   24,746,588   100%      93.6%      29,037,520  41.2%   37,496,588   50.0%     49.2%
Capital Research
and
Management(3)...   3,000,000   6.3%          --    --         1.0%       3,000,000   4.3%          --     --         *
The News
Corporation
Limited(4)......         --     --           --    --         --       22, 503,412  32.0%   37,496,588   50.0%     48.5%
Robert R.
Bennett(5)......       6,000    *            --    --          *             6,000    *            --     --         *
Leo J. Hindery,
Jr.(6)..........       6,000    *            --    --          *             6,000    *            --     --         *
Larry E.
Romrell(7)......      12,000    *            --    --          *            12,000    *            --     --         *
J. David
Wargo(7)........      12,000    *            --    --          *            12,000    *            --     --         *
Lawrence Flinn,
Jr.(8)..........     118,002    *            --    --          *           118,002    *            --     --         *
Gary S.
Howard(9).......      40,000    *            --    --          *            40,000    *            --     --         *
Peter C. Boylan
III(10).........     574,888   1.2%          --    --          *           574,888    *            --     --         *
Charles Butler
Ammann(11)......      24,800    *            --    --          *            24,800    *            --     --         *
Craig M.
Waggy(12).......      34,000    *            --    --          *            34,000    *            --     --         *
Toby
DeWeese(13).....       8,000    *            --    --          *             8,000    *            --     --         *
All Directors
and Executive
Officers as a
Group (10
persons)(14)....     835,690   1.7%          --    --          *           835,690   1.2%          --     --         *

----
  * Less than 1%
 (1) The address of Tele-Communications, Inc. is 5619 DTC Parkway, Englewood, Colorado 80111-3000.
 (2) TCI is party to a Stockholder Agreement with the Company providing for certain matters relating to the voting of equity securities of the Company held by it. See "Certain Matters to be Considered by Stockholders--Stockholder Agreement with TCI."
 (3) The address of Capital Research and Management is 333 South Hope Street, Los Angeles, California 90071.
 (4) The address of The News Corporation Limited is 1211 Avenue of the Americas, New York, New York 10036.

 (5) Includes 6,000 shares of Class A common stock subject to options that will become exercisable within 60 days.

 (6) Includes 6,000 shares of Class A common stock subject to presently exercisable options.

 (7) Includes 12,000 shares of Class A common stock subject to presently exercisable options.

 (8) Includes 118,002 shares of Class A common stock owned by the Lawrence Flinn, Jr., Charitable Trust of which Mr. Flinn is Trustee. Mr. Flinn disclaims beneficial ownership of such shares.

 (9) Includes 40,000 shares of Class A common stock subject to presently exercisable options.

(10) Includes 506,584 shares of Class A common stock subject to presently exercisable options and 40,000 shares of Class A common sto;ck subject to options that will become exercisable within 60 days.

(11) Includes 11,200 shares of Class A common stock subject to presently exercisable options and 13,600 shares of Class A common stock subject to options that will become exercisable within 60 days.

(12) Includes 18,400 shares of Class A common stock subject to presently exercisable options and 15,600 shares of Class A common stock subject to options that will become exercisable within 60 days.

(13) Includes 8,000 shares of Class A common stock subject to presently exercisable options.

(14) Includes 614,184 shares of Class A common stock subject to presently exercisable options and 75,200 shares of Class A common stock subject to options that will become exercisable within 60 days.

(15) Adjusted for the issuance of 12,750,000 shares of Class B common stock pursuant to the terms of the Netlink Acquisition Agreement, and for the issuance of 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock pursuant to the TV Guide Acquisition Agreement. After giving effect to the Netlink Acquisition, but without giving effect to the TV Guide Acquisition, TCI, through its subsidiaries, will own 29,037,520 shares of Class A common stock and 37,469,588 shares of Class B common stock which will represent approximately 78% of the outstanding shares of common stock of the Company and approximately 96% of the voting power of the Company. After giving effect to the Netlink Acquisition and the TV Guide Acquisition, assuming no adjustments, the shares beneficially owned by TCI, through its subsidiaries, will represent approximately 49% of the total voting power of the common stock and the shares beneficially owned by News Corp., through its subsidiaries, will represent approximately 48% of the voting power of the common stock. In addition, if 90 days after the TV Guide Closing TCI and News Corp., either directly or through their respective subsidiaries, do not hold an equal number of shares of Class A common stock, either TCI or News Corp., as applicable, either directly or through its subsidiaries, shall acquire the Equalization Shares either through open market purchases or from the Company such that the number of shares of Class A common stock held by each of them is equal.

                            INDEPENDENT ACCOUNTANTS

  Representatives of KPMG Peat Marwick LLP, the Company's independent public accountants, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company not later than March 10, 1999 in order to be included in the proxy statement and proxy relating to the 1999 Annual Meeting. If a stockholder wishes to bring a proposal before the 1999 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company's proxy materials relating to such meeting, the Company's form of proxy relating to such meeting will confer discretionary authority to vote with respect to such stockholder's proposal unless the Company receives notice of such proposal (1) not later than May 21, 1999 or (2) if the date of the Company's 1999 Annual Meeting changes more than 30 days from the date of the Company's 1998 annual meeting, which was July 28, 1998, a reasonable time before the Company mails its proxy statement relating to the 1999 annual meeting.

                                OTHER BUSINESS

  The Company does not anticipate that any other matters will be brought before the Special Meeting. However, if any additional matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission by the Company (File No. 000--22662) and are incorporated in this Proxy Statement by reference and made a part hereof:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Company's Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, which was filed with the Commission on April 30, 1998.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the closing or termination of the Netlink Acquisition and the TV Guide Acquisition, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

  THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, FROM MANAGER OF INVESTOR RELATIONS, UNITED VIDEO SATELLITE GROUP, INC., 7140 SOUTH LEWIS AVENUE, TULSA, OKLAHOMA 74136-5422 (TELEPHONE 918-488-4000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE RECEIVED BY FEBRUARY 10, 1999.

                                          By the Board of Directors

                                          /s/ Peter C. Boylan
                                          Peter C. Boylan III
                                          President and Chief Operating
                                           Officer

Tulsa, Oklahoma

January 20, 1999

                         INDEX TO FINANCIAL STATEMENTS

Netlink Wholesale Division
  Independent Auditors' Report............................................  F-2
  Combined Balance Sheets as of September 30, 1998 (unaudited), December
   31,
   1997 and December 31, 1996 (unaudited).................................  F-3
  Combined Statements of Operations and Combined Equity for the Nine
   Months
   Ended September 30, 1998 and 1997 (unaudited), and for the Years Ended
   December 31, 1997 and December 31, 1996 and 1995 (unaudited)...........  F-4
  Combined Statements of Cash Flows for the Nine Months Ended September
   30,
   1998 and 1997 (unaudited), and for the Years Ended December 31, 1997
   and
   December 31, 1996 and 1995 (unaudited).................................  F-5
  Notes to Combined Financial Statements..................................  F-6
News America Publications Inc.
  Report of Independent Public Accountants................................ F-11
  Combined Balance Sheets as of September 30, 1998 (unaudited), June 30,
   1998 and 1997.......................................................... F-12
  Combined Statements of Operations for the Three Months Ended September
   30,
   1998 and 1997 (unaudited), and for the Years Ended June 30, 1998, 1997 and 1996............................................................... F-13
  Combined Statements of Cash Flows for the Three Months Ended September
   30,
   1998 and 1997 (unaudited), and for the Years Ended June 30, 1998, 1997 and 1996............................................................... F-14
  Notes to Combined Financial Statements.................................. F-15
  Schedule II--Valuation and Qualifying Accounts for the Years Ended June
   30,
   1998, 1997 and 1996.................................................... F-23

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Liberty Media Corporation:

  We have audited the accompanying combined balance sheet of the Netlink Wholesale Division (as defined in Note 1 to the combined financial statements) as of December 31, 1997, and the related combined statements of operations and combined equity and combined cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Netlink Wholesale Division as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Denver, Colorado
February 25, 1998

                           NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

                            COMBINED BALANCE SHEETS

                                              December 31,
                              September 30, ------------------
                                  1998       1997      1996
                              ------------- -------  ---------
                                Unaudited            Unaudited
                                  (amounts in thousands)
ASSETS
Current assets:
  Cash......................     $    16    $ 1,804   $   114
  Accounts receivable,
   including amounts from
   affiliates, net (note
   5).......................       4,476      4,156     3,666
  Prepaid expenses..........          99        560       584
                                 -------    -------   -------
    Total current assets....       4,591      6,520     4,364
Property and equipment (note
 3).........................       1,324      1,319     1,311
  Less accumulated
   depreciation.............        (714)      (631)     (524)
                                 -------    -------   -------
                                     610        688       787
Deferred income taxes (note
 4).........................       2,942      2,942     2,950
Excess cost over acquired
 net assets, net............       2,125      2,193     2,283
                                 -------    -------   -------
                                 $10,268    $12,343   $10,384
                                 =======    =======   =======
LIABILITIES AND COMBINED
 EQUITY
Current liabilities:
  Accrued liabilities.......     $ 2,675    $ 1,768   $ 2,271
  Program rights payable....       1,157      1,125       438
  Deferred revenue from
   affiliate................       1,176        663       976
                                 -------    -------   -------
    Total current
     liabilities............       5,008      3,556     3,685
Combined equity.............       5,260      8,787     6,699
                                 -------    -------   -------
Commitments (note 6)
                                 $10,268    $12,343   $10,384
                                 =======    =======   =======


            See accompanying notes to combined financial statements.

                           NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

             COMBINED STATEMENTS OF OPERATIONS AND COMBINED EQUITY

                                   Nine Months
                               Ended September 30,   Year Ended December 31,
                               --------------------  -------------------------
                                 1998       1997      1997     1996     1995
                               ---------  ---------  -------  -------  -------
                                    Unaudited                    Unaudited
                                         (amounts in thousands)
Revenue:
  Affiliates (note 5)......... $  17,146  $  12,275  $16,780  $15,996  $15,912
  Other.......................    12,776     12,391   16,903   13,710   11,984
                               ---------  ---------  -------  -------  -------
                                  29,922     24,666   33,683   29,706   27,896
Operating costs and expenses:
  Operating, including amounts
   from affiliates (note 5)...    19,121     11,865   16,396   13,357   15,210
  Selling, general and
   administrative, including
   amounts from affiliates
   (note 5)...................     1,094        695    1,021      969      923
  Bad debt expense............       127        352      285      260      279
  Depreciation and
   amortization...............       150        150      199      198      186
                               ---------  ---------  -------  -------  -------
                                  20,492     13,062   17,901   14,784   16,598
                               ---------  ---------  -------  -------  -------
    Operating income..........     9,430     11,604   15,782   14,922   11,298
Other income (expense)........       --          70       30       (3)     --
                               ---------  ---------  -------  -------  -------
    Earnings before income
     taxes....................     9,430     11,674   15,812   14,919   11,298
Income tax expense (note 4)...    (3,300)    (4,224)  (5,744)  (5,042)  (4,073)
                               ---------  ---------  -------  -------  -------
    Net earnings..............     6,130      7,450   10,068    9,877    7,225
Combined equity, beginning of
 period.......................     8,787      6,699    6,699    5,776    7,688
Net advances to parent........    (9,657)    (6,482)  (7,980)  (8,954)  (9,137)
                               ---------  ---------  -------  -------  -------
Combined equity, end of
 period....................... $   5,260  $   7,667  $ 8,787  $ 6,699  $ 5,776
                               =========  =========  =======  =======  =======


            See accompanying notes to combined financial statements.

                           NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                   Nine Months
                               Ended September 30,   Year Ended December 31
                               --------------------  -------------------------
                                 1998       1997      1997     1996     1995
                               ---------  ---------  -------  -------  -------
                                    Unaudited                    Unaudited
                                         (amounts in thousands)
Cash flows from operating
 activities:
 Net earnings................. $   6,130  $   7,450  $10,068  $ 9,877  $ 7,225
 Adjustments to reconcile net
  earnings to net cash
  provided by operating
  activities:
  Depreciation and
   amortization...............       150        150      199      198      186
  Deferred tax expense
   (benefit)..................       --       1,221        8   (1,597)     843
  Changes in operating assets
   and liabilities:
   Change in accounts
    receivable................      (320)    (1,611)    (490)     906      199
   Change in prepaid
    expenses..................       461        (45)      24       (9)     (42)
   Change in accounts payable
    and accrued liabilities...       939       (628)     184     (177)     469
   Change in deferred
    revenue...................       513        203     (313)     (71)     391
                               ---------  ---------  -------  -------  -------
    Net cash provided by
     operating activities.....     7,873      6,740    9,680    9,127    9,271
                               ---------  ---------  -------  -------  -------
Cash flows used in investing
 activities:
 Capital expended for property
  and equipment...............        (4)        (4)     (12)     (61)    (134)
 Other........................       --         --         2        2      --
                               ---------  ---------  -------  -------  -------
    Net cash used in investing
     activities...............        (4)        (4)     (10)     (59)    (134)
                               ---------  ---------  -------  -------  -------
Cash flows used in financing
 activities:
 Net change in advances to
  parent......................    (9,657)    (6,482)  (7,980)  (8,954)  (9,137)
                               ---------  ---------  -------  -------  -------
    Net increase (decrease) in
     cash.....................    (1,788)       254    1,690      114      --
Cash at beginning of period...     1,804        114      114      --       --
                               ---------  ---------  -------  -------  -------
Cash at end of period......... $      16  $     368  $ 1,804  $   114  $   --
                               =========  =========  =======  =======  =======


            See accompanying notes to combined financial statements.

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

            September 30, 1998 and December 31, 1997, 1996 and 1995 (Information as of September 30, 1998 and for the Nine Months Ended September
30, 1998 and 1997 and as of December 31, 1996 and for the Years Ended December
                        31, 1996 and 1995 is Unaudited)

(1) BASIS OF PRESENTATION

  The combined financial statements include the accounts of Liberty Media Corporation's ("Liberty") businesses which are engaged in selling satellite distributed video programming and ancillary services to wholesale customers in the United States and Canada (the "Netlink Wholesale Division"). Such businesses are held by Netlink USA, an indirect wholly-owned partnership of Liberty. Liberty is a subsidiary of Tele-Communications, Inc. ("TCI"). The partnership interests in Netlink USA are held by three wholly-owned subsidiaries of Liberty, LMC Netlink Corporation, Telluride Cablevision, Inc., and Westlink, Inc. (the "Corporate Owners"). All significant inter-entity accounts and transactions have been eliminated in combination.

  The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. The unaudited interim combined financial statements should be read in conjunction with the Netlink Wholesale Division's December 31, 1997 audited financial statements and notes thereto.

 Proposed Transaction

  On February 17, 1998, Liberty and United Video Satellite Group, Inc. ("UVSG"), a consolidated subsidiary of TCI, entered into an agreement pursuant to which UVSG will acquire, among other assets, Liberty's interest in the Netlink Wholesale Division in a tax-free stock transaction. Consummation of the transaction is subject to a UVSG fairness opinion being obtained, UVSG shareholder approval and other customary regulatory approvals.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Receivables

  Receivables are reflected net of an allowance for doubtful accounts. Such allowance was $180,000 and $243,000 at December 31, 1997 and 1996, respectively.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 5 to 15 years.

 Excess Cost

  The excess of cost over net assets acquired is being amortized on a straight-line basis over 30 years. Accumulated amortization was $494,000 and $404,000 at December 31, 1997 and 1996, respectively.

 Recognition

  The Company recognizes revenue on the accrual basis in the period the service is provided. The Company receives annual payments in advance from certain subsidiaries of TCI for programming services. Such amounts are amortized to revenue on a straight-line basis over the period the programming is provided.

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

            September 30, 1998 and December 31, 1997, 1996 and 1995 (Information as of September 30, 1998 and for the Nine Months Ended September
                               30, 1998 and 1997
and as of December 31, 1996 and for the Years Ended December 31, 1996 and 1995
                                 is Unaudited)

 Combined Statement of Cash Flows

  Transactions effected through the advances to parent account have been considered constructive cash receipts and payments for purposes of the combined statement of cash flows.

 Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company evaluates the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as measured by estimated undiscounted future cash flows. If such assets are impaired, the impairment to be recognized is measured by the amounts by which the carrying amount of the assets exceeds the fair value of the assets.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1997 and 1996 is summarized as follows (amounts in thousands):

                                                                   1997   1996
                                                                  ------ ------
                                                                    Unaudited
     Distribution and support equipment.......................... $1,169 $1,068
     Furniture and fixtures......................................    150    243
                                                                  ------ ------
                                                                  $1,319 $1,311
                                                                  ====== ======

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

            September 30, 1998 and December 31, 1997, 1996 and 1995 (Information as of September 30, 1998 and for the Nine Months Ended September
                               30, 1998 and 1997
and as of December 31, 1996 and for the Years Ended December 31, 1996 and 1995
                                 is Unaudited)


(4) INCOME TAXES

  The Netlink Wholesale Division is included in the consolidated federal income tax return of TCI. Income tax expense for the Netlink Wholesale Division is based on those items in the consolidated calculation applicable to the Netlink Wholesale Division. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation is recorded as an increase or decrease in advances to parent. Deferred income taxes are based on the financial statement and tax basis differences of the Corporate Owners' investments in the Netlink USA partnership and tax loss carryforwards.

  Income tax benefit (expense) for the years ended December 31, 1997, 1996 and 1995 consists of:

                                                     Current  Deferred  Total
                                                     -------  -------- -------
                                                      (amounts in thousands)
   Year ended December 31, 1997:
     Intercompany allocation........................ $(5,736)  $  --   $(5,736)
     Federal........................................     --        (7)      (7)
     State and local................................     --        (1)      (1)
                                                     -------   ------  -------
                                                     $(5,736)  $   (8) $(5,744)
                                                     =======   ======  =======
   Year ended December 31, 1996 (Unaudited):
     Intercompany allocation........................ $(6,639)  $  --   $(6,639)
     Federal........................................     --     1,314    1,314
     State and local................................     --       283      283
                                                     -------   ------  -------
                                                     $(6,639)  $1,597  $(5,042)
                                                     =======   ======  =======
   Year ended December 31, 1995 (Unaudited):
     Intercompany allocation........................ $(3,230)  $   --  $(3,230)
     Federal........................................     --      (694)    (694)
     State and local................................     --      (149)    (149)
                                                     -------   ------  -------
                                                     $(3,230)  $ (843) $(4,073)
                                                     =======   ======  =======

  Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% as a result of state and local income taxes, net of federal income tax benefit, and non-deductible meals and entertainment expenses.

  The tax effect of temporary differences that give rise to the net deferred tax asset includes net operating loss carryforwards of $3,196,000 at both December 31, 1997 and 1996, offset by an excess of the financial statement basis over the tax basis of the Corporate Owners' investments in the Netlink USA partnership aggregating $254,000 and $246,000, respectively.

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

            September 30, 1998 and December 31, 1997, 1996 and 1995 (Information as of September 30, 1998 and for the Nine Months Ended September
                               30, 1998 and 1997
and as of December 31, 1996 and for the Years Ended December 31, 1996 and 1995
                                 is Unaudited)


(5) RELATED PARTY TRANSACTIONS

  The Netlink Wholesale Division distributes programming to subsidiaries of TCI and others. Charges to subsidiaries of TCI are based upon customary rates charged to others and aggregated approximately $13,956,000, $9,570,000, $12,819,000, $12,560,000 and $11,385,000 for the nine months ended September
30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, respectively. Accounts receivable at September 30, 1998 and December 31, 1997 and 1996 includes approximately $1,964,000, $1,863,000 and $1,802,000, respectively, due from affiliates for programming.

  During 1991, the Netlink Wholesale Division entered into an agreement to sell to UVSG its business of marketing and distributing WGN, a satellite delivered television "superstation" on a wholesale basis (the "Business"). The consideration for this sale is paid in the form of quarterly royalty payments which are based on cash flows, as defined, from the acquired Business times a certain consideration percentage. These payments are to continue for 20 years from the effective date of the agreement. Revenue from this agreement for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 was approximately $3,190,000, $2,705,000, $3,961,000,
$3,436,000 and $4,527,000, respectively.

  A subsidiary of TCI provides satellite transponder facilities and uplink services to the Netlink Wholesale Division. Such charges aggregated approximately $942,000, $913,000, $1,227,000, $1,363,000 and $4,006,000 for
the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, respectively, and are included in operating expenses in the accompanying combined statements of operations and combined equity.

  During 1998 and 1997, certain services were purchased by the Netlink Wholesale Division from affiliates of Liberty and TCI. Charges aggregated approximately $40,000, $48,000 and $64,000 for the nine months ended September 30, 1998 and 1997 and for the year ended December 31, 1997, respectively and are included in selling, general and administrative expenses in the accompanying combined statements of operations and combined equity.

  Liberty manages certain treasury activities for the Netlink Wholesale Division on a centralized basis. Cash receipts are remitted to Liberty and cash disbursements are funded by Liberty on a daily basis. The net amount of such cash activities are included as a component of combined equity.

  In 1996, the Netlink Wholesale Division entered into a management arrangement whereby Fox Sports Direct, an affiliate of Liberty, would supply certain management services to Netlink Wholesale Division for a monthly fee equal to approximately $33,000. Total fees paid to Fox Sports Direct during 1996 were approximately $183,000. During 1997, this fee arrangement was amended, based on changes in management services provided, to $11,650 per month. Total fees paid to Fox Sports Direct during 1997 were approximately $363,000. This arrangement was terminated as of the end of January 1998. Total fees paid to Fox Sports Direct were approximately $35,000 and $317,000 during the nine months ended September 30, 1998 and 1997, respectively.

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

            September 30, 1998 and December 31, 1997, 1996 and 1995 (Information as of September 30, 1998 and for the Nine Months Ended September
                               30, 1998 and 1997
and as of December 31, 1996 and for the Years Ended December 31, 1996 and 1995
                                 is Unaudited)


(6) COMMITMENTS

  The Company leases office facilities, transponders and equipment. These leases, which are classified as operating leases, expire at various dates through December 2003.

  Future minimum payments under noncancelable operating leases with a term of one year or more consist of the following as of December 31, 1997:

                                                Minimum
            Year                                Payment
            ----                               ----------
            1998.............................. $6,833,000
            1999..............................  7,193,000
            2000..............................  7,265,000
            2001..............................  1,249,000
            2002..............................  1,200,000

  Total rent expense was $6,378,000, $5,911,000 and $8,251,000 for the years ended December 31, 1997, 1996 and 1995, respectively, including $60,800 paid to related parties in 1997.

  During October 1997, new copyright rates were established for the retransmission of distant superstation and network signals. The new copyright rates were set at $.27 per subscriber and go into effect as of January 1, 1998. Copyright rates paid on a per subscriber basis in 1997 were equal to $.06 for the retransmission of distant network signals and $.18 for superstation signals. Total copyright expenses in 1997, 1996 and 1995 were approximately $3,218,000, $3,212,000 and $2,980,000, respectively.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
News America Publications Inc.:

  We have audited the accompanying combined balance sheets of the Companies identified in Note 1 as of June 30, 1998 and 1997 and the related combined statements of operations and cash flows for each of the three years in the period ended June 30, 1998. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Companies identified in Note 1 as of June 30, 1998 and 1997 and the combined results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II--Valuation and Qualifying Accounts is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP
New York, New York
July 28, 1998

                         NEWS AMERICA PUBLICATIONS INC.

                            COMBINED BALANCE SHEETS

                     As of September 30, 1998 (unaudited),
                             June 30, 1998 and 1997
                      (In thousands, except share amounts)

                                                             June 30,
                                        September 30, ------------------------
                                            1998         1998         1997
                                        ------------- -----------  -----------
                                         (unaudited)
ASSETS
CURRENT ASSETS:
  Cash.................................  $       305  $         3  $         1
  Accounts and notes receivables (net
   of allowance of $55,451 (unaudited),
   $53,495 and $53,126, respectively)..      148,052      112,674       95,178
  Inventories..........................       38,307       37,914       34,265
  Prepaid expenses and other current
   assets..............................        2,754        1,928        2,076
                                         -----------  -----------  -----------
    Total current assets...............      189,418      152,519      131,520
PROPERTY, PLANT AND EQUIPMENT, net.....       17,287       21,161       21,627
INTANGIBLES, net.......................    2,382,900    2,407,019    2,396,494
OTHER NONCURRENT ASSETS................       20,629       21,999       20,448
                                         -----------  -----------  -----------
    Total assets.......................  $ 2,610.234  $ 2,602,698  $ 2,570,089
                                         ===========  ===========  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued
   expenses............................  $    67,405  $    73,699  $    65,801
  Deferred subscription income.........      160,480      162,967      178,333
  Due to other publishers..............       42,294       39,815       41,280
                                         -----------  -----------  -----------
    Total current liabilities..........      270,179      276,481      285,414
DUE TO AFFILIATES, net.................    2,747,083    2,669,416    2,537,401
DEFERRED SUBSCRIPTION INCOME...........       54,149       52,711       51,088
DEFERRED INCOME TAXES..................      628,866      635,785      633,065
OTHER NONCURRENT LIABILITIES...........       14,339       14,514       11,918
                                         -----------  -----------  -----------
    Total liabilities..................    3,714,616    3,648,907    3,518,886
                                         -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock, $2.50 par value, 3,000
   shares authorized, 100 shares issued
   and outstanding.....................          --           --           --
  Additional paid-in capital...........      445,404      444,500      369,500
  Accumulated deficit..................   (1,549,786)  (1,490,709)  (1,318,297)
                                         -----------  -----------  -----------
    Total stockholder's equity
     (deficit).........................   (1,104,382)  (1,046,209)    (948,797)
                                         -----------  -----------  -----------
    Total liabilities and stockholder's
     equity (deficit)..................  $ 2,610,234  $ 2,602,698  $ 2,570,089
                                         ===========  ===========  ===========

            See accompanying notes to combined financial statements.

                         NEWS AMERICA PUBLICATIONS INC.

                       COMBINED STATEMENTS OF OPERATIONS
 For the Three Months Ended September 30, 1998 and 1997 (unaudited) and For the
                    Years Ended June 30, 1998, 1997 and 1996
                                 (In thousands)

                            Three Months
                         Ended September 30,        Year Ended June 30,
                         --------------------  -------------------------------
                           1998       1997       1998       1997       1996
                         ---------  ---------  ---------  ---------  ---------
                             (unaudited)
REVENUES................ $ 165,043  $ 158,632  $ 616,798  $ 650,176  $ 636,761
OPERATING EXPENSES......   119,746    106,805    410,691    408,842    403,013
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............    15,203     14,443     54,698     56,305     49,649
DEPRECIATION AND
 AMORTIZATION OF
 PROPERTY, PLANT &
 EQUIPMENT..............     1,765      1,521      6,329      7,224      6,513
AMORTIZATION OF
 INTANGIBLE ASSETS......    24,074     23,424     93,693     93,693     93,693
                         ---------  ---------  ---------  ---------  ---------
  Operating income
   before intercompany
   interest charge......     4,255     12,439     51,387     84,112     83,893
INTERCOMPANY INTEREST
 CHARGE.................   (70,251)   (61,335)  (250,855)  (234,581)  (232,986)
  Loss before benefit in
   lieu of income
   taxes................   (65,996)   (48,896)  (199,468)  (150,469)  (149,093)
BENEFIT IN LIEU OF
 INCOME TAXES...........     6,920      6,764     27,056     27,056     27,056
                         ---------  ---------  ---------  ---------  ---------
  Net loss.............. $ (59,076) $ (42,132) $(172,412) $(123,413) $(122,037)
                         =========  =========  =========  =========  =========


            See accompanying notes to combined financial statements.

                      NEWS AMERICA PUBLICATIONS INC.

                       COMBINED STATEMENTS OF CASH FLOWS

 For the Three Months Ended September 30, 1998 and 1997 (unaudited) and For the
                    Years Ended June 30, 1998, 1997 and 1996
                                 (In thousands)

                            Three Months
                         Ended September 30,        Year Ended June 30,
                         --------------------  -------------------------------
                           1998       1997       1998       1997       1996
                         ---------  ---------  ---------  ---------  ---------
                             (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss............... $ (59,076) $ (42,132) $(172,412) $(123,413) $(122,037)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities:
  Depreciation and
   amortization of
   intangible assets and
   property, plant &
   equipment............    25,839     24,945    100,022    100,917    100,206
  Non-cash intercompany
   charge for interest..    70,251     61,335    250,855    234,581    232,986
  Benefit in lieu of
   income taxes.........    (6,919)    (6,764)   (27,056)   (27,056)   (27,056)
 Changes in assets and
  liabilities:
  Accounts and notes
   receivables..........   (35,378)   (29,609)   (11,396)   (17,468)   (19,109)
  Inventories...........      (393)    (1,730)      (449)    (3,120)    (6,964)
  Other non-current
   assets...............       523       (473)      (492)       546      1,169
  Accounts payable and
   accrued expenses and
   due to other
   publishers...........       540     (4,816)    (5,959)    27,522      2,285
  Prepaid expenses and
   other current
   assets...............      (826)        17        549        267        369
  Deferred subscription
   income...............    (1,048)     2,310    (13,743)   (15,852)    20,539
  Other noncurrent
   liabilities..........      (175)       --       1,496      2,273      7,355
                         ---------  ---------  ---------  ---------  ---------
    Net cash (used
     in)/provided by
     operating
     activities.........    (6,662)     3,083    121,415    179,197    189,743
                         ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Investment in property,
  plant and equipment...      (297)      (668)    (2,364)    (3,844)    (5,300)
 Other..................    (1,027)      (101)      (209)      (552)   (14,241)
                         ---------  ---------  ---------  ---------  ---------
    Net cash used in
     investing
     activities.........    (1,324)      (769)    (2,573)    (4,396)   (19,541)
                         ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Repayment of advances
  from affiliates.......     8,288     (2,313)  (118,840)  (174,803)  (170,199)
                         ---------  ---------  ---------  ---------  ---------
    Net cash (used
     in)/provided by
     financing
     activities.........     8,288     (2,313)  (118,840)  (174,803)  (170,199)
                         ---------  ---------  ---------  ---------  ---------
    Net
     increase/(decrease)
     in cash............       302          1          2         (2)         3
                         ---------  ---------  ---------  ---------  ---------
CASH BALANCE, beginning
 of year/period.........         3          1          1          3        --
                         ---------  ---------  ---------  ---------  ---------
CASH BALANCE, end of
 year/period............ $     305  $       2  $       3  $       1  $       3
                         =========  =========  =========  =========  =========

            See accompanying notes to combined financial statements.

                        NEWS AMERICA PUBLICATIONS INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS,

                  September 30, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996

1.  ORGANIZATION AND BASIS OF PRESENTATION

  News America Publications Inc., a Delaware corporation (together with its subsidiaries, "Publications"), is a wholly owned subsidiary of News America Incorporated ("NAI"), whose ultimate parent is The News Corporation Limited ("TNCL"), an Australian registered company with American Depositary Receipts traded on the New York Stock Exchange.

  On October 31, 1988, TNCL acquired Triangle Publications, Inc., the publisher of TV Guide, Seventeen Magazine and The Daily Racing Form for $2.8 billion in cash and changed its name to News America Publications Inc. In June 1991, TNCL sold Seventeen Magazine, The Daily Racing Form and several other consumer publications. Publications operates the guide business of TV Guide, a weekly entertainment magazine. Its wholly owned subsidiary, Murdoch Magazines Distribution, Inc., provides newsstand distribution for TV Guide as well as for third-party magazine publishers. In connection with the United Video Satellite Group ("UVSG") Transaction (see below), NAI will transfer certain assets and liabilities of TV Guide Entertainment Network ("TVGEN"), a division of News America Digital Publishing, Inc., to Publications. TVGEN commenced operations effective July 1, 1996. In the accompanying financial statements, TVGEN's financial position and results of operations have been combined with those of Publications from July 1, 1996 onward.

  Publications publishes and distributes magazines for other magazine publishers. Over 90% of Publications' revenues are generated from the advertising included in, and circulation of, the TV Guide magazine. TVGEN maintains an interactive entertainment site on the worldwide web.

  On June 10, 1998, NAI entered into a letter of agreement (the "Letter Agreement") to sell all of the outstanding stock of Publications and all of the outstanding stock of TVSM (see Note 6) (the "UVSG Transaction") for consideration of 30 million shares of USVG common stock, subject to certain adjustments (see Note 12), and $800 million in cash. The USVG Transaction is subject to shareholder and regulatory approval.

  The accompanying combined financial statements include the consolidated financial statements of Publications, combined with those of TVGEN (since inception on July 1, 1996) and TVSM (since its acquisition on June 26, 1998) (collectively the "Companies"), and reflect the results of operations, financial position and cash flows of the Companies as if the Companies were separate entities, and were derived from the consolidated financial statements of TNCL using historical bases in the assets and liabilities of the Companies. The financial information for the years ended June 30, 1998, 1997 and 1996, may not necessarily reflect the results of operations, financial position, changes in shareholders' equity and cash flows of the Companies had the Companies been separate entities during those periods.

  All significant intercompany balances and transactions have been eliminated.

  The accompanying unaudited combined financial statements as of September 30, 1998, and for the three months ended September 30, 1998 and 1997, have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three-month periods ended September 30, 1998 and 1997 are not necessarily indicative of the results that may be expected for the fiscal year.

                        NEWS AMERICA PUBLICATIONS INC.

                  September 30, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies are summarized below.

 Revenue Recognition:

  Advertising revenues are recorded upon release of magazines for sale to consumers and are stated net of agency commissions and cash and sales discounts. Allowances for estimated bad debts, frequency discounts and rebates are provided based upon historical experience. Actual bad debts, discounts and rebates may differ from estimates. Management does not expect such differences to have a material effect on the combined financial statements.

  A proportionate share of magazine subscription revenue is recognized as magazines are delivered to subscribers.

  Newsstand revenues are recognized based on the on-sale dates of magazines. Allowances for estimated returns are recorded based upon historical experience. Actual returns for the last issues of the year may differ from estimates. Management does not expect such differences to have a material effect on the Companies' combined financial statements.

  Distribution revenues are recognized as commissions are earned.

  TVGEN recognizes advertising revenues based on the number of page/views (impressions) for its website pursuant to advertiser contracts and sponsorship revenues are recognized over the period of the sponsorship contract.

 Deferred Subscription Income:

  Deferred subscription income results from advance orders and payments for magazine subscriptions received from subscribers. Allowances for estimated subscription cancellations are provided based upon historical experience.

 Publication/Issuance Costs:

  Substantially all external direct costs incurred prior to on-sale dates are deferred and charged to cost of sales upon on-sale dates of magazines. All internal costs are expensed as incurred.

 Inventories:

  Inventories consist of paper and are stated at the lower of cost or market. Cost is determined on an average cost basis for all inventory. Average cost approximates the first-in, first-out cost method.

 Property, Plant and Equipment:

  Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives of assets. Leasehold improvements are amortized over shorter of the remaining lease terms or estimated useful lives of related improvements. The cost and accumulated depreciation of property sold or retired are removed from the accounts upon disposition.

                        NEWS AMERICA PUBLICATIONS INC.

                  September 30, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


  Estimated useful lives for major categories are as follows:

     Leasehold Improvements........ Shorter of lease term or remainder of lease
     Machinery and Equipment....... 5 Years
     Data Processing Equipment..... 7 Years

 Intangibles:

  The excess of costs over the fair value of net tangible assets acquired represents the portion of the acquisition costs of TNCL's purchase of Triangle Publications, Inc. specifically related to Publications' businesses and the acquisition of TVSM by NAI (see Note 6). Such amounts have been allocated to publishing rights and acquired subscriber accounts. Publishing rights and excess of cost over net assets acquired are being amortized on a straight-line basis over 40 years. Acquired subscriber accounts are being amortized over various periods through 2001. In evaluating the value of future benefit of these assets, the recoverability from operating income is measured. Under this approach, the estimated future undiscounted cash flows associated with these assets is compared to the assets' carrying values to determine if a reduction is required. No such reductions in carrying values have been recorded.

  As a result of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), Publications and TVSM increased the excess of cost over net assets acquired and deferred tax liabilities to provide for deferred taxes on basis differences related to the respective acquisitions. Such amounts are being amortized over 40 years using the straight-line method.

 Income Taxes:

  SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. The Companies are included in the consolidated federal tax returns of their ultimate United States parent, News Publishing Australia Limited ("NPAL"), a subsidiary of TNCL. The Companies have provided for income taxes in the accompanying combined financial statements as if they were separate taxpayers. As discussed above, deferred tax liabilities were established in connection with the adoption of SFAS No. 109. The benefit in lieu of income taxes in each of the three years included in the accompanying combined financial statements results from changes in the basis differences that have occurred since the acquisitions of Publications and TVSM.

 Due to Other Publishers:

  The amounts due to other publishers represent sales from distribution of other publishers' publications, net of Publications' commission revenue and reserves for returns.

 Use of Estimates:

  The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions by management. As a result, reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent liabilities, may differ from actual results.

                        NEWS AMERICA PUBLICATIONS INC.

                  September 30, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


3. PROPERTY, PLANT AND EQUIPMENT

  The composition of property, plant and equipment at June 30, 1998 and 1997 was as follows (in thousands):

                                                               1998      1997
                                                             --------  --------
     Leasehold Improvements................................. $  5,335  $  5,169
     Machinery and Equipment................................   40,007    35,462
     Data Processing Equipment..............................    9,988     8,836
                                                             --------  --------
                                                               55,330    49,467
     Accumulated Depreciation and Amortization..............  (34,169)  (27,840)
                                                             --------  --------
                                                             $ 21,161  $ 21,627
                                                             ========  ========

4. INTANGIBLE ASSETS

  The composition of intangible assets at June 30, 1998 and 1997 was as follows (in thousands):

                                                            1998        1997
                                                         ----------  ----------
     Publishing Rights.................................. $2,270,202  $2,195,760
     Excess of Costs Over Net Assets Acquired...........    899,263     869,487
     Acquired Subscriber Accounts.......................    154,830     154,830
                                                         ----------  ----------
                                                          3,324,295   3,220,077
     Accumulated Amortization...........................   (917,276)   (823,583)
                                                         ----------  ----------
                                                         $2,407,019  $2,396,494
                                                         ==========  ==========

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  The composition of accounts payable and accrued expenses at June 30, 1998 and 1997 was as follows (in thousands):

                                                                 1998    1997
                                                                ------- -------
     Trade Payables............................................ $38,852 $36,047
     Overdraft Payable.........................................  16,388  11,914
     Payroll and Employee Benefits.............................   6,505   7,469
     Other Accrued Expenses....................................  11,954  10,371
                                                                ------- -------
                                                                $73,699 $65,801
                                                                ======= =======

6. ACQUISITION OF TVSM

  On June 26, 1998, NAI acquired all of the outstanding stock of TVSM, Inc. ("TVSM"), a magazine publisher of monthly and weekly programming guides designed specifically for and sold through companies in the cable television industry, for cash of approximately $75 million. The acquisition has been recorded as a purchase and the Companies have recorded a capital contribution of $75 million from TNCL related to this acquisition. The excess of costs over the fair value of net assets acquired of approximately $74 million has been allocated to publishing rights and is being amortized on a straight-line basis over 40 years. In accordance with SFAS No. 109, TVSM increased the excess of cost over net assets acquired and deferred tax liabilities by

                        NEWS AMERICA PUBLICATIONS INC.

                  September 30, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996

approximately $30 million to provide for deferred taxes on basis differences related to the acquisition. The allocation of the purchase price is based upon preliminary estimates of useful lives, expenses and liabilities and may differ from the final purchase price allocation.

7. COMMITMENTS AND CONTINGENCIES

  The Companies utilize office and warehouse space and certain equipment under operating lease arrangements. The following table summarizes the Companies' future obligations under these leases at June 30, 1998 (in thousands):

                                                                       Operating
                                                                        Leases
                                                                       ---------
       1999...........................................................  $ 2,584
       2000...........................................................    2,414
       2001...........................................................    2,379
       2002...........................................................    2,439
       2003...........................................................    2,477
       2004 and thereafter............................................    4,594
                                                                        -------
       Total minimum lease payments...................................  $16,887
                                                                        =======

  Rent expense for operating leases amounted to approximately $5 million in 1998, 1997 and 1996, respectively.

  TNCL has negotiated several contracts with paper manufacturers on behalf of its subsidiaries. Publications has purchased the paper utilized in its operations pursuant to such contracts. TNCL has agreed to continue such bulk paper procurement for Publications after its sale to UVSG; however, there can be no assurance that TNCL will continue to provide such paper procurement services for Publications in the future.

  The Companies are involved in certain litigation and claims arising in the normal course of business. In the opinion of management, any liabilities arising from such litigation and claims are not expected to be material to the financial position and results of operations of the Companies.

                        NEWS AMERICA PUBLICATIONS INC.

                  September 30, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


8. INCOME TAXES

  The Companies are included in a consolidated tax return with other NPAL owned companies. The Companies' financial statements are prepared on a separate return basis. Therefore the income tax accounts are based on what the Companies' current and deferred tax provision would have been if the Companies filed a separate tax return.

  Significant components of the benefit in lieu of income taxes for the years ended June 30, 1998, 1997 and 1996 are as follows (in thousands):

                                                        Years Ended June 30,
                                                      -------------------------
                                                        1998     1997    1996
                                                      --------  ------- -------
   Current
     Federal......................................... $ 60,231  $ 3,035 $23,505
     State...........................................   15,105    5,575   8,376
                                                      --------  ------- -------
                                                        75,336    8,610  31,881
   Deferred
     Federal.........................................  (48,661)  11,646  (7,754)
     State...........................................      381    6,800   2,929
                                                      --------  ------- -------
                                                       (48,280)  18,446  (4,825)
                                                      --------  ------- -------
   Total benefit in lieu of income taxes............. $ 27,056  $27,056 $27,056
                                                      ========  ======= =======

  Net deferred tax liabilities as of June 30, 1998, 1997 and 1996 are as follows (in thousands):

                                                 1998       1997       1996
                                               ---------  ---------  ---------
   Deferred tax assets
     NOLs attributed on a stand-alone basis... $ 202,460  $ 127,124  $ 123,648
     Other....................................     6,763     31,786      7,004
   Deferred tax liabilities
     Basis differences on acquisitions........  (632,087)  (629,372)  (656,428)
     Other....................................    (7,375)    (8,098)   (10,697)
   Valuation allowance........................  (205,546)  (154,505)  (123,648)
                                               ---------  ---------  ---------
                                               $(635,785) $(633,065) $(660,121)
                                               =========  =========  =========

  The Companies have an NOL of approximately $200 million. The ultimate utilization of this NOL is subject to review by the Internal Revenue Service as future tax returns are filed. The Companies have a valuation allowance for the full amount of all NOLs since, on a stand alone basis, realization is not more likely than not.

                        NEWS AMERICA PUBLICATIONS INC.

                  September 30, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


  A reconciliation of the benefit in lieu of income taxes included in the combined statements of operations and the benefit in lieu of income taxes assuming the Federal statutory income tax rate is as follows (in thousands):

                                                     1998      1997      1996
                                                   --------  --------  --------
   Benefit assuming federal income tax rate....... $ 69,815  $ 52,664  $ 52,165
   Amortization of intangibles....................   (9,469)   (9,469)   (9,469)
   State income tax, net of federal benefit.......   15,485    12,375    11,304
   Other..........................................    2,266     2,343      (887)
   Increase in valuation allowance................  (51,041)  (30,857)  (26,057)
                                                   --------  --------  --------
                                                   $ 27,056  $ 27,056  $ 27,056
                                                   ========  ========  ========

9. EMPLOYEE BENEFITS

 News America Incorporated Defined Benefit Plan

  Publications and TVGEN participate in the News America Incorporated Employee Pension and Retirement Plan (the "NAI Plan"), a defined benefit plan covering substantially all Publications and TVGEN employees. The NAI Plan provides retirement benefits to all non-union salaried employees based on average earnings, length of service, and other considerations. Pension costs charged to Publications and TVGEN are based upon an actuarial study performed by an independent actuarial firm. Pension expense was $1.8 million in 1998, $1.8 million in 1997, and $2.3 million in 1996.

  In connection with the UVSG transaction, Publications and TVGEN will no longer be participating employers under the NAI Plan and, as a result, Publications' and TVGEN's employees will no longer accrue benefits in the NAI Plan.

 Other Plans

  Publications' and TVGEN's employees participate in the News America Incorporated Savings Plan, (the "Savings Plan"), a defined contribution plan. Publications and TVGEN match contributions to the Savings Plan up to 3% of each participant's eligible compensation. Contributions by Publications and TVGEN under the Savings Plan were $1.1 million in 1998, $1.1 million in 1997, and $1.0 million in 1996.

  In connection with the UVSG Transaction, NAI will segregate the assets allocable to accrued benefits of present and former employees of Publications and TVGEN and transfer such assets to a newly created plan containing substantially identical provisions.

  TVSM's employees participate in a 401(K) retirement plan. TVSM makes matching contributions at the rate of 8% of employees' qualified contributions to a maximum of 3% of employees' qualifying wages. TVSM may also make, at its discretion, contributions allocated based upon each participant's share of total compensation paid to all employees eligible to participate in the plan.

                        NEWS AMERICA PUBLICATIONS INC.

                  September 30, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


10. RELATED PARTY TRANSACTIONS

  NAI provides general managerial assistance to Publications and TVGEN including assistance relating to centralized medical, dental and pension plans, tax matters, paper purchasing, travel arrangements, legal matters and insurance and allocates a proportionate share of these costs and corporate rent expense to Publications and TVGEN. The basis for such allocation varies depending upon the nature of the cost and includes such factors as headcount and square footage. Allocated costs totaled approximately $4.0 million, $4.0 million and $4.8 million in the years ended June 30, 1998, 1997 and 1996, respectively, and $1.2 million (unaudited) and $1.1 million (unaudited) in the three months ended September 30, 1998 and 1997, respectively. The Companies' management believes that such allocations are reasonable.

  Publications is a guarantor of a number of NAI's financing arrangements. Publications will be released from its obligations under these guarantees when the UVSG Transaction is consummated.

  Publications had intercompany debt from affiliates in the amount of approximately $2.7 billion and $2.5 billion at June 30, 1998 and 1997, and approximately $2.7 billion (unaudited) at September 30, 1998. Interest expense with respect to such debt was charged at the prime rate. The prime rate was 8.50%, 8.50% and 8.25% for the years ended June 30, 1998, 1997 and 1996, respectively.

  Accounts receivable from affiliates of approximately $1.9 million, $0.5 million, and $4.4 million (unaudited) are included in accounts and notes receivable on the accompanying combined balance sheets as of June 30, 1998 and 1997, and September 30, 1998, respectively. Amounts due to affiliates of TNCL will be contributed to equity in connection with the UVSG Transaction.

11. SIGNIFICANT CUSTOMERS AND SUPPLIERS

  The Companies extend credit to various companies in the broadcast television and advertising industry for the purchase of its advertising space, which results in a concentration of credit risk. This concentration of credit risk may be affected by changes in economic or other industry conditions and may, accordingly, impact the Companies' overall credit risk. Although the Companies generally do not require collateral, the Companies perform ongoing credit evaluations of their customers and provide for potential losses, if necessary.

  During 1998, 1997 and 1996, the Companies earned approximately 13.2%, 9.9% and 11.4%, respectively, of their advertising revenues from TNCL affiliates.

12. SUBSEQUENT EVENT

  On July 28, 1998, UVSG announced a two-for-one stock split. Shareholders of record on August 10, 1998, will receive two shares for each share owned. In accordance with the Letter Agreement (see Note 1), the number of shares to be received by NAI as consideration will be adjusted for the stock split.

                         NEWS AMERICA PUBLICATIONS INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                For the Years Ended June 30, 1998, 1997 and 1996
                                 (in thousands)

                                               Additions
                                     Balance-- Charged to             Balance--
                                     Beginning Costs and               End of
Description                           of Year   Expenses  Deductions    Year
-----------                          --------- ---------- ----------  ---------
Allowance for doubtful accounts:
  June 30, 1998.....................  $ 2,518   $  7,323  $  (6,225)   $ 3,616
  June 30, 1997.....................    3,058      9,866    (10,406)     2,518
  June 30, 1996.....................    5,960      8,486    (11,388)     3,058
Reserve for volume rebates:
  June 30, 1998.....................    1,427        622       (281)     1,768
  June 30, 1997.....................    2,142        960     (1,675)     1,427
  June 30, 1996.....................    3,079        627     (1,564)     2,142
Reserve for returns:
  June 30, 1998.....................   49,181    490,232   (491,302)    48,111
  June 30, 1997.....................   39,676    394,578   (385,073)    49,181
  June 30, 1996.....................   29,074    307,484   (296,882)    39,676

                                                                      APPENDIX I

                 AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

                                    between

                       UNITED VIDEO SATELLITE GROUP, INC.

                                      and

                           LIBERTY MEDIA CORPORATION

                          Effective as of May 18, 1998

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 RECITALS................................................................  I-7
 AGREEMENT...............................................................  I-8
 ARTICLE I PURCHASE AND SALE.............................................  I-8
     1.1  Sale of Stock.................................................   I-8
     1.2  Purchase of Stock.............................................   I-8
     1.3  Tax Treatment.................................................   I-8
     1.4  The Closing...................................................   I-8
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER.....................  I-9
     2.1  Organization--Seller..........................................   I-9
            Corporate Power, Authorization and Validity of Agreement, No
     2.2  Conflicts.....................................................  I-10
     2.3  Shares........................................................  I-10
     2.4  Organization--Netlink Subsidiaries............................  I-10
     2.5  Capitalization................................................  I-11
     2.6  Subsidiaries..................................................  I-11
     2.7  No Conflicts, Notices.........................................  I-11
     2.8  Financial Statements..........................................  I-12
     2.9  Absence of Certain Changes....................................  I-12
     2.10 Liabilities...................................................  I-13
     2.11 Litigation....................................................  I-13
     2.12 Restrictions on Business Activities...........................  I-14
     2.13 Tax Matters...................................................  I-14
     2.14 Contracts and Commitments.....................................  I-15
     2.15 Adequacy of Assets; Intangible Property.......................  I-15
     2.16 Licenses; Compliance with Regulatory Requirements.............  I-16
     2.17 Employee Benefit Plans........................................  I-17
     2.18 Employee Matters..............................................  I-19
     2.19 Interested Party Transactions.................................  I-19
     2.20 Insurance.....................................................  I-19
     2.21 Major Customers...............................................  I-20
     2.22 Suppliers and Broadcast Stations..............................  I-20
     2.23 Minute Books..................................................  I-20
     2.24 Brokers' and Finders' Fees....................................  I-20
     2.25 Disclosure....................................................  I-20
     2.26 Programming Supply and Affiliation Agreements.................  I-20
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER................. I-21
     3.1  Organization..................................................  I-21
     3.2  Corporate Power, Authorization and Validity of Agreement......  I-21
     3.3  Capitalization of Purchaser...................................  I-21
     3.4  Purchaser Reports and Financial Statements....................  I-22
                      No Approvals or Notices Required; No Conflict with
     3.5  Instruments...................................................  I-23
     3.6  Absence of Certain Changes or Events..........................  I-23
     3.7  Information...................................................  I-23
     3.8  Brokers' and Finders' Fees....................................  I-24
     3.9  Investment....................................................  I-24
     3.10 Litigation....................................................  I-24
     3.11 Disclosure....................................................  I-24
     3.12 Fairness Opinion..............................................  I-24

                                                                         Page
                                                                         ----
     3.13  Tax-Free Transaction........................................  I-24
           Licenses; Compliance with Regulatory Requirements;
     3.14  Intangible Property.........................................  I-24
     3.15  Tax Matters.................................................  I-25
     3.16  Management of SNG...........................................  I-25
 ARTICLE IV CONDUCT PENDING THE CLOSING................................. I-25
     4.1   Conduct of Business of the Netlink Subsidiaries.............  I-25
     4.2   No Solicitation; Acquisition Proposals......................  I-28
     4.3   Proxy Statement.............................................  I-28
     4.4   Notice of Breach............................................  I-28
 ARTICLE V OTHER COVENANTS.............................................. I-28
     5.1   Access to Information.......................................  I-28
     5.2   Confidentiality.............................................  I-29
     5.3   Publicity...................................................  I-29
     5.4   Proxy Statement; Other Filings; Cooperation.................  I-29
     5.5   Employment Matters..........................................  I-30
     5.6   Tax-Free Transaction........................................  I-30
 ARTICLE VI CONDITIONS PRECEDENT........................................ I-30
     6.1   Conditions to Obligations of Each Party.....................  I-30
     6.2   Additional Conditions to Obligations of Seller..............  I-30
     6.3   Additional Conditions to the Obligations of Purchaser.......  I-31
 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.......................... I-32
     7.1   Termination.................................................  I-32
     7.2   Effect of Termination.......................................  I-32
     7.3   Amendment...................................................  I-32
     7.4   Extension; Waiver...........................................  I-32
 ARTICLE VIII INDEMNIFICATION........................................... I-33
     8.1   Indemnification by Seller...................................  I-33
     8.2   Indemnification by Purchaser................................  I-33
     8.3   Defense of Action...........................................  I-34
     8.4   Insurance Proceeds..........................................  I-35
 ARTICLE IX TAX MATTERS................................................. I-35
     9.1   Tax Returns.................................................  I-35
     9.2   Termination of Prior Tax Settlement Agreements..............  I-35
     9.3   Pre-Closing Taxes...........................................
     9.4   Transfer Taxes..............................................  I-36
     9.5   Post-Closing Taxes..........................................  I-36
     9.6   Tax Cooperation.............................................  I-37
     9.7   Indemnification.............................................  I-37
     9.8   Notification of Proceedings, Control; Refunds...............  I-38
     9.9   Tax Effect of Payments......................................  I-38
     9.10  Withholding.................................................  I-38
 ARTICLE X GENERAL PROVISIONS........................................... I-38
    10.1   Survival....................................................  I-38
    10.2   Notices.....................................................  I-39
    10.3   Interpretation..............................................  I-39
    10.4   Counterparts................................................  I-40
    10.5   Entire Agreement; Nonassignability; Parties in Interest.....  I-40

                                                                          Page
                                                                          ----
    10.6   Severability.................................................  I-40
    10.7   No Waiver....................................................  I-40
    10.8   Governing Law................................................  I-40
    10.9   Rules of Construction........................................  I-40
    10.10  Expenses.....................................................  I-40
    10.11  Attorneys Fees...............................................  I-41
    10.12  Further Assurances...........................................  I-41

                             INDEX OF DEFINED TERMS

                                 Terms                                   Page
                                 -----                                  -------
1998 Capital Budget....................................................     I-6
Addition to Taxable Income.............................................    I-30
Agreement..............................................................     I-1
Annual Financial Statements............................................     I-5
Bonus Plan.............................................................    I-12
Class A Common Stock...................................................    I-14
Class B Common Stock...................................................     I-1
Closing................................................................     I-2
Closing Date...........................................................     I-2
COBRA..................................................................    I-12
Code................................................................... I-1-I-2
Commission.............................................................     I-8
Commission Filings.....................................................    I-15
Companies..............................................................    I-29
Contract Consent.......................................................     I-4
Contract Notice........................................................     I-5
CRTC...................................................................    I-19
Denver 6 Business......................................................     I-1
Employee Plans.........................................................    I-11
Environmental and Health Laws..........................................    I-10
Equity Affiliate.......................................................    I-14
ERISA..................................................................    I-11
Estimated Tax Payment..................................................    I-20
Exchange Act...........................................................     I-8
FCC....................................................................    I-10
FCC Licenses...........................................................    I-10
GAAP...................................................................     I-5
GE Transponder Agreement...............................................    I-19
Governmental Entity....................................................     I-5
Hazardous Substances...................................................    I-10
Indemnified Party......................................................    I-27
Indemnifying Party.....................................................    I-27
Intellectual Property..................................................     I-9
Interim Financial Statements...........................................     I-5
knowledge..............................................................    I-32
Licenses...............................................................    I-10
Lien...................................................................     I-4
LMC Netlink............................................................     I-1
LMC Netlink Shares.....................................................     I-2
Losses.................................................................    I-26
Material Adverse Change................................................    I-32
Material Adverse Effect................................................    I-32
Minimum Amount.........................................................    I-26
Netlink Businesses.....................................................     I-3
Netlink Interests......................................................     I-5
Netlink International..................................................     I-5
Netlink Licenses.......................................................    I-10
Netlink USA............................................................     I-1
New Holdco.............................................................     I-1

                                   Terms                                    Page
                                   -----                                    ----
Non-Return Taxes........................................................... I-28
Nondisclosure Agreement.................................................... I-21
Overpayment Rate........................................................... I-30
Permits.................................................................... I-10
Permitted Encumbrances.....................................................  I-9
Post-Closing Returns....................................................... I-29
Post-Closing Taxes......................................................... I-29
Pre-Closing Companies Separate Tax Amounts................................. I-30
Pre-Closing Consolidated Returns........................................... I-28
Pre-Closing Non-Consolidated Returns....................................... I-28
Pre-Closing Tax Period..................................................... I-29
Pre-Signing Period......................................................... I-29
Preferred Stock............................................................ I-14
Primestar..................................................................  I-1
Primestar Transaction......................................................  I-1
Proxy Statement............................................................ I-16
Purchaser..................................................................  I-1
Purchaser Licenses......................................................... I-17
Purchaser Stock Option Plans............................................... I-14
Purchaser Stockholders Meeting............................................. I-16
Refund..................................................................... I-29
Requested Employee......................................................... I-22
Restrictions...............................................................  I-4
Revenue Sharing Agreement..................................................  I-9
Securities Act.............................................................  I-4
Seller.....................................................................  I-1
Seller Disclosure Schedule.................................................  I-3
Selling Affiliated Group................................................... I-28
Settlement Agreements...................................................... I-28
SHVA.......................................................................  I-3
SHVA Agreement.............................................................  I-3
SMATV Business.............................................................  I-1
SNG........................................................................  I-1
SNG Agreement..............................................................  I-1
SNG Corporations...........................................................  I-1
SNG Interest...............................................................  I-9
SNG Subsidiaries...........................................................  I-2
SNG Subsidiary.............................................................  I-2
SSI........................................................................ I-13
Superstar Connection Agreement.............................................  I-9
Tax Partnerships........................................................... I-29
Tax Returns................................................................  I-8
Taxes......................................................................  I-8
TCI Benefit Contributions.................................................. I-11
TCI Plans.................................................................. I-11
Telluride..................................................................  I-1
Telluride Shares...........................................................  I-2
Turner.....................................................................  I-1
UVSG Shares................................................................  I-2
Westlink...................................................................  I-1
WGN Agreements.............................................................  I-9

                 AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

  THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement") is being entered into on November 30, 1998, effective as of May 18, 1998, between UNITED VIDEO SATELLITE GROUP, INC., a Delaware corporation ("Purchaser"), and LIBERTY MEDIA CORPORATION, a Delaware corporation ("Seller").

                                   RECITALS

  Seller owns all of the issued and outstanding shares of capital stock of (i) Telluride Cablevision, Inc., a Delaware corporation ("Telluride"), (ii) LMC Netlink Corporation, a Colorado corporation ("LMC Netlink") and (iii) Westlink, Inc., a Colorado corporation ("Westlink"). LMC Netlink and West link are referred to herein collectively as the "SNG Corporations," and Telluride and the SNG Corporations are sometimes referred to herein collectively as the "Netlink Corporations." Telluride, LMC Netlink and Westlink are each general partners of Netlink USA, a Colorado general partnership ("Netlink USA"), with 20%, 40% and 40% partnership interests therein, respectively. Netlink USA owns an approximate 40% membership interest in Superstar/Netlink Group LLC, a Delaware limited liability company ("SNG") and owns and operates certain other assets and businesses, including the business of providing certain programming services to certain satellite master antenna television operations (the "SMATV Business") and the business of distributing on a wholesale basis, the signals of the broadcast stations known as the "Denver 6" (the "Denver 6 Business"). Purchaser owns an approximate 40% membership interest in SNG and, pursuant to that certain agreement between Seller and Purchaser, dated March 11, 1996, as amended and restated on August 9, 1996, relating to the formation of SNG (including any amendments thereto, the "SNG Agreement"), has day-to-day management control of SNG. The remaining approximately 20% membership interest in SNG is owned by Turner Vision, Inc. ("Turner").

  In February 1998, Seller and Purchaser announced their agreement in principle with respect to the sale by Seller and the purchase by Purchaser, of all the capital stock of the Netlink Corporations in consideration for the issuance to Seller of 6,375,000 shares of Purchaser's common stock. Subsequent thereto, Purchaser, Seller and Turner commenced negotiations with PRIMESTAR, Inc. ("Primestar"), for the acquisition by a new holding company to be formed by Primestar ("New Holdco") of beneficial ownership of 100% of the membership interests in SNG, through a series of reverse triangular mergers of the SNG Corporations, Turner and the subsidiary of Purchaser that owns its interest in SNG (the "Primestar Transaction"), in exchange for shares of Series A Convertible Preferred Stock of New Holdco (the "Primestar Shares").

  Thereafter, Purchaser and Seller entered into a Stock Purchase Agreement dated as of May 18, 1998 (the "Stock Purchase Agreement"), which provided that in consideration for the issuance to Seller of 6,375,000 shares of Class B Common Stock, par value $.01 per share, of Purchaser (the "Class B Common Stock") Seller would sell and Purchaser would buy either all the capital stock of the Netlink Corporations or, if the Primestar Transaction were consummated, the stock of Telluride and the Primestar Shares into which the stock of the SNG Corporations would be converted in the Primestar Transaction.

  In June 1998, Purchaser entered into a Letter Agreement, dated as of June 10, 1998 (the "TV Guide Agreement"), with News America Incorporated ("NAI"), The News Corporation Limited and Tele-Communications, Inc. ("TCI"), pursuant to which NAI agreed to sell, and Purchaser agreed to buy, on the terms and conditions set forth therein, all of the outstanding stock of NAI's subsidiary that owns and publishes TV Guide and that as of the closing under the TV Guide Agreement will own the assets of NAI's entertainment web site known as TVGEN, and all of the outstanding stock of TVSM, Inc., a newly acquired subsidiary of NAI which owns and publishes print cable television guides, for $800 million in cash and 30 million shares of Purchaser's common stock (collectively, the "NAI Transaction"). The TV Guide Agreement states the intention of the parties thereto that the NAI Transaction and the transactions contemplated by the Stock Purchase Agreement be consummated on the same day and be treated as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

  Purchaser subsequently advised Seller that the negotiations relating to the potential Primestar Transaction had not been successful and were abandoned.

  The parties hereto desire to amend and restate the Stock Purchase Agreement in its entirety to eliminate all references to the Primestar Transaction and to provide for the simultaneous closing of the NAI Transaction and the sale by Seller and purchase by Purchaser of the stock of the Netlink Corporations on and subject to the terms and conditions hereof.

  The Netlink Corporations and Netlink USA are sometimes referred to herein individually as a "Netlink Subsidiary" and collectively as the "Netlink Subsidiaries."

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                               Purchase and Sale

  1.1 Sale of Stock. Upon the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Seller hereby agrees to sell, transfer, assign and deliver to Purchaser at the Closing (as defined in Section 1.4(a)), (i) 100 shares of common stock, par value, $1.00 per share of Telluride (the "Telluride Shares"), (ii) 1,000 shares of common stock, par value $1.00 per share, of LMC Netlink ("LMC Netlink Shares") and (iii) 1,000 shares of common stock, par value $1.00 per share, of Westlink ("Westlink Shares" and together with the LMC Netlink Shares and the Telluride Shares, the "Purchased Shares"), in each case, together with the right to receive all unpaid dividends or other distributions declared or otherwise payable with respect to such Purchased Shares, free and clear of all Liens and Restrictions (other than Liens and Restrictions created pursuant to this Agreement).

  1.2 Purchase of Stock. Upon the terms and subject to the conditions of this Agreement, Purchaser hereby agrees to purchase at the Closing all, but not less than all, of the Purchased Shares and to issue in exchange therefor an aggregate of 6,375,000 newly issued, fully paid and nonassessable shares of Class B Common Stock (the shares of Class B Common Stock to be issued pursuant to this sentence being sometimes referred to herein collectively as the "UVSG Shares"). The number and type of Purchased Shares and UVSG Shares shall be appropriately adjusted to reflect any stock split, reverse split, stock dividend or other reclassification or reorganization affecting the capital stock of the applicable issuer, the record date for which occurs after May 18, 1998, including in the case of the UVSG Shares the Stock Split (as defined in Section 3.3). By way of example, after giving effect to the Stock Split the aggregate number of shares of Class B Common Stock comprising the UVSG Shares is 12,750,000.

  1.3 Tax Treatment. The parties intend that the transfer of the Purchased Shares in exchange for the UVSG Shares as contemplated by this Agreement will qualify as a tax-free transaction pursuant to Section 351 of the Code.

  1.4 The Closing.

  (a) Subject to the terms and conditions of this Agreement, the closing of the purchase by Purchaser of the Purchased Shares (the "Closing") shall take place (i) at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, at 10:00 a.m., local time, on the first business day following the day on which the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as the parties hereto agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." Notwithstanding the foregoing, unless the TV Guide Agreement has theretofore been terminated and the transactions contemplated thereby abandoned, the Closing shall occur on the same day as the closing under the TV Guide Agreement (the "TV Guide Closing Date"), provided that the conditions set forth in Article VI (other than any conditions which may only be satisfied at the Closing) shall have theretofore been satisfied or waived.

  (b) At the Closing, (i) Seller shall deliver to Purchaser stock certificates representing the Purchased Shares, duly endorsed in blank, or with separate notarized stock transfer powers attached thereto and signed in blank, together with all other instruments of transfer necessary or appropriate to transfer the Purchased Shares to Purchaser and (ii) Purchaser in exchange therefor shall deliver or cause to be delivered to Seller newly issued stock certificates representing the UVSG Shares registered in the name of Seller.

  (c) At the Closing, the parties shall deliver or cause to be delivered the certificates and other documents required to be delivered pursuant to Article VI hereof.

  (d) At the Closing, Seller shall be deemed to have assumed the obligations of Netlink USA under Section 10 of the Joint Venture Terms incorporated into the SNG Agreement, and Netlink USA shall thereupon be released from such obligations.

                                  ARTICLE II

                   Representations and Warranties of Seller

  It is expressly understood and agreed by the parties that Seller is not making any representation or warranty with respect to (i) SNG, including, without limitation, its condition (financial or otherwise), assets, liabilities, business, operations, results of operations, customers, management, employees or prospects (other than Seller's representation in Section 2.15(b) as to Netlink USA's ownership of its interest in SNG), (ii) compliance by Seller or the Netlink Subsidiaries with the Satellite Home Viewer Act of 1994, as amended (the "SHVA") or (iii) the effect on the Netlink Subsidiaries and their respective condition (financial or otherwise), assets, liabilities, business, operations, results of operations, customers, management, employees or prospects of entering into (upon its becoming effective) or not entering into the Settlement and Compliance Agreement, executed by Netlink USA and Telluride as of May 1, 1998, among ABC, Inc., CBS Broadcasting Inc., Fox Broadcasting Company, National Broadcasting Company, and certain ABC, CBS, Fox, and NBC Network Stations; the National Association of Broadcasters; the ABC Television Affiliates Association, the CBS Television Affiliates Association, the Fox Television Affiliates Association, and the NBC Television Affiliates Association and Primestar Partners, L.P. and Netlink USA and Telluride (the "SHVA Agreement").

  Except as disclosed in the document dated as of May 18, 1998 delivered by Seller to Purchaser prior to the execution and delivery of the Stock Purchase Agreement (the "Seller Disclosure Schedule"), Seller represents and warrants to Purchaser as follows (such representations and warranties being deemed made as of May 18, 1998):

  2.1 Organization--Seller. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,
(ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in the case of each of clauses (i), (ii) and (iii) where the failure to be in good standing, to have such power and authority or to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole. As used herein, the term "Netlink Businesses" means all of the businesses, assets and liabilities of Netlink USA, including the SMATV Business, the Denver 6 Business, and Netlink USA's interest in the WGN Agreements (as defined herein), but excluding Netlink USA's interest in SNG and any assets and liabilities of any Netlink Subsidiary that relate solely to SNG or such interest in SNG (the "Excluded Assets and Liabilities") (it being understood that the Excluded Assets and Liabilities include any liability of Netlink USA under the SNG Agreement).

  2.2 Corporate Power, Authorization and Validity of Agreement, No
Conflicts. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the satisfaction of the conditions set forth in Article VI, the execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Seller or
(b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any mortgage, pledge, lien, encumbrance, charge, or other security interest (a "Lien") on any of the properties or assets of Seller pursuant to, or require any consent by or approval or authorization of (a "Contract Consent") any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to Seller or any of its properties or assets, except, in each case, where such conflict, violation, default, termination, cancellation, acceleration, Lien or lack of consent would not have and is not reasonably likely to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole, or to prevent the consummation of the transactions contemplated hereby.

  2.3 Shares. Seller has good title to the Purchased Shares, which constitute all of the outstanding shares of capital stock of the Netlink Corporations. Seller is the record and the beneficial owner of the Purchased Shares, with the sole right to vote, dispose of, and receive dividends or distributions with respect to such shares. All of the Purchased Shares are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Lien and are not subject to any Restrictions (other than any Liens or Restrictions created by this Agreement or that may arise as a result of the negotiations with respect to the Primestar Transaction and other than any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws). In this Agreement, any reference to "Restrictions", with respect to any capital stock, partnership interest, membership interest in a limited liability company or other security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

  2.4 Organization--Netlink Subsidiaries. Each of the Netlink Corporations is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Netlink

Subsidiaries taken as a whole. Netlink USA is a general partnership duly organized and validly existing and in good standing under the laws of the State of Colorado, has all requisite partnership power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Netlink Subsidiaries taken as a whole. Seller has delivered to Purchaser true and correct copies of the Certificate or Articles of Incorporation and Bylaws of each of the Netlink Corporations and the Partnership Agreement of Netlink USA, each as amended to the effective date hereof. No Netlink Subsidiary is in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational documents.

  2.5 Capitalization. The authorized capital stock of LMC Netlink consists of 10,000 shares of common stock, par value $1.00 per share, of which there are issued and outstanding 1,000 shares. The authorized capital stock of Westlink consists of 10,000 shares of common stock, par value $1.00 per share, of which there are issued and outstanding 1,000 shares. The authorized capital stock of Telluride consists of 50,000 shares of common stock, par value $1.00 per share, of which there are issued and outstanding 100 shares. There are no other outstanding shares of capital stock or other securities or other ownership interests of any of the Netlink Corporations and no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the capital stock or other securities or ownership interests of any of the Netlink Corporations, or otherwise obligating any of the Netlink Corporations to issue, transfer, sell, purchase, redeem or otherwise acquire such stock, securities or ownership interests.

  2.6 Subsidiaries. None of the Netlink Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than the respective partnership interests of the Netlink Corporations in Netlink USA and the membership interest of Netlink USA in SNG. The record and beneficial ownership of the partnership interests in Netlink USA (the "Netlink Interests"), is as set forth on Schedule 2.6 of the Seller Disclosure Schedule. There are no outstanding partnership, ownership or other interests or securities of Netlink USA other than the Netlink Interests, and no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the partnership, ownership or other interests or securities of Netlink USA, or otherwise obligating Netlink USA to issue, transfer, sell, purchase, redeem or otherwise acquire such interests or securities. All of the Netlink Interests are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Lien and are not subject to any Restrictions, other than any Liens or Restrictions created by this Agreement or that may arise as a result of the negotiations with respect to the Primestar Transaction and other than any restrictions on transfers arising under the Securities Act or state securities laws. Netlink International, Inc., a Colorado corporation ("Netlink International"), was dissolved effective April 30, 1998, and did not conduct any operations or have any employees since its inception.

  2.7 No Conflicts, Notices. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not,
(a) conflict with or violate any provision of the Certificate or Articles of Incorporation or Bylaws of any of the Netlink Corporations or the partnership agreement of Netlink USA, (b) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to any of the Netlink Subsidiaries or the properties or assets of any of the Netlink Subsidiaries, or (c) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of any of the Netlink Subsidiaries pursuant to, or require any Contract Consent of any party to any material mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to any of the Netlink Subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c), where such conflict, violation, breach, default, termination, cancellation, acceleration, Lien or lack of consent would not have and is not reasonably likely to have a Material Adverse Effect on either the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or the Netlink Subsidiaries in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller and the Netlink Subsidiaries of the transactions contemplated hereby, except for (i) any filings as may be required under applicable state or federal securities laws and the securities laws of any foreign country and (ii) such other consents, authorizations, filings, approvals, orders and registrations which, if not obtained or made, would not have a Material Adverse Effect on either the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole, and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement. None of Seller, the Netlink Subsidiaries or any of their affiliates is or will be required to give any notice (a "Contract Notice") to any party (other than Purchaser and its subsidiaries) to any material mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to any of the Netlink Subsidiaries or any of their properties or assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  2.8 Financial Statements. Seller has heretofore delivered to Purchaser a true and complete copy of the Combined Financial Statement of the Netlink Wholesale Division as of December 31, 1997 and for the calendar year then ended (including the notes thereto, the "Annual Financial Statements") and a true and complete copy of the Combined Financial Statement of the Netlink Wholesale Division as of March 31, 1998 and for the quarterly period then ended (including the notes thereto, the "Interim Financial Statements"). The Annual Financial Statements and the Interim Financial Statements were each prepared in accordance with generally accepted accounting principles (as accepted by the accounting profession in the United States) as in effect as of the relevant time ("GAAP") consistently applied (except as indicated in the notes thereto) and on that basis fairly present (subject in the case of the Interim Financial Statements, to normal year end adjustments) the financial condition and operating results of the Netlink Businesses at the dates and during the periods indicated therein.

  2.9 Absence of Certain Changes. Since December 31, 1997, other than as contemplated or required by this Agreement and other than the negotiations with respect to the Primestar Transaction, each of the Netlink Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred:

    (a) any Material Adverse Change in the Netlink Businesses taken as a whole (excluding changes, events or conditions generally affecting the cable television industry or satellite television industry in the United States or affecting general business or economic conditions in the United States);

    (b) any sale, lease or other transfer or disposition of any material asset of any of the Netlink Subsidiaries;

    (c) any change in accounting methods, practices or policies (including any change in depreciation or amortization policies or rates) by any of the Netlink Subsidiaries or any revaluation by any of the Netlink Subsidiaries of any of its assets;

    (d) any declaration, setting aside, or payment of any dividend or other distribution to Seller (other than dividends and distributions consistent with past practice), or any direct or indirect redemption, retirement, purchase or other acquisition by any Netlink Subsidiary of any of its capital stock or other securities or options, warrants or other rights to acquire capital stock;

    (e) any material modification or change to any material contract by any of the Netlink Subsidiaries, other than in the ordinary course of business;

    (f) any commitment or transaction (including any capital expenditure or capital financing) by any of the Netlink Subsidiaries for any amount that requires payments in excess of $100,000 with respect to any individual contract or a series of related contracts other than (x) any commitment or transaction in the ordinary course of business consistent with past practice or (y) capital expenditures not in excess of the amount provided for capital expenditures in the Netlink International Fiscal 1998 Operating Income Budget--Capital Costs (the "1998 Capital Budget"), a complete and correct copy of which has been provided to Purchaser;

    (g) any written waiver or written release of any right or claim of substantial value by any of the Netlink Subsidiaries;

    (h) any payment, discharge or satisfaction of any material claim, liability or obligation by any of the Netlink Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its latest balance sheet included in the Annual Financial Statements or incurred since the date of such balance sheet in the ordinary course of business and consistent with past practice and other than scheduled repayments of indebtedness reflected on the latest balance sheet included in the Annual Financial Statements;

    (i) any issuance or sale of capital stock or other securities or membership or other ownership interests, exchangeable or convertible securities, options, warrants, puts, calls or other rights to acquire capital stock or other securities or other ownership interests of any of the Netlink Corporations or Netlink USA;

    (j) any incurrence, assumption or guarantee by any Netlink Subsidiary of any indebtedness for borrowed money;

    (k) the making of any loan or advance by any Netlink Subsidiary (other than in the ordinary course of business consistent with past practice) to any director, officer or affiliate of any Netlink Subsidiary (other than any other Netlink Subsidiary), other than as contemplated or otherwise permitted by this Agreement and other than as required by the terms of an existing contract described on the Seller Disclosure Schedule;

    (l) any increase in salary, wage, benefit or other remuneration payable or to become payable to any current or former officer, director, employee or agent of any of the Netlink Subsidiaries or any increase in any bonus or severance payment or arrangement made to, for or with any of its officers, directors, employees or agents or any grant of a supplemental retirement plan or program or special remuneration for any officer, director, employee or agent of any of the Netlink Subsidiaries, in each case other than in the ordinary course of business and consistent with past practice (including regular annual salary and performance bonus increases);

    (m) any material change in the policies or practices of the Netlink Subsidiaries with respect to the granting of credit or the provision of services;

    (n) any delay in the payment of any trade or other payables other than in the ordinary course of business and consistent with past practice; or

    (o) any agreement by Seller or any of the Netlink Subsidiaries to do any of the foregoing.

  2.10 Liabilities. Except as reflected in the Interim Financial Statements and except for liabilities or obligations that are not in the aggregate material to the business, assets, results of operations or financial condition of the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole, or that arise in the ordinary course of business after the date of the Interim Financial Statements or that arise from changes or events affecting the satellite television industry generally or that arise out of the SNG Agreement or Netlink USA's interest in SNG, (a) no Netlink Subsidiary has any actual or potential liability or obligation of any nature, whether due or to become due, whether absolute, accrued, fixed or contingent or otherwise; and (b) neither Seller nor any of the Netlink Subsidiaries has knowledge of any existing fact or circumstances that will or are reasonably likely to give rise in the future to any liability or obligation of any Netlink Subsidiary.

  2.11 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Seller or any of the Netlink Subsidiaries, threatened before any agency, court or tribunal, foreign or domestic, against Seller or any of the Netlink Subsidiaries or any of their assets and properties or any of their officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole. There is no judgment, decree or order outstanding against Seller or any Netlink Subsidiary or any director or officer of any Netlink Subsidiary (in their capacities as such), that is reasonably likely to prevent consummation of the transactions contemplated by this Agreement or that is reasonably likely to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole.

  2.12 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon any Netlink Subsidiary which has or could have the effect of prohibiting or materially impairing any current business practice of any of the Netlink Subsidiaries or the conduct of business by any Netlink Subsidiary as currently conducted.

  2.13 Tax Matters. For purposes of this Section 2.13, any tax item shown on a return or report furnished by SNG to any Netlink Subsidiary shall be presumed correct.

    (a) Since January 1, 1993, each of the Netlink Subsidiaries and any predecessors of any of them has duly and timely filed all returns and reports with respect to Taxes required to be filed by it for all taxable years or portions thereof through May 18, 1998. Such Tax Returns and reports have been prepared in accordance with all applicable government regulations and are accurate and complete in all material respects. Each of the Netlink Subsidiaries and their respective predecessors, as applicable, have each timely paid or adequately provided for all Taxes due and payable in respect of any transaction for which Taxes are due or any Taxes chargeable against its or their revenue, assets or income through May 18, 1998 (whether or not shown on any Tax Returns).

    (b) There are no recorded tax liens upon any of the assets of the Netlink Subsidiaries except Liens for current Taxes not yet due or Liens that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the applicable Netlink Subsidiary.

    (c) Since its formation Netlink USA has qualified as a partnership for Federal income tax purposes.

    (d) No proposed Taxes or Tax deficiencies have been asserted and no proceedings with respect to Taxes have been commenced against, in each case, the Netlink Subsidiaries and their respective predecessors. None of the Netlink Subsidiaries has waived any statute of limitation in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

    (e) None of the Netlink Subsidiaries has filed a consent under Section 341(f) of the Code.

    (f) None of the Netlink Subsidiaries has made any payments, nor are any of them obligated to make any payments, and none of them is a party to any agreement that under certain circumstances could obligate it to make any payments as a result of the transactions contemplated by this Agreement to any employee, member, officer or director of, or any independent contractor or other person who performs personal services for, any of the Netlink Subsidiaries or any of their respective affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
  Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan currently in effect which would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (g) Since September 1, 1994, none of the Netlink Subsidiaries is or has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group of which TCI is the common parent.

    (h) None of the Netlink Corporations has agreed to, nor is any Netlink Corporation required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method made in contemplation of this transaction which would have a Material Adverse Effect on such Netlink Corporation after the closing (for this purpose any accounting method change made by SNG itself shall not be taken into account).

    (i) In this Agreement, any reference to

      (i) the term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the Netlink Subsidiaries is required to pay, withhold or collect; and

      (ii) the term "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

  2.14 Contracts and Commitments. Seller has provided Purchaser with a true and complete list of all of the affiliation agreements between each of the Netlink Subsidiaries and its customers (other than Purchaser and its subsidiaries). Other than such affiliation agreements and other than any agreements with Purchaser or its subsidiaries, Schedule 2.14 of the Seller Disclosure Schedule lists all material contracts to which a Netlink Subsidiary is a party that are to be performed in whole or in part after the effective date hereof and that would be required to be filed with the Securities and Exchange Commission (the "Commission") as "material contracts" pursuant to
Item 601 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the Netlink Businesses were a single registrant registered under Section 12(g) of the Exchange Act. Schedule 2.14 of the Seller Disclosure Schedule also lists (a) all agreements, bonds, notes, debentures or similar instruments evidencing (i) indebtedness of any Netlink Subsidiary for borrowed money or for the deferred purchase price of any material property or service (other than trade accounts arising in the ordinary course of business), (ii) obligations of any Netlink Subsidiary under capital leases, (iii) guaranties by any Netlink Subsidiary of liabilities or obligations of others (other than any other Netlink Subsidiary), and (iv) any Liens on the assets of any Netlink Subsidiary securing the indebtedness of others (other than any other Netlink Subsidiary), (b) agreements that limit the right of any Netlink Subsidiary to compete in any line of business; or (c) agreements which, after giving effect to the transactions contemplated hereby, purport to restrict or bind Purchaser or any of its subsidiaries, other than the Netlink Subsidiaries, in each case, other than any of the foregoing with Purchaser or its subsidiaries. True and complete copies of all agreements listed in Schedule 2.14 of the Seller Disclosure Schedule have been made available to Purchaser. Each of the Netlink Subsidiaries has fulfilled in all material respects, or taken all actions necessary to enable it to fulfill in all material respects when due, its obligations under each of such agreements to which it is a party. To the knowledge of Seller, all parties thereto other than the Netlink Subsidiaries have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under such agreements which breach, violation or default would reasonably be expected to have a Material Adverse Effect on the Netlink Subsidiaries or the Netlink Businesses, in either case taken as a whole. No Netlink Subsidiary has received any notice of termination, cancellation or acceleration of any such agreement.

  2.15 Adequacy of Assets; Intangible Property.

  (a) The assets owned or leased by the Netlink Subsidiaries are suitable and adequate for the conduct of their respective businesses and the Netlink Subsidiaries have good and, with respect to real property owned in fee, marketable title to or valid leasehold or other contractual interests in all such assets that are material to the Netlink Businesses taken as a whole, free and clear of all Liens other than Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrances" means the following Liens: (i) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the applicable Netlink Subsidiary in accordance with GAAP; (ii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the applicable Netlink Subsidiary; (iii) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (iv) purchase money security interests or Liens on property acquired or held by a Netlink Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; and (v) easements, restrictions and other minor defects of title which are not, in the aggregate, material or which do not, individually or in the aggregate, materially and adversely affect the value of the property affected thereby.

  (b) Netlink USA owns an approximate 39.805% record and beneficial membership interest (the "SNG Interest") in SNG. The SNG Interest is owned by Netlink USA free and clear of any Liens and is not subject to any Restrictions, in each case, created by Seller or any of the Netlink Subsidiaries, except for Liens or Restrictions created by this Agreement or the SNG Agreement or that may arise as a result of the negotiations with respect to the Primestar Transaction and other than any restrictions on transfers under the Securities Act and state securities laws. Netlink USA holds its interest in that certain Revenue Sharing Agreement dated as of September 1, 1991, between Purchaser (formerly known as United Video, Inc.) and Netlink USA (the "Revenue Sharing Agreement"), and that certain Agreement for Acquisition of Wholesale Business dated as of September 1, 1991, between Superstar Connection, a Delaware general partnership, and Netlink USA (the "Superstar Connection Agreement" and, together with the Revenue Sharing Agreement, the "WGN Agreements"), free and clear of any Lien, except for Liens created by the WGN Agreements.

  (c) One or more of the Netlink Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and trade secrets (collectively, "Intellectual Property") that are used in the Netlink Businesses as currently conducted, except to the extent that the failure to have such rights has not had and is not reasonably likely to have a Material Adverse Effect on the Netlink Businesses taken as a whole. Neither Seller nor the Netlink Subsidiaries has received notice of any claim of infringement of the rights of others with respect to any patents, trademarks, service marks, trade names or copyrights used or owned by the Netlink Subsidiaries, the loss of which is reasonably likely to have a Material Adverse Effect on the Netlink Businesses taken as a whole. Neither Seller nor the Netlink Subsidiaries has any knowledge that any of the Netlink Subsidiaries is infringing upon or otherwise violating, or has since January 1, 1995 infringed upon or otherwise violated, the rights of any third party with respect to any patent, trademark, trade name, service mark or copyright. To the best knowledge of Seller, no current or former employee of any Netlink Subsidiary is or was a party to any confidentiality agreement and/or agreement not to compete which restricts or forbids or restricted or forbade at any time during such employee's employment by such Netlink Subsidiary, such employee's performance of any activity that such employee was hired to perform. To the best knowledge of Seller, no Netlink Subsidiary is currently using or has in the past used without appropriate authorization, any confidential information or trade secrets of any third party. Since January 1, 1995, Seller has not received any notice alleging such conduct.

  2.16 Licenses; Compliance with Regulatory Requirements.

  (a) The Netlink Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign ("Licenses") which are material to the ownership of the assets that are material to the Netlink Businesses, taken as a whole (collectively, the "Netlink Licenses"). Each Netlink Subsidiary is in compliance with, and has conducted its business so as to comply with, the terms of their respective Netlink Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, except where the failure so to comply has not had and, insofar as reasonably can be foreseen, in the future will not have, either individually or in the aggregate, a Material Adverse Effect on the Netlink Businesses taken as a whole. Without limiting the generality of the foregoing, the Netlink Subsidiaries, (i) have all Licenses (the "FCC Licenses") issued by the Federal Communications Commission (the "FCC") and all other Licenses of foreign, federal, state and local governmental authorities (the "Permits") required for the operation of the facilities being operated by the Netlink Subsidiaries in the conduct of the Netlink Businesses, and all such FCC Licenses and Permits are identified on Schedule 2.16 on the Seller Disclosure Schedule, (ii) have duly and currently filed all reports and other information required to be filed by the FCC or any other Governmental Entity in connection with such FCC Licenses and Permits, and (iii) are not in violation of any of such FCC Licenses or Permits, other than the lack of FCC Licenses or Permits, delays in filing reports or possible violations which have not had and, insofar as can reasonably be foreseen, in the future will not have a Material Adverse Effect on the Netlink Businesses taken as a whole. Notwithstanding the foregoing, Seller makes no representation as to whether or not the Netlink Subsidiaries are transmitting the signals of broadcast network stations to households which are not "unserved households" under SHVA.

  (b) The Netlink Subsidiaries have duly complied with, and the operation of its business, equipment and other assets and the facilities owned or leased by any Netlink Subsidiary are in compliance with, the provisions of all applicable Environmental and Health Laws, except for non-compliance which would not reasonably be expected to have a Material Adverse Effect on any of the Netlink Businesses taken as a whole. For purposes of this Agreement, the term "Environmental and Health Laws" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of pollutants, contaminants, chemicals, industrial, toxic or hazardous substances, oil or petroleum products or solid or hazardous waste (collectively referred to hereinafter as "Hazardous Substances"); (ii) air, water and noise pollution; (iii) groundwater and surface water contamination;
(iv) the release into the environment of Hazardous Substances, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers containing Hazardous Substances; (vii) underground storage tanks, abandoned, disposed or discarded barrels and other closed receptacles containing Hazardous Substances; (viii) health and safety of employees; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Substances. As used herein, the terms "release" and "environment" have the meanings set forth in the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. To the knowledge of Seller, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against any Netlink Subsidiary relating to any Environmental and Health Laws. Neither Seller nor any Netlink Subsidiary has received a notice of or knows any facts which constitute a violation by any Netlink Subsidiary of or give rise to liability of any Netlink Subsidiary under any Environmental and Health Laws that in either case would or would be reasonably likely to have a Material Adverse Effect on the Netlink Businesses taken as a whole.

  2.17 Employee Benefit Plans.

  (a) Schedule 2.17 of the Seller Disclosure Schedule lists, with respect to the Netlink Subsidiaries, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Netlink Subsidiaries and that do not generally apply to all employees of the Netlink Subsidiaries, in each case, that are currently maintained or directly contributed to by the Netlink Subsidiaries or have been maintained or contributed to by the Netlink Subsidiaries since January 1, 1995 (collectively, the "Employee Plans"). The parties agree that the term "Employee Plans" shall not include any of the foregoing which are contributed to or maintained by TCI or Seller and which cover any present or former employee, consultant or director of the Netlink Subsidiaries in addition to other employees of TCI, Seller or their respective subsidiaries (the "TCI Plans"). Except as set forth in the following sentence, Seller is making no representation or warranty in this Agreement regarding the TCI Plans. Other than (i) an annual payment not in excess of $2,000 per employee by the Netlink Subsidiaries to TCI for each employee of the Netlink Subsidiaries covered by the TCI Plans, (ii) reimbursements for matching contributions to 401(k) plans made with respect to employees of the Netlink Subsidiaries and (iii) reimbursements for amounts paid with respect to employees of the Netlink Subsidiaries under TCI's education assistance program (collectively the

"TCI Benefit Contributions"), the Netlink Subsidiaries have no liability to TCI or any other party with respect to the TCI Plans.

  (b) Seller has furnished to Purchaser a copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Employee Plan that is subject to ERISA reporting requirements, provided copies of the Form 5500, including all schedules attached thereto and actuarial reports, if any, filed for the last three plan years. Any Employee Plan intended to be qualified under Sections 401(a) or 501(c)(9) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Tax Reform Act of 1986 and subsequent legislation, or the time for applying to the Internal Revenue Service for such a determination letter has not expired under applicable Treasury Regulations. Seller has also furnished Purchaser with the most recent Internal Revenue Service determination letter issued with respect to each such Employee Plan (and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Section 401(a) of the Code), and all prohibited transaction exemptions (or requests for such exemptions), private letter rulings, opinions, information letters or compliance statements issued with respect to any Employee Plan by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

  (c) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Netlink Businesses taken as a whole; (iii) each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have a Material Adverse Effect on the Netlink Subsidiaries taken as a whole, and the Netlink Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans, which failure to perform, default or violation could reasonably be expected to have a Material Adverse Effect on the Netlink Businesses taken as a whole; (iv) no Netlink Subsidiary is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans that has had a Material Adverse Effect on any such parties; (v) all material contributions required to be made by the Netlink Subsidiaries to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Employee Plan is covered by, and no Netlink Subsidiary has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each Netlink Subsidiary has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan except where the failure to timely file, distribute or post such documents would not, in the aggregate, have a Material Adverse Effect on the Netlink Businesses taken as a whole. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Seller, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No Netlink Subsidiary is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (d) With respect to each Employee Plan, each Netlink Subsidiary has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985

("COBRA") and the regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Netlink Subsidiaries taken as a whole.

  (e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee or other service provider or any director of any Netlink Subsidiary to severance benefits or any other similar payment (including unemployment compensation, golden parachute, bonus or otherwise), (ii) increase any benefits otherwise payable or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, service provider or director, except for the severance payments and "sticking bonuses" that Seller has agreed to pay and be solely responsible for as contemplated by
Section 5.5.

  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by any Netlink Subsidiary relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to that Employee Plan for the most recent fiscal year included in the Annual Financial Statements, except as a result of the adoption and amendment of the 1998 Bonus Award Program described on Schedule
2.17 of the Seller Disclosure Schedule (the "Bonus Plan").

  2.18 Employee Matters. Schedule 2.18 of the Seller Disclosure Schedule lists each employment, consulting, agency or commission agreement to which any of the Netlink Subsidiaries is a party which is not terminable without liability to the Netlink Subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent and involves compensation or remuneration of more than $50,000 per annum. True and complete copies of such agreements have been made available to Purchaser. All of such contracts and arrangements are in full force and effect, and neither the Netlink Subsidiaries nor, to the knowledge of Seller, any other party is in default under them. To the knowledge of Seller, (i) there have been no claims of defaults and (ii) there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the knowledge of Seller, threatened labor dispute, strike, or work stoppage that would have a Material Adverse Effect on the Netlink Businesses taken as a whole. Each Netlink Subsidiary is in compliance in all material respects with all current applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. There are no pending claims against any Netlink Subsidiary under any workers compensation plan or policy or for long term disability.

  2.19 Interested Party Transactions. Schedule 2.19 of the Seller Disclosure Schedule lists all transactions between any Netlink Subsidiary on the one hand and TCI, Seller, any of their respective subsidiaries (other than any other Netlink Subsidiary and other than Purchaser and its subsidiaries) or any director or executive officer of any of the Netlink Subsidiaries on the other hand in which the amount involved exceeds $60,000 that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act or the Exchange Act if the Netlink Businesses were a single registrant registered under Section 12(g) of the Exchange Act, other than transactions pursuant to the contracts listed on the Seller Disclosure Schedule in accordance with their respective terms. No Netlink Subsidiary is indebted to TCI, Seller, any of their respective subsidiaries (other than Purchaser and its subsidiaries), or any director, officer, employee or agent of any of the Netlink Subsidiaries for borrowed money.

  2.20 Insurance. The Netlink Subsidiaries, through one or more affiliates, have the benefit (through TCI, Seller or otherwise) of policies of fire and casualty, liability and other forms of insurance (including self insurance) in such amounts, with such deductibles and against such risks and losses as are, in Seller's judgment, reasonable for the operation of the businesses of the Netlink Subsidiaries under the circumstances in which they are being conducted. All such policies are in full force and effect, all premiums due and payable thereon as of the effective date hereof, have been paid (other than retroactive or retrospective premium adjustments that may be required to be paid with respect to any period ending prior to the effective date hereof under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which policy has not been replaced prior to the date of such cancellation. To the knowledge of Seller, the activities and operations of the Netlink Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies, except for any failures so to conform that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Netlink Businesses taken as a whole. The coverage of such policies will cease upon the Closing, but the Netlink Subsidiaries will continue to be entitled to the benefit of such policies with respect to any covered event that occurs prior to the Closing.

  2.21 Major Customers. Schedule 2.21 of the Seller Disclosure Schedule lists each customer of the Netlink Subsidiaries that individually accounted for more than ten percent of the total dollar amount of revenues of the Netlink Businesses on a combined basis in either of the two most recent fiscal years, showing the total dollar amount of revenues for each such customer during each such year. Seller has not received written notice from any customer listed in such Schedule 2.21 of such customer's intent not to remain a customer of the Netlink Subsidiaries after the Closing.

  2.22 Suppliers and Broadcast Stations. Netlink USA either has the valid consent of each broadcast station that is included within the "Denver 6" or such consent is not required for retransmission of such station's signals. As of the effective date hereof, except as contemplated by the SHVA Agreement, no broadcast station included within the "Denver 6" with which any Netlink Subsidiary has an agreement or consent for retransmission has given notice to Seller or any Netlink Subsidiary of such station's intent to change the terms upon which it consents to the retransmission of its signal or to cease permitting the Netlink Subsidiaries to retransmit such signal.

  2.23 Minute Books. Seller has made available to Purchaser true and complete copies of the minute books of the Netlink Corporations. Such minute books contain summaries of all meetings of directors and shareholders or actions by written consent since the later of (i) April 1, 1996 and (ii) the time of the applicable entity's date of incorporation, and such summaries are true and complete in all material respects and reflect all transactions referred to in such minutes accurately in all material respects.

  2.24 Brokers' and Finders' Fees. Neither Seller nor any Netlink Subsidiary has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.25/ Disclosure. None of the representations or warranties made by Seller herein or in the Seller Disclosure Schedule, when read together in their entirety, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. Seller has provided or made available to Purchaser all written information and materials in Seller's possession requested by Purchaser or its counsel regarding the negotiations for the SHVA Agreement, other than superseded drafts of agreements.

  2.26 Programming Supply and Affiliation Agreements. Telluride and Satellite Services, Inc. ("SSI") have entered into programming supply and affiliation agreements setting forth the basis upon which the satellite master antenna television services business operated by the Netlink Subsidiaries will be provided programming by SSI following the Closing and of the basis upon which SSI purchases the "Denver 6" service from the Netlink Subsidiaries, such basis, in each case, being on the same terms as those on which such services were, during the first quarter of 1998, provided by SSI to the Netlink Subsidiaries or provided by the Netlink Subsidiaries to SSI, as applicable (except, in each case, that either party had the right to terminate the provision or use of such services at any time). True and complete copies of such agreements have been provided to Purchaser.

                                  ARTICLE III

                  Representations and Warranties of Purchaser

  Except as disclosed in the Commission Filings (as defined herein) filed and publicly available prior to April 1, 1998, Purchaser hereby represents and warrants to Seller as follows (such representations and warranties being deemed made as of the effective date hereof, except that the representations and warranties in Section 3.3 shall be deemed made as of the date of execution hereof):

  3.1 Organization. Each of Purchaser and Purchaser's "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X of the Rules and Regulations of the Commission) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing is not reasonably likely to have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole. Purchaser has no investment accounted for by the equity method that is material to the business, assets, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole. Each entity in which Purchaser, directly or through one or more of its subsidiaries, has an investment accounted for by the equity method (an "Equity Affiliate") (A) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (B) has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (C) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it, or the nature of its activities, makes such qualification necessary, except in each case where such failure to be so existing and in good standing or to have such power and authority or to be so qualified to do business and be in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole.

  3.2 Corporate Power, Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Purchaser. Purchaser has all requisite corporate power and authority to enter into this Agreement and has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the satisfaction of the conditions set forth in Article VI, the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; and this Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

  3.3 Capitalization of Purchaser. As of May 18, 1998, the authorized capital stock of Purchaser consisted of 60,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 30,000,000 shares of Class B Common Stock, and two million shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which there were issued and outstanding as of the close of business on December 31, 1997, 24,420,120 shares of Class A Common Stock and 12,373,294 shares of Class B Common Stock and no shares of Preferred Stock. As of the Closing Date, the authorized capital stock of Purchaser will consist of 650,000,000 shares of Class A Common Stock, 300,000,000 shares of Class B Common Stock and two million shares of Preferred Stock. On August 20, 1998, Purchaser paid to the holders of its common stock a stock dividend of one share of Class A Common Stock for each outstanding share of Class A Common Stock held by such holders and a stock dividend of one share of Class B Common Stock for each outstanding share of Class B Common Stock held by such holders (collectively, the "Stock Split"). There are no other outstanding shares of capital stock or other securities or ownership interests of Purchaser other than shares of Class A Common Stock issued after December 31, 1997, upon the exercise of options issued under Purchaser's Equity Incentive Plan and its Stock Option Plan for Non-Employee Directors (collectively, the "Purchaser Stock Option Plans"). All outstanding shares of Purchaser have been duly authorized, validly issued, fully paid and are non-assessable and free and clear of any Lien or Restriction, except Liens or Restrictions created by or imposed upon the holders thereof. As of December 31, 1997, Purchaser had reserved (i) 1,176,444 shares of Class A Common Stock for issuance upon exercise of outstanding options issued pursuant to the Purchaser Stock Option Plans and (ii) 2,031,671 shares of Class A Common Stock for issuance upon exercise of stock options available for grant under the Purchaser Stock Option Plans. Other than (i) the TV Guide Agreement, (ii) stock appreciation rights related to subsidiaries or divisions of Purchaser that Purchaser has the option to satisfy in shares of Class A Common Stock, (iii) the adoption or amendment of any employee incentive or stock option plan subsequent to December 31, 1997 that is approved by the stockholders of Purchaser, (iv) the grant subsequent to December 31, 1997 of options pursuant to such plans or pursuant to the Purchaser Stock Option Plans and (v) other than this Agreement or shares of Class B Common Stock that may be converted to shares of Class A Common Stock, there are no other subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the capital stock or other securities or ownership interests of Purchaser, or otherwise obligating Purchaser to issue, transfer, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, transferred, delivered, sold, repurchased, redeemed or otherwise acquired, any shares of the capital stock or any phantom shares, phantom equity interests or stock or equity appreciation rights, or other ownership interests of Purchaser or obligating Purchaser to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The UVSG Shares to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid, and non-assessable and free and clear of any Liens and not subject to any Restrictions (other than any restrictions on transfer arising under the Securities Act or state securities laws).

  3.4 Purchaser Reports and Financial Statements. Purchaser has heretofore made available to Seller true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed by Purchaser with the Commission since December 31, 1996 and Purchaser agrees to make available to Seller true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed by Purchaser with the Commission after the effective date hereof and prior to the Closing Date (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are sometimes collectively referred to as the "Commission Filings"). The Commission Filings constitute all of the documents (other than preliminary material) that Purchaser was required to file with the Commission since December 31, 1996. As of their respective dates, each of the Commission Filings complied and, in the case of filings after the effective date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Except as and to the extent reflected or reserved against in the financial statements included in Purchaser's Annual Report on Form 10-K for the year ended December 31, 1997, none of Purchaser or any of its subsidiaries or, to the knowledge of Purchaser, any Equity Affiliate had as of such date any liability or obligation of any kind required to be reflected on a balance sheet of Purchaser and its consolidated subsidiaries prepared in accordance with the applicable rules and regulations of the Commission which was material to the business, assets, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole. Except as disclosed in the Commission Filings filed with the Commission prior to the effective date hereof, none of Purchaser, Purchaser's subsidiaries or, to Purchaser's knowledge, any Equity Affiliate has any actual or potential liability or obligation of any kind (whether due or to become due, whether absolute, accrued, fixed or contingent or otherwise) which, in any case or in the aggregate, is or may be material to the business, assets, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole, except liabilities and obligations that arose since December 31, 1997 in the ordinary course of business.

  3.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Purchaser, or equivalent charter documents of any of its subsidiaries or, to Purchaser's knowledge, any Equity Affiliate, (b) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any Equity Affiliate or the properties or assets of Purchaser or any of its subsidiaries or to Purchaser's knowledge, any Equity Affiliate, or
(c) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any Equity Affiliate pursuant to, or require any Contract Consent of any party to, any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to Purchaser or any of its subsidiaries or to Purchaser's knowledge, any Equity Affiliate or their properties or assets, except, in the case of clauses (b) and (c) only, where such conflict, violation, default, termination, cancellation, acceleration, Lien or lack of consent would not have and is not reasonably likely to have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole or to prevent consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser or any of its subsidiaries or to Purchaser's knowledge, any Equity Affiliate in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for
(i) the filing with the Commission and the National Association of Securities Dealers, Inc. of the proxy statement to be sent to the stockholders of Purchaser in connection with the meeting of Purchaser's stockholders (the "Purchaser Stockholders Meeting") to consider the transactions contemplated hereby (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement"), (ii) the filing of a Form 8-K as required under the Exchange Act, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement. None of Purchaser or its subsidiaries is or will be required to give any Contract Notice to any party to any material mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to any of Purchaser's or its subsidiaries' properties or assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  3.6 Absence of Certain Changes or Events. Since December 31, 1997, there has not been any material adverse change in, and no event has occurred and no condition exists which, individually or together with other events or conditions, has had or, insofar as Purchaser can reasonably foresee, is reasonably likely to have, a Material Adverse Effect on Purchaser (excluding events or conditions generally affecting the cable television industry or satellite television industry in the United States or affecting general business or economic conditions in the United States).

  3.7 Information. Purchaser has been afforded the opportunity to review written materials that Seller has made available to Purchaser pursuant to this Agreement on or prior to the effective date hereof. Purchaser acknowledges that Seller has afforded Purchaser the opportunity to make inquiries and obtain additional information from Seller and its representatives and advisors. Based upon its own investigation and upon information provided by Seller, Purchaser has analyzed the potential effects that could result from an SHVA Agreement and has relied on its own tax, legal, financial and regulatory advisers with regard to all matters relating to the SHVA Agreement and not on any advice or recommendation of Seller.

  3.8 Brokers' and Finders' Fees. Except for the engagement of Paine Webber Incorporated as contemplated by Section 3.12, the fees and expenses of which shall be borne by Purchaser, Purchaser has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.9 Investment. Purchaser or its advisors have such knowledge and experience in financial and business matters to be capable of evaluating the merits of the purchase of the Purchased Shares. Purchaser is purchasing the Purchased Shares for investment for its own account, and not with a view to the distribution, transfer or resale thereof in violation of the Securities Act, or any applicable state securities law and Purchaser does not have any contract, understanding, agreement or arrangement to dispose of the Purchased Shares.

  3.10 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or Equity Affiliates or any of their assets and properties or any of their officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole. There is no judgment, decree or order against Purchaser or any of its subsidiaries or any of their respective directors or officers (in their capacities as such), that could prevent consummation of the transactions contemplated by this Agreement, or that could have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole.

  3.11 Disclosure. None of the representations or warranties made by Purchaser herein contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

  3.12 Fairness Opinion. Purchaser has received a written opinion of Paine Webber Incorporated satisfactory in form, scope and substance to Purchaser to the effect that the consideration to be issued by Purchaser to Seller in exchange for 100% of the capital stock of each of LMC Netlink, Westlink and Telluride is fair from a financial point of view to the holders of the capital stock of Purchaser other than TCI and its subsidiaries.

  3.13 Tax-Free Transaction. Purchaser has not taken any action and has no present plan or intention to take any action which would cause the exchange of the Purchased Shares for UVSG Shares not to qualify as a tax-free transaction pursuant to Section 351 of the Code; provided that, subject to compliance with the last sentence of Section 1.4(a), the execution and delivery by Purchaser of the TV Guide Agreement and the performance of its obligations thereunder shall not constitute a breach of this representation.

  3.14 Licenses; Compliance with Regulatory Requirements; Intangible
Property. Purchaser, its subsidiaries and, to the knowledge of Purchaser, its Equity Affiliates hold all Licenses which are material to the operation of the businesses of Purchaser and its subsidiaries taken as a whole ("Purchaser Licenses"). Each of Purchaser, its subsidiaries and, to the knowledge of Purchaser, its Equity Affiliates is in compliance with, and has conducted its business so as to comply with, the terms of the respective Purchaser Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, including Environmental and Health Laws, except where the failure so to comply has not had and, insofar as reasonably can be foreseen, in the future will not have, either individually or in the aggregate, a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole. Without limiting the generality of the foregoing, Purchaser, its subsidiaries and, to the knowledge of Purchaser, its Equity Affiliates (i) have all FCC Licenses and Permits required for the operation of the facilities being operated on the effective date hereof by Purchaser, any of its subsidiaries or, to the knowledge of Purchaser, its Equity Affiliates, (ii) have duly and currently filed all reports and other information required to be filed by the FCC or any other Governmental Entity in connection with such FCC Licenses and Permits and (iii) are not in violation of any of such FCC Licenses or Permits, other than the lack of FCC Licenses or Permits, delays in filing reports or possible violations which have not had and, insofar as can reasonably been foreseen, in the future will not have a Material Adverse Effect on Purchaser and its subsidiaries taken as a whole. Purchaser and its subsidiaries own or have adequate rights to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights as are material in connection with the businesses of Purchaser and its subsidiaries taken as a whole.

  3.15 Tax Matters.

  (a) Each of Purchaser and its subsidiaries has duly and timely filed all returns and reports with respect to Taxes required to be filed by it for all taxable years or portions thereof. Such Tax Returns and reports have been prepared in accordance with all applicable government regulations and are accurate and complete in all material respects. Each of Purchaser and its subsidiaries, as applicable, have each timely paid or adequately provided for all Taxes due and payable in respect to any transaction for which Taxes are due or any Taxes chargeable against its or their revenue, assets or income (whether or not shown on any Tax Returns), and each of Purchaser and its subsidiaries have adequately provided for all Taxes which would be due if the current taxable year ended at the close of business on the Closing Date.

  (b) There are no recorded Liens for Taxes upon any of the material assets of Purchaser or its subsidiaries except Liens for current Taxes not due or Liens that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of Purchaser or the applicable subsidiary.

  (c) No material proposed Taxes or Tax deficiencies have been asserted, and no proceedings with respect to Taxes have been commenced, against Purchaser or any of its subsidiaries. None of Purchaser or its subsidiaries has waived any statute of limitation in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except for an extension with respect to New York State through December 31, 1998 for tax periods from 1993 through 1996.

  (d) None of Purchaser or its subsidiaries has filed, and none will file, at any time prior to the Closing, a consent under Section 341(f) of the Code.

  3.16 Management of SNG. Prior to the effective date hereof, Purchaser has been managing SNG in the ordinary course of business consistent with past practice and has caused SNG to make cash distributions to its members on a regular basis consistent with past practice.

                                  ARTICLE IV

                          Conduct Pending the Closing

  It is expressly understood and agreed by the parties that (i) Seller is not making any covenants or agreements in this Article IV or in any other part of this Agreement with respect to matters relating to SNG, including, without limitation, its condition (financial or otherwise), assets, liabilities, business, operations, results of operations, customers, management, employees or prospects and (ii) neither the negotiations nor the abandonment of the negotiations with respect to the Primestar Transaction nor any action or omission in connection therewith, in each case prior to the date of execution hereof, shall be deemed a breach of any covenant herein.

  4.1 Conduct of Business of the Netlink Subsidiaries. Except as otherwise provided in this Agreement, Seller acknowledges that upon Closing Purchaser will be entitled to the benefits of the operation of the Netlink Businesses and cash distributions from SNG with respect to the period from April 1, 1998 through the Closing Date. Except as otherwise provided in this Agreement, Purchaser acknowledges that upon Closing Purchaser will be subject to all the risks and burdens of the operations of the Netlink Businesses with respect to the same period. Seller will cause the Netlink Businesses to be operated in the ordinary course consistent with past practice, except that, effective April 1, 1998, instead of the customary practice of distributing to Seller all cash generated by such businesses and not used in the payment of expenses, Seller shall cause the Netlink Subsidiaries to retain such cash for their own use pending the Closing. Nothing contained herein shall be construed to prevent the Netlink Subsidiaries (a) from paying amounts due to Seller and its affiliates in the ordinary course of business that do not constitute dividends, distributions or advances (other than as provided in clause (ii) below and as permitted by Section 4.1(b)(xv)), which permitted payments shall include (i) payment of the TCI Benefit Contributions and (ii) payment of an allocable portion of Seller's overhead expenses consistent with past practice or (b) from making distributions with respect to tax liabilities as contemplated by Section 4.1(b)(vii). During the period prior to the Closing Date, Seller shall cause the management and employees of the Netlink Subsidiaries to comply with all reasonable requests of Purchaser or its designated representatives with respect to the operation of the Netlink Businesses; provided, that neither Seller nor the Netlink Subsidiaries shall be required to take any action that would impair its ability to perform any of its covenants made in this Agreement (unless such performance is expressly waived by Purchaser) or to obtain any consents, authorizations or approvals required in connection with the transactions contemplated hereby.

  (a) Affirmative Covenants. In addition, after the effective date hereof and prior to the Closing, except as expressly contemplated by this Agreement or with the consent of Purchaser (which consent will not be unreasonably withheld), Seller will cause each of the Netlink Subsidiaries to:

    (i) use commercially reasonable efforts in the ordinary and usual course of business and consistent with past practice to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing, except that nothing contained herein shall obligate Seller to take or cause any Netlink Subsidiary to take any action inconsistent with its covenants in Section 4.1(b);

    (ii) notify Purchaser of the occurrence of any event that is not in the ordinary course of business or that is reasonably likely to have a Material Adverse Effect on the Netlink Businesses taken as a whole;

    (iii) use commercially reasonable efforts to actively and diligently pursue the Application to the Canadian Radio-television and Telecommunications Commission (the "CRTC") by the Battlefords Community Cablevision Cooperative dated September 15, 1997, requesting that the CRTC allow certain Canadian broadcasting licensees to distribute, at their option, as part of their basic service, five of the programming services received via satellite from the Netlink Businesses; and

    (iv) if requested by Purchaser in writing prior to June 1, 1998, use commercially reasonable efforts to extend to December 31, 2000 the SATCOM F1R/C-1 Satellite Transponder Service Agreement, dated as of November 29, 1989 (the "GE Transponder Agreement"), between GE American Communications, Inc. and Western Tele-Communications, Inc., which has been assigned to Netlink USA pursuant to an Assignment and Assumption Agreement, dated October 1, 1991, pursuant to the terms of the GE Transponder Agreement.

  (b) Negative Covenants. Further, after the effective date hereof and prior to the Closing, except as expressly contemplated by this Agreement or with the consent of Purchaser (which consent will not be unreasonably withheld), Seller will cause each of the Netlink Subsidiaries not to:

    (i) cause or permit any amendments to its Certificate or Articles of Incorporation or Bylaws or equivalent charter documents;

    (ii) adopt any employee benefit, stock purchase or option plan for the benefit of the employees of the Netlink Subsidiaries or amend any Employee Plan or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its Employee Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, except, in each case, to the extent required by any applicable law or the existing terms of such Employee Plan or by the provisions of this Agreement; provided, that nothing in this paragraph shall restrict TCI, Seller or any of their respective subsidiaries other than the Netlink Subsidiaries from taking any of the above actions other than with respect to a plan which covers only employees of the Netlink Subsidiaries;

    (iii) make any capital expenditures that individually or in the aggregate exceed the amount provided therefor in the 1998 Capital Budget;

    (iv) other than acquisitions in existing or related lines of business of the entity making such acquisition not exceeding $100,000 in the aggregate, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Netlink Businesses taken as a whole (it being understood that any acquisition that would constitute a capital expenditure within the meaning of the 1998 Capital Budget shall be subject to the provisions of clause
  (iii) of this Section and not to this clause (iv));

    (v) commence a lawsuit other than (A) for the routine collection of bills or (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Purchaser prior to the filing of such a suit;

    (vi) sell, lease or otherwise transfer or dispose of any of its assets of substantial value;

    (vii) declare, set aside, or pay any dividend or other distribution to Seller, or directly or indirectly redeem, retire, purchase or otherwise acquire any of its capital stock or other securities or options, warrants or other rights to acquire its capital stock, provided that, immediately prior to the Closing, the Netlink Subsidiaries shall pay to Seller an amount in cash equal to the estimated amount of taxes accrued on the earnings of the Netlink Subsidiaries during the period beginning on April 1, 1998 through and including the Closing Date based on an effective combined federal, state and local tax rate of (x) 20% to the extent that such taxable earnings of the Netlink Subsidiaries reduce the amount of the excess loss accounts that Seller would otherwise be responsible for under
  Section 9.3(a) or clause (ii) of Section 9.7(a) and (y) 40% of any additional taxable earnings (the "Estimated Tax Payment");

    (viii) modify or change in any material respect any material contract, other than in the ordinary course of business;

    (ix) revalue any of its assets, including without limitation writing down the value of any assets or writing off notes or accounts receivable, except as required by GAAP;

    (x) create any Lien on any of its asset other than Permitted
  Encumbrances;

    (xi) waive in writing or release in writing any right or claim of substantial value;

    (xii) pay, discharge or satisfy claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

    (xiii) issue or sell any of its capital stock or other securities or membership or other ownership interests, exchangeable or convertible securities, options, warrants, puts, calls or other rights to acquire capital stock or other securities or other ownership interests of any of the Netlink Corporations or Netlink USA;

    (xiv) incur any indebtedness for borrowed money or assume or guarantee any such indebtedness other than in the ordinary course of business and consistent with past practice;

    (xv) other than as contemplated or otherwise permitted by this Agreement and other than in accordance with its normal cash management practices conducted in the ordinary and usual course of its business and consistent with past practice, make any advance or loan to or engage in any transaction with any director, officer, or affiliate (other than any other Netlink Subsidiary and other than Purchaser or any of its subsidiaries) of such Netlink Subsidiary not required by the terms of an existing contract described on the Seller Disclosure Schedule;

    (xvi) enter into any new employment, consulting, agency or commission agreement, make any amendment or modification to any existing such agreement or grant any increases in salary, wage, benefit or other remuneration payable or to become payable to any of its current or former officers, directors, employees or agents or grant any increases in any bonus or severance payment or arrangement made to, for or with any of its officers, directors, employees or agents or grant any supplemental retirement plan or program or special remuneration for any of its officers, directors, employees or agents, in each case, (x) other than in the ordinary course of business and consistent with past practice (including regular salary and performance bonus increases) or (y) which do not, in the aggregate, materially increase the compensation or benefit expense of the Netlink Subsidiaries taken as a whole; and the parties agree that nothing in this paragraph or elsewhere in this Agreement shall prevent the Netlink Subsidiaries from entering into agreements for temporary employment of personnel substantially in the form previously provided to Purchaser by Seller; or

    (xvii) enter into an agreement to do any of the foregoing.

  4.2 No Solicitation; Acquisition Proposals. Seller will not, and Seller will cause each of the Netlink Subsidiaries not to, directly or indirectly, through any officer, director, employee, representative, agent, financial advisor or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of all or any portion of the assets, business, properties of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, any Netlink Subsidiary or any business combination with any of the Netlink Subsidiaries whether by merger, purchase of assets, tender offer or otherwise or participate in any negotiation regarding, or furnishing to any other person any information with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Seller will vote all shares of voting stock in the Netlink Corporations held by Seller against any transaction of the nature described in this Section 4.2 that is presented to it. Seller will notify Purchaser immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Seller or any Netlink Subsidiary, in each case in connection with any of the foregoing. Seller shall use its best efforts to cause all confidential materials previously furnished to any third parties in connection with any of the foregoing to be promptly returned to Seller and shall cease, or cause the Netlink Subsidiaries to cease, any negotiations conducted in connection therewith.

  4.3 Proxy Statement. To the extent information regarding Seller or the Netlink Subsidiaries is required to be included in the Proxy Statement, Seller hereby agrees to promptly supply such information to Purchaser upon request. Seller further agrees that the information so supplied shall not contain any statement which, at the time of delivery, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Seller further agrees promptly to supply such additional information to Purchaser as may be necessary to correct any statement or omission regarding the Netlink Subsidiaries included in the Proxy Statement that becomes false or misleading with respect to any material fact prior to the Closing Date.

  4.4 Notice of Breach. Each party hereto shall promptly give written notice to the other upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event that is reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants hereunder (in the case of Purchaser, as if its representations or warranties were then being made).

                                   ARTICLE V

                                Other Covenants

  5.1 Access to Information. Upon reasonable notice, and subject to the terms and conditions hereof, Seller will, and will cause each of the Netlink Subsidiaries to, subject to the waiver of confidentiality obligations of TCI, Seller or the Netlink Subsidiaries to third parties, afford Purchaser and its accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties hereto agree) during the period prior to the Closing to (a) all of Seller's properties, books, contracts, commitments and records relating to the Netlink Subsidiaries, (b) all properties, books, contracts, commitments and records of the Netlink Subsidiaries, and (c) all other information in the possession of Seller or the Netlink Subsidiaries concerning the business, properties and personnel of the Netlink Subsidiaries as Purchaser may reasonably request. Seller will provide, and will cause each of the Netlink Subsidiaries to provide, to Purchaser and its accountants, counsel and other representatives copies of any interim quarterly financial statements for the Netlink Wholesale Division prepared prior to the Closing Date promptly upon request. Purchaser shall cooperate with Seller in Seller's due diligence review of Purchaser to the extent necessary to confirm the accuracy of Purchaser's representations and warranties. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

  5.2 Confidentiality. Purchaser agrees to treat as confidential and hold in confidence all information provided by Seller or the Netlink Subsidiaries in connection with the transactions contemplated by this Agreement concerning the businesses and affairs of the Netlink Subsidiaries or Seller, and Seller agrees to treat as confidential and hold in confidence all information provided by Purchaser in connection with the transactions contemplated by this Agreement concerning the businesses and affairs of Purchaser, in each case, in accordance with the Nondisclosure Agreement, effective as of January 28, 1998, between Purchaser and Seller (the "Nondisclosure Agreement"). Seller and Purchaser agree that the provision of confidential information, if any, to NAI in connection with the negotiation of the TV Guide Agreement shall not constitute a breach of this Section 5.2.

  5.3 Publicity. Each of Purchaser and Seller agrees not to, and to cause each of its respective subsidiaries not to, issue, or cause or permit to be issued, any press release regarding this Agreement and the transactions contemplated hereby without consulting with the other party prior to making such release.

  5.4 Proxy Statement; Other Filings; Cooperation.

  (a) Prior to the date of execution of this Agreement, Purchaser prepared and filed with the Commission a preliminary Proxy Statement for the Purchaser Stockholders Meeting. Purchaser shall use reasonable efforts to respond to any comments of the Commission and to cause the definitive Proxy Statement to be filed with the Commission and mailed to its stockholders at the earliest practicable time. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Purchaser shall promptly inform Seller of such occurrence and shall file such amendment or supplement with the Commission or its staff or any other applicable Government Entity, and shall use reasonable efforts to mail such amendment or supplement to the stockholders of Purchaser at the earliest practicable date. The Proxy Statement shall include the recommendation of the Board of Directors of Purchaser in favor of the issuance of the UVSG Shares. Purchaser shall call the Purchaser Stockholders Meeting to be held as promptly as practicable for the purpose of voting upon the issuance of the UVSG Shares and, unless the TV Guide Agreement has theretofore been terminated and the transactions contemplated thereby abandoned, the issuance of shares of Class A Common Stock and Class B Common Stock pursuant to the TV Guide Agreement.

  (b) The parties hereto shall (i) in the case of Seller, timely give the Contract Notices identified on the Seller Disclosure Schedule, (ii) make, and cause their affiliates (other than each other) to make, all other necessary filings with respect to the transactions contemplated hereby including registrations and filings with all applicable Governmental Entities and filings required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and under applicable Blue Sky or similar securities laws, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and to (A) comply as promptly as practicable with all governmental requirements applicable to the transaction and (B) obtain promptly all necessary permits, orders and other consents of Governmental Entities necessary for the consummation of the transactions contemplated hereby and (iii) use all commercially reasonable efforts to obtain all Contract Consents identified on the Seller Disclosure Schedule or otherwise necessary for the consummation of the transaction contemplated hereby, and to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with such transactions as expeditiously as possible).

  5.5 Employment Matters. Seller has assumed and shall be responsible for (and Purchaser shall have no liability for) all obligations for severance benefits (other than as provided below) and for the sticking bonuses described in Item
(1) of Schedule 2.17 of the Seller Disclosure Schedule, in each case payable to those persons who were employees of the Netlink Subsidiaries prior to September 30, 1998. If the Closing occurs prior to January 31, 1999, then immediately prior to the Closing, all persons then remaining employed by the Netlink Subsidiaries shall become employees of Seller, so that immediately following the Closing the Netlink Subsidiaries will have no employees. All liability for that portion of the performance bonuses that have accrued pursuant to the Bonus Plan during the period from and including January 1, 1998 through and including the Closing Date with respect to employees of the Netlink Subsidiaries who are entitled to such bonuses pursuant to the Bonus Plan shall be the liability of the Netlink Subsidiaries and not Seller following the Closing (it being understood and agreed that such performance bonuses will accrue on a twelve-month basis). If the Closing occurs prior to January 31, 1999, then following the Closing through and until January 31, 1999, Seller will, at Purchaser's request and subject to Purchaser's reimbursing Seller for the costs thereof, make available to Purchaser the services of such of the persons who prior to the Closing had been providing services exclusively to the Netlink Subsidiaries and their businesses and who continue to be employed by Seller thereafter as Purchaser may request (each, a "Requested Employee"). Purchaser shall reimburse Seller for all costs associated with the Requested Employees during such period (including any accruals under the Bonus Plan with respect to a Requested Employee during the period following the Closing through and including January 31, 1999 or, if earlier, the date that Purchaser notifies Seller that it no longer wants Seller to employ such Requested Employee on behalf of Purchaser or the Netlink Subsidiaries); provided that Purchaser shall not be required to reimburse Seller for severance benefits (other than the accrued performance bonuses referred to above) or the sticking bonuses described in Item (1) of Schedule
2.17 of the Seller Disclosure Schedule paid to Requested Employees who were employees of the Netlink Subsidiaries prior to September 30, 1998. Reimbursement pursuant to this Section 5.5 shall be paid within 10 days of receipt of an invoice from Seller itemizing such reimbursable costs. If the Closing has not occurred prior to January 31, 1999, then on and after January 31, 1999, employees of Purchaser shall provide the services to the Netlink Subsidiaries and their businesses previously provided by the employees of the Netlink Subsidiaries, all at Purchaser's sole cost and expense.

  5.6 Tax-Free Transaction. Purchaser agrees not to take any action which would cause the exchange of the Purchased Shares for the UVSG Shares not to qualify as a tax-free transaction pursuant to Section 351 of the Code, including any direct or indirect transfer of the SNG Interest to Primestar after the Closing if such transfer could have such effect. Subject to compliance with the last sentence of Section 1.4(a), the execution and delivery by Purchaser of the TV Guide Agreement and the performance of its obligations thereunder will not constitute a breach of Purchaser's obligations under this Section 5.6.

                                  ARTICLE VI

                             Conditions Precedent

  6.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of Purchaser and Seller:

    (a) Stockholder Approvals. The issuance of the UVSG Shares pursuant to this Agreement shall have been approved and adopted by the requisite vote of the stockholders of Purchaser.

    (b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

  6.2 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller:

    (a) Accuracy of Representations and Warranties; Performance of Agreements. Purchaser shall have performed and complied in all material respects with all of its covenants in this Agreement required to be performed and complied with by it on or prior to the Closing and the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or other concept of materiality) when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

    (b) Officers' Certificate. Seller shall have received a certificate executed on behalf of Purchaser by its Chief Financial Officer certifying that the conditions specified in Section 6.2(a) have been fulfilled.

    (c) Contract Consents and Notices. All Contract Consents and Contract Notices which are referred to in the Seller Disclosure Schedule or otherwise required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, a Material Adverse Effect after the Closing Date on Seller and its subsidiaries taken as a whole shall have been obtained and given.

    (d) No Material Adverse Change. Since the effective date hereof no event shall have occurred that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect, as of or after the Closing Date, on Purchaser and its subsidiaries taken as a whole, excluding, in all cases, events or conditions generally affecting the cable television or satellite television industries or affecting general business or economic conditions.

    (e) Receipt of Licenses, Permits and Consents. The parties hereto shall have obtained from each Governmental Entity all approvals, waivers and consents identified on the Seller Disclosure Schedule or otherwise required in connection with the consummation of the transactions contemplated hereby, and such approvals, waivers and consents, as applicable, shall be in full force and effect, and all filings with Governmental Entities, if any, as are required in connection with the consummation of such transactions shall have been made, other than those which, if not obtained, in force or effect or made (as the case may be), would not, either individually or in the aggregate, have a Material Adverse Effect, as of or after the Closing Date, on Seller and its subsidiaries taken as a whole.

  6.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

    (a) Accuracy of Representations and Warranties; Performance of Agreements. Seller shall have performed and complied in all material respects with all of its covenants in this Agreement required to be performed and complied with by it on or prior to the Closing Date. The representations and warranties of Seller in this Agreement shall have been true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or other concept of materiality) when made.

    (b) Officers' Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, from Seller by its President certifying that the conditions specified in Section 6.3(a) have been fulfilled.

    (c) Receipt of Licenses, Permits and Consents. The parties hereto shall have obtained from each Governmental Entity all approvals, waivers and consents, identified on the Seller Disclosure Schedule or otherwise required in connection with the consummation of the transactions contemplated hereby, and such approvals, waivers and consents, as applicable, shall be in full force and effect, and all filings with Governmental Entities, if any, as are required in connection with the consummation of such transactions shall have been made, other than those which, if not obtained, in force or effect or made (as the case may be), would not, either individually or in the aggregate, have a Material Adverse Effect, as of or after the Closing Date, on Purchaser and its subsidiaries taken as a whole.

    (d) Contract Consents and Notices. All Contract Consents and Contract Notices which are referred to in the Seller Disclosure Schedule or otherwise required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, a Material Adverse Effect after the Closing Date on Purchaser and its subsidiaries taken as a whole shall have been obtained and given.

    (e) Resignations. Purchaser shall have received letters of resignation, effective as of the Closing Date, executed and tendered by each of the then incumbent directors of the Netlink Corporations.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  7.1 Termination. This Agreement may be terminated, whether before or after approval of the matters presented in connection with this Agreement by the stockholders of Purchaser:

    (a) at any time prior to the Closing Date, by mutual consent of Purchaser and Seller;

    (b) at any time prior to the Closing by Purchaser, if Seller shall have breached in any material respect any of its covenants in Article IV or V or if Seller was in breach in any material respect (or in any respect in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect) of any of its representations and warranties in Article II when made and, in either case, such breach continues for a period of 30 days after notice of the breach is given to Seller by Purchaser (provided that any such breach of a representation or warranty in Article II shall be deemed cured if as of the end of such 30 day period such representation or warranty would be true if then made);

    (c) at any time prior to the Closing by Seller, if Purchaser shall have breached in any material respect any of its representations or warranties in Article III (as if then being made), or any of its covenants in Article IV or V and, in any such case, such breach continues for a period of 30 days after notice of the breach is given to Purchaser by Seller; and

    (d) at any time after January 31, 1999, by Seller, if, without any fault by it, the Closing shall not have occurred on or before such date.

  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of this Section 7.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

  7.3 Amendment. This Agreement may be amended at any time before or after approval hereof by the stockholders of Purchaser; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of Purchaser without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  7.4 Extension; Waiver. The parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso clause in the first sentence of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VIII

                                Indemnification

  8.1 Indemnification by Seller.

  (a) Subject to written notice of such claim for indemnification being given to Seller within the appropriate survival period referred to in Section 10.1, Seller covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify, defend and hold Purchaser harmless from and against:

    (i) all losses, damages, liabilities, deficiencies, obligations, costs and expenses resulting from or arising out of (A) any representation or warranty of Seller in Article II not being true and correct when made, (B) any nonperformance or breach of any covenant or agreement of Seller contained in this Agreement, (C) any violation of SHVA resulting from the conduct of the Denver 6 Business prior to April 1, 1998, (D) the failure to obtain the consent described in Item (1) on Schedule 2.7 of the Seller Disclosure Schedule, if applicable, (E) Item (2) on Schedule 2.10 of the Seller Disclosure Schedule or (F) to the extent arising out of the conduct of the SMATV Business prior to April 1, 1998, Items (2) and (4) on Schedule
  2.11 of the Seller Disclosure Schedule; and

    (ii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts, and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

  (b) From and after the Closing, Seller shall assume and be liable to Purchaser for the obligations of Netlink USA under Section 10 of the Joint Venture Terms incorporated and included in the SNG Agreement, on the same terms and subject to the same conditions as were applicable to Netlink USA thereunder.

  (c) Notwithstanding the foregoing provisions of this Section 8.1, no claim shall be made by Purchaser (i) under this Section 8.1 with respect to Taxes for which Seller's obligations are governed by Article IX, (ii) for lost profits, lost revenues or other indirect or consequential damages or (iii) with respect to actions taken or required to be taken after April 1, 1998 pursuant to the SHVA Agreement. In addition, notwithstanding the foregoing provisions of this Section 8.1, no claim shall be made by Purchaser for any losses, damages, liabilities, deficiencies, obligations, costs and expenses (and amounts incident or relating to or resulting from any or all of the foregoing) (collectively, "Losses") referred to in Section 8.1(a) unless and until any or all of such Losses exceed $1,725,000 (the "Minimum Amount"); provided, however, that (x) at such time as the aggregate amount of such Losses exceeds the applicable Minimum Amount, Purchaser may assert a claim for the full amount of the applicable of such Losses and (y) the foregoing limitation shall not apply to Losses arising out of any breach of the representations and warranties or covenants of Seller set forth in Sections
2.24 and 5.5.

  (d) Purchaser acknowledges and agrees that following the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII or, with respect to Tax matters, the indemnification provisions set forth in Article IX. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its affiliates may have against Seller and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII or Article IX).

  8.2 Indemnification by Purchaser.

  (a) Subject to written notice of such claim for indemnification being given to Purchaser within the appropriate survival period set forth in Section 10.1, Purchaser covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify, defend and hold harmless Seller from and against:

    (i) all losses, damages, liabilities, deficiencies, obligations, costs and expenses resulting from or arising out of (A) any misrepresentation or breach of warranty of Purchaser contained in Article III or in any certificate delivered pursuant to this Agreement by or on behalf of Purchaser, (B) any nonperformance or breach of any covenant or agreement of Purchaser contained in this Agreement, (C) any guarantee or obligation to assure performance given or made by Seller or an affiliate of Seller with respect to any obligation of the Netlink Subsidiaries set forth in clause
  (D) below; and (D) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether arising before, on or after the Closing Date, of the Netlink Subsidiaries, in each case other than items which Seller has expressly agreed to pay or perform after the Closing Date pursuant to this Agreement and other than to the extent such obligation or liability arises out of a breach of a representation or warranty of Seller contained in this Agreement.

    (ii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts, and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

  (b) Notwithstanding the foregoing provisions of this Section 8.2, no claims shall be made by Seller (i) for any Losses referred to in clause (A) or (B) of
Section 8.2(a) unless and until any or all of such Losses exceed $1,725,000; provided, however, that (x) at such time as the aggregate amount of such Losses exceeds the applicable of the foregoing amounts, Seller may assert a claim for the full amount of the applicable of such Losses and (y) the foregoing limitation shall not apply to Losses arising out of any breach of the representations and warranties or covenants of Purchaser set forth in Sections 3.8 and 5.5; (ii) for lost profits, lost revenues or other indirect or consequential damages.

  (c) Seller acknowledges and agrees that following the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII or, with respect to Tax matters, the indemnification provisions set forth in Article IX. In furtherance of the foregoing, Seller hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its affiliates may have against Purchaser and its affiliates arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII or Article IX).

  8.3 Defense of Action.

  (a) Any party seeking indemnification under Section 8.1 or 8.2 hereof will give the party from whom such indemnification is sought prompt notice of any third party claim, investigation, action, suit or proceeding with respect to which such indemnification is sought. In the case of any such third party claim, such party (the "Indemnified Party") shall be entitled, at the sole expense and liability of the party from whom indemnification is sought (the "Indemnifying Party"), to exercise full control of the defense, compromise or settlement of any third party claim, investigation, action, suit or proceeding unless the Indemnifying Party within a reasonable time after the giving of such notice by the Indemnified Party shall: (a) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 8.1 or 8.2 (as the case may be) are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, action or proceeding pursuant to the terms of Section 8.1 or 8.2 (as the case may be), (b) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (c) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding.

  (b) If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless
(i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (y) in which the amount of money damages contemplated to be paid in connection with such settlement, compromise or judgment, exceeds any dollar limitations on the Indemnifying Party's obligations hereunder pursuant to
Section 8.1 or 8.2 or (z) which does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, action, suit or proceeding.

  (c) In the event that the indemnification provisions contained in this
Article VIII and the indemnification provisions contained in Section 9.7 are both applicable or otherwise conflict with respect to any particular matter, then the indemnification provisions contained in Section 9.7 shall be controlling and shall apply for all purposes as to such matters.

  8.4 Insurance Proceeds. The amount which each of Seller and Purchaser may be required to pay to the other party pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds or refunds actually recovered by or on behalf of the applicable Indemnified Party in reduction of the related Losses. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of Losses and shall subsequently receive insurance proceeds or refunds in respect of such Losses, then the Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or refunds actually received, net of costs and expenses, but not exceeding the amount paid by the Indemnifying Party in respect of such Losses.

                                  ARTICLE IX

                                  Tax Matters

  9.1 Tax Returns. Seller has made available (or, in the case of Tax Returns filed after the Closing Date, will make available) to Purchaser (i) complete and accurate copies of the portions applicable to the Netlink Corporations of all Federal or state consolidated or combined income Tax Returns, and amendments thereto and (ii) all other Tax Returns, and any amendments thereto, filed by or on behalf of the Netlink Corporations (or with respect to its assets or businesses) for all taxable years or applicable periods ending on or prior to the Closing Date, in each case, to the extent such Tax Returns are relevant in the preparation by or on behalf of the Netlink Corporations of Tax Returns subsequent to the Closing Date.

  9.2 Termination of Prior Tax Settlement Agreements. All tax settlement and tax-sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Netlink Corporations and any affiliate ("Settlement Agreements") and all obligations thereunder shall terminate prior to April 1, 1998. After April 1, 1998, none of the Netlink Corporations shall be bound by such Settlement Agreements or have any liability thereunder.

  9.3 Pre-Closing Taxes.

  (a) Each of the Netlink Corporations shall continue to be included for all taxable periods (or portions thereof) ending on or before the Closing Date in the consolidated Federal income Tax Return and any required state or local consolidated or combined income or franchise Tax Returns of any affiliated group of which any of them is or was a member (each of which is herein referred to as a "Selling Affiliated Group") which Tax Returns include any of the Netlink Corporations (all such Tax Returns including taxable periods (or portions thereof) of the Netlink Corporations ending on or before the Closing Date are hereinafter referred to, collectively, as "Pre-Closing Consolidated Returns"). Seller shall cause each Selling Affiliated Group to timely prepare and file (or cause to be prepared and filed) all Pre-Closing Consolidated Returns and shall timely pay all Taxes shown as due and payable on Pre-Closing Consolidated Returns (including any Taxes with respect to any deferred income triggered into income by Treasury Regulation (S) 1.1502-13 and Treasury Regulation (S) 1.1502-14 and any excess loss accounts taken into income under Treasury Regulations (S) 1.1502-19).

  (b) Seller shall timely prepare (or cause to be so prepared) all other Tax Returns of the Netlink Corporations required by law for all taxable periods ending on or before the Closing Date ("Pre-Closing Non-Consolidated Returns"). All Pre-Closing Non-Consolidated Returns shall be prepared in a manner consistent with prior practice and shall properly include and reflect the income, activities, operations and transactions of the Netlink Corporations, as applicable. Seller shall timely file (or cause to be so filed) all Pre-Closing Non-Consolidated Returns which are due on or before the Closing Date and shall pay (or cause the Netlink Corporations to pay as each may be liable) all Taxes due thereon. Seller shall also pay (or cause the Netlink Corporations to pay as each may be liable) the full amount of any Tax which is payable by the Netlink Corporations without the filing of a Tax Return ("Non-Return Taxes"), payment of which is due on or before the Closing Date. With respect to each Pre-Closing Non-Consolidated Return due after the Closing Date, Seller shall deliver (or cause to be so delivered) each such Pre-Closing Non- Consolidated Return to Purchaser at least 15 days prior to the due date of such Tax Return, together with a payment in an amount equal to the amount of Tax shown as due and payable on such Pre-Closing Non-Consolidated Return (after giving effect to any credits for the amount of Tax, if any, paid on or prior to the Closing Date as shown on such Tax Return). Subject to the foregoing, Purchaser shall cause the Netlink Corporations to file all such Pre-Closing Non- Consolidated Returns that are due after the Closing Date and to pay the amount of Tax shown as due and payable thereon to the extent each is liable for such payment (after giving effect to any credits for the amount of Tax, if any, previously paid as shown on such Tax Return).

  9.4 Transfer Taxes. Each of Purchaser and Seller agrees to share equally in the costs of all sales, use, transfer, stamp, value added, duty, excise, stock transfer, real property transfer, recording, gains and other similar taxes and fees arising out of or in connection with the transactions contemplated by this Agreement.

  9.5 Post-Closing Taxes.

  (a) Purchaser shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns required by law for all Taxes, covering solely the Netlink Corporations, for taxable periods ending after the Closing Date ("Post-Closing Returns"). Purchaser shall timely pay or cause to be paid all Taxes relating to Post-Closing Returns ("Post-Closing Taxes"). Seller shall reimburse Purchaser for (i) the amount of Post-Closing Taxes reported as payable on each Post-Closing Return that is attributable to the portion of the period covered by such Tax Return ending on the close of business on the Closing Date (the "Pre-Closing Tax Period"), determined by treating the close of business on the Closing Date as the last date of the taxable period, and
(ii) the amount of any Non-Return Tax payable after the Closing Date that is attributable to the portion of the period covered by such payment which ends on or before the close of business on the Closing Date (pro rata based upon the number of days covered by such payment), in each case after giving effect to any credits for the amount of such Post-Closing Tax or such Non-Return Tax, if any, paid on or prior to the Closing Date by Seller, the Netlink Corporations or any of their predecessors or affiliates. Such reimbursements shall be made on or before the later of the date on which such return is filed or 15 days after receipt of a copy of such return or evidence of such payment and Purchaser shall provide Seller with copies of work papers which will permit Seller to review and substantiate the accuracy of such return or such payment.

  (b) To the extent any determination of Taxes with respect to the Netlink Subsidiaries, whether as the result of an audit or examination, a claim for refund, the filing of an amended return, the application of an overpayment as an offset, or otherwise, results in a refund of Taxes paid (a "Refund"), Seller shall be entitled to any part of such Refund attributable to any period ending on or before April 1, 1998, and the applicable Netlink Subsidiary shall be entitled to the balance of such Refund. The party receiving a Refund shall, within 10 days after receipt, pay over to the other party the portion of the Refund to which the other party is entitled under this paragraph (along with a proportionate share of any interest amounts received with the Refund).

  9.6 Tax Cooperation. After the Closing Date, Seller shall submit (or cause to be submitted) to Purchaser blank Tax Return work paper packages. Purchaser shall cause the Netlink Corporations to prepare completely and accurately all information that Seller shall reasonably request in such work paper packages and shall submit to Seller such packages within the later of 90 calendar days after Purchaser's receipt thereof or 90 calendar days after the close of the taxable period to which a work paper package relates. The parties shall cooperate with each other in connection with any Tax investigation, audit or other proceeding. Purchaser shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period.

  9.7 Indemnification.

  (a) After the Closing Date, Seller shall indemnify and hold harmless Purchaser and its subsidiaries, successors and assigns from and against all Taxes of the Netlink Corporations (the "Companies") allocable to any period ending on or prior to April 1, 1998 (referred to as a "Pre-Signing Period") whether such Taxes are due before or after Closing. The Taxes allocable to a Pre-Signing Period shall be determined on the basis of a closing of the books of the Companies at the end of the day on April 1, 1998. The Taxes attributable to the Companies' direct and indirect interest in the Tax Partnerships shall be determined by a closing of the books of each Tax Partnership as of the end of the day on April 1, 1998, and all Taxes attributable to the operations and activities of a Tax Partnership through the end of the day on April 1, 1998 shall be considered Taxes of the Companies allocable to a Pre-Signing Period. In this Agreement, any reference to "Tax Partnerships" means Netlink USA, SNG, UVI Network WGN, Superstar Entertainment Netlink WGN and any other entity treated as a partnership for federal income tax purposes in which the Companies have a direct or indirect interest. Non-Return Taxes shall be apportioned based upon the number of days covered by such payment which are on or before April 1, 1998 and the total number of days covered by such payment, in each case, to the extent such amount exceeds any amount previously paid to Purchaser with respect to such Tax pursuant to
Section 9.3 or 9.5, as applicable. Seller shall pay such amounts as it is obligated to pay to Purchaser within 10 calendar days after payment of any applicable Tax liability by Purchaser or any subsidiary of Purchaser and to the extent not paid by Seller within such 10-day period, the amount due shall thereafter include interest thereon at a rate per annum equal to the "overpayment rate" under Section 6621(a) of the Code (the "Overpayment Rate"), adjusted as and when changes to such Overpayment Rate shall occur, compounded semi-annually. Seller shall indemnify and hold harmless Purchaser or any subsidiary of Purchaser, successors and assigns, from and against (i) any Tax liability for periods prior to and including the Closing Date resulting solely from the Netlink Subsidiaries being severally liable for any Taxes of any consolidated group of which the Netlink Corporations is or was a member pursuant to Treasury Regulations (S) 1.1502-6 or any analogous state or local tax provision (including, without limitation, any Tax liability with respect to any Pre-Closing Consolidated Return), and (ii) any Tax liability resulting from the Netlink Corporations ceasing to be a member of any Selling Affiliated Group filing consolidated or combined Tax Returns (including, without limitation, Tax liability for excess loss accounts and deferred intercompany gains).

  (b) After the Closing Date, Purchaser and each of its subsidiaries, jointly and severally shall indemnify and hold harmless Seller and its affiliates, successors and assigns from and against (i) any Tax liability resulting from any addition to the taxable income of the Netlink Corporations that is attributable to the period ending after April 1, 1998 and on or before the Closing Date, using for this purpose the taxable income as reflected on the Federal consolidated income tax return filed by TCI, other than Tax liability described in clause (ii) of Section 9.7(a) ("Addition to Taxable Income"), provided, that such Tax liability shall be reduced by the amount of any payment made to Seller with respect to the Estimated Tax Payment pursuant to
Section 4.1(b)(vii), (ii) any Tax liability with respect to any Non-Return Taxes, that are attributable to the portion of the period covered by any payment of such Taxes which begins after April 1, 1998 and ends on or before the Closing Date (determined on a pro rata basis based upon the number of days covered by such payment which are both after April 1, 1998 and on or before the Closing Date and the total number of days covered by such payment) and
(iii) any Tax liability with respect to the period beginning after the Closing Date on a Post-Closing Return and with respect to any Non-Return Taxes attributable to the portion of the period covered by any payment of such Taxes which begins after the Closing Date (determined on a pro rata basis based upon the number of days covered by such payment which are after the Closing Date and the total number of days covered by such payment). For purposes of clause
(i) of the previous sentence, the amount of the Tax liability shall be deemed to equal: (x) 20% of such Addition to Taxable Income to the extent that the income resulting in the Addition to Taxable Income reduces the amount of the excess loss accounts that Seller would otherwise be responsible for under
Section 9.3(a) or clause (ii) of Section 9.7(a); and (y) 40% of any remaining Addition to Taxable Income not described in clause (x). Purchaser shall pay or cause the appropriate Netlink Subsidiary to pay such amounts within 10 calendar days after payment of any such Tax liability by Seller and, to the extent not paid within such 10-day period, the amount due shall thereafter include interest thereon at the Overpayment Rate, compounded semi-annually.

  9.8 Notification of Proceedings, Control; Refunds.

  (a) In the event that Purchaser or any of the Netlink Subsidiaries receive notice, whether orally or in writing, of any pending or threatened United States Federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect TCI, Seller or their subsidiaries, or if TCI, Seller or any of their subsidiaries receive notice of any matter that could affect Purchaser or any of the Netlink Subsidiaries, the party receiving notice shall notify in writing the potentially affected party within 10 calendar days thereof. The failure of any party to give the notice required by this Section 9.8(a) shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

  (b) Subject to Section 9.9, each of Seller and Purchaser shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes, the ultimate liability for which is the responsibility of that party or its affiliates under Section 9.7(a) or 9.7(b), and each of Seller and Purchaser shall be entitled to, and to the extent received by the other shall be promptly paid by the other, all refunds with respect to any such Taxes.

  9.9 Tax Effect of Payments. The amount of any payments required to be made under this Article IX shall be reduced by the amount of any tax benefit actually received by (including by refund or by reduction of or offset against Taxes otherwise payable) the recipient by reason of the payment or incurrence by such recipient of the item for which the indemnity is being sought. Each party shall notify the other of such receipt of any such tax benefits.

  9.10 Withholding. For purposes of withholding under Section 1445 of the Code, Seller represents that Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Code. Seller shall provide to Purchaser prior to the Closing Date a certificate, substantially in the form of Exhibit 9.10 hereto, or an affidavit necessary to substantiate exemption from such withholding.

                                   ARTICLE X

                              General Provisions

  10.1 Survival. The representations and warranties of Purchaser and Seller contained herein and the covenants of the parties contained in Sections 5.2, 5.3, 5.4, and 5.5 shall survive the Closing and continue in full force and effect for one year after the Closing Date; provided that the representations and warranties of Purchaser contained in Sections 3.3 and 3.13 and of Seller contained in Sections 2.3 and
2.13 shall survive the Closing until the expiration of the statute of limitations applicable to claims that may be asserted in respect of the matters covered thereby. The obligations of the parties in Section 5.6, Articles VIII, IX and X, shall survive the Closing without limitation (subject to any applicable statute of limitations), except pursuant to their terms. No covenant in any section not specified in the previous sentence shall survive the Closing.

  10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

    (a) if to Purchaser, to:

      United Video Satellite Group, Inc.
      7140 South Lewis Avenue
      Tulsa, Oklahoma 74136-5422
      Attention: Peter C. Boylan
      Telephone: (918) 488-4000
      Facsimile No.: (918) 488-4928

      with a copy to:

      Holme Roberts & Owen LLP
      1700 Lincoln, Suite 4100
      Denver, Colorado 80203
      Attention: Francis R. Wheeler, Esq.
      Facsimile No.: (303) 866-0200

    (b) if to Seller, to:

      Liberty Media Corporation
      8101 East Prentice Avenue
      Suite 500
      Englewood, Colorado 80111
      Attention: Robert R. Bennett
      Telephone: (303) 721-5400
      Facsimile No.: (303) 841-7344

      with a copy to:

      Baker & Botts, L.L.P.
      599 Lexington Avenue, Suite 2900
      New York, New York 10022-6030
      Attention: Elizabeth Markowski, Esq.
      Telephone: (212) 705-5000
      Facsimile No.: (212) 705-5125

  10.3 Interpretation. When a reference is made in this Agreement to Exhibits, Articles or Sections, such reference shall be to an Exhibit, Article or Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party hereto to whom such information is to be made available. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, except as otherwise specifically provided, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Change" or "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to "the date of this Agreement," "the effective date of this Agreement" and words of similar import (but excluding references to "the date of execution of this Agreement" and words of similar import) refer to May 18, 1998, notwithstanding the fact that the parties executed this Agreement on a later date.

  10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective as of May 18, 1998 when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

  10.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Seller Disclosure Schedule, the Nondisclosure Agreement and the SNG Agreement (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

  10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  10.7 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

  10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof).

  10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  10.10 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel), other than costs and expenses incurred as contemplated by Article VIII or Article IX, shall be paid by the party incurring such expense.

  10.11 Attorneys Fees. In the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.

  10.12 Further Assurances. In case at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement with respect to the transactions consummated at the Closing and vest Purchaser and Seller with full title to the Purchased Shares and UVSG Shares, respectively, delivered at the Closing, each party shall, at the request and expense of the other party, and without further consideration, execute and deliver such other instruments of conveyance and transfer, fully cooperate with the requesting party and take such other actions as the requesting party reasonably may request.

  In Witness Whereof, the parties hereto have caused this Amended and Restated Stock Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, on November 30, 1998, effective as of the date first written above.

                                          United Video Satellite Group, Inc.,
                                           a Delaware corporation

                                                /s/ Peter C. Boylan
                                          By: _________________________________
                                          Name: Peter C. Boylan
                                          Title: President

                                          Liberty Media Corporation, a
                                           Delaware corporation

                                               /s/ Robert R. Bennett
                                          By: _________________________________
                                          Name: Robert R. Bennett
                                          Title: President

                                                                     APPENDIX II

                            SHARE EXCHANGE AGREEMENT

                                  by and among

                           NEWS AMERICA INCORPORATED,

                               TVG HOLDINGS, INC.

                                      and

                       UNITED VIDEO SATELLITE GROUP, INC.

                      Relating to All of the Capital Stock

                                       of

                         NEWS AMERICA PUBLICATIONS INC.

                                      and

                                   TVSM, INC.

                         Effective as of June 10, 1998

                               TABLE OF CONTENTS

                                                                           Page
                                                                           -----
     1.   Definitions....................................................   II-6

     2.   Sale and Purchase..............................................  II-11

     3.   Closing; Closing Date..........................................  II-12

     4.   Tax Treatment..................................................  II-12

     5.   Representations and Warranties of Holdings and NAI.............  II-12
     5.1  Organization...................................................  II-13
     5.2  Capitalization; Options and Other Rights.......................  II-13
     5.3  Authorization; Freedom to Contract.............................  II-14
     5.4  Subsidiaries...................................................  II-15
     5.5  Charter and Organizational Documents...........................  II-15
     5.6  Financial Statements...........................................  II-15
     5.7  Absence of Default.............................................  II-16
     5.8  Absence of Certain Developments................................  II-16
     5.9  Liabilities....................................................  II-17
     5.10 Litigation.....................................................  II-17
     5.11 Restrictions on Business Activities............................  II-17
     5.12 Compliance with Law............................................  II-18
     5.13 Taxes..........................................................  II-18
     5.14 Employee Benefit Plans.........................................  II-18
     5.15 Contracts and Commitments......................................  II-21
     5.16 Adequacy of Assets; Intangible Property........................  II-22
     5.17 Licenses; Compliance with Regulatory Requirements..............  II-23
     5.18 Employee Matters...............................................  II-23
     5.19 Interested Party Transactions..................................  II-24
     5.20 Insurance......................................................  II-24
     5.21 Major Advertisers and Suppliers................................  II-24
     5.22 Minute Books...................................................  II-24
     5.23 Brokers' and Finders' Fees.....................................  II-25
     5.24 Year 2000 Compliance...........................................  II-25
     5.25 TVSM Merger Agreement..........................................  II-25
     5.26 Acquisition for Investment.....................................  II-25
     5.27 Transfer of Shares to Holdings.................................  II-25

     6.   Representations and Warranties of UVSG.........................  II-25
     6.1  Organization...................................................  II-25
     6.2  Capitalization; Options and Other Rights.......................  II-25
     6.3  Authorization; Freedom to Contract.............................  II-26
     6.4  Subsidiaries...................................................  II-27
     6.5  Charter and Organizational Documents...........................  II-27
     6.6  Absence of Default.............................................  II-27
     6.7  Absence of Certain Developments................................  II-27
     6.8  Liabilities....................................................  II-28
     6.9  Litigation.....................................................  II-28
     6.10 Restrictions on Business Activities............................  II-28
     6.11 Compliance with Law............................................  II-29
     6.12 Taxes..........................................................  II-29
     6.13 Contracts and Commitments......................................  II-29

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                                                                          ----
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     6.14 Intangible Property...........................................   30
     6.15 Licenses; Compliance with Regulatory Requirements.............   30
     6.16 Interested Party Transactions.................................   31
     6.17 Minute Books..................................................   31
     6.18 Brokers' and Finders' Fees....................................   31
     6.19 SEC Filings; Financial Statements.............................   31

     7.   Certain Covenants of the Parties..............................   31
     7.1  Conduct of Business in Ordinary Course Pending Closing........   32
     7.2  Stockholders Meeting..........................................   33
     7.3  Proxy Statement...............................................   33
     7.4  No Solicitation...............................................   33
     7.5  Investigation; Confidentiality................................   33
     7.6  Consents and Approvals........................................   34
     7.7  No 338(h)(10) Election........................................   34
     7.8  Section 351 Tax-Free Exchange.................................   34
     7.9  Benefit Plans--Pre-Closing Covenants..........................   35
     7.10 Benefit Plans--Post-Closing Covenants of NAI and Holdings.....   35
     7.11 Benefit Plans--Post-Closing Covenant of UVSG..................   36
     7.12 Restructuring.................................................   36
     7.13 Stockholders Agreement........................................   37
     7.14 Continuing Services...........................................   37
     7.15 Listing Application...........................................   37
     7.16 TV Guide Trademark Licenses...................................   37
     7.17 Post-Closing Cooperation......................................   38
     7.18 UVSG By-laws..................................................   38

     8.   Conditions Precedent to the Obligation of UVSG to Close.......   38
     8.1  Representations and Warranties True as of the Closing Date....   38
     8.2  Compliance with this Agreement................................   38
     8.3  Officer's Certificate; TVSM Representations Certificate.......   38
     8.4  Secretary's Certificate.......................................   39
     8.5  Opinion of Counsel to Holdings and NAI........................   39
     8.6  Deliveries....................................................   39
     8.7  Stockholders Agreement........................................   39
     8.8  Parent Agreement..............................................   39
     8.9  Hart-Scott-Rodino.............................................   39
     8.10 Other Consents................................................   39
     8.11 No Prohibition, Etc...........................................   39
     8.12 Material Adverse Change.......................................   40
     8.13 Resignations..................................................   40
     8.14 Netlink Transaction...........................................   40

           Conditions Precedent to the Obligation of Holdings and NAI to
     9.   Close.........................................................   40
     9.1  Representations and Warranties True as of the Closing Date....   40
     9.2  Compliance with this Agreement................................   40
     9.3  Officer's Certificate.........................................   40
     9.4  Secretary's Certificate.......................................   40
     9.5  Opinion of Counsel to UVSG....................................   40
     9.6  Deliveries....................................................   40
     9.7  Stockholders Agreement........................................   40
     9.8  Parent Agreement..............................................   41

                                                                          Page
                                                                          ----
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     9.9  Hart-Scott-Rodino.............................................   41
     9.10 Other Consents and Approvals..................................   41
     9.11 Listing of Shares.............................................   41
     9.12 No Prohibition, Etc...........................................   41
     9.13 Material Adverse Change.......................................   41
     9.14 Affiliation Agreement.........................................   41

    10.   Tax Matters...................................................   41
    10.1  Tax Returns...................................................   41
    10.2  Termination of Prior Tax Settlement Agreements................   41
    10.3  Pre-Closing Taxes.............................................   42
    10.4  Transfer Taxes................................................   42
    10.5  Post-Closing Taxes............................................   42
    10.6  Tax Cooperation...............................................   43
    10.7  Notification of Proceedings, Control; Refunds.................   43
    10.8  Indemnification...............................................   43
    10.9  Publications Losses...........................................   44
    10.10 Survival......................................................   44

                  Survival of Representations, Warranties and Covenants;
    11.   Indemnification...............................................   44
    11.1  Survival of Representations, Warranties and Covenants.........   44
    11.2  Indemnification by Holdings and NAI...........................   44
    11.3  Indemnification by UVSG.......................................   45
    11.4  Limitations...................................................   46
    11.5  Defense of Action.............................................   46
    11.6  Insurance Proceeds............................................   47
    11.7  Exclusive Monetary Remedy; No Consequential Damages...........   47

    12.   Termination of Agreement......................................   47
    12.1  Termination...................................................   47
    12.2  No Liabilities in the Event of Termination....................   48

    13.   Miscellaneous.................................................   48
    13.1  Expenses......................................................   48
    13.2  Further Assurances............................................   48
    13.3  Entire Agreement..............................................   48
    13.4  Governing Law.................................................   48
    13.5  Headings......................................................   48
    13.6  Notices.......................................................   48
    13.7  Separability..................................................   49
    13.8  Amendment; Waiver.............................................   49
    13.9  Publicity.....................................................   50
    13.10 Assignment and Binding Effect.................................   50
    13.11 No Benefit to Others..........................................   50
    13.12 Counterparts..................................................   50
    13.13 Interpretation................................................   50

 EXHIBITS:
    A--Form of Assignment Agreement
    B--Form of Stockholders Agreement


 SCHEDULES:
    1--Actions Outside the Ordinary Course of Business Involving the NAI
       Contributed Businesses
    2--Actions Outside the Ordinary Course of Business Involving United Video
    3--Resulting Capital Structure
    4--Services
    5--Fulfillment Severance

 NAI Disclosure Schedules

 UVSG Disclosure Schedules

                           SHARE EXCHANGE AGREEMENT

  SHARE EXCHANGE AGREEMENT (the "Agreement"), effective as of June 10, 1998, by and among NEWS AMERICA INCORPORATED, a Delaware corporation ("NAI"), TVG HOLDINGS, INC., a Delaware corporation ("Holdings"), and UNITED VIDEO SATELLITE GROUP, INC., a Delaware corporation ("UVSG"). Capitalized terms used and not otherwise defined herein have the meaning ascribed thereto in Section 1 of this Agreement.

                                  WITNESSETH:

  WHEREAS, NAI and UVSG have entered into a letter agreement, dated June 10, 1998 (the "Letter Agreement"), setting forth the terms and conditions upon which, among other things, NAI or another direct or indirect subsidiary of The News Corporation Limited ("News Corp.") incorporated in the U.S. would (A) sell to UVSG (i) all of the outstanding stock of News America Publications Inc. (which owns and publishes TV Guide and to which NAI agreed to cause the transfer, as a contribution to capital, of TVGEN), and (ii) all of the outstanding stock of TVSM, Inc. (which owns and publishes print cable television programming guides) and (B) assign to UVSG any and all unexpired rights that NAI or any of its Affiliates may have under agreements pursuant to which it acquired or (in the case of TVSM, Inc.) expected to acquire any NAI Contributed Entity or any material portion of any NAI Contributed Entity's business or assets (collectively, the "Transaction"); and

  WHEREAS, NAI and UVSG expressed their intention in the Letter Agreement to prepare and negotiate definitive agreements with respect to the Transaction, including this Agreement; and

  WHEREAS, on June 26, 1998, NAI acquired all of the outstanding stock of TVSM, Inc. pursuant to the Agreement of Merger, dated as of June 22, 1998, among TVSM, Inc., NAI and TVSM Acquisition, Inc. (the "TVSM Merger Agreement"); and

  WHEREAS, prior to the consummation of the Transaction, NAI will sell, or cause to be sold, to Holdings (i) all of the issued and outstanding shares of capital stock of News America Publications Inc. (the "Publications Shares"), consisting of 100 shares of common stock, par value $2.50 per share, and (ii) all of the issued and outstanding shares of capital stock of TVSM, Inc. (the "TVSM Shares" and together with the Publications Shares, the "Shares"), consisting of 100 shares of common stock, without par value, and, as a result of such sales, Holdings will be the beneficial and record owner of all of the issued and outstanding shares of capital stock of News America Publications Inc. and TVSM, Inc. on the Closing Date; and

  WHEREAS, NAI, Holdings and UVSG desire that Holdings transfer the Shares to UVSG upon the terms and subject to the conditions of this Agreement and the other NAI Transaction Documents; and

  WHEREAS, subject to the terms and conditions of this Agreement, the parties desire that the Transaction and the Netlink Transaction be treated as a tax-free exchange under Section 351 of the Code.

  NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

  1. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

  "1997 Form 10-K" shall have the meaning set forth in Section 6.19(a).

  "Action" shall have the meaning set forth in Section 11.5(a).

  "Affiliate" of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person in question.

  "Agreement" shall mean this Share Exchange Agreement, including all Schedules and Exhibits hereto.

  "Assigned Rights" shall have the meaning set forth in Section 2(a).

  "Assignment Agreement" shall have the meaning set forth in Section 3(b).

  "Basket Amount" shall have the meaning set forth in Section 11.4.

  "Basket Exceptions" shall have the meaning set forth in Section 11.4.

  "Benefit Plan" shall have the meaning set forth in Section 5.14(b).

  "Cash Consideration" shall have the meaning set forth in Section 2(b).

  "Claims" shall have the meaning set forth in Section 11.2.

  "Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of UVSG.

  "Class B Common Stock" shall mean the Class B Common Stock, par value $.01 per share, of UVSG.

  "Cloned Plan" shall have the meaning set forth in Section 7.9(b).

  "Closing" shall have the meaning set forth in Section 3(a).

  "Closing Date" shall have the meaning set forth in Section 3(a).

  "COBRA" shall have the meaning set forth in Section 5.14(f).

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  "Commission" shall have the meaning set forth in Section 5.15.

  "Contract Consent" shall have the meaning set forth in Section 5.3(b).

  "Control" shall mean the ability to direct or cause the direction (whether through the ownership of voting securities, by contract or otherwise) of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by contract or otherwise) the decision of such Person to engage in the particular conduct at issue.

  A "Controlled Affiliate" of a Person shall mean any other Person that the first Person directly, or indirectly through one or more intermediaries, controls.

  "Convertible Securities" shall have the meaning set forth in Section 2(c).

  "Definitive Services Agreement" shall have the meaning set forth in Section 7.14.

  "DOJ" shall mean the U.S. Department of Justice.

  "Employee Plans" shall have the meaning set forth in Section 5.14(c).

  "Environmental and Health Laws" shall have the meaning set forth in Section 5.17(b).

  "ERISA" shall have the meaning set forth in Section 5.14(a).

  "Exchange Act" shall have the meaning set forth in Section 5.15.

  "Filings" shall have the meaning set forth in Section 5.3(c).

  "FTC" shall mean the U.S. Federal Trade Commission.

  "GAAP" shall have the meaning set forth in Section 5.6.

  "Governmental Authority" shall have the meaning set forth in Section 5.3(c).

  "Hazardous Substances" shall have the meaning set forth in Section 5.17(b).

  "Holdings" shall mean TVG Holdings, Inc., including, unless the context indicates otherwise, its subsidiaries and, where applicable, Controlled Affiliates.

  "HSR Act" shall have the meaning set forth in Section 5.3(c).

  "Indemnified Party" shall have the meaning set forth in Section 11.5.

  "Indemnifying Party" shall have the meaning set forth in Section 11.5.

  "Intellectual Property" shall have the meaning set forth in Section 5.16(b).

  "Latest Balance Sheet" shall have the meaning set forth in Section 5.8(h).

  "Legal Proceedings" shall have the meaning set forth in Section 5.10.

  "Letter Agreement" shall have the meaning set forth in the Recitals to this Agreement.

  "Liberty" shall mean Liberty Media Corporation, a Delaware corporation and a wholly-owned subsidiary of TCI.

  "Licenses" shall have the meaning set forth in Section 5.17(a).

  "Liens" shall have the meaning set forth in Section 5.3(b).

  "Losses" shall have the meaning set forth in Section 11.2.

  "March 31, 1998 Form 10-Q" shall have the meaning set forth in Section
6.19(a).

  "NAI" shall mean News America Incorporated, including, unless the context indicates otherwise, its subsidiaries and, where applicable, Controlled Affiliates.

  "NAI Contributed Businesses" shall mean the businesses conducted by the NAI Contributed Entities.

  "NAI Contributed Entities" shall mean Publications and TVSM, together with each of their respective subsidiaries (and TVGEN, as if the contribution of TVGEN to Publications had occurred on or before the effective date hereof).

  "NAI Disclosure Schedule" shall mean, collectively, the disclosure schedules delivered herewith by NAI.

  "NAI Indemnified Parties" shall have the meaning set forth in Section 11.3.

  "NAI Transaction Documents" shall have the meaning set forth in Section
5.3(a).

  "NAPI Pension Plan" shall have the meaning set forth in Section 7.9(a).

  "NASD" shall mean the National Association of Securities Dealers, Inc.

  "NDS Business" shall mean the provision by News Digital Systems plc and its subsidiaries of technology relating to electronic program guides solely in conjunction with the development and sale of encryption and conditional access services for television and data broadcasting.

  "Netlink Transaction" shall mean the transactions contemplated by the Stock Purchase Agreement, dated as of May 18, 1998, as amended, between UVSG and Liberty.

  "News Corp." shall mean The News Corporation Limited, including, unless the context indicates otherwise, its subsidiaries and, where applicable, Controlled Affiliates.

  "Non-Return Taxes" shall have the meaning set forth in Section 10.3(b).

  "Overpayment Rate" shall have the meaning set forth in Section 10.8(a).

  "Parent Agreement" shall have the meaning set forth in Section 8.8.

  "Pension Plans" shall have the meaning set forth in Section 5.14(a).

  "Permits" shall have the meaning set forth in Section 5.3(c).

  "Permitted Encumbrances" shall have the meaning set forth in Section
5.16(a).

  "Person" shall have the meaning set forth in Section 5.4.

  "Post-Closing Returns" shall have the meaning set forth in Section 10.5.

  "Post-Closing Taxes" shall have the meaning set forth in Section 10.5.

  "Pre-Closing Consolidated Returns" shall have the meaning set forth in
Section 10.3(a).

  "Pre-Closing Non-Consolidated Returns" shall have the meaning set forth in
Section 10.3(b).

  "Pre-Closing Tax Period" shall have the meaning set forth in Section 10.5.

  "Program Guide Businesses" shall have the meaning set forth in Section
5.16(a).

  "Proxy Statement" shall have the meaning set forth in Section 7.3(a).

  "Publications" shall mean News America Publications Inc., including, unless the context indicates otherwise, its subsidiaries and, where applicable, Controlled Affiliates, and TVGEN (as if the contribution of TVGEN to Publications had occurred on or prior to the effective date hereof).

  "Publications Licenses" shall have the meaning set forth in Section 5.17(a).

  "Publications Material Adverse Change" shall have the meaning set forth in
Section 5.8(a).

  "Publications Material Adverse Effect" shall have the meaning set forth in
Section 5.1.

  "Publications Shares" shall have the meaning set forth in the Recitals to this Agreement.

  "Restrictions" shall have the meaning set forth in Section 5.2.

  "Savings Plan" shall have the meaning set forth in Section 7.9(b).

  "Securities Act" shall have the meaning set forth in Section 5.15.

  "Selling Affiliated Group" shall have the meaning set forth in Section
10.3(a).

  "SERP" shall have the meaning set forth in Section 7.9(a).

  "Settlement Agreements" shall have the meaning set forth in Section 10.2.

  "Shares" shall have the meaning set forth in the Recitals to this Agreement.

  "Stockholders Agreement" shall have the meaning set forth in Section 7.13.

  "Stockholders Meeting" shall have the meaning set forth in Section 7.2.

  "Tax" shall mean any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, business, license, payroll, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, environmental, transfer, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of any tax) imposed by any governmental authority (whether national, federal, state, local, municipal, foreign or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

  "Tax Returns" shall mean all reports, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

  "TCI" shall mean Tele-Communications Inc., including, unless the context indicates otherwise, its subsidiaries and, where applicable, Controlled Affiliates.

  "Transaction" shall have the meaning set forth in the Recitals to this Agreement.

  "Transaction Documents" shall mean the UVSG Transaction Documents and the NAI Transaction Documents.

  "Transferred Employees" shall have the meaning set forth in Section 7.9(b).

  "TVGEN" shall have the meaning set forth in Section 7.12(a).

  "TVSM" shall mean TVSM, Inc., including, unless the context indicates otherwise, its subsidiaries and, where applicable, Controlled Affiliates.

  "TVSM Financials" shall have the same meaning set forth in Section 5.6.

  "TVSM Merger Agreement" shall have the meaning set forth in the Recitals to this Agreement.

  "TVSM Shares" shall have the meaning set forth in the Recitals to this Agreement.

  "Unaudited Contributed Business Financial Statements" shall have the meaning set forth in Section 5.6.

  "UVSG" shall mean United Video Satellite Group, Inc., including (except for purposes of Section 6), unless the context indicates otherwise, its subsidiaries, and, where applicable, Controlled Affiliates.

  "UVSG Commission Filings" shall have the meaning set forth in Section
6.19(a).

  "UVSG Common Stock" shall mean the Class A Common Stock and Class B Common Stock.

  "UVSG Consideration Shares" shall have the meaning set forth in Section
2(b).

  "UVSG Disclosure Schedule" shall mean, collectively, the disclosure schedules delivered herewith by UVSG.

  "UVSG Indemnified Parties" shall have the meaning set forth in Section 11.2.

  "UVSG Latest Balance Sheet" shall have the meaning set forth in Section 6.7.

  "UVSG Licenses" shall have the meaning set forth in Section 6.15(a).

  "UVSG Material Adverse Change" shall have the meaning set forth in Section 6.7(a).

  "UVSG Material Adverse Effect" shall have the meaning set forth in Section
6.1.

  "UVSG Stock Option Plans" shall have the meaning set forth in Section
6.2(a).

  "UVSG Transaction Documents" shall have the meaning set forth in Section
6.3(a).

  "Year 2000 Issues" shall have the meaning set forth in Section 5.24.

  2. Sale and Purchase.

  (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, NAI and Holdings, as applicable, shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to UVSG, free and clear of all Liens and Restrictions,
(i) all, but not less than all, of the Shares, which shall constitute 100% of the issued and outstanding stock of Publications and TVSM, in each case together with the right to receive all unpaid dividends and distributions declared or otherwise payable with respect to the Shares, and (ii) any and all unexpired rights that NAI or any of its Affiliates may have under agreements pursuant to which NAI or such Affiliate acquired any NAI Contributed Entity or any material portion of any NAI Contributed Entity's business or assets (the "Assigned Rights").

  (b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, UVSG shall purchase all, but not less than all, of the Shares and the Assigned Rights and shall issue, pay and deliver in exchange therefor (i) $800 million in cash (the "Cash Consideration"), subject to adjustment as provided below, and (ii) 30 million shares of UVSG Common Stock (the "UVSG Consideration Shares"), allocated between Class A Common Stock and Class B Common Stock as follows (subject to adjustment as provided below):
11,251,706 shares of Class A Common Stock and 18,748,294 shares of Class B Common Stock. The Cash Consideration shall be reduced, on a dollar for dollar basis, by an amount equal to the amount, if any, by which the aggregate price paid by NAI to acquire TVSM (including amounts paid or payable to employees) is less than the aggregate price contemplated to be so paid (before working capital adjustments) by NAI in accordance with the draft (dated June 7, 1998) of the Merger Agreement between NAI and TVSM provided to UVSG prior to the execution and delivery of the Letter Agreement. The allocation of the UVSG Consideration Shares between Class A Common Stock and Class B Common Stock shall be adjusted as follows in the event that the Netlink Transaction is not consummated on or before the Closing Date: the number of shares of Class B Common Stock to be issued shall be reduced by 6,375,000 shares and the number of shares of Class A Common Stock to be issued shall be increased by 6,375,000 shares. All references in this Agreement to any number of shares of UVSG Common Stock shall be appropriately adjusted in the event of any stock dividend or stock distribution, subdivision, combination or reclassification affecting the capital stock of UVSG occurring after the effective date hereof.

  (c) In the event that after the effective date hereof and prior to the Closing, UVSG (i) pays a dividend or makes a distribution on its outstanding shares of UVSG Common Stock (or any class of UVSG Common Stock) in UVSG Common Stock or securities directly or indirectly convertible into or exchangeable for UVSG Common Stock ("Convertible Securities"), (ii) subdivides its outstanding shares of UVSG Common Stock (or any class of UVSG Common Stock) into a greater number of shares, (iii) combines its outstanding shares of UVSG

Common Stock (or any class of UVSG Common Stock) into a smaller number of shares, or (iv) issues any shares and/or Convertible Securities by reclassification of its shares of UVSG Common Stock (or any class of UVSG Common Stock), then the number and type of UVSG Consideration Shares issuable to Holdings pursuant to this Agreement shall be appropriately adjusted to reflect such dividend, distribution, subdivision, combination or reclassification.

  3. Closing; Closing Date.

  (a) Subject to the terms and conditions of this Agreement, the closing of the Transaction (the "Closing") shall take place at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, or at such other place as the parties may agree, at 10:00 a.m. local time, on a business day selected by the parties that is on or prior to the fifth business day following the day on which the last of the conditions to Closing set forth in Sections 8 and 9 is satisfied or, when permissible under applicable law or regulation, waived, or on such later date as may be agreed to by UVSG and NAI; provided, however, that, unless the parties otherwise agree, if all conditions to Closing other than the ability to close the Netlink Transaction have been or can be satisfied on or before November 1, 1998, the Closing hereunder shall occur on November 2, 1998; provided, further, that, unless the parties otherwise agree, if at any time after November 1, 1998 all conditions to Closing other than the ability to close the Netlink Transaction have been satisfied, the Closing shall occur on the fifth business day after the date on which the last of the conditions to Closing other than the ability to close the Netlink Transaction has been satisfied. The date upon which the Closing shall occur is herein called the "Closing Date."

  (b) At the Closing, NAI and Holdings shall deliver or cause to be delivered to UVSG (i) the stock certificates representing the Shares, all duly endorsed in blank, or with separate notarized stock powers attached thereto duly executed in blank, and otherwise in proper form for transfer with all necessary documentary or transfer tax stamps affixed thereto, (ii) one or more assignment agreements (collectively, the "Assignment Agreement"), substantially in the form annexed as Exhibit A, duly executed by the applicable assignor(s), pursuant to which such assignor effects the assignment of the Assigned Rights and (iii) such other documents or instruments as may be necessary or that UVSG may reasonably request in order to effectively transfer to UVSG, and vest in UVSG good title to, the Shares, the right to receive unpaid dividends and distributions in respect of the Shares and the Assigned Rights.

  (c) At the Closing, UVSG shall deliver or cause to be delivered (i) to Holdings, newly issued stock certificates representing the UVSG Consideration Shares registered in the name of Holdings and (ii) to an account or accounts designated by Holdings at least five business days prior to the Closing Date at a bank or other financial institution in the United States, an amount in cash, by wire transfer of immediately available funds, equal to the Cash Consideration, as the same may have been adjusted.

  (d) At the Closing, the parties shall also deliver or cause to be delivered the certificates and other documents required by Sections 8 and 9.

  4. Tax Treatment. Unless UVSG and Liberty in their discretion have abandoned the Netlink Transaction, but subject to the proviso clauses of Section 3(a), the parties intend that the Transaction and the Netlink Transaction shall constitute a tax-free exchange under Section 351 of the Code.

  5. Representations and Warranties of Holdings and NAI. All representations and warranties of Holdings and NAI contained in this Agreement are made subject to Schedule 1 hereto. Holdings and NAI, jointly and severally, hereby represent and warrant to UVSG as follows (such representations and warranties being deemed made as of the effective date hereof, except that (i) the representations and warranties with respect to Holdings that are contained in Sections 5.1 and 5.3(a) are being made as of the date of execution hereof,
(ii) the representations and warranties made in Section 5.25, which relate to TVSM, are being made as of the date of execution hereof (except that the representation and warranty made in the first sentence of Section 5.25 shall be deemed made as of June 10, 1998), and (iii) subject to Section 8.3(b), all other representations and warranties with respect to TVSM (including as a result of the inclusion of TVSM in the definition of the terms "NAI Contributed Entities" and "NAI Contributed Businesses") shall be deemed made as of June 26, 1998, the date the acquisition of TVSM by NAI was consummated, and relate solely to facts and circumstances arising after the consummation of the transaction in which NAI acquired ownership of TVSM):

  5.1 Organization. Each of Holdings, NAI and the NAI Contributed Entities is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own or lease and to operate the properties used in connection therewith. Each of Holdings, NAI and the NAI Contributed Entities is duly qualified or licensed and in good standing to do business in each of the jurisdictions where the conduct of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a material adverse effect on (i) the business, operations, properties or condition (financial or otherwise) of Publications or of the NAI Contributed Entities taken as a whole, or (ii) the ability of Holdings or NAI to consummate the transactions contemplated herein (each, a "Publications Material Adverse Effect").

  5.2 Capitalization; Options and Other Rights. The total authorized shares of capital stock of each of the NAI Contributed Entities and the number of such shares that are issued and outstanding are set forth in the NAI Disclosure Schedule. All of the issued and outstanding shares of capital stock of the NAI Contributed Entities have been duly and validly authorized and issued and are fully paid and nonassessable, and are held of record and beneficially as of the effective date hereof (or, in the case of TVSM, as of June 26, 1998) by NAI or by direct or indirect wholly-owned U.S. subsidiaries of NAI and will be held of record and beneficially by Holdings on the Closing Date, in each case, free and clear of any Liens and Restrictions (other than any restrictions on transfer arising under the Securities Act and state securities laws), with the sole right to vote, dispose of, and receive dividends or distributions with respect to such shares. The Publications Shares constitute all of the issued and outstanding shares of capital stock of News America Publications Inc., and the TVSM Shares constitute all of the issued and outstanding shares of TVSM, Inc. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person (as hereinafter defined) any interest in or the right to purchase or otherwise acquire, at any time, or upon the happening of any stated event, any capital stock of the NAI Contributed Entities, whether or not presently issued or outstanding, nor are there any outstanding securities of the NAI Contributed Entities or any other entity which are convertible into or exchangeable for shares of capital stock of the NAI Contributed Entities, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind whatsoever granting to any person any interest in or the right to purchase or otherwise acquire from Holdings, NAI or any of their respective Affiliates or any other entity any securities so exercisable convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of such shares. Upon consummation of the Transaction, UVSG will hold, directly or indirectly, of record and beneficially all of the outstanding shares of capital stock of each of the NAI Contributed Entities free and clear of any Liens and Restrictions (other than any restrictions on transfer arising under the Securities Act and state securities laws) with the sole right to vote, dispose of, and receive dividends or distributions with respect to such shares. In this Agreement, any reference to "Restrictions," with respect to any capital stock, partnership interest, membership interest in a limited liability company or other security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions. Notwithstanding anything to the contrary contained in these representations and warranties, the parties acknowledge that the existing stockholders of TVSM as of the effective date hereof may have statutory rights of appraisal as a result of NAI's acquisition of TVSM.

  5.3 Authorization; Freedom to Contract.

  (a) Each of Holdings, NAI and each of their respective applicable Affiliates has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement, the Parent Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Holdings, NAI or any of their respective applicable Affiliates in connection with the consummation of the Transaction (collectively with this Agreement and the Parent Agreement, the "NAI Transaction Documents"), and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Holdings, NAI and each of their respective applicable Affiliates of this Agreement and the other NAI Transaction Documents, the consummation by Holdings, NAI and their respective applicable Affiliates of the transactions contemplated hereby and thereby, and the performance by each of them of their respective obligations hereunder and thereunder, have been duly authorized by the Board of Directors of each of Holdings, NAI and each of their respective applicable Affiliates, and, except as set forth in Schedule 5.3 of the NAI Disclosure Schedule (which actions will be taken prior to the Closing), no further corporate action is or will be necessary on the part of Holdings, NAI or their respective Affiliates to authorize the execution and delivery of this Agreement or the other NAI Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of Holdings', NAI's or their respective applicable Affiliates' obligations hereunder and thereunder. This Agreement has been, and each of the other NAI Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by Holdings, NAI and each of their respective applicable Affiliates. This Agreement constitutes, and each of the NAI Transaction Documents when so executed and delivered will constitute, legal, valid and (assuming the due execution of such agreements by the other parties hereto that are not Affiliates of NAI) binding obligations of Holdings, NAI and/or their respective applicable Affiliates, as the case may be, enforceable against Holdings, NAI and/or their respective applicable Affiliates in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

  (b) The execution and delivery of this Agreement and the other NAI Transaction Documents by Holdings, NAI and/or their respective applicable Affiliates do not, and the performance by Holdings, NAI and/or their respective applicable Affiliates of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or conflict with any provision of the certificate or articles of incorporation or by-laws of Holdings, NAI and/or their respective Affiliates or any amendments thereto or restatements thereof,
(ii) violate any of the terms, conditions or provisions of any law, rule or regulation applicable to Holdings, NAI or their respective Affiliates or any order, writ, injunction, judgment or decree of any Governmental Authority (as hereinafter defined) to which any of Holdings, NAI or their respective Affiliates is subject or by which any of the foregoing or their respective assets are bound, or (iii) assuming that the releases described in Items 2, 3 and 4 of Schedule 5.15 of the NAI Disclosure Schedule are obtained, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, pledge, lien, encumbrance, charge, or other security interest (a "Lien") on any of the properties or assets of Holdings, NAI or their respective Affiliates pursuant to, or require any consent by or approval or authorization of (a "Contract Consent") any party under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which Holdings, NAI or any of their respective Affiliates is a party (whether as an original party or as an assignee or successor) or by which Holdings, NAI or any of their respective Affiliates or any of their respective properties is bound, except for such breaches or defaults as are not reasonably likely to have a Publications Material Adverse Effect.

  (c) No governmental authorization, approval, order, license, franchise, consent or permit (collectively, "Permits"), and no registration, declaration or filing (collectively, "Filings") with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality (collectively, "Governmental Authorities"), is required in connection with the execution, delivery and performance of this Agreement by Holdings or NAI and the consummation of the transactions contemplated hereby by Holdings or NAI, except the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (collectively, the "HSR Act"), and except where the failure to obtain such Permits or to make such Filings is not reasonably likely to have a Publications Material Adverse Effect.

  (d) There are no consents, authorizations or other approvals from or notices to any Person other than a Governmental Authority (including, without limitation, any Person that has entered into any contract, agreement, arrangement or understanding with the NAI Contributed Entities) required to permit the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such consents, authorizations or approvals is not reasonably likely to have a Publications Material Adverse Effect.

  5.4 Subsidiaries. Except as set forth in the NAI Disclosure Schedule, the NAI Contributed Entities do not, directly or indirectly, have any ownership or other interest in, or any equity or similar interest or other right convertible into or exercisable or exchangeable for or control of, any individual, corporation, limited liability company, partnership, joint venture, business association or other entity (each, a "Person"). The NAI Contributed Entities beneficially own all rights, title and interest that Holdings, NAI or their respective Affiliates have or had in the EPG joint venture (a/k/a "TV Guide On-Screen") with an Affiliate of TCI. Except as set forth in the NAI Disclosure Schedule, each interest in any other Person owned by an NAI Contributed Entity is owned by the applicable entity free and clear of any Liens and Restrictions, and each such Person is duly organized, validly existing and in good standing in its respective jurisdiction of organization and has all requisite power and authority to carry on its business and to own or lease its assets and to operate the properties used in connection therewith.

  5.5 Charter and Organizational Documents. NAI has furnished UVSG with true and complete copies of the certificate of incorporation and by-laws of each of the NAI Contributed Entities and, except as set forth in Schedule 5.22 of the NAI Disclosure Schedule, accurate and complete records of all material corporate proceedings of each of the NAI Contributed Entities.

  5.6 Financial Statements. NAI has furnished to UVSG true and complete copies of the following financial statements (which, except in the case of the financial statements of TVSM that are set forth in subparagraph (f) below, are unaudited) (the "Unaudited Contributed Business Financial Statements"):

    (a) profit and loss statements of Publications (excluding TVGEN) for the fiscal years ended June 30, 1995, 1996 and 1997 and the nine months period ended March 31, 1998;

    (b) balance sheet of Publications (excluding TVGEN) as of March 31, 1998;

    (c) statements of cash flows of Publications (excluding TVGEN) for the fiscal year ended June 30, 1997 and the nine month period ended March 31, 1998;

    (d) profit and loss statements of TVSM for the three month period ended March 31, 1998;

    (e) balance sheet of TVSM as of March 31, 1998; and

    (f) financial statements (which include balance sheets, statements of cash flows and profit and loss statements) of TVSM as of and for the twelve month period ended December 31, 1997.

  The Unaudited Contributed Businesses Financial Statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding accounting periods (except as may be indicated therein or in the notes thereto) ("GAAP"), except that the financial statements of Publications

(excluding TVGEN) do not contain any provision for taxes, interest or amortization of goodwill (none of which will represent any actual or contingent liability or commitment of the NAI Contributed Entities at Closing). Except with respect to the financial statements of TVSM that are set forth in paragraphs (d), (e) and (f) above (the "TVSM Financials"), as to which no representation or warranty is made, each of the financial statements contained in the Unaudited Contributed Businesses Financial Statements was prepared, and the audited financial statements of the NAI Contributed Businesses that will be included in the Proxy Statement will be prepared, in accordance with GAAP, and each of the financial statements contained in the Unaudited Contributed Businesses Financial Statements fairly present, and the audited financial statements of the NAI Contributed Businesses that will be included in the UVSG Proxy Statement will fairly present (except as may be indicated therein or in the notes thereto), the financial position of the NAI Contributed Businesses and the NAI Contributed Entities as of the dates thereof and the results of operations and changes in financial position of the NAI Contributed Businesses and the NAI Contributed Entities for each of the periods then ended.

  5.7 Absence of Default. Except as set forth in the NAI Disclosure Schedule, each of the NAI Contributed Entities has complied with and performed all of its obligations required to be performed under all contracts, agreements and leases to which it is a party (whether as an original party or as an assignee or successor), and it is not in default in any respect under any contract, agreement, lease, undertaking, commitment or other obligation, except for such breaches or defaults that are not reasonably likely to have a Publications Material Adverse Effect. Neither Holdings nor NAI has any knowledge that any party has failed to comply in any material respect with or perform all of its obligations required to be performed under any contract, agreement or lease to which any of the NAI Contributed Entities is a party or by which any of the NAI Contributed Entities or the NAI Contributed Businesses is bound or to which any of their respective assets is subject (whether as an original party or an assignee or successor).

  5.8 Absence of Certain Developments. Since the date of the latest balance sheet included in the Unaudited Contributed Businesses Financial Statements, the NAI Contributed Businesses have been conducted in the ordinary course of business consistent with past practice, and, except to the extent reflected or otherwise disclosed in the NAI Disclosure Schedule, there has not been:

    (a) any material adverse change in the business, assets, results of operation or condition (financial or otherwise) of the NAI Contributed Businesses (without regard to changes resulting from macroeconomic or general industry conditions) (a "Publications Material Adverse Change"), and there has not occurred any event which is reasonably likely to result in a Publications Material Adverse Change;

    (b) any declaration, setting aside, or payment of any dividend or distribution (other than of cash) to Holdings, NAI or any of their respective Affiliates, or any direct or indirect redemption, retirement, purchase or other acquisition by any NAI Contributed Entity of any of its capital stock or other securities or options, warrants or other rights to acquire capital stock;

    (c) any increase in salary, wage, benefit or other remuneration payable or to become payable to any current or former officer, director, employee or agent of any of the NAI Contributed Businesses or any increase in any bonus or severance payment or arrangement made to, for or with any of its officers, directors, employees or agents or any grant of a supplemental retirement plan or program or special remuneration for any officer, director, employee or agent of any of the NAI Contributed Businesses, in each case other than in the ordinary course of business and consistent with past practice (including regular annual salary and performance bonus increases);

    (d) any sale, lease or other transfer or disposition of any material asset of any of the NAI Contributed Businesses;

    (e) any change in accounting methods, practices or policies (including any change in depreciation or amortization policies or rates) by any of the NAI Contributed Businesses or any revaluation by any of the NAI Contributed Businesses of any of its assets;

    (f) any material modification or change to any material contract by any of the NAI Contributed Businesses, other than in the ordinary course of business;

    (g) any written waiver or written release of any right or claim of substantial value by any of the NAI Contributed Businesses;

    (h) any payment, discharge or satisfaction of any material claim, liability or obligation by any of the NAI Contributed Businesses, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its balance sheet as of March 31, 1998 referred to in
  Section 5.6(b) or (e) above, as applicable (the "Latest Balance Sheet"), or incurred since the date of such balance sheet in the ordinary course of business and consistent with past practice and other than scheduled repayments of indebtedness reflected on the Latest Balance Sheet;

    (i) any issuance or sale of capital stock or other securities or membership or other ownership interests, exchangeable or convertible securities, options, warrants, puts, calls or other rights to acquire capital stock or other securities or other ownership interests of any of the NAI Contributed Entities;

    (j) any guarantee by any NAI Contributed Entity of any indebtedness for borrowed money, except for guarantees of public indebtedness, which will terminate as of the Closing;

    (k) any delay in the payment of any trade or other payables other than in the ordinary course of business and consistent with past practice; or

    (l) any agreement by Holdings, NAI or any of their respective Affiliates or any of the NAI Contributed Businesses to do any of the foregoing.

  5.9 Liabilities. Except as reflected in the Unaudited Contributed Businesses Financial Statements and except for liabilities or obligations that fall within any of the exceptions contained in any of the other representations or warranties contained in this Section 5 (e.g., knowledge, materiality and disclosed liabilities) or that arose in the ordinary course of business after March 31, 1998 (and which have not resulted and are not reasonably likely to result in a Publications Material Adverse Change), no NAI Contributed Entity has any actual or potential liability or obligation of any kind or nature, whether due or to become due, whether absolute, accrued, fixed or contingent or otherwise. TVGEN has no liabilities or other obligations of any nature (other than current liabilities incurred in the ordinary course of business and obligations under executory contracts which have been made available to
UVSG).

  5.10 Litigation.

  (a) Except as set forth in the NAI Disclosure Schedule: (i) there are no private or governmental actions, suits, arbitrations, claims, legal or administrative proceedings or investigations ("Legal Proceedings") pending or, to the knowledge of Holdings or NAI, threatened against any of the NAI Contributed Entities or the NAI Contributed Businesses, and (ii) none of the NAI Contributed Entities or the NAI Contributed Businesses, nor any of their respective assets, properties or business, is subject to any judgment, writ, injunction or decree of any Governmental Authority, except in either case for such Legal Proceedings as are not reasonably likely, individually or in the aggregate, to have a Publications Material Adverse Effect.

  (b) None of Holdings, NAI or any of their respective Affiliates is a party to any Legal Proceedings pending or, to its knowledge, threatened which, if adversely determined, would adversely affect or restrict the ability of Holdings, NAI or their respective applicable Affiliates to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder.

  (c) There is no judgment, order, injunction or decree of any Governmental Authority to which Holdings, NAI or any of their respective Affiliates is subject which might adversely affect or restrict the ability of Holdings, NAI or any of their respective applicable Affiliates to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder.

  5.11 Restrictions on Business Activities. There is no material agreement, nor is there any judgment, injunction, order or decree, binding upon Holdings, NAI or any of their respective Affiliates which has or could have the effect of prohibiting or materially impairing any current business practice of any of the NAI Contributed

Businesses or the conduct of business by any NAI Contributed Entity as currently conducted (including following the consummation of the transactions contemplated by this Agreement).

  5.12 Compliance with Law. Holdings, NAI and their respective Affiliates (i) are in compliance with all federal, state, local or foreign laws (including common law), statutes, codes, ordinances, rules, regulations or other requirements applicable to the NAI Contributed Businesses or the NAI Contributed Entities or to the conduct of the business or operations of the NAI Contributed Businesses or the NAI Contributed Entities or the use of their respective properties (including any leased properties) and assets, and (ii) have all governmental permits and approvals from Governmental Authorities which are required by the NAI Contributed Businesses or the NAI Contributed Entities to operate their respective businesses, except in such cases where the failure to comply or obtain is not reasonably likely to have a Publications Material Adverse Effect.

  5.13 Taxes. Except as otherwise set forth in the NAI Disclosure Schedule:

    (a) Each of the NAI Contributed Entities has filed all material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All material Taxes owed by any of the NAI Contributed Entities (whether or not shown on any Tax Return) have been paid. There are no liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on the books of the applicable entity) on any of the assets of any of the NAI Contributed Entities.

    (b) Each of the NAI Contributed Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

    (c) No material deficiencies for any Taxes have been proposed, asserted or assessed against the NAI Contributed Entities that are not adequately reserved for in accordance with GAAP in all cases applied on a consistent basis with the NAI Latest Balance Sheet. The NAI Disclosure Schedule indicates the Tax Returns of the NAI Contributed Entities that currently are the subject of an audit.

    (d) None of the NAI Contributed Entities has any current non-contingent liability for the Taxes of any Person (other than any of the NAI Contributed Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    (e) If the income of the NAI Contributed Entities is required under federal, state, local or foreign tax rules to be included on a consolidated, unitary, combined or other such Tax Return filed by an entity other than any of the NAI Contributed Entities, each such group has filed all Tax Returns that it was required to file with respect to any of the NAI Contributed Entities for each period during which any NAI Contributed Entity was a member of such group. All such Tax Returns were correct and complete in all material respects in so far as they relate to any of the NAI Contributed Entities. All material Taxes owed by such group with respect to any of the NAI Contributed Entities (whether or not shown on a Tax Return) have been paid for each taxable period during which any of the NAI Contributed Entities was a member of its respective group.

    (f) The normal period within which to examine and/or assess Taxes on the income of the NAI Contributed Entities or any of them has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

    (g) None of the NAI Contributed Entities has made or is required to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Code Section 280G.

    (h) None of the NAI Contributed Entities is a party to any tax sharing or allocation agreement.

 5.14 Employee Benefit Plans.

  (a) Except as set forth on the NAI Disclosure Schedule, the NAI Contributed Entities do not maintain, contribute to, or have any liability to or in connection with, nor, have the NAI Contributed Entities maintained, contributed to, or had any liability to or in connection with, any employee pension benefit plan, fund or program

(exclusive of benefits contained in contracts disclosed pursuant to Section
5.18 hereof), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), specifically including any multiemployer plan, as defined in Section 3(37) of ERISA, regardless of whether such pension plan, fund or program (i) is or is intended to be covered or qualified under the Code, ERISA or any other applicable law,
(ii) is or is intended to be funded or unfunded, or (iii) covers any current or former employee of or independent contractor to the NAI Contributed Entities (the "Pension Plans"). The NAI Contributed Entities have not, within the past six years, contributed to, maintained or been obligated to contribute to any such multiemployer plan (as so defined).

  (b) The NAI Disclosure Schedule contains a list (exclusive of benefits contained in contracts disclosed pursuant to Section 5.18 hereof) of all other employee benefit plans, funds or programs as such term is defined in Section 3(3) of ERISA which any NAI Contributed Entity has maintained, contributed to, or in connection with which it has or has had any liability, specifically including any multiemployer plan, as defined in Section 3(37) of ERISA, regardless of whether such employee benefit plan, fund or program (i) is or is intended to be covered or qualified under the Code, ERISA or any other applicable law, (ii) is or is intended to be funded or unfunded, or (iii) covers any current or former employee of or independent contractor to the NAI Contributed Entities ("Benefit Plans").

  (c) The NAI Disclosure Schedule lists (exclusive of benefits contained in contracts disclosed pursuant to Section 5.18 hereof), with respect to the NAI Contributed Entities, (i) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (ii) all deferred compensation, bonus, pension, profit sharing, savings or incentive plans, programs or arrangements, (iii) other fringe or employee benefit plans, programs or arrangements that apply to employees of the NAI Contributed Entities, in each case, that are currently maintained or contributed to by the NAI Contributed Entities or to which or in connection with which the NAI Contributed Entities have any liability, or that have been maintained or contributed to by the NAI Contributed Entities or to which or in connection with which they had any liability since January 1, 1993 (collectively, with the plans, funds and programs referred to in (a) and (b) above the "Employee Plans").

  (d) NAI has furnished to UVSG a copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its or Holdings' possession, any material employee communications relating thereto) and has, with respect to each Employee Plan that is subject to ERISA reporting requirements, provided copies of the Form 5500, including all schedules attached thereto and actuarial reports, if any, filed for the last three plan years. Any Employee Plan intended to be qualified under Sections 401(a) or 501(c)(9) of the Code is in fact so qualified and either there has been obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under applicable Code provisions and subsequent legislation, or the time for applying to the Internal Revenue Service for such a determination letter has not expired under applicable Treasury Regulations. NAI has also furnished UVSG with the most recent Internal Revenue Service determination letter issued with respect to each such Employee Plan (and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Section 401(a) of the Code), and all prohibited transaction exemptions (or requests for such exemptions), private letter rulings, opinions, information letters or compliance statements issued with respect to any Employee Plan by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

  (e) In the case of any policies or binders of insurance that constitute or are otherwise maintained in connection with an Employee Plan, to the knowledge of Holdings and NAI, (i) such policies and binders are valid and enforceable in accordance with their terms in all respects, and are in full force and effect; (ii) none of Holdings, NAI or any of their respective Affiliates is in default in any respect with respect to any material provisions contained in any such policy or binder, nor has any of them failed to give any notice or present any claim under any such policy or binder in a due and timely fashion; and (iii) none of Holdings, NAI or any of their respective Affiliates has received any notice of cancellation or non-renewal of any such policy or binder; except to the extent that a failure with respect to any of the foregoing is not reasonably likely to have, in the aggregate, a Publications Material Adverse Effect.

  (f) Except as set forth in the NAI Disclosure Schedule, and except to the extent that any failure with respect to the following is not reasonably likely to have, in the aggregate, a Publications Material Adverse Effect, no Employee Plan exists which will result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of Holdings or NAI (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein and no NAI Contributed Entity is party to any plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, and except as disclosed in the NAI Disclosure Schedule, no NAI Contributed Entity maintains any Employee Plan or Pension Plan which provides severance benefits to current or former employees or other services providers of Holdings or NAI. Except as disclosed in the NAI Disclosure Schedule, no medical or life insurance benefits are provided by any Employee Plan to any former employee or independent contractor, except to the extent required by the Consolidated Omnibus Reconciliation Act of 1985, as amended "COBRA"). Except as set forth in the NAI Disclosure Schedule, the NAI Contributed Entities have no obligation to contribute to retiree life, health and other benefits. Except as set forth in the NAI Disclosure Schedule, the NAI Contributed Entities do not and have not been a party to any collective bargaining (or other similar) agreement with respect to any employee of the NAI Contributed Entities, nor is any such agreement presently being negotiated.

  (g) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than liabilities which have been assumed by NAI and with respect to which none of the NAI Contributed Entities will have any liability after the Closing Date; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan; (iii) each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the NAI Contributed Entities have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default under or violation by any other party of any Employee Plan; (iv) no NAI Contributed Entity is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans; (v) all material contributions required to be made by the NAI Contributed Entities to any Employee Plan have been made on or before their due dates; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Employee Plan is covered by, and no NAI Contributed Entity has incurred or expects to incur any liability under, Title IV of ERISA or Section 412 of the Code, except, in the case of any failure to comply with clauses (ii), (iii), (iv), (v), (vi) and/or (vii) above, for such failures which are not reasonably likely to have, in the aggregate, a Publications Material Adverse Effect. With respect to each Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, NAI or the applicable NAI Contributed Entity has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan except where the failure to timely file, distribute or post such documents would not, in the aggregate, have a Publications Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Holdings and NAI, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor which is reasonably likely to have, in the aggregate, a Publications Material Adverse Effect. No NAI Contributed Entity is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (h) With respect to each Employee Plan, each NAI Contributed Entity has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply is not reasonably likely to have in the aggregate, a Publications Material Adverse Effect.

  (i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee or other service provider or any director of any NAI Contributed Entity to severance benefits or any other similar payment (including unemployment compensation, golden parachute, bonus or otherwise), (ii) increase any benefits otherwise payable or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, service provider or director except to the extent that any of the foregoing are not reasonably likely to have, in the aggregate, a Publications Material Adverse Effect.

  (j) There has been no amendment to, written interpretation or announcement (whether or not written) by Holdings, NAI or any NAI Contributed Entity relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to that Employee Plan for the most recent fiscal year included in the Unaudited Contributed Businesses Financial Statements.

  5.15 Contracts and Commitments. The NAI Disclosure Schedule lists all contracts to which any NAI Contributed Entity is a party or by which it or the NAI Contributed Businesses or their respective assets are bound that are to be performed in whole or in part after the effective date hereof and that would be required to be filed with the Securities and Exchange Commission (the "Commission") as "material contracts" pursuant to Item 601 of Regulation S-K under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission thereunder, the "Securities Act") if such NAI Contributed Entity was a registrant registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the Commission thereunder, the "Exchange Act"). The NAI Disclosure Schedule also lists (a) all agreements, bonds, notes, debentures or similar instruments evidencing (i) indebtedness of any NAI Contributed Entity for borrowed money or for the deferred purchase price of any material property or service (other than trade accounts arising in the ordinary course of business), (ii) obligations of any NAI Contributed Entity under capital leases, (iii) guaranties by any NAI Contributed Entity of liabilities or obligations of others, and (iv) any Liens on the assets of any NAI Contributed Entity, (b) agreements that limit the right of any NAI Contributed Entity to compete in any line of business; (c) agreements which, after giving effect to the transactions contemplated hereby, purport to restrict or bind UVSG or any of its subsidiaries, other than the NAI Contributed Entities; (d) all agreements not in the ordinary course of business pursuant to which there is any continuing liability or obligation, including without limitation any indemnification obligation; (e) merger, acquisition and similar agreements that have any surviving obligations not performed in full, including without limitation, any indemnity obligation; (f) agreements with any Affiliate of such NAI Contributed Entity; (g) any agreements not terminable on less than 75 days notice without penalty and involving amounts in excess of $6,000,000 during the 1997 fiscal year, reasonably expected during 1998, or as projected over the remainder of the stated fixed term of the applicable agreement; and
(h) any collective bargaining or similar agreements. True and complete copies of all agreements listed in the NAI Disclosure Schedule have been made available to UVSG. Each of the NAI Contributed Entities has fulfilled in all material respects, or taken all actions necessary to enable it to fulfill in all material respects when due, its obligations under each of such agreements to which it is a party. To the knowledge of Holdings and NAI, all parties thereto other than the NAI Contributed Entities have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under such agreements which breach, violation or default is reasonably likely to have a Publications Material Adverse Effect. No NAI Contributed Entity has received any notice of termination, cancellation or acceleration of any such agreement.

5.16 Adequacy of Assets; Intangible Property.

  (a) The businesses conducted by the NAI Contributed Entities include all businesses engaged in by Holdings, NAI and their respective Affiliates relating to the print or electronic program guide business whether within or outside the United States other than the NDS Business (the "Program Guide Businesses"). Except for the assets and rights owned by NAI or an Affiliate thereof (other than an NAI Contributed Entity) that are listed in items 1 through 7 of Schedule 4 or are used to provide the services so listed, all of which services will be made available to the NAI Contributed Entities as described in Section 7.14 hereof, and except for immaterial assets and rights used in connection with general corporate overhead and administrative activities of NAI and its Affiliates in the New York City offices of NAI and its Affiliates, the assets and rights held by the NAI Contributed Entities include all of the assets and other rights used, and all of the material assets and rights usable, by Holdings, NAI and their respective Affiliates in the Program Guide Businesses, the business of TVGEN and the business of Murdoch Magazines Distribution, Inc., and the NAI Contributed Entities have no other material assets or rights. The NAI Contributed Entities have no liabilities, claims or other obligations other than (i) those arising out of or incurred in connection with the Program Guide Business, the business of TVGEN and the business of Murdoch Magazines Distribution, Inc., and (ii) intercompany indebtedness to be canceled or contributed to the capital of the applicable NAI Contributed Entities immediately prior to the Closing. The assets owned or leased by the NAI Contributed Entities are suitable and adequate for the conduct of their respective businesses and the NAI Contributed Businesses have good and, with respect to real property owned in fee, marketable title to or valid leasehold or other contractual interests in all such assets that are material to the NAI Contributed Businesses as a whole, free and clear of all Liens other than Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrances" means the following
Liens: (i) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Unaudited NAI Contributed Businesses Financial Statements in accordance with GAAP; and (ii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Unaudited NAI Contributed Businesses Financial Statements.

  (b) One or more of the NAI Contributed Entities owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and trade secrets (collectively, "Intellectual Property") that are used in the NAI Contributed Businesses as currently conducted, except to the extent that the failure to have such rights has not had and is not reasonably likely to have a Publications Material Adverse Effect. The Intellectual Property includes (i) all right, title and interest to the name "TV Guide" in the United States,
(ii) all right, title and interest to the name "TV Guide" outside the United States, if any, held by Holdings, NAI and their respective Affiliates, (iii) all related trademarks, service marks, trade names or copyrights used in the conduct of the NAI Contributed Businesses and (iv) all right, title and interest that Holdings, NAI or any of their respective Affiliates has in any Intellectual Property of or arising out of the former EPG joint venture formerly known as TV Guide On Screen with an Affiliate of TCI. Neither Holdings, NAI nor any of their respective Affiliates has received notice of any claim of infringement of the rights of others with respect to any patents, trademarks, service marks, trade names or copyrights used or owned by the NAI Contributed Entities, the loss of which is reasonably likely to have a Publications Material Adverse Effect. Neither Holdings, NAI nor any of their respective Affiliates has any knowledge that any of the NAI Contributed Entities is infringing upon or otherwise violating, or has infringed upon or otherwise violated, the rights of any third party with respect to any patent, trademark, trade name, service mark or copyright, except to the extent that the foregoing is not reasonably likely to have a Publications Material Adverse Effect. No current or former employee of any NAI Contributed Entity is or was a party to any confidentiality agreement and/or agreement not to compete which restricts or forbids such employee's performance of any activity that such employee was hired to perform, except to the extent that the foregoing is not reasonably likely to have a Publications Material Adverse Effect. No NAI Contributed Entity is currently using or has in the past used without appropriate authorization, any confidential information or trade secrets of any third party, except to the extent that any of the foregoing is not reasonably likely to have a Publications Material Adverse Effect. Since January 1, 1995, neither Holdings nor NAI has received any notice alleging such conduct.

  5.17 Licenses; Compliance with Regulatory Requirements.

  (a) The NAI Contributed Entities hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, consents, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign ("Licenses") which are material to the ownership of the assets that are material to the NAI Contributed Businesses (collectively, the "Publications Licenses"). Each NAI Contributed Entity is in compliance with, and has conducted its business so as to comply with, the terms of their respective Publications Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, except where the failure so to comply has not had and, insofar as reasonably can be foreseen, in the future will not have, either individually or in the aggregate, a Publications Material Adverse Effect. Without limiting the generality of the foregoing, the NAI Contributed Entities, (i) have all Licenses of Governmental Authorities required for the operation of the facilities being operated by the NAI Contributed Entities or required in the conduct of the NAI Contributed Businesses, and all such Licenses are identified on the NAI Disclosure Schedule, (ii) have duly and currently filed all reports and other information required to be filed by any Governmental Authority in connection with such Licenses, and (iii) are not in violation of any of such Licenses, other than the lack of Licenses, delays in filing reports or possible violations which, in the aggregate, have not had and are not reasonably likely to have a Publications Material Adverse Effect.

  (b) Except as set forth in the NAI Disclosure Schedule, the NAI Contributed Entities have duly complied with, and the operation of the business, equipment and other assets and the facilities owned or leased by the NAI Contributed Entities are in compliance with, the provisions of all applicable Environmental and Health Laws, except for non-compliance which is not reasonably likely to have a Publications Material Adverse Effect. For purposes of this Agreement, the term "Environmental and Health Laws" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of pollutants, contaminants, chemicals, industrial, toxic or hazardous substances, oil or petroleum products or solid or hazardous waste (collectively, "Hazardous Substances"); (ii) air, water and noise pollution;
(iii) groundwater and surface water contamination; (iv) the release into the environment of Hazardous Substances, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species;
(vi) storage tanks, vessels and containers containing Hazardous Substances;
(vii) underground storage tanks, abandoned, disposed or discarded barrels and other closed receptacles containing Hazardous Substances; (viii) health and safety of employees; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Substances. As used herein, the terms "release" and "environment" have the meanings set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. There are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against any NAI Contributed Entities relating to any Environmental and Health Laws. Neither Holdings, NAI nor any of their respective Affiliates has received a notice of or knows any facts which constitute a violation by any NAI Contributed Entities of or give rise to liability of any NAI Contributed Entities under any Environmental and Health Laws that in either case would or would be reasonably likely to have a Publications Material Adverse Effect.

  (c) The NAI Contributed Businesses and the NAI Contributed Entities do not own, lease or operate any printing facilities or otherwise conduct any printing activities (other than printing services provided by Persons other than the NAI Contributed Entities using facilities and materials that are owned and operated by Persons other than the NAI Contributed Entities).

  5.18 Employee Matters. The NAI Disclosure Schedule lists each employment, consulting, agency or commission agreement to which any of the NAI Contributed Entities is a party which is not terminable without liability to the NAI Contributed Entities upon 60 days' or less prior notice to the employee, consultant or agent and involves compensation or remuneration of more than $50,000 per annum. True and complete copies of such agreements have been made available to UVSG. All of such contracts and arrangements are in full force and effect, and neither the NAI Contributed Entities nor, to the knowledge of Holdings or NAI, any other party is in default under any of such contracts and agreements. To the knowledge of Holdings or NAI, (i) there have been no claims of defaults and (ii) there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the knowledge of Holdings or NAI, threatened labor dispute, strike, or work stoppage that could be expected to have a Publications Material Adverse Effect. Each of the NAI Contributed Entities is in compliance in all material respects with all current applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. There are no pending claims against any NAI Contributed Entities under any workers compensation plan or policy or for long term disability. To the knowledge of Holdings or NAI, none of the employees of the NAI Contributed Businesses are members of a labor union or similar labor organization.

  5.19 Interested Party Transactions. The NAI Disclosure Schedule lists all transactions between any of the NAI Contributed Entities, on the one hand, and Holdings, NAI, News Corp., any of their respective subsidiaries (other than the NAI Contributed Entities) or any director or executive officer of any of the foregoing (including any NAI Contributed Entity), on the other hand, in which the amount involved exceeds $60,000 that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act or the Exchange Act if such NAI Contributed Entity was a registrant registered under Section 12(g) of the Exchange Act. No NAI Contributed Entity is indebted to Holdings, NAI, News Corp., any of their respective subsidiaries, or any director, officer, employee or agent of any of the foregoing for borrowed money, except for intercompany indebtedness to be canceled or contributed to the capital of the applicable NAI Contributed Entity immediately prior to the Closing.

  5.20 Insurance. The NAI Contributed Entities, through one or more Affiliates, have the benefit of policies of fire and casualty, liability and other forms of insurance (including self insurance) in such amounts, with such deductibles and against such risks and losses as are reasonable for the operation of the businesses of the NAI Contributed Entities under the circumstances in which they are being conducted. All such policies are in full force and effect, all premiums due and payable thereon as of the effective date hereof, have been paid (other than retroactive or retrospective premium adjustments that may be required to be paid with respect to any events or circumstances arising prior to the Closing under any of such insurance policies, which, unless accrued for in the Latest Balance Sheet, shall accrue to or be paid by NAI), and no notice of cancellation or termination has been received with respect to any such policy which policy has not been replaced prior to the date of such cancellation. To the knowledge of Holdings and NAI, the activities and operations of the NAI Contributed Entities have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies, except for any failures so to conform that, individually or in the aggregate, are not reasonably likely to have a Publications Material Adverse Effect. The coverage of such policies will cease upon the applicable Closing, but the NAI Contributed Entities will continue to be entitled to the benefit of such policies with respect to any covered event that occurs prior to the Closing (including during any extended reporting period under "claims made" policies or the like).

  5.21 Major Advertisers and Suppliers. The NAI Disclosure Schedule lists each advertiser of the NAI Contributed Entities that individually accounted for more than one percent (1%) of the total dollar amount of revenues of the NAI Contributed Businesses on a combined basis in 1997, showing the total dollar amount of revenues for each such customer during each such year. None of the NAI Contributed Entities has received written notice from any customer in the NAI Disclosure Schedule of such customer's intent not to remain a customer of the NAI Contributed Entities after the Closing. The NAI Disclosure Schedule also lists each of the ten largest vendors to the NAI Contributed Businesses (by dollar volume) during the most recently completed fiscal year.

  5.22 Minute Books. Except as set forth in the NAI Disclosure Schedule, NAI has made available to UVSG true and complete copies of the minute books of the NAI Contributed Entities. Except as set forth in the NAI Disclosure Schedule, such minute books contain summaries of all meetings of directors and shareholders or actions by written consent since the later of (i) January 1, 1995 and (ii) the time of the applicable entity's date of incorporation, and such summaries are true and complete in all material respects and reflect all transactions referred to in such minutes accurately in all material respects.

  5.23 Brokers' and Finders' Fees. Neither Holdings, NAI nor any of their respective Controlled Affiliates has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the transactions contemplated hereby.

  5.24 Year 2000 Compliance. NAI has conducted a preliminary assessment of the possible impact of Year 2000 Issues (as hereinafter defined) on the business and operations of Publications. Neither Holdings nor NAI believes that the costs of required modifications to existing programs of Publications and conversions to new programs required in order to remediate any Year 2000 Issue are reasonably likely to result in a Publications Material Adverse Effect. For purposes of this section, the term "Year 2000 Issues" means issues arising from the failure or inability of any hardware, software or systems to correctly process, provide and receive data within and between the years 1999 and 2000 and account for all required leap year calculations for the year 2000.

  5.25 TVSM Merger Agreement. Prior to the execution of the Letter Agreement, NAI furnished to UVSG or its representatives a true and complete copy of the draft dated June 7, 1998 of the TVSM Merger Agreement, together with the draft schedules thereto in the form delivered to NAI by TVSM. NAI has furnished UVSG with a true and complete copy of the executed TVSM Merger Agreement, including the schedules and exhibits thereto. There have been no amendments of or material waivers under the TVSM Merger Agreement. NAI consummated the acquisition of TVSM pursuant to the TVSM Merger Agreement on June 26, 1998.

  5.26 Acquisition for Investment. Neither NAI nor Holdings has any present plan or intention to sell, exchange or otherwise dispose of any of the UVSG Consideration Shares.

  5.27 Transfer of Shares to Holdings. NAI's transfer of the Shares to Holdings will not have an effect on TCI, UVSG, or the NAI Contributed Entities that is adverse in any material respect (determined without regard to any other materiality provision hereof), except that the transfer of the Publications Shares to Holdings will have the effect of reducing the basis of the Publications Shares, such reduction in basis may have an effect on TCI, UVSG or the NAI Contributed Entities that is adverse in a material respect (determined without regard to any other materiality provision hereof), and that NAI and Holdings are not making any representation or warranty with respect to the effect of such reduction in basis.

  6. Representations and Warranties of UVSG. All representations and warranties of UVSG contained in this Agreement are made subject to Schedule 2 hereto. UVSG hereby represents and warrants to Holdings and NAI as follows (such representations and warranties being deemed made as of the effective date hereof):

  6.1 Organization. Each of UVSG and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own or lease and to operate the properties used in connection therewith. Each of UVSG and its subsidiaries is duly qualified or licensed and in good standing to do business in each of the jurisdictions where the conduct of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a material adverse effect on
(i) the business, operations, properties or condition (financial or otherwise) of UVSG and its subsidiaries taken as a whole, or (ii) the ability of UVSG to consummate the transactions contemplated herein (each, a "UVSG Material Adverse Effect").

  6.2 Capitalization; Options and Other Rights.

  (a) As of June 4, 1998, the total authorized shares of capital stock of UVSG consist of 60,000,000 shares of Class A Common Stock, 30,000,000 shares of Class B Common Stock, and 2,000,000 shares of Preferred Stock, par value $.01 per share, of which 24,303,874 shares of Class A Common Stock, 12,373,294 shares of

Class B Common Stock and no shares of Preferred Stock were issued and outstanding as of June 4, 1998. All of the issued and outstanding shares of UVSG Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. As of such date, there were no other outstanding shares of capital stock or other securities or ownership interests of UVSG other than shares of Class A Common Stock issuable upon the exercise of options issued under UVSG's Equity Incentive Plan and its Stock Option Plan for Non-Employee Directors (collectively, the "UVSG Stock Option Plans") and options issued under such plans. As of December 31, 1997, UVSG had reserved
(i) 1,176,444 shares of Class A Common Stock for issuance upon exercise of outstanding options issued pursuant to the UVSG Stock Option Plans and (ii) 2,031,671 shares of Class A Common Stock for issuance upon exercise of stock options available for grant under the UVSG Stock Option Plans. Other than stock appreciation rights related to subsidiaries or divisions of UVSG that UVSG has the option to satisfy in shares of Class A Common Stock, options outstanding at December 31, 1997, the adoption of any employee incentive or stock option plan subsequent to December 31, 1997 that is approved by the stockholders of UVSG, the grant subsequent to December 31, 1997 of options pursuant to such plans or pursuant to the UVSG Stock Option Plans, and other than this Agreement or shares of Class B Common Stock that may be converted to shares of Class A Common Stock, as of the effective date hereof there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever to which UVSG is a party or by which it is bound granting to any person any interest in or the right to purchase or otherwise acquire from UVSG, at any time, or upon the happening of any stated event, any capital stock of UVSG, whether or not presently issued or outstanding, nor are there any outstanding securities of UVSG or any other entity which are convertible into or exchangeable for shares of capital stock of UVSG, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind whatsoever to which UVSG is party or by which it is bound granting to any Person any interest in or the right to purchase or otherwise acquire from UVSG any securities so convertible or exchangeable.

  (b) Upon consummation of the Transaction, the UVSG Consideration Shares issued to Holdings will have been duly and validly authorized and issued and will be fully paid and nonassessable.

 6.3 Authorization; Freedom to Contract.

  (a) UVSG has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement, the Parent Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by UVSG, as the case may be, in connection with the consummation of the Transaction (collectively with this Agreement, the "UVSG Transaction Documents," it being understood that such definition does not include agreements, documents, instruments or certificates executed solely in connection with the Netlink Transaction), and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by UVSG of this Agreement and the other UVSG Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance by it of its obligations hereunder and thereunder have been duly authorized by the Board of Directors of UVSG, and, except for the approval of the stockholders of UVSG, and except for the actions contemplated by Section 7.18 (which actions will be taken prior to the Closing), no further corporate action will be necessary on the part of UVSG or its Affiliates to authorize the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of UVSG's obligations hereunder and thereunder. This Agreement has been, and each of the other UVSG Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by UVSG. This Agreement constitutes, and each of the UVSG Transaction Documents when so executed and delivered will constitute, legal, valid and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) binding obligations of UVSG, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

  (b) Except as set forth on the UVSG Disclosure Schedule, the execution and delivery of this Agreement and the other UVSG Transaction Documents by UVSG do not, and the performance by UVSG of its obligations hereunder and thereunder will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of UVSG or any of its subsidiaries or any amendments thereto or restatements thereof, (ii) violate any of the terms, conditions or provisions of any law, rule or regulation applicable to UVSG or any of its subsidiaries, or any order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency to which UVSG or any of its subsidiaries is subject or by which any of them or their respective assets are bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which UVSG or any of its subsidiaries is a party (whether as an original party or as an assignee or successor) or by which UVSG or any of its subsidiaries or any of their respective properties is bound, except for such breaches or defaults as are not reasonably likely to have a UVSG Material Adverse Effect.

  (c) Except as set forth in the UVSG Disclosure Schedule and except for approval of the NASD, no Permits and no Filings with any Governmental Authority are required in connection with the execution, delivery and performance of this Agreement by UVSG and the consummation of the transactions contemplated hereby by UVSG, except the requirements under the HSR Act, and except where the failure to obtain such Permits or to make such Filings is not reasonably likely to have a UVSG Material Adverse Effect.

  (d) There are no consents, authorizations or other approvals from any Person (including, without limitation, any Person that has entered into any contract, agreement, arrangement or understanding with UVSG or any of its subsidiaries) required to permit the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such consents, authorizations or approvals are not reasonably likely to have a UVSG Material Adverse Effect.

  6.4 Subsidiaries. Except as set forth in the UVSG Disclosure Schedule or in the UVSG Commission Filings, UVSG does not, directly or indirectly, have any ownership or other interest in, or control of, any Person.

  6.5 Charter and Organizational Documents. UVSG has previously furnished NAI with true and complete copies of the Certificate of Incorporation and By-Laws of UVSG.

  6.6 Absence of Default. Except as set forth in the UVSG Disclosure Schedule or in the UVSG Commission Filings, each of UVSG and its subsidiaries has complied with and performed all of its obligations required to be performed under all contracts, agreements and leases to which it is a party (whether as an original party or as an assignee or successor), and it is not in default in any respect under any contract, agreement, lease, undertaking, commitment or other obligation, except for such breaches or defaults that are not reasonably likely to have a UVSG Material Adverse Effect. UVSG has no knowledge that any party has failed to comply in any material respect with or perform all of its obligations required to be performed under any contract, agreement or lease to which UVSG or any of its subsidiaries is a party or by which any of them is bound or any of their respective assets is subject (whether as an original party or an assignee or successor).

  6.7 Absence of Certain Developments. Since the date of the latest balance sheet (the "UVSG Latest Balance Sheet") included in the UVSG Commission Filings, the business of UVSG and its subsidiaries has been conducted in the ordinary course of business consistent with past practice, and, except to the extent reflected or otherwise disclosed in the UVSG Disclosure Schedule, there has not been:

    (a) any material adverse change in the business, assets, results of operation or condition (financial or otherwise) of UVSG and its subsidiaries (without regard to changes resulting from macroeconomic or general industry conditions) (a "UVSG Material Adverse Change"), and there has not occurred any event which is reasonably likely to result in a UVSG Material Adverse Change;

    (b) any sale, lease or other transfer or disposition of any material asset of UVSG or its subsidiaries;

    (c) any declaration, setting aside, or payment of any stock dividend or distribution (other than of cash) to TCI or any of its Affiliates, or any direct or indirect redemption, retirement, purchase or other acquisition by UVSG of any of its capital stock or other securities or options, warrants or other rights to acquire capital stock;

    (d) any change in accounting methods, practices or policies (including any change in depreciation or amortization policies or rates) by any of UVSG and its subsidiaries or any revaluation by UVSG or any of its subsidiaries of any of their respective assets;

    (e) any material modification or change to any material contract by UVSG or any of its subsidiaries, other than in the ordinary course of business;

    (f) any written waiver or written release of any right or claim of substantial value by UVSG or any of its subsidiaries;

    (g) any payment, discharge or satisfaction of any material claim, liability or obligation by UVSG or any of its subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the UVSG Latest Balance Sheet or incurred since the date of such balance sheet in the ordinary course of business and consistent with past practice and other than scheduled repayments of indebtedness reflected on the UVSG Latest Balance Sheet;

    (h) any issuance or sale of capital stock or other securities or membership or other ownership interests, exchangeable or convertible securities, options, warrants, puts, calls or other rights to acquire capital stock or other securities or other ownership interests of UVSG;

    (i) any delay in the payment of any trade or other payables other than in the ordinary course of business and consistent with past practice; or

    (j) any agreement by UVSG or any of its Affiliates to do any of the foregoing.

  6.8 Liabilities. Except as reflected in the UVSG Commission Filings or the UVSG Disclosure Schedule and except for liabilities or obligations that fall within any of the exceptions contained in any of the other representations or warranties contained in this Section 6 (e.g., knowledge, materiality and disclosed liabilities) or that arose in the ordinary course of business after March 31, 1998 (and which have not resulted in a UVSG Material Adverse Change), neither UVSG nor any of its subsidiaries has actual or potential liability or obligation of any kind or nature, whether due or to become due, whether absolute, accrued, fixed or contingent or otherwise.

  6.9 Litigation.

  (a) Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule: (i) there are no private or governmental Legal Proceedings pending or, to UVSG's knowledge, threatened against UVSG or any of its subsidiaries; and (ii) none of UVSG or any of its subsidiaries or any of their respective assets, properties or business, is subject to any judgment, writ, injunction or decree of any Governmental Authority or arbitration tribunal; except in either case for such Legal Proceedings as are not reasonably likely to have a UVSG Material Adverse Effect.

  (b) Neither UVSG nor any of its subsidiaries is a party to any Legal Proceedings pending or, to its knowledge, threatened which, if adversely determined, would adversely affect or restrict the ability of UVSG to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

  (c) There is no judgment, order, injunction or decree of any governmental authority or regulatory agency to which UVSG or any of its Affiliates is subject which might adversely affect or restrict the ability of UVSG or any of its Affiliates to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

  6.10 Restrictions on Business Activities. Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, there is no material agreement, nor is there any judgment, injunction, order or decree, binding upon UVSG or any of its Affiliates which has or could have the effect of prohibiting or materially impairing any current business practice of UVSG as currently conducted (including following the consummation of the transactions contemplated by this Agreement).

  6.11 Compliance with Law. Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, UVSG and its Affiliates (i) are in compliance with all federal, state, local or foreign laws (including common law), statutes, codes, ordinances, rules, regulations or other requirements applicable to UVSG or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets and (ii) have all governmental permits and approvals from Governmental Authorities which are required by UVSG to operate its business, except in such cases where the failure to comply or obtain is not reasonably likely to have a UVSG Material Adverse Effect.

  6.12 Taxes. Except as otherwise set forth in the UVSG Disclosure Schedule:

    (a) Each of UVSG and its subsidiaries has filed all material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All material Taxes owed by UVSG and its subsidiaries (whether or not shown on any Tax Return) have been paid. There are no liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on the books of the applicable entity) on any of the assets of UVSG and its subsidiaries.

    (b) Each of UVSG and its subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

    (c) No material deficiencies for any Taxes have been proposed, asserted or assessed against UVSG or any of its subsidiaries that are not adequately reserved for in accordance with GAAP in all cases applied on a consistent basis with the UVSG Latest Balance Sheet. The UVSG Disclosure Schedule indicates the Tax Returns of UVSG or its subsidiaries that currently are the subject of an audit.

    (d) None of UVSG and its subsidiaries has any current non-contingent liability for the Taxes of any Person (other than UVSG and its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    (e) If the income of UVSG or any of its subsidiaries was required under federal, state, local, or foreign tax rules, to be included on a consolidated, unitary, combined or other such Tax Return filed by an entity other than any of UVSG or its subsidiaries, each such group has filed all Tax Returns that it was required to file with respect to UVSG or any of its subsidiaries for each period during which UVSG or any of its subsidiaries was a member of such group. All such Tax Returns were correct and complete in all material respects in so far as they relate to any of UVSG and its subsidiaries. All material Taxes owed by such group with respect to any of UVSG and its subsidiaries (whether or not shown on a Tax Return) have been paid for each taxable period during which any of UVSG and its subsidiaries was a member of its respective group.

    (f) The normal period within which to examine and/or assess Taxes on the income of UVSG or any of its subsidiaries has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise with the exception of the extensions of the statute of limitations agreed to with the State of New York for UVSG's 1993 and 1994 income Tax Returns through December 31, 1998.

    (g) None of UVSG and its subsidiaries has made or is required to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Code Section 280G.

    (h) Neither of UVSG nor any of its subsidiaries is a party to any tax sharing or allocation agreement with any third party.

  6.13 Contracts and Commitments. The UVSG Commission Filings and the UVSG Disclosure Schedule list all contracts to which UVSG or any of its subsidiaries is a party or by which any of them or their respective businesses or assets are bound that are to be performed in whole or in part after the effective date hereof and that would be required to be filed with the Commission as "material contracts" pursuant to Item 601 of Regulation S-K of the Securities Act if UVSG was a registrant registered under Section 12(g) of the Exchange Act. The UVSG Commission Filings and/or the UVSG Disclosure Schedule also list agreements that limit the right of UVSG or any of its subsidiaries to compete in any line of business. True and complete copies of all agreements listed in the UVSG Commission Filings and the UVSG Disclosure Schedule have been made available to NAI. Each of UVSG and its subsidiaries has fulfilled in all material respects, or taken all actions necessary to enable it to fulfill in all material respects when due, its obligations under each of such agreements to which it is a party. To the knowledge of UVSG, except as set forth in the UVSG Disclosure Schedule, all parties thereto other than UVSG or its subsidiaries have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under such agreements which breach, violation or default is reasonably likely to have a UVSG Material Adverse Effect. None of UVSG and its subsidiaries has received any notice of termination, cancellation or acceleration of any such agreement.

  6.14 Intangible Property. Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, and except for the TV Guide On-Screen Intellectual Property, one or more of UVSG and its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used in the business of UVSG and its subsidiaries as currently conducted, except to the extent that the failure to have such rights has not had and is not reasonably likely to have a UVSG Material Adverse Effect. Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, (i) neither UVSG nor any of its Controlled Affiliates has received notice of any claim of infringement of the rights of others with respect to any patents, trademarks, service marks, trade names or copyrights used or owned by UVSG; (ii) neither UVSG nor any of its Controlled Affiliates has any knowledge that UVSG or any of its Controlled Affiliates is infringing upon or otherwise violating, or has infringed upon or otherwise violated, the rights of any third party with respect to any patent, trademark, trade name, service mark or copyright; (iii) no current or former employee of UVSG or any of its Controlled Affiliates is or was a party to any confidentiality agreement and/or agreement not to compete which restricts or forbids such employee's performance of any activity that such employee was hired to perform; and (iv) none of UVSG and its Controlled Affiliates is currently using or has in the past used without appropriate authorization, any confidential information or trade secrets of any third party; except to the extent that any of the foregoing is not reasonably likely to have a UVSG Material Adverse Effect. Since January 1, 1995, neither UVSG nor any of its Controlled Affiliates has received any notice alleging such conduct.

  6.15 Licenses; Compliance with Regulatory Requirements.

  (a) Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, UVSG and its subsidiaries hold all Licenses which are material to the ownership of the assets that are material to UVSG and its subsidiaries (collectively, the "UVSG Licenses"). Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, each of UVSG and its subsidiaries is in compliance with, and has conducted its respective business so as to comply with, the terms of the UVSG Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, except where the failure so to comply has not had and, is not reasonably likely to have, either individually or in the aggregate, a UVSG Material Adverse Effect. Without limiting the generality of the foregoing, UVSG and its subsidiaries
(i) have all Licenses of Governmental Authorities required for the operation of the facilities being operated by UVSG and its subsidiaries in the conduct of its business, and all such Licenses are identified on the UVSG Commission Filings or the UVSG Disclosure Schedule, (ii) have duly and currently filed all reports and other information required to be filed by any Governmental Authority in connection with such Licenses, and (iii) are not in violation of any of such Licenses, other than the lack of Licenses, delays in filing reports or possible violations which, in the aggregate, have not had and are not reasonably likely to have a UVSG Material Adverse Effect.

  (b) Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, each of UVSG and its subsidiaries has duly complied with, and the operation of its business, equipment and other assets and the facilities owned or leased by it are in compliance with, the provisions of all applicable Environmental and Health Laws, except for non-compliance which is not reasonably likely to have a UVSG Material Adverse Effect.

Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against UVSG or its subsidiaries relating to any Environmental and Health Laws. Except as set forth in the UVSG Commission Filings or the UVSG Disclosure Schedule, neither UVSG nor any of its subsidiaries has received a notice of or knows any facts which constitute a violation by UVSG of or gives rise to liability of UVSG under any Environmental and Health Laws that in either case would or would be reasonably likely to have a UVSG Material Adverse Effect.

  6.16 Interested Party Transactions. Except to the extent reflected in the UVSG Commission Filings, the UVSG Disclosure Schedule lists or describes all transactions between UVSG or any of its subsidiaries, on the one hand, and TCI or any of its subsidiaries or any director or executive officer of any of the foregoing, on the other hand, in which the amount involved exceeds $60,000 that is required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act or the Exchange Act. Neither UVSG nor any of its subsidiaries is indebted to TCI, any of its subsidiaries, or any director, officer, employee or agent of any of the foregoing for borrowed money.

  6.17 Minute Books. Except as set forth in the UVSG Disclosure Schedule, UVSG has made available to NAI true and complete copies of the minute books of UVSG and its subsidiaries. Except as set forth in the UVSG Disclosure Schedule, such minute books contain summaries of all meetings of directors and shareholders or actions by written consent since the later of (i) January 1, 1995 and (ii) the time of the applicable entity's date of incorporation, and such summaries are true and complete in all material respects and reflect all transactions referred to in such minutes accurately in all material respects.

  6.18 Brokers' and Finders' Fees. Other than with respect to Merrill Lynch & Co. (the fees of which shall be paid by UVSG), neither UVSG nor any of its Controlled Affiliates has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the transactions contemplated hereby.

  6.19 SEC Filings; Financial Statements.

  (a) UVSG has filed all forms, reports and documents required to be filed by it with the Commission since January 1, 1994, and has heretofore made available to NAI, in the form filed with the Commission (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997 (the last such report being the "1997 Form 10-K"), respectively, and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "March 31, 1998 Form 10-Q"), (ii) all proxy and information statements relating to meetings of UVSG's stockholders since January 1, 1995, (iii) all other reports and registration statements filed with the Commission since January 1, 1997 (together with the 1997 Form 10-K, the March 31, 1998 Form 10-Q and all proxy and information statements relating to meetings of UVSG's stockholders since January 1, 1997, the "UVSG Commission Filings"). The UVSG Commission Filings and all other forms, reports and other documents filed by UVSG with the Commission after the effective date hereof but prior to the Closing Date (x) were prepared, or will be prepared, in accordance with the Securities Act, or the Exchange Act, as the case may be, and (y) did not at the time they were filed, and will not at the time they are filed, with the Commission contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

  (b) Each of the consolidated financial statements (including the notes thereto) contained in the UVSG Commission Filings was prepared in accordance with GAAP and Regulation S-X and fairly presents the consolidated financial position, results of operations and cash flows of UVSG and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein subject in the case of unaudited interim financial statements to normal recurring year-end audit adjustments.

  7. Certain Covenants of the Parties. NAI and Holdings, jointly and severally, and UVSG hereby covenant and agree as follows:

  7.1 Conduct of Business in Ordinary Course Pending Closing.

  (a) Except as set forth in Schedule 1 hereto, Holdings and NAI covenant and agree to cause the NAI Contributed Entities (including TVSM following the date of the acquisition thereof by NAI), from the effective date hereof until the Closing or the earlier termination of this Agreement, to: (i) carry on the respective NAI Contributed Businesses (including TVGEN) in the ordinary course and in accordance with past custom and practice, (ii) not enter into any contract, agreement or transaction other than in the ordinary course of business and in accordance with past custom and practice, (iii) not remove any of their assets by way of dividend, distribution, withdrawal or any other means without the prior written consent of UVSG, (iv) use commercially reasonable efforts in the ordinary and usual course of business and consistent with past practice to preserve intact their respective present business organizations, keep available the services of their respective present officers and key employees and preserve their respective relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, to the end that their respective goodwill and ongoing businesses shall not be impaired in any material respect at the Closing, and (v) not take or omit to take any action which would or could reasonably be expected to result in the failure of the conditions precedent set forth in Section 8.1 or Section 8.3(b) to UVSG's obligation to consummate the Transaction to be satisfied. Nothing contained in the foregoing shall preclude the NAI Contributed Entities from disposing of immaterial assets in the ordinary course of business consistent with past practice in transactions with Persons that are not Affiliates. NAI and Holdings shall each promptly advise UVSG of any change which to its knowledge has had or is reasonably likely to have a Publications Material Adverse Effect. Holdings and NAI further covenant and agree to cause Publications and TVSM to conduct their subscriber acquisition and renewal promotional activities in the ordinary course of business (according, in the case of Publications, to the fiscal year 1999 budget) and not to accelerate or increase subscriber promotional activities for the purpose of maximizing the cash balances of the NAI Contributed Entities in contemplation of the Closing.

  (b) Except as set forth in Schedule 2 hereto, UVSG covenants and agrees that, from the effective date hereof until the Closing or earlier termination of this Agreement, it will: (i) carry on its businesses in the ordinary course and in accordance with past custom and practice, (ii) not enter into any contract, agreement or transaction other than in the ordinary course of business and in accordance with past custom and practice, (iii) not remove any of its assets by way of dividend, distribution, withdrawal or any other means without the prior written consent of NAI, (iv) use commercially reasonable efforts in the ordinary and usual course of business and consistent with past practice to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing, and (v) not take or omit to take any action which would or could reasonably be expected to result in the failure of the condition precedent set forth in
Section 9.1 to NAI's and Holding's obligations to consummate the Transaction to be satisfied. Nothing contained in the foregoing shall preclude UVSG from disposing of immaterial assets in the ordinary course of business consistent with past practice in transactions with Persons that are not Affiliates. UVSG shall promptly advise NAI of any change which to its knowledge has had or is reasonably likely to have a UVSG Material Adverse Effect.

  (c) Except as provided in Schedule 2 hereto, prior to the Closing or the earlier termination of the Agreement, UVSG shall not, without the prior written consent of NAI which consent shall not be unreasonably withheld, effect or authorize any stock split, stock dividend, combination, recapitalization, reclassification or similar transaction involving UVSG.

  (d) Without the prior written consent of NAI, UVSG shall not issue any equity securities (including any options, warrants, rights, or other securities or interests exercisable for or convertible into equity securities), prior to the Closing that would cause its equity capitalization after the Closing (on a fully-diluted basis) to differ in any material respect from that set forth on Schedule 3 hereto (as adjusted in accordance with the last sentence of Section 2(b)), except as contemplated by Item 7 of Schedule 2 hereto or pursuant to this Agreement.

  7.2 Stockholders Meeting. UVSG shall call a meeting of its stockholders (the "Stockholders Meeting") to be held as promptly as practicable for the purpose of considering and voting upon the issuance of the UVSG Consideration Shares in connection with the Transaction. Except as otherwise required by the fiduciary duties of UVSG's Board of Directors, UVSG will, through its Board of Directors, recommend to its stockholders the approval of the issuance of the UVSG Consideration Shares.

  7.3 Proxy Statement.

  (a) As promptly as practicable after the effective date of this Agreement, UVSG shall prepare and file with the Commission a preliminary proxy statement relating to the Stockholders Meeting to be held in connection with the Transaction (together with any amendments thereof or supplements thereto, the "Proxy Statement"). UVSG shall respond promptly to any comments of the Commission and following clearance thereof by the Commission shall cause the definitive Proxy Statement to be filed with the Commission and promptly mailed to its stockholders. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, UVSG shall promptly inform NAI of such occurrence and shall file such amendment or supplement with the Commission or its staff and promptly following clearance thereof by the Commission shall mail such amendment or supplement to the stockholders of UVSG. Subject to NAI's and Holdings' complying with their covenants in this Section 7.3, UVSG shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act.

  (b) To the extent information regarding NAI, Holdings or any of their respective Affiliates is required for the preparation of the Proxy Statement, NAI and Holdings agree to promptly supply such information to UVSG upon request. Without limiting the foregoing, as promptly as practicable after the execution of this Agreement, NAI shall deliver to UVSG audited consolidated financial statements of each of Publications and, if required, TVSM as of the end of the most recently completed fiscal year of each such entity and the end of the preceding fiscal year and for each of the years in the three-year period ended as of the end of the most recently completed fiscal year of each such entity in the form required by the federal securities laws and regulations to be included by UVSG in the Proxy Statement.

  (c) The information supplied to UVSG by Holdings and NAI for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of UVSG, or (ii) the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. NAI and Holdings further agree promptly to supply such additional information to UVSG as may be necessary to correct any statement or omission regarding them or the NAI Contributed Entities included in the Proxy Statement that becomes false or misleading with respect to any material fact prior to the Stockholders Meeting.

  7.4 No Solicitation. Except pursuant to this Agreement, NAI and Holdings will not, and will cause their respective Affiliates not to, directly or indirectly through any officer, director, employee, representative, agent, financial advisor or otherwise, negotiate to sell, sell, or solicit or entertain proposals or offers from any Person relating to the acquisition of, any of the NAI Contributed Entities or any equity interest therein or any of their respective assets or businesses (other than immaterial assets in the ordinary course of business), whether by merger, purchase, tender offer or otherwise.

  7.5 Investigation; Confidentiality.

  (a) Upon reasonable notice, the parties hereto will, and will cause their respective Affiliates to, (i) permit each other and their respective financial advisors and accounting and legal representatives to conduct an investigation and evaluation of (x) in the case of UVSG, the NAI Contributed Entities and NAI Contributed Businesses and (y) in the case of NAI and Holdings, UVSG and its subsidiaries and their respective businesses, (ii) provide such assistance as is reasonably requested and (iii) give access at reasonable times to the properties, books, contracts, commitments, records and other information of, related to or concerning the businesses, assets, operations and personnel of such Persons. No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

  (b) UVSG agrees that pending the Closing it shall, and shall use its diligent efforts to cause its officers, employees and authorized representatives to, (i) hold in strict confidence all data and information obtained by any of them pursuant hereto or in connection herewith from NAI, Holdings, any of their respective Affiliates or their authorized representatives (unless such information is or otherwise becomes (through no breach of this covenant) public or readily ascertainable from public or published information) and (ii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby and, except as required by applicable law or legal process, shall not, and shall use its diligent efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of NAI.

  (c) Each of NAI and Holdings agrees that it shall, and shall use its diligent efforts to cause its officers, employees and authorized representatives to, (i) hold in strict confidence all data and information obtained by any of them pursuant hereto or in connection herewith from UVSG, its Affiliates or its authorized representatives (unless such information is or otherwise becomes (through no breach of this covenant) public or readily ascertainable from public or published information) and (ii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby and, except as required by applicable law or legal process, shall not, and shall use its diligent efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of UVSG.

  (d) In the event this Agreement is terminated, each of NAI and Holdings, on the one hand, and UVSG, on the other, agree to (i) return or destroy promptly, as and if so requested by the other party, each and every document furnished to it by the other party or any associate or affiliate of such other party, in connection with the transactions contemplated hereby and any copies thereof which may have been made and to cause its representatives and any representatives of others to whom such documents were furnished promptly to return or destroy, as applicable, such documents and any copies thereof any of them may have made, other than documents that are publicly available, and (ii) refrain, and to use its diligent efforts to cause its officers, employees and representatives to refrain, from using any of the data or information referred to in subsection (b) or (c), as the case may be, for any purpose.

  7.6 Consents and Approvals. UVSG, Holdings and NAI, as applicable, shall use all reasonable efforts to obtain all consents, approvals and waivers, give all notices, make all filings and otherwise to satisfy all conditions required to be obtained, given, make or satisfied by it in order to close the Transaction; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action is reasonably likely to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefit of the transactions contemplated by this Agreement and the other Transaction Documents.

  7.7 No 338(h)(10) Election. No election under Section 338(h)(10) of the Code shall be made with respect to the Transaction.

  7.8 Section 351 Tax-Free Exchange. Unless UVSG and Liberty in their discretion have abandoned the Netlink Transaction, and subject to the proviso clauses of Section 3(a), each of the parties agrees that (except as otherwise required by law) (i) it shall use all reasonable efforts to cause the Transaction and the Netlink Transaction to constitute a tax-free exchange under Section 351 of the Code and to cause all transfers and exchanges pursuant to such transactions to occur on the same date, (ii) it will not take any action, and will not permit any of its subsidiaries or Affiliates to take any action, that such party knows would cause the Transaction or the Netlink Transaction not to qualify as a tax-free exchange pursuant to Section 351 of the Code, and (iii) it will report the Transaction on all tax returns and other tax filings as a tax-free exchange under Section 351 of the Code.

  7.9 Benefit Plans--Pre-Closing Covenants. On or prior to the Closing, NAI and Holdings shall take or cause to be taken the following actions with respect to the Employee Plans:

    (a) News America Publishing Incorporated Employees' Pension and Retirement Fund. Prior to the Closing Date, NAI will amend the News America Publishing Incorporated Employees' Pension and Retirement Plan (the "NAPI Pension Plan") and the News America Supplemental Executive Retirement Plan (the "SERP"), to remove Publications and any other NAI Contributed Entity that is a Participating Employer under the NAPI Pension Plan and the SERP as Participating Employers thereunder, effective as of the Closing Date (or such later date as is legally required under ERISA Section 204(h), in which event NAI shall be solely responsible for (and shall pay or reimburse the NAI Contributed Entities for, as applicable) any costs arising by reason of the amendment not being effective until such later date). Additionally, all employees of the NAI Contributed Entities as of the Closing Date who are participants in the NAPI Pension Plan and the SERP will become fully vested in their benefits under the NAPI Pension Plan and the SERP.

    (b) News America Savings Plan. Prior to the Closing Date, NAI and Publications will amend the News America Savings Plan ("Savings Plan") to provide that the plan sponsor will be NAI. Additionally, NAI and Publications will prepare a new 401(k) plan containing terms and conditions substantially similar to the Savings Plan (the "Cloned Plan") and Publications will be the plan sponsor of the Cloned Plan, which shall take effect as soon as is practicable after the Closing Date, will benefit solely employees and former employees of Publications and TVSM (exclusive of former employees of Publications whose most recent employment by NAI or an Affiliate of NAI (including the NAI Contributed Entities) prior to the Closing is or was with a Person other than any NAI Contributed Entity (collectively, "Transferred Employees")).

    (c) Welfare Plans. With respect to welfare plans (as such term is defined in Section 3(1) of ERISA) benefitting employees of the NAI Contributed Entities, NAI and Publications shall undertake the following steps: With respect to plans which are sponsored by the NAI Contributed Entities, NAI will create separate welfare plans with respect to non-NAI Contributed Entity employees, so that such welfare plans sponsored by the NAI Contributed Entities will, as of the Closing Date, only provide benefits to employees of the NAI Contributed Entities. With respect to welfare plans where NAI is the plan sponsor, NAI will cause Publications to create new welfare plans containing substantially similar terms to provide benefits as of the Closing Date exclusively to employees of the NAI Contributed Entities. NAI will, and will cause Publications to, cooperate with UVSG in providing information and assigning insurance and administrative contracts, where possible, in order to effectuate the foregoing.

    (d) News Corporation Share Option Plan. The News Corporation Share Option Plan (and any other plan or arrangement pursuant to which employees of Publications or TVSM (following the acquisition thereof by NAI) have been or will be granted stock options prior to the Closing) will, as a result of action of the committee created by such plan, provide that continued employment with the NAI Contributed Entities will effectively be credited for vesting purposes under the News Corporation Share Option Plan (or the vesting provisions of any such other plan or arrangement), and that employment by UVSG or a UVSG-controlled entity shall also be considered as employment by the NAI Contributed Entities for purposes of such plan, with the effect that, among other things, at no cost to the NAI Contributed Entities, all stock options held by employees of the NAI Contributed Entities immediately prior to the Closing will remain outstanding for their full original term, if not theretofore exercised, subject to compliance with the conditions thereof, including but not limited to continued employment by UVSG or a UVSG-controlled entity.

  7.10 Benefit Plans--Post-Closing Covenants of NAI and Holdings. Following the Closing, NAI and Holdings shall take or cause to be taken the following actions with respect to the Employee Plans:

    (a) NAPI Pension Plan. No assets of the NAPI Pension Plan are to be transferred in connection with the Transaction. Benefits payable under the NAPI Pension Plan and the SERP shall be paid after the Closing to employees and former employees of the NAI Contributed Entities according to the terms of such plans.

  NAI and Holdings, jointly and severally, shall be solely responsible for the payment of NAPI Pension Plan and SERP benefits with respect to service by employees and former employees of the NAI Contributed Entities prior to the Closing Date.

    (b) News America Savings Plan and Cloned Plan. As soon as possible after the Closing Date and the adoption of the Cloned Plan by Publications, NAI will cause the Trustee of the Savings Plan to transfer the then account balances of the employees and former employees of Publications and TVSM (exclusive of Transferred Employees) to be transferred to the Cloned Plan. On the Closing Date or as soon as practicable thereafter, NAI shall cause the Trustee of the Savings Plan to segregate, in accordance with the spin-off provisions set forth under Section 414(1) of the Code, the assets allocable to accrued benefits of present and former employees of Publications and TVSM (exclusive of Transferred Employees) and shall make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and all necessary amendments to the Savings Plan and related trust agreement to provide for the segregation of the assets and transfer of such assets to the Cloned Plan.

    (c) Welfare Plans. NAI and Holdings, jointly and severally, will pay all claims attributable to periods prior to the Closing by employees and former employees of the NAI Contributed Entities, including but not limited to those claims which are submitted for payment after the Closing Date, pursuant to the terms of the welfare plans sponsored by any of the NAI Contributed Entities, NAI or any of NAI's Affiliates. UVSG, NAI and Publications will cooperate with each other in notifying employees of the changes in the plan sponsors of and provisions of benefits under the welfare plans and the cessation of benefit coverage under the Publications and NAI sponsored welfare plans, if applicable.

  7.11 Benefit Plans--Post-Closing Covenant of UVSG. Following the Closing and until the effective date of the Cloned Plan and the transfer of account balances from the Savings Plan to the Cloned Plan in accordance with Section 7.10(b), UVSG shall cause Publications and TVSM to match the employee contributions to the Savings Plan for post-Closing periods up to the first four percent of compensation for employees of Publications and TVSM. UVSG shall cause Publications and TVSM to make the foregoing contributions to the Savings Plan in accordance with the terms of the Savings Plan.

  7.12 Restructuring. Holdings and NAI covenant and agree to take or cause to be taken prior to the Closing all actions necessary to accomplish the following:

    (a) All of the assets of the entertainment web site known as TV Guide Entertainment Network (which includes an electronic program guide) and all rights to such intellectual property owned by Holdings, NAI or any of their respective Controlled Affiliates as is used in the conduct of the business of TV Guide Entertainment Network (such assets and rights, collectively "TVGEN") shall be transferred, conveyed, assigned and delivered to Publications as a contribution to capital, so that, as of the Closing, TVGEN shall be owned by Publications.

    (b) All, and not less than all, of the Shares shall be transferred, sold, conveyed, assigned and delivered by NAI to Holdings, so that, as of the Closing, Holdings shall be the sole record and beneficial owner of the Shares.

    (c) As of the Closing, the NAI Contributed Entities shall have no indebtedness for borrowed money, no outstanding debt securities or obligation to issue debt securities and no liability or obligation (as guarantor or otherwise) with respect to the indebtedness of others (other than any other NAI Contributed Entity and other than the Limited Recourse Guaranty from Publications to Provident Bank referred to on Schedule 5.15 of the NAI Disclosure Schedule) and shall have aggregate positive working capital, calculated as set forth below (before deduction of net deferred subscription income but after giving effect to the cash distributions referred to below) of not less than $48,000,000. For purposes hereof, working capital shall be calculated as current assets minus current liabilities (exclusive of liabilities to be retained or assumed hereunder by NAI or an Affiliate thereof other than the NAI Contributed Entities and for which the NAI Contributed Entities have no continuing liability) determined on a basis consistent with the March 29, 1998 balance sheet provided to UVSG by NAI in connection with the execution of the Letter

  Agreement. Subject to compliance with the provisions of this Section 7.12, Publications may from time to time prior to the Closing distribute (by dividend or otherwise) all cash (other than cash necessary to cover outstanding checks at the Closing Date) of the NAI Contributed Entities.

    (d) Any intercompany amount owed by Publications or any other NAI Contributed Entity (other than to another NAI Contributed Entity) (net of amounts due to any NAI Contributed Entity by NAI or any Affiliate of NAI which is not an NAI Contributed Entity) shall be contributed to the capital of the applicable NAI Contributed Entity and/or canceled, so that, as of the Closing, there are no intercompany obligations of any NAI Contributed Entity to Holdings, NAI or any of their respective Affiliates (other than another NAI Contributed Entity).

    (e) Any funds deposited in escrow pursuant to the TVSM Merger Agreement that are released to NAI, Holdings or any of their respective Affiliates prior to the Closing shall be contributed to TVSM as of the Closing and, immediately prior to the Closing, NAI and Holdings shall assign or cause to be assigned to TVSM all of their and their respective Affiliates' rights to any balance of such escrowed funds.

  7.13 Stockholders Agreement. At the Closing, UVSG and Holdings, together with News Corp., TCI UVSG, Inc., Liberty and TCI, shall enter into a Stockholders Agreement substantially in the form attached hereto as Exhibit B (the "Stockholders Agreement").

  7.14 Continuing Services. Following the Closing and for so long as News Corp. and its Affiliates beneficially own in the aggregate at least 12.5% of the Class B common stock of UVSG, NAI shall, and shall cause its Affiliates to, continue to make available to the NAI Contributed Entities and their respective businesses, at UVSG's request from time to time, services, including, without limitation, those listed on Schedule 4 hereto but subject to the last paragraph thereof, consistent with past practice unless UVSG shall otherwise agree, and in any event on terms no less favorable to UVSG than "most favored nation" terms unless UVSG shall otherwise agree; provided that UVSG's right to use services of NAI, Holdings and their respective Affiliates (other than bulk paper procurement) that require the involvement of executives of News Corp. will be subject to agreement upon an appropriate payment structure based upon allocation of costs (including services of senior management); provided, further, that it is understood that certain of such services (as indicated on Schedule 4) are performed by unaffiliated third parties, and that neither NAI nor any Affiliate of NAI shall have any obligations to perform or supervise the performance of the services to be performed by an unaffiliated third party but shall at UVSG's request and expense be obligated to take reasonable actions to enforce its rights against such third parties in order to ensure such performance; provided, further, that when NAI and its Affiliates are no longer making available any such service to NAI or any of its Affiliates, NAI or its applicable Affiliate, as the case may be, shall not be obligated to continue to make available such service to the NAI Contributed Entities. As soon as practicable after the effective date hereof, UVSG's and NAI's respective legal counsel will prepare and negotiate a definitive agreement with respect to the provision of such services, containing the foregoing terms and such other terms and conditions as may be customary or appropriate under the circumstances (the "Definitive Services Agreement"). Although the parties intend to diligently negotiate and enter into a Definitive Services Agreement, they acknowledge and agree that this Section 7.14 is a binding agreement among them, subject to the terms and conditions hereof.

  7.15 Listing Application. UVSG shall apply to list for trading on the National Market tier of The Nasdaq Stock Market the shares of Class A Common Stock included in the UVSG Consideration Shares, and the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock included in the UVSG Consideration Shares, and will use commercially reasonable efforts to cause such listing to be approved, subject to notification of issuance, as of the Closing.

  7.16 TV Guide Trademark Licenses.

  (a) On the Closing Date or as soon thereafter as may be practicable, NAI shall cause all license agreements granting News Corp. or its Controlled Affiliates the right to use the "TV Guide" trade name or trademark (other than those agreements set forth in Items 2, 3, 7, 8 and 12 of Schedule 5.19 of the NAI Disclosure Schedule) to be terminated without liability to UVSG or its Controlled Affiliates.

  (b) The use of the "TV Guide" marks pursuant to Items 2, 3, 7 and 8 of
Schedule 5.19 of the NAI Disclosure Schedule shall be on arms' length terms to be negotiated by NAI and UVSG.

  7.17 Post-Closing Cooperation.

  (a) Upon reasonable notice, at any time and from time to time after the Closing, UVSG shall give NAI and Holdings access during normal business hours to such records of the NAI Contributed Entities as NAI may reasonably request for the purpose of ascertaining information with respect to any taxes or other amounts which may be payable by NAI or Holdings pursuant hereto by reason of the ownership or operation of the business of the NAI Contributed Entities prior to the Closing.

  (b) Each of NAI and Holdings agrees not to take or omit to take or permit their respective Affiliates to take or omit to take any action with respect to any insurance policies which would adversely affect the coverage by such policies of any claim outstanding against or affecting any NAI Contributed Entity or any NAI Contributed Business which is covered by such policies as of the Closing Date. On and after the Closing, NAI and Holdings shall, and shall cause their respective Affiliates to, use their reasonable efforts to cooperate with UVSG and the NAI Contributed Entities to enable them to defend and process all claims under insurance policies applicable to any of the NAI Contributed Entities or NAI Contributed Businesses as of the Closing.

  (c) If, in order properly to prepare documents required to be filed with Governmental Authorities or its financial statements, it is necessary that any party hereto or any successors thereof be furnished with additional information relating to the NAI Contributed Entities or their respective businesses, and such information is in the possession of any other party hereto, such other party agrees to use reasonable efforts to furnish such information to the requesting party, at the cost and expense of the requesting party.

  7.18 UVSG By-laws. Prior to the Closing, UVSG shall take all necessary corporate action to amend its by-laws effective as of the Closing to (i) fix the number of directors at ten, (ii) require that two of the ten members of the UVSG Board of Directors be independent directors within the meaning of the rules of The Nasdaq Stock Market applicable to companies whose securities are traded on the National Market tier, (iii) require that the approval of any action by the Board of Directors will require the affirmative vote of at least seven of the ten directors, except for the removal of the Chief Executive Officer, President and any Executive Vice President of UVSG, which will require approval of six of the ten directors and (iv) establish an Executive Committee, to be comprised of four directors designated by the holders of Class B Common Stock as provided in the Stockholders Agreement, which committee shall have such duties and powers as shall be delegated to it from time to time by the vote of the entire Board of Directors of UVSG and shall act by unanimous vote or written consent of all members of such committee.

  8. Conditions Precedent to the Obligation of UVSG to Close. The obligation of UVSG to consummate the Transaction is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

  8.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Holdings and NAI contained in this Agreement shall have been true when made or deemed made and shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

  8.2 Compliance with this Agreement. Holdings and NAI shall have performed and complied with their respective agreements and covenants in Section 7.12 and shall have performed and complied in all material respects with all of their other respective agreements and covenants contained in this Agreement that are required to be performed or complied with by Holdings or NAI, as the case may be, on or prior to the Closing Date.

  8.3 Officer's Certificate; TVSM Representations Certificate.

  (a) Each of Holdings and NAI shall have delivered to UVSG a certificate, dated the Closing Date and signed by its Chairman, President or a Vice President, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

  (b) Each of Holdings and NAI shall also have delivered to UVSG a certificate, dated the Closing Date, certifying that each of the representations and warranties relating to TVSM that are set forth in Section 5 (including as a result of the inclusion of TVSM in the definition of the terms "NAI Contributed Entities" and "NAI Contributed Businesses") are true on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date without the limitations set forth in the first paragraph of Section 5 but solely with respect to facts and circumstances arising subsequent to the consummation of NAI's acquisition of TVSM, except for changes permitted or contemplated by this Agreement.

  8.4 Secretary's Certificate. UVSG shall have been furnished with certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of Holdings and NAI setting forth (i) the names, signatures and positions of the officers of Holdings or NAI, as the case may be, who have executed this Agreement or any other document executed by such party in connection with the Transaction, and (ii) a copy of the resolutions adopted by the Board of Directors and, to the extent applicable, the stockholders of Holdings or NAI, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other applicable NAI Transaction Documents.

  8.5 Opinion of Counsel to Holdings and NAI. UVSG shall have received the opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, counsel to Holdings and NAI, dated the Closing Date, in form and substance reasonably satisfactory to UVSG, with respect to the Transaction.

  8.6 Deliveries. At the Closing, Holdings and NAI shall make the delivery of the Shares and the Assignment Agreement, which shall have been duly executed and delivered by the respective parties thereto, to UVSG as contemplated by
Section 3(b), simultaneously with UVSG's delivery of the Cash Consideration and the UVSG Consideration Shares as contemplated by Section 3(c).

  8.7 Stockholders Agreement. The Stockholders Agreement shall have been duly executed and delivered by the respective parties thereto.

  8.8 Parent Agreement. News Corp. and its Controlled Affiliates shall have complied with all covenants and agreements contained in the agreement being executed concurrently herewith among UVSG, TCI and News Corp. (the "Parent Agreement") required to be complied with by each of them on or prior to the Closing.

  8.9 Hart-Scott-Rodino. All applicable waiting periods under the HSR Act shall have expired or been terminated, without any action having been taken by the DOJ or the FTC that remains unresolved.

  8.10 Other Consents and Approvals. The stockholders of UVSG shall have approved the issuance of the UVSG Consideration Shares at the Stockholders Meeting by the requisite vote. The parties hereto shall have obtained all Permits and made all Filings with each Governmental Authority, and obtained all consents, authorizations and other approvals from and given all notices to each Person other than a Governmental Authority, in each case identified on the NAI Disclosure Schedule or the UVSG Disclosure Schedule or otherwise required in connection with the consummation of the Transaction, and all such Permits, consents, authorizations and approvals shall be in full force and effect, other than those which if not obtained, in force or effect, made or given (as the case may be) would not, either individually or in the aggregate, have a Publications Material Adverse Effect or UVSG Material Adverse Effect.

  8.11 No Prohibition, Etc. There shall be no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibiting the consummation of the Transaction or imposing on UVSG or TCI or their respective subsidiaries (including the NAI Contributed Entities following the Closing) as a result of the Transaction any obligation which is reasonably likely (i) to be materially burdensome to UVSG or TCI and (in each case) its subsidiaries (including, in the case of UVSG following the Closing, the NAI Contributed Entities) taken as a whole, or (ii) to impact in a materially adverse manner the economic or business benefit of the transactions contemplated by this Agreement.

  8.12 Material Adverse Change. Neither the NAI Contributed Entities taken as a whole nor Publications shall have had any material adverse change to their businesses, assets, properties, operations or condition (financial or otherwise) since March 31, 1998.

  8.13 Resignations. UVSG shall have received letters of resignation, effective as of the Closing Date, executed and tendered by each of the then incumbent directors of each NAI Contributed Entity.

  8.14 Netlink Transaction. Except as otherwise provided in Section 3(a), the closing of the Netlink Transaction shall occur simultaneously with the Closing.

  9. Conditions Precedent to the Obligation of Holdings and NAI to Close. The obligation of each of Holdings and NAI to consummate the Transaction is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by NAI:

  9.1 Representations and Warranties True as of the Closing Date. The representations and warranties of UVSG contained in this Agreement shall have been true when made or deemed made and shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that the representations and warranties that are made in Section 6.2(a) as of a specified date shall be true as of such specified date.

  9.2 Compliance with this Agreement. UVSG shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.

  9.3 Officer's Certificate. UVSG shall have delivered to Holdings and NAI a certificate, dated the Closing Date and signed by the Chairman, President or a Vice President of UVSG, certifying that the conditions specified in Sections
9.1 and 9.2 have been fulfilled.

  9.4 Secretary's Certificate. Holdings and NAI shall have been furnished with certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of UVSG setting forth (i) the names, signatures and positions of the officers of UVSG who have executed this Agreement or any other document executed by UVSG in connection with the Transaction, and (ii) a copy of the resolutions adopted by the Board of Directors and, to the extent applicable, the stockholders of UVSG, authorizing the execution, delivery and performance of this Agreement and the other UVSG Transaction Documents.

  9.5 Opinion of Counsel to UVSG. Holdings and NAI shall have received the opinion of counsel to UVSG, dated the Closing Date, in form and substance reasonably satisfactory to NAI, with respect to the Transaction.

  9.6 Deliveries. At the Closing, UVSG shall make or cause to be made the delivery of the Cash Consideration and the UVSG Consideration Shares to Holdings as contemplated by Section 3(c), simultaneously with Holdings' and NAI's delivery of the Shares and the Assignment Agreement as contemplated by
Section 3(b).

  9.7 Stockholders Agreement. The Stockholders Agreement shall have been duly executed and delivered by the respective parties thereto. Four designees of Holdings shall have been appointed to the Board of Directors of UVSG, effective immediately following the Closing, and no more than four designees of TCI shall remain on the Board of Directors of UVSG. A sufficient number of members of the UVSG Board of Directors shall have resigned effective immediately following the Closing (and UVSG shall have provided evidence of such resignations to Holdings and NAI) such that, after giving effect to such resignations, Holdings' four designees will represent 40% of the members of the Board of Directors of UVSG immediately following the Closing. Any existing stockholders agreement among TCI or any of its Controlled Affiliates, on the one hand, and any other stockholder of UVSG, on the other hand, with respect to their UVSG Common Stock shall have been terminated, and UVSG shall have provided evidence of such termination to Holdings and NAI.

  9.8 Parent Agreement. TCI and its Controlled Affiliates shall have complied with all covenants and agreements contained in the Parent Agreement required to be complied with by each of them on or prior to the Closing.

  9.9 Hart-Scott-Rodino. All applicable waiting periods under the HSR Act shall have expired or been terminated, without any action having been taken by the DOJ or the FTC that remains unresolved.

  9.10 Other Consents and Approvals. The stockholders of UVSG shall have approved the issuance of the UVSG Consideration Shares at the Stockholders Meeting by the requisite vote. The parties hereto shall have obtained all Permits and made all Filings with each Governmental Authority, and obtained all consents, authorizations and other approvals from and given all notices to each Person other than a Governmental Authority, in each case identified on the NAI Disclosure Schedule or the UVSG Disclosure Schedule or otherwise required in connection with the consummation of the Transaction, and all such Permits, consents, authorizations and approvals shall be in full force and effect, other than those which if not obtained, in force or effect, made or given (as the case may be) would not, either individually or in the aggregate, have a Publications Material Adverse Effect or UVSG Material Adverse Effect.

  9.11 Listing of Shares. The shares of Class A Common Stock included in the UVSG Consideration Shares, and the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock included in the UVSG Consideration Shares, shall have been duly accepted for listing on the National Market tier of The Nasdaq Stock Market, subject to official notice of issuance.

  9.12 No Prohibition, Etc. There shall be no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibiting the consummation of the Transaction or imposing on Holdings, NAI, News Corp. or their respective subsidiaries as a result of the Transaction any obligation which is reasonably likely (i) to be materially burdensome to Holdings, NAI or News Corp. and (in each case) its subsidiaries taken as a whole, or (ii) to impact in a materially adverse manner the economic or business benefit of the transactions contemplated by this Agreement.

  9.13 Material Adverse Change. UVSG and its subsidiaries taken as a whole shall not have had any material adverse change to its businesses, assets, properties, operations or condition (financial or otherwise) since March 31, 1998.

  9.14 Affiliation Agreement. Satellite Services, Inc., a subsidiary of TCI, and UVSG, or the applicable subsidiary or subsidiaries of UVSG, shall have entered into a mutually satisfactory affiliation agreement for the carriage of Prevue Interactive by the cable systems of certain Controlled Affiliates of TCI, the terms of which are reasonably satisfactory to NAI.

  10. Tax Matters. For purposes of this Section 10, the term "NAI Contributed Entities" shall not include TVSM with respect to periods prior to NAI's acquisition of TVSM. NAI and Holdings, jointly and severally, and UVSG hereby covenant and agree as follows:

  10.1 Tax Returns. To the extent requested by UVSG, NAI and Holdings have made available (or, in the case of Tax Returns filed after the effective date hereof, will make available) to UVSG all portions of Tax Returns, and any amendments thereto, filed by or on behalf of the NAI Contributed Entities (or with respect to their assets or businesses) for all taxable years or applicable periods ending on or prior to the Closing Date, in each case, to the extent such Tax Returns are reasonably relevant in the preparation by or on behalf of the NAI Contributed Entities of Tax Returns subsequent to the Closing Date.

  10.2 Termination of Prior Tax Settlement Agreements. Except as otherwise provided in this Agreement, all tax settlement and tax-sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the NAI Contributed Entities and any Affiliate ("Settlement Agreements") and all obligations thereunder shall terminate prior to the Closing, and after the Closing Date, none of the NAI Contributed Entities shall be bound by such Settlement Agreements or have any liability thereunder.

  10.3 Pre-Closing Taxes.

  (a) Each of the NAI Contributed Entities shall continue to be included for all taxable periods (or portions thereof) ending on or before the Closing Date in the consolidated Federal income Tax Return and any required state or local consolidated or combined income or franchise Tax Returns of any affiliated group of which any of them is a member (each of which is herein referred to as a "Selling Affiliated Group") which Tax Returns include any of the NAI Contributed Entities (all such Tax Returns including taxable periods (or portions thereof) of the NAI Contributed Entities ending on or before the Closing Date are hereinafter referred to, collectively, as "Pre-Closing Consolidated Returns"). Each of Holdings and NAI shall cause its Selling Affiliated Groups to timely prepare and file (or cause to be prepared and filed) all Pre-Closing Consolidated Returns and shall timely pay all Taxes shown as due and payable on such Pre-Closing Consolidated Returns (including any Taxes with respect to any deferred income triggered into income by Treasury Regulations (S) 1.1502-13 and Treasury Regulations (S) 1.1502-14 and any excess loss accounts taken into income under Treasury Regulations
(S) 1.1502-19).

  (b) Holdings and NAI shall timely prepare (or cause to be so prepared) all other Tax Returns of the NAI Contributed Entities that are required by law for all taxable periods ending on or before the Closing Date ("Pre-Closing Non-Consolidated Returns"). All Pre-Closing Non-Consolidated Returns shall be prepared in a manner consistent with prior practice and shall properly include and reflect the income, activities, operations and transactions of the NAI Contributed Entities, as applicable. Holdings and NAI shall timely file (or cause to be so filed) all Pre-Closing Non-Consolidated Returns which are due on or before the Closing Date and shall pay (or cause the NAI Contributed Entities to pay as each may be liable) all Taxes due thereon. Holdings and NAI shall also pay (or cause the NAI Contributed Entities to pay as each may be liable) the full amount of any Tax which is payable by the NAI Contributed Entities without the filing of a Tax Return ("Non-Return Taxes"), payment of which is due on or before the Closing Date. With respect to each Pre-Closing Non-Consolidated Return due after the Closing Date, Holdings and NAI shall deliver (or cause to be so delivered) each such Pre-Closing Non-Consolidated Return to UVSG at least 15 days prior to the due date of such Tax Return, together with a payment in an amount equal to the amount of Tax shown as due and payable on such Pre-Closing Non-Consolidated Return (after giving effect to any credits for the amount of Tax, if any, paid on or prior to the Closing Date as shown on such Tax Return). Subject to the foregoing, UVSG shall cause the NAI Contributed Entities to file all such Pre-Closing Non-Consolidated Returns that are due after the Closing Date and to pay the amount of Tax shown as due and payable thereon (after giving effect to any credits for the amount of Tax, if any, previously paid as shown on such Tax Return).

  10.4 Transfer Taxes. All sales, use, transfer, stamp, value added, duty, excise, stock transfer, real property transfer, real property recording, real property gains and other similar taxes and fees arising out of or in connection with the transactions contemplated by this Agreement shall be paid 50% by UVSG and 50% by Holdings.

  10.5 Post-Closing Taxes. UVSG shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns required by law for all Taxes, covering solely the NAI Contributed Entities, for taxable periods ending after the Closing Date ("Post-Closing Returns"). UVSG shall timely pay or cause to be paid all Taxes relating to Post-Closing Returns ("Post-Closing Taxes"). Holdings and NAI, jointly and severally, shall reimburse UVSG for (i) the amount of Post-Closing Taxes reported as payable on each Post-Closing Return that is attributable to the portion of the period covered by such Tax Return ending on the close of business on the Closing Date (the "Pre-Closing Tax Period"), determined by treating the close of business on the Closing Date as the last date of the taxable period, and (ii) the amount of any Non-Return Tax payable after the Closing Date that is attributable to the portion of the period covered by such payment which ends on or before the close of business on the Closing Date (pro rata based upon the number of days covered by such payment or if relevant as determined under clause (i)), in each case after giving effect to any credits for the amount of such Post-Closing Tax or such Non-Return Tax, if any, paid on or prior to the Closing Date by Holdings, NAI, the NAI Contributed Entities or any of their predecessors or Affiliates. Such reimbursements shall be made on or before the later of the date on which such return is filed or 15 days after receipt of a copy of such return or evidence of such payment and UVSG shall provide NAI (for itself and as Holdings' representative) with copies of workpapers which will permit NAI (for itself and Holdings) to review and substantiate the accuracy of such return or such payment.

  10.6 Tax Cooperation. After the Closing Date, Holdings and NAI shall submit (or cause to be submitted) to UVSG blank Tax Return workpaper packages. UVSG shall cause the NAI Contributed Entities to prepare completely and accurately all information that NAI (for itself and as Holdings' representative) shall reasonably request in such workpaper packages and shall submit to NAI (for itself and Holdings) such packages within the later of 90 calendar days after UVSG's receipt thereof or 90 calendar days after the close of the taxable period to which a workpaper package relates. The parties shall cooperate with each other in connection with any Tax investigation, audit or other proceeding. UVSG shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period ending prior to or including the Closing Date until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period.

  10.7 Notification of Proceedings, Control; Refunds.

  (a) In the event that UVSG or any of the NAI Contributed Entities receive notice, whether orally or in writing, of any pending or threatened United States Federal, state, local, municipal or foreign tax examinations, claims, settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect Holdings, NAI or any of their respective subsidiaries (or the NAI Contributed Entities with respect to taxable periods or portions thereof ending on or before the Closing Date), or if Holdings, NAI or any of their respective subsidiaries receive notice of any such tax matter that could affect UVSG (or any of the NAI Contributed Entities), the party receiving notice shall notify in writing the potentially affected party within 10 calendar days thereof. The failure of any party to give the notice required by this Section 10.7(a) shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

  (b) Each of NAI (for itself and as Holdings' representative), on the one hand, and UVSG, on the other hand, shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes, the ultimate liability for which is the responsibility of that party or its Affiliates under this Agreement, and each of NAI (for itself and Holdings), on the one hand, and UVSG, on the other hand, shall be entitled to, and to the extent received by the other shall be promptly paid by the other, all refunds with respect to any such Taxes. NAI (for itself and as Holdings' representative), on the one hand, and UVSG, on the other hand, shall jointly control, defend and resolve any tax matter as to which Holdings and/or NAI, on the one hand, and UVSG, on the other hand, are both liable (in whole or in part).

  10.8 Indemnification.

  (a) After the Closing Date, Holdings and NAI, jointly and severally, shall indemnify and hold harmless UVSG, the NAI Contributed Entities and each of their respective Affiliates, successors and assigns from and against any Tax liability of the NAI Contributed Entities with respect to the period ending on or before the Closing Date on any Pre-Closing Non-Consolidated Return or on a Post-Closing Return (determined by treating the Closing Date as the last date of the taxable period) and with respect to any Non-Return Taxes attributable to the portion of the period covered by any payment of such Taxes which ends on or before the Closing Date, in each case, to the extent such amount exceeds
(i) any amount previously paid to UVSG with respect to such Tax pursuant to
Section 10.3 or 10.5, as applicable, and (ii) the $3,500,000 of reserves for such taxes on the Latest Balance Sheet. Holdings and NAI shall pay such amounts as they are obligated to pay to UVSG within 10 calendar days after payment of any applicable Tax liability by UVSG and to the extent not paid by Holdings or NAI within such 10-day period, the amount due shall thereafter include interest thereon at a rate per annum equal to the prime rate as publicly announced from time to time by The Bank of New York (the "Overpayment Rate"), adjusted as and when changes to such Overpayment Rate shall occur, compounded semi-annually. Holdings and NAI, jointly and severally, shall indemnify and hold harmless UVSG, the NAI Contributed Entities and each of their respective Affiliates, successors and assigns, from and against (i) any Tax liability for periods prior to and including the Closing Date resulting from the NAI Contributed Entities being severally liable for any Taxes of any consolidated group of which the NAI Contributed Entities are or were a member pursuant to Treasury Regulations (S) 1.1502-6 or any analogous state or local tax provision (including, without limitation, any Tax liability with respect to any Pre-Closing Consolidated Return), and (ii) any Tax liability resulting from the NAI Contributed Entities ceasing to be a member of any Selling Affiliated Group filing consolidated or combined Tax Returns.

  (b) After the Closing Date, UVSG and each of the NAI Contributed Entities, jointly and severally, shall indemnify and hold harmless Holdings, NAI and their respective Affiliates, successors and assigns from and against any Tax liability with respect to the taxable period or portion thereof beginning after the Closing Date. UVSG shall hold such Persons harmless and be liable and pay for any and all Taxes attributable to the NAI Contributed Entities not incurred in the ordinary course of business arising from the acts or omissions of UVSG, its Affiliates or the NAI Contributed Entities occurring after the Closing but on the Closing Date (other than acts specifically contemplated by this Agreement or any of the other Transaction Documents). UVSG shall cause the appropriate NAI Contributed Entity or subsidiary of an NAI Contributed Entity to pay such amounts within 10 calendar days after payment of any such Tax liability by Holdings or NAI, as the case may be, and, to the extent not paid by such NAI Contributed Entity or subsidiary within such 10-day period, the amount due shall thereafter include interest thereon at the Overpayment Rate, compounded semi-annually.

  (c) To the extent permitted by law, the parties agree to treat indemnity payments under this Agreement as adjustments to the consideration paid for the NAI Contributed Entities.

  10.9 Publications Losses. UVSG shall take any reasonable actions and cause Publications to take any reasonable actions requested by NAI to permit NAI or its Affiliates to elect to reattribute losses of Publications pursuant to Treasury Regulations (S) 1.1502-20(g).

  10.10 Survival. The covenants and agreements set forth in this Section 10 shall survive until the expiration of the applicable statutes of limitations.

  11. Survival of Representations, Warranties and Covenants; Indemnification.

  11.1 Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, except as otherwise specifically provided in this Agreement, shall thereafter terminate and expire on the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 5.2 and 6.2
(b) shall survive indefinitely, (ii) the representations and warranties set forth in Sections 5.13(h) and 6.12 (other than Section 6.12(g)) shall survive until the expiration of the applicable statutes of limitation, and (iii) the remaining representations and warranties contained in Section 5.13 (other than Section 5.13(g)) shall not survive the Closing. The covenants and agreements made by each party in this Agreement and the Transaction Documents will survive the Closing without limitation (except pursuant to their terms). Any representation, warranty or covenant which is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above-stated periods shall survive with respect to such claim or dispute until the final resolution thereof. Nothing contained in this Section 11 shall limit in any way the rights and obligations of the parties pursuant to Section 10.

  11.2 Indemnification by Holdings and NAI. Subject to written notice of such claim for indemnification being given to NAI (for itself and as Holdings' representative) within the appropriate survival period referred to in Section 11.1, Holdings and NAI hereby agree, jointly and severally, to indemnify and hold UVSG and its directors, officers, employees, Affiliates (including the NAI Contributed Entities following the Closing), agents, successors and assigns (collectively, the "UVSG Indemnified Parties") harmless from and against any and all losses, liabilities, damages, deficiencies, and obligations ("Losses") resulting from, based upon, arising out of or otherwise in respect of, and all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts and other fees, costs and expenses) ("Claims") incident or relating to or resulting from, any of the following:

    (i) subject to Section 11.4, any inaccuracy in or any breach of any representation or warranty of Holdings or NAI contained in this Agreement or in any certificate delivered by or on behalf of Holdings or NAI pursuant to this Agreement;

    (ii) any nonperformance or breach of any covenant or agreement of Holdings or NAI contained in this Agreement or any Transaction Document;

    (iii) any liabilities of Holdings, NAI or any of their respective Affiliates to former stockholders or employees of TVSM arising solely out of the obligations to make payments under Section 2.1 of the TVSM Merger Agreement ("Merger Consideration Amount"), Section 9.9 of the TVSM Merger Agreement ("Payment") or Section 10.3 of the TVSM Merger Agreement ("Payment of Employee Bonuses"); provided that (A) NAI shall have no liability as a result of the exercise of statutory appraisal rights by TVSM stockholders to the extent that the amount required to be paid pursuant to the exercise of statutory appraisal rights exceeds the Merger Consideration Amount that would have been paid to the dissenting TVSM stockholders pursuant to the TVSM Merger Agreement, and (B) provided the payments in
  Section 10.3 of the TVSM Merger Agreement are made, NAI shall be entitled to the indemnification set forth in Section 11.2(c) of the TVSM Merger Agreement to the extent it incurs any liability indemnified against pursuant thereto;

    (iv) any liabilities of Holdings, NAI or any of their respective Affiliates or predecessors under any Environmental and Health Laws, including, without limitation, all matters referred to in Clause (b) of
  Schedule 5.17 of the NAI Disclosure Schedule and liabilities arising out of the ownership, operation (including, without limitation, storage, treatment, transportation or disposal of hazardous materials whether onsite or offsite), leasing or occupancy of any printing facilities or storage of any materials used in the printing process;

    (v) all severance obligations relating to the termination of the persons identified on Schedule 5 hereof in respect of certain fulfillment operations;

    (vi) any liability to employees or former employees or independent contractors of NAI, Holdings or any of their respective Affiliates other than any NAI Contributed Entity;

    (vii) any liability to any employee or former employee or independent contractor of any NAI Contributed Entity whose employment or services have been terminated at any time prior to or effective as of the Closing; and

    (viii) any liability to any employee or former employee or independent contractor of any NAI Contributed Entity or NAI, Holdings or any of their respective other Affiliates with respect to any welfare or pension plan benefit provided by welfare and pension plans sponsored by any of the NAI Contributed Entities, NAI, Holdings or any of their respective other Affiliates attributable to periods prior to the Closing.

  11.3 Indemnification by UVSG. Subject to written notice of such claim for indemnification being given to UVSG within the appropriate survival period referred to in Section 11.1, UVSG hereby agrees to indemnify and hold Holdings and NAI and their respective directors, officers, employees, Affiliates (but excluding the NAI Contributed Entities following the Closing), agents, successors and assigns (collectively, the "NAI Indemnified Parties") harmless from and against any and all Losses resulting from, based upon, arising out of or otherwise in respect of, and all Claims incident or relating to or resulting from, any of the following:

    (i) subject to Section 11.4, any inaccuracy in or any breach of any representation or warranty of UVSG contained in this Agreement or in any certificate delivered by or on behalf of UVSG pursuant to this Agreement;

    (ii) any nonperformance or breach of any covenant or agreement of UVSG contained in this Agreement or any Transaction Document; and

    (iii) any Claim brought by a third party against an NAI Indemnified Party in respect of any untrue statement of a material fact relating to the Netlink Transaction in the Proxy Statement, or omission to state any material fact relating to the Netlink Transaction required to be stated therein, or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

  11.4 Limitations on Indemnification for Breach of Representations and Warranties. No indemnification under Section 11.2(i) or 11.3(i) hereof in respect of an inaccuracy in or breach of any representation or warranty in this Agreement or in or any certificate delivered pursuant hereto (other than, in each case, the Basket Exceptions, as defined below), shall be due and payable (a) in respect of any individual claim unless such claim equals or exceeds $100,000, and (b) unless the aggregate amount of such claims equal to or in excess of $100,000 exceeds $20,000,000 (the "Basket Amount"), whereupon Holdings and NAI, or UVSG, as the case may be, shall be obligated to pay only the excess of the aggregate amount of such claims for indemnification over the Basket Amount; provided, however, that in determining whether the Basket Amount has been reached (and only for such purpose), the representations and warranties alleged to have been breached shall be deemed to have been made without any qualification with regard to materiality. The indemnification obligations under Sections 11.2(i) and 11.3(i) in respect of an inaccuracy in or breach of any of the following representations or warranties (collectively, the "Basket Exceptions") will not be subject to the limitations of the preceding sentence: Section 5.23 and Section 6.18 ("Brokers' and Finders' Fees"); Section 5.27 ("Transfer of Shares to Holdings"); the representation and warranty in Section 5.2 that upon consummation of the Transaction, UVSG will hold, directly or indirectly, of record and beneficially all of the outstanding shares of capital stock of each of the NAI Contributed Entities free and clear of any Liens and Restrictions; the representation and warranty in Section 6.2(b) that the UVSG Consideration Shares issued to Holdings at the Closing will have been duly and validly authorized and issued and will be fully paid and nonassessable; and the representations and warranties set forth in 5.13(g) and 5.13(h). Notwithstanding any other provision of this Agreement, the indemnity of losses resulting from breaches of UVSG's tax representations and warranties in Section 6.12 shall be limited to the diminution, if any, in the value of Holdings' investment in the UVSG Consideration Shares resulting therefrom, based upon the trading price of the UVSG Common Stock.

  11.5 Defense of Action.

  (a) Any party seeking indemnification under Section 11.2 or 11.3 (the "Indemnified Party") will give the party from whom such indemnification is sought (the "Indemnifying Party") prompt notice of any third party claim, investigation, action, suit or proceeding with respect to which such indemnification is sought (collectively, an "Action"). The Indemnified Party's failure to so notify the Indemnifying Party of any such matter shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this Section, except to the extent the Indemnified Party's failure to so notify actually prejudices the Indemnifying Party's ability to defend against such Action. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.2 or 11.3 (as the case may be) are applicable to such Action and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 11.2 or 11.3 (as the case may be), (ii) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Action.

  (b) The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has specifically agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Action (in either of which cases the Indemnifying Party shall not have the right to direct the defense, compromise or settlement of such Action on behalf of the Indemnified Party), and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party, it being understood and agreed, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party together with its Affiliates (which, in the case of NAI, shall include Holdings and vice versa whether or not NAI and Holdings continue to be Affiliates), unless there shall be a conflict of interest between the Indemnified Party and an Affiliate thereof, in which case the Indemnifying Party shall not be liable for the fees and expenses of more than an aggregate of two separate firms of attorneys at any time for the Indemnified Party and its Affiliates. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such Action in the manner provided above in this Section 11.5. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Action (x) in which any relief other than the payment of money damages is or may be sought against any Indemnified Party, or (y) which does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Action.

  (c) If the limitations of Section 11.4 apply to the claims at issue in an Action and, after giving effect to the payment of the amount of money damages contemplated to be paid in connection with such Action (whether by settlement, compromise or judgment), the Basket Amount would not be met, then the foregoing provisions of this Section 11.5 shall not apply to such Action and the party that is subject to such Action shall have the sole right to control the defense, compromise or settlement thereof at its sole expense.

  (d) In the event that the indemnification provisions contained in this
Section 11 and the indemnification provisions contained in Section 10 are both applicable with respect to any particular matter, then the indemnification provisions contained in Section 10 shall be controlling and shall apply for all purposes as to such matter.

  11.6 Insurance Proceeds. The amount which each of NAI and Holdings, on the one hand, and UVSG, on the other hand, may be required to pay to the other party pursuant to this Section 11 shall be reduced (retroactively, if necessary) by any insurance proceeds or refunds actually recovered by or on behalf of the applicable Indemnified Party in reduction of the related Losses and Claims. If an Indemnified Party shall have received the payment required by this Section 11 from the Indemnifying Party in respect of Losses and Claims and shall subsequently receive insurance proceeds in respect of such Losses and Claims, then the Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or refunds actually received, net of costs and expenses, but not exceeding the amount paid by the Indemnifying Party in respect of such Losses and Claims.

  11.7 Exclusive Monetary Remedy; No Consequential Damages. The parties hereto hereby acknowledge and agree that their sole and exclusive remedy for monetary damages with respect to any and all claims relating to the subject matter of this Agreement (except damages resulting from the commission of fraud with respect to the subject matter of this Agreement) shall be pursuant to the indemnification provisions set forth in Section 10 or this Section 11; provided, however, that nothing in this Section 11.7 shall limit in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled. In no event shall any party hereto be liable for lost profits, lost revenues or other indirect or consequential damages.

  12. Termination of Agreement.

  12.1 Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date (i) by mutual consent of Holdings, NAI and UVSG; or (ii) by NAI or UVSG by giving written notice to the other if the Closing shall not have occurred on or before March 31, 1999; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to NAI, on the one hand, or UVSG, on the other hand, if the failure of the Closing to occur prior to such date was a result of, in the case of NAI, any breach by NAI, Holdings or their respective Affiliates or, in the case of UVSG, any breach by UVSG or its Affiliates, of any of the representations, warranties, covenants or agreements of such Person contained herein or in the Parent Agreement.

  12.2 No Liabilities in the Event of Termination. In the event of any termination of this Agreement pursuant to Section 12.1, this Agreement and the Parent Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any of the parties hereto or their respective Affiliates, officers or directors by reason hereof except (i) as set forth in Section 5.23, Section 6.18, Section 7.5(b), (c) and
(d), Section 12 and Section 13 of this Agreement, which Sections shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability for any breach by it or any of its Affiliates of any of its or their representations, warranties, covenants or agreements made herein or in the Parent Agreement.

  13. Miscellaneous.

  13.1 Expenses. Each party hereto shall pay its own expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the Transaction (whether or not consummated).

  13.2 Further Assurances. Each party hereto shall negotiate, execute and deliver all reasonably required documents and do all other acts which may be reasonably requested by the other parties hereto to implement and carry out the terms and conditions of the Transaction. Each party shall use its commercially reasonable efforts not to take any action or fail to take any action which would reasonably be expected to frustrate the intent and purposes of this Agreement.

  13.3 Entire Agreement. This Agreement (together with the Schedules and Exhibits annexed hereto), the Parent Agreement, and that certain letter agreement between TCI and News Corp. being entered into together herewith, effective as of June 10, 1998, relating to "TVGOS Intellectual Property," contain, and are intended as, a complete statement of all of the terms of the arrangements among the parties and their respective Affiliates with respect to the matters provided for herein and therein, and supersede any previous agreements and understandings between the parties with respect to those matters, including, without limitation, the Letter Agreement.

  13.4 Governing Law. This Agreement shall be governed by the laws of the State of New York applied to contracts made and wholly performed in such State, without regard to principles governing conflicts of law. Any action to enforce any provision of this Agreement may be brought only in a court of the State of New York or in the United States District Court for the Southern District of New York. Each party agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court and hereby waives any claim that such action or proceeding brought in any such court has been brought in an inconvenient forum.

  13.5 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

  13.6 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the person to whom sent), sent by nationally recognized overnight delivery service or mailed by registered or certified mail (if return receipt is requested) to the parties at the following addresses (or to such other person or address for a party as shall be specified by such party by like notice) (notice shall be deemed given upon receipt, if delivered personally, by overnight delivery service or by telecopy, or on the third business day following mailing, if mailed, except that notice of a change of address shall not be deemed given until actually received):

    (a) If to UVSG, to:

          United Video Satellite Group, Inc.
          7140 S. Lewis Avenue
          Tulsa, Oklahoma 74136-5422
          Attention: President
          (with a copy similarly addressed to the Legal Department)
          Telephone: (918) 488-4993
          Telecopier: (918) 488-4928

          with copies to:

          Baker & Botts, L.L.P.
          599 Lexington Avenue
          New York, New York 10022
          Attention: Elizabeth M. Markowski
          Telephone: (212) 705-5000
          Telecopier: (212) 705-5125

          and to:

          TCI Ventures Group, LLC
          5619 DTC Parkway
          Englewood, Colorado 80111
          Attention: President
          Telephone: (303) 267-5360
          Telecopier: (303) 488-3268

    (b) If to Holdings and NAI, to:

          TVG Holdings, Inc.
          News America Incorporated
          1211 Avenue of the Americas
          New York, New York 10036
          Attention: Arthur M. Siskind
                   Senior Executive Vice President
                   and Group General Counsel of
                   The News Corporation Limited
          Telephone: (212) 852-7007
          Telecopier: (212) 768-2029

          with a copy to:

          Squadron, Ellenoff, Plesent & Sheinfeld, LLP
          551 Fifth Avenue
          New York, New York 10176
          Attention: Jeffrey W. Rubin
          Telephone: (212) 476-8224
          Telecopier: (212) 697-6686

  13.7 Separability. If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

  13.8 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

  13.9 Publicity. Except as required by law or regulation or the requirements of the NASD or the New York Stock Exchange, no public disclosure or publicity concerning the subject matter hereof or the Transaction will be made without the approval of each of the parties hereto.

  13.10 Assignment and Binding Effect. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

  13.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, their respective Affiliates, and the respective successors and assigns of the parties hereto and their respective Affiliates, and they shall not be construed as conferring and are not intended to confer any rights on any other Persons.

  13.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

  13.13 Interpretation. As used herein, except as the context may otherwise require, "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "hereof," "herein," "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; and references to "Article," "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule" hereof; and all references to "the date hereof," "the date of this Agreement" or similar terms (but excluding references to the date of execution hereof) refer to June 10, 1998, the effective date of this Agreement, notwithstanding the fact that the parties executed this Agreement on a later date.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of January 20, 1998, effective as of the date first above written.

                                          NEWS AMERICA INCORPORATED

                                          By: /s/ Lawrence A. Jacobs
                                             ------------------------------

                                          Name: Lawrence A. Jacobs
                                               ----------------------------

                                          Title: Senior Vice President
                                                ---------------------------

                                          TVG HOLDINGS, INC.


                                          By: /s/ Lawrence A. Jacobs
                                             ------------------------------

                                          Name: Lawrence A. Jacobs
                                               ----------------------------

                                          Title: Senior Vice President
                                                ---------------------------


                                          UNITED VIDEO SATELLITE GROUP, INC.

                                          By: /s/ Peter C. Boylan
                                             ------------------------------

                                          Name: Peter C. Boylan
                                               ----------------------------

                                          Title: President
                                                ---------------------------

                                                                    APPENDIX III

                    [LETTERHEAD OF PAINEWEBBER APPEARS HERE]

May 14, 1998

The Special Committee of the Board of Directors
United Video Satellite Group, Inc.
7140 South Lewis Avenue
Tulsa, OK 74136

Gentlemen:

  In February 1998, United Video Satellite Group, Inc. (the "Company") and Liberty Media Corporation ("Liberty") proposed entering into a Stock Purchase Agreement (the "Agreement") pursuant to which the Company was to acquire all of the capital stock and other ownership interests in LMC Netlink Corporation ("LMC"), Westlink, Inc. ("Westlink") and Telluride Cablevision, Inc. ("Telluride") (collectively, the "Netlink Corporations"), which are wholly-owned subsidiaries of Liberty and collectively own 100% of the partnership interests in Netlink USA (which owns an approximate 40% membership interest in Superstar/Netlink Group LLC ("SNG")), and owned 100% of the capital stock of Netlink International, Inc., in exchange for 6.375 million shares of the Company's Class A Common Stock, par value $.01 per share (the "Original Purchase Transaction"). We note that SNG owns and operates certain other assets and businesses, including the business of providing certain programming services to certain satellite master antenna television operations (the "SMATV Business") and the business of distributing on a wholesale basis, the signals of broadcast stations known as the "Denver 6" (the "Denver 6 Business") (The SMATV Business and the Denver 6 Business are collectively referred to herein as the "Netlink Businesses", and SNG and the Netlink Businesses are referred to herein as the "Subject Companies").

  On April 24, 1998, the Company, Liberty and Turner Vision, Inc. ("Turner") entered into a memorandum of understanding ("MOU") with PRIMESTAR, Inc. ("Primestar"), whereby a new holding company to be formed by Primestar ("Newco") would acquire 100% of the membership interests of SNG from the holders thereof for aggregate consideration of approximately $430 million of shares of Series A Convertible Preferred Stock of Newco (the "Primestar Shares") and the assumption by Newco of approximately $50 million in programming liabilities of SNG (the "Primestar Acquisition").

  In connection with entering into the MOU, the Company and Liberty agreed to restructure the Original Purchase Transaction and now propose that (i) Liberty would cause Netlink USA to be restructured such that following the restructuring, Telluride would own directly all of the businesses, assets and liabilities of Netlink, USA, other than the Excluded Assets and Liabilities (as hereinafter defined), and Westlink and LMC would own in the aggregate 100% of the partnership interests in Netlink USA (which would own after the restructuring only the Excluded Assets and Liabilities) (the "Netlink Restructuring"), (ii) Liberty would sell to the Company 100% of the capital stock of Telluride for 1.275 million newly issued and nonassessable shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and (iii) (A) if the Primestar Acquisition is consummated, Liberty would sell to the Company the Primestar Shares of (B) if the Primestar Acquisition is not consummated, Liberty would sell to the Company 100% of the capital stock of each of LMC and Westlink, in each case in exchange for 5.1 million shares of the Class B Common Stock. We note that the Class B Common Stock differs from the Company's Class A Common Stock in that the Class B Common Stock entitles the holder thereof to ten (10) votes per share and the Class B Common Stock is not publicly traded. We note that one share of the Class B Common Stock is convertible into one share of the Company's Class A Common Stock at the option of the holder thereof. The "Excluded Assets and Liabilities" means Netlink USA's interest in SNG and any assets and liabilities of Netlink USA, LMC Netlink and Westlink that relate solely to SNG or such interest in SNG.
The shares of Class B Common Stock issued pursuant to (ii) and (iii) above are referred to as the "USVG Shares" (the Related Consideration"). Items (i), (ii) and (iii)(B) are collectively referred to as the "Revised Purchase Transaction".

  We were not requested to, and have not, pursuant to your instructions, reviewed any documents (other than the Agreement) in connection with, or expressed any opinion as to the fairness from a financial point of view of, the proposed Primestar Acquisition or item (A) of clause (iii) in the preceding paragraph relating to the purchase of the Primestar Shares. Notwithstanding the foregoing, pursuant to your instructions, we are expressing an opinion only as to the fairness from a financial point of view of the Revised Consideration which is to be paid by the Company in the Revised Purchase Transaction assuming the Primestar Acquisition is not consummated, and are not expressing any opinion as to any aspect of the Primestar Acquisition or the Primestar Shares.

  You have asked us whether or not, in our opinion, the proposed Revised Consideration to be paid by the Company in the Revised Purchase Transaction is fair to the unaffiliated shareholders of the Company from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed SNG's audited financial statements for the fiscal year ended December 31, 1997; the related unaudited financial information for the two fiscal years ended December 31, 1997 and 1996; and the related unaudited financial information for the three months ended March 31, 1998;

   (2) Reviewed the Netlink Businesses' audited financial statements for the fiscal year ended December 31, 1997; the related unaudited financial information for the fiscal years ended December 31, 1997 and 1996; and the related unaudited financial information for the three months ended March 31, 1998;

   (3) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997; the Company's draft Form 10-Q for the three months ended March 31, 1998: and the related unaudited financial information for the three months ended march 31, 1998 and 1997;

   (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Companies and the Company, furnished to us by the Company and Liberty;

   (5) Conducted discussions with members of senior management of each of the Subject Companies and the Company concerning their respective businesses and prospects;

   (6) Reviewed the historical market prices and trading activity for the Company's Class A Common Stock and compared them with those of certain publicity traded companies which we deemed to be reasonably similar to the Subject Companies and the Company, respectively;

   (7) Compared the results of operations of the Subject Companies and the Company with those of certain companies which we deemed to be reasonably similar to the Subject Companies and the Company, respectively;

   (8) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

   (9) Reviewed a draft of the Agreement dated May 13, 1998; and

  (10) Reviewed such other financial studies and analysis and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by or on behalf of the Subject Companies, Liberty and the Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company, Liberty and the Subject Companies, respectively, as to the future performance of the Company and the Subject Companies. We have also relied upon the assurances of the management of the Company, Liberty and the Subject Companies that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not undertaken, and have not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Subject Companies and have assumed that (i) the purchase method of accounting will be used for the Revised Purchase Transaction; (ii) the Revised Purchase Transaction will qualify as a tax-free exchange under IRC Section 352; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and the Subject Companies are as set forth in their respective consolidated financial statements.

  Our opinion is directed to the Special Committee of the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote regarding the Revised Purchase Transaction. This opinion does not address the relative merits of the Revised Purchase Transaction and any other transactions of business strategies that may have been discussed by the Special Committee of the Board of Directors of the Company as alternatives to the Revised Purchase Transaction or the decision of the Special Committee of the Board of Directors of the Company to proceed with the Revised Purchase Transaction. Our opinion is based on economic, monetary and market conditions on the date hereof. No opinion is expressed herein as to the price at which the securities to be issued by the Company in the Revised Purchase Transaction or the shares of the Company's Class A Common Stock may trade at any time.

  In ordinary course of its business, PaineWebber Incorporated may trade the securities of the Company and its affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

  PaineWebber Incorporated is currently acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Revised Purchase Transaction and will receive a fee in connection with the rendering of this opinion.

  On the basis of, and subject to the foregoing, we are of the opinion that the proposed Revised Consideration to be paid by the Company in the Revised Purchase Transaction is fair to the unaffiliated shareholders of the Company from a financial point of view.

  This opinion has been prepared at the request of and for the information of the Special Committee of the Board of Directors of the Company in connection with the Revised Purchase Transaction and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for other purposes without the prior written consent of PaineWebber Incorporated; provided, however, that this letter be reproduced in full in the Proxy Statement relating to the Revised Purchase Transaction.

                                          Very truly yours,

                                          PaineWebber Incorporated

                                          [LOGO OF PAINEWEBBER APPEARS HERE]

                  [LETTERHEAD OF MERRILL LYNCH APPEARS HERE]
                                                                    APPENDIX IV

                                                              June 8, 1998

Board of Directors
United Video Satellite Group, Inc.
7410 South Lewis Avenue
Tulsa, Oklahoma 74136-3422

Members of the Board of Directors:

  United Video Satellite Group, Inc. (the "Acquiror"), News America Incorporated (the "Seller"), The News Corporation Limited and Tele-Communications Inc. propose to enter into a letter agreement (the "Letter Agreement") providing for, among other things, the acquisition (the "Acquisition") by the Acquiror of (i) all of the outstanding stock of News America Publications, Inc. ("Publications") (which, prior to the closing of the Acquisition, will acquire the assets of the Seller's entertainment web site known as TVGEN) and (ii) all of the outstanding stock of TVSM, Inc. ("TVSM") (together with Publications, the "Acquired Businesses") for aggregate consideration (the "Consideration") equal to (x) $800 million in cash and (y) 30 million shares of common stock of the Acquiror, par value $.01 per share (the "Shares") (11,251,706 of which shares are expected to consist of Class A Common Stock, and the remaining 18,748,294 of which are expected to consist of Class B Common Stock). The transactions contemplated by the Letter Agreement, including the Acquisition, are collectively referred to herein as the Transaction. You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror in the Transaction is fair from a financial point of view to the Acquiror.

  In arriving at the opinion set forth below, we have, among other things:

 (1) Reviewed certain publicly available business and financial information relating to the Acquiror that we deemed to be relevant;

 (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Acquired Businesses and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies and other benefits expected to result from the Transaction (the "Expected Synergies"), furnished to us by the Seller and the Acquiror;

 (3) Conducted discussions with members of senior management of the Seller and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as the respective businesses and prospects of the Acquired Businesses and the Acquiror before and after giving effect to the Transaction and the Expected Synergies;

 (4) Reviewed the market prices and valuation multiples for the Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

 (5) Reviewed the results of operations of the Acquired Businesses and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

 (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

 (7) Participated in certain discussions and negotiations among representatives of the Seller and the Acquiror and their financial and legal advisors;

 (8) Reviewed the potential pro forma impact of the Transaction;

 (9) Reviewed the Letter Agreement; and

(10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Acquired Businesses or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Acquired Businesses or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Seller or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Seller's or the Acquiror's management as to the expected future financial performance of the Acquired Businesses or the Acquiror, as the case may be, and the Expected Synergies. We have also assumed that the terms and conditions of any definitive agreements entered into pursuant to the Letter Agreement will not differ from the terms and conditions specified in the Letter Agreement in any respect material to our analysis.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

  We are acting as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently acting as financial advisor to PRIMESTAR, Inc. in connection with its acquisition of the Superstar/Netlink Group LLC from the Acquiror and the other owners thereof and are currently providing, and have in the past provided, financial advisory and financing services to the Acquiror, the Seller and their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of affiliates of the Seller, as well as the Shares and other securities of the Acquiror and its affiliates, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Transaction and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Transaction or any matter related thereto.

  We are not expressing any opinion herein as to the prices at which the Shares will trade following the announcement or consummation of the Transaction, nor as to the allocation of the Consideration or any components thereof among any of the components of the Transaction.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror in the Transaction is fair from a financial point of view to the Acquiror.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith
                                                 Incorporated

J.T.

                       UNITED VIDEO SATELLITE GROUP, INC.
   Proxy for Special Meeting of Stockholders to be held on February 19, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter C. Boylan III and Charles Butler Ammann, or either of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Special Meeting (the "Special Meeting") of Shareholders of UNITED VIDEO SATELLITE GROUP, INC., a Delaware corporation (the "Company") to be held on February 19, 1999, and at any adjournments or postponements thereof, and to vote thereat all the shares of Common Stock of the Company held of record by the undersigned at the close of business on January 7, 1998 with all the power that the undersigned would possess if personally present, as designated on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSALS 1, 2 AND 3. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

This proxy revokes all proxies with respect to the Special Meeting and may be revoked prior to exercise. Receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement relating to the Special Meeting is hereby acknowledged.

  (Continued on reverse side. Please sign and mail in the enclosed envelope.)

  [X] Please mark your votes as in this example using dark ink only

--------------------------------------------------------------------------------

1. Issuance of Common Stock for the Netlink Acquisition: To consider and vote upon a proposal to approve the issuance of 12,750,000 shares of the Company's Class B Common Stock, par value $.01 per share, in connection with the Company's acquisition from Liberty Media Corporation, a Delaware corporation, of the capital stock of LMC Netlink Corporation, a Colorado corporation, Westlink, Inc., a Colorado corporation, and Telluride Cablevision, Inc., a Delaware corporation, each of which is a subsidiary of Liberty.

FOR      [_]

AGAINST  [_]

ABSTAIN  [_]


2. Issuance of Common Stock for the TV Guide Acquisition: To consider and vote upon a proposal to approve (i) the issuance of 22,503,412 shares of the Company's Class A Common Stock, par value $.01 per share, and the issuance of 37,496,588 shares of Class B Common Stock, in each case subject to certain adjustments, in connection with the Company's acquisition from TVG Holdings, Inc., a Delaware corporation and an indirect subsidiary of The News Corporation Limited, a South Australia, Australia corporation ("News Corp."), of the capital stock of News America Publications Inc., a Delaware corporation, and TVSM, Inc., a Delaware corporation, and (ii) the issuance of such additional shares of Class A Common Stock as the Company may be required to issue to Tele-Communications, Inc., News Corp., or their respective subsidiaries, in order to equalize their respective holdings of Class A Common Stock.

FOR      [_]

AGAINST  [_]

ABSTAIN  [_]


3. Name Change: To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to change the Company's name to "TV Guide, Inc."

FOR      [_]

AGAINST  [_]

ABSTAIN  [_]


In their discretion, the named proxies may vote on such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATION, MERELY SIGN BELOW; NO BOXES NEED TO BE CHECKED.


I PLAN TO ATTEND THE SPECIAL MEETING  [_]


Your Board of Directors recommends a vote for Proposals 1, 2 and 3




______________________________Date_______________________________Date___________
         SIGNATURE                   SIGNATURE IF HELD JOINTLY

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee or guardian, please give full title as such.